     As filed with the Securities and Exchange Commission on August 3, 1995

                                             REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                               ------------------

                                    KEYCORP
             (Exact name of Registrant as specified in its charter)

               Ohio                               6711                              34-6542451
   (State or other Jurisdiction       (Primary Standard Industrial     (I.R.S. Employer Identification No.)
of Incorporation or Organization)       Classification Code No.)

                    127 Public Square, Cleveland, Ohio 44114
                                 (216) 689-6300
(Address of Registrant's principal executive offices, including telephone number and area code)
                               ------------------
Carter B. Chase, Esq., Executive Vice President, General Counsel, and Secretary
                                    KeyCorp
                               127 Public Square
                             Cleveland, Ohio 44114
                    (Name and address of agent for service)
  Telephone number, including area code, of agent for service: (216) 689-0994
                               ------------------
                                   Copies to:

Daniel R. Stolzer, Esq.      Stephen M. Goodman, Esq.
KeyCorp                      Morgan, Lewis & Bockius
127 Public Square            2000 One Logan Square
Cleveland, OH 44114-1306     Philadelphia, PA 19103-6993
(216) 689-4110               (215) 963-5086

                               ------------------
 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:

     As soon as practicable after the effective date of this Registration Statement and all other conditions precedent to the merger of AutoFinance Group, Inc. with and into Key Auto Inc., a wholly owned subsidiary of the Registrant (formerly named KeyCorp Finance Inc.), have been satisfied or waived as described in the enclosed Proxy Statement/Prospectus.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.
                               ------------------

                                  CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------
                                               PROPOSED MAXIMUM PROPOSED MAXIMUM     AMOUNT OF
     TITLE OF SECURITIES        AMOUNT TO BE    OFFERING PRICE      AGGREGATE      REGISTRATION
       TO BE REGISTERED         REGISTERED(1)    PER SHARE(2)   OFFERING PRICE(2)      FEE(3)
- --------------------------------------------------------------------------------------------------
Common Shares, $1 par value
  per share...................   11,901,016(4)     $26.1518       $311,232,990    $107,321.72(3)
- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------

(1) The number of common shares to be registered is based upon the maximum number of common shares of the Registrant ("Common Stock") which may be issued in connection with the proposed merger of AutoFinance Group, Inc. ("AFG") with and into Key Auto Inc., a wholly owned subsidiary of the Registrant.

(2) The maximum offering price was estimated solely for purposes of calculating the registration fee, computed in accordance with Rule 457(f) and Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of common stock, no stated par value, of AFG, as reported on Nasdaq National Market on August 1, 1995.

(3) In accordance with Rule 457(b), the total registration fee of $107,321.72 has been reduced by $64,215.90, which was previously paid on June 9, 1995 at the time of filing under the Securities Exchange Act of 1934, as amended, of a preliminary copy of AFG's proxy materials included herein. Therefore, the registration fee payable upon filing of this Registration Statement is $43,105.82.

(4) Includes associated Rights (the "Rights") to purchase shares of the Registrant's Common Stock. Until the occurrence of certain prescribed events, none of which has occurred, the Rights are not exercisable, are evidenced by the certificates representing the Registrant's Common Stock, and will be transferred along with and only with shares of the Registrant's Common Stock.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration
Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    KEYCORP
                             CROSS-REFERENCE SHEET

ITEM                                                          CAPTION OR LOCATION
NO.                 FORM S-4 CAPTION                     IN PROXY STATEMENT/PROSPECTUS
- ----   ------------------------------------------  ------------------------------------------
 1.    Forepart of Registration Statement and
       Outside Front Cover Page of Prospectus....  Facing page of registration statement;
                                                   Outside front cover page of Proxy
                                                   Statement/Prospectus
 2.    Inside Front and Outside Back Cover Pages
       of Prospectus.............................  Available Information; Incorporation of
                                                   Certain Documents by Reference; Table of
                                                   Contents
 3.    Risk Factors, Ratio of Earnings to Fixed
       Charges and Other Information.............  Summary; Selected Consolidated Financial
                                                   Data; Unaudited Comparative per Common
                                                   Share Data
 4.    Terms of the Transaction..................  Summary; The Merger; Comparison of Certain
                                                   Rights of Holders of Capital Stock of
                                                   KeyCorp and AFG
 5.    Pro Forma Financial Information...........  Not Applicable
 6.    Material Contacts with the Company being
       Acquired..................................  Summary; The Merger; Voting Agreements and
                                                   Irrevocable Proxies
 7.    Additional Information Required for
       Reoffering by Persons and Parties Deemed
       to be Underwriters........................  Not Applicable
 8.    Interests of Named Experts and Counsel....  Certain Legal Matters; Experts
 9.    Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities...............................  Not Applicable
10.    Information with Respect to S-3
       Registrants...............................  Available Information; Incorporation of
                                                   Certain Documents by Reference; Summary;
                                                   The Business of KeyCorp
11.    Incorporation of Certain Information by
       Reference.................................  Incorporation of Certain Documents by
                                                   Reference
12.    Information with Respect to S-2 or S-3
       Registrants...............................  Not Applicable
13.    Incorporation of Certain Information by
       Reference.................................  Not Applicable
14.    Information with Respect to Registrants
       Other than S-2 or S-3 Registrants.........  Not Applicable
15.    Information with Respect to S-3
       Companies.................................  Available Information; Incorporation of
                                                   Certain Documents by Reference; Summary;
                                                   Management's Discussion and Analysis of
                                                   Financial Condition and Results of
                                                   Operations of AFG; The Business of AFG;
                                                   AFG Consolidated Financial Statements
16.    Information with Respect to S-2 or S-3
       Companies.................................  Not Applicable
17.    Information with Respect to Companies
       Other than S-2 or S-3 Companies...........  Not Applicable
18.    Information if Proxies, Consents or
       Authorizations are to be Solicited........  Outside front cover page of Proxy
                                                   Statement/Prospectus; Incorporation of
                                                   Certain Documents by Reference; Summary;
                                                   The Special Meeting; The Merger; Rights of
                                                   Dissenting Shareholders; The Business of
                                                   AFG; Shareholder Proposals; Experts

19.    Information if Proxies, Consents or
       Authorizations are Not to be Solicited or
       in an Exchange Offer......................  Not Applicable

[AUTOFINANCE GROUP LOGO]

                                                                  August 3, 1995

To the Shareholders of AutoFinance Group, Inc.:

     A Special Meeting (the "Special Meeting") of the shareholders of AutoFinance Group, Inc., a California corporation ("AFG"), will be held on September 7, 1995, at 9:00 a.m., local time, at the New York Athletic Club, 180 Central Park South, New York, New York 10019. At this meeting, you will be asked to consider and vote upon a proposal to approve an Agreement of Merger, as supplemented (the "Merger Agreement"), providing for the merger (the "Merger") of AFG with and into Key Auto Inc., an Ohio corporation formerly known as KeyCorp Finance Inc. ("KeySub") and a wholly owned subsidiary of KeyCorp, an Ohio corporation ("KeyCorp"), with KeySub continuing as the surviving corporation.

     Upon consummation of the Merger, each outstanding share of common stock, no stated par value, of AFG ("AFG Common Stock") (excluding any shares held in the treasury of AFG or owned by KeyCorp for its own account, which will be canceled) will be converted into the right to receive, subject to certain possible adjustments, the number of fully paid and nonassessable Common Shares, with a par value of $1 each, of KeyCorp ("KeyCorp Common Stock"), including the associated rights to purchase shares of KeyCorp Common Stock, determined by dividing $16.50 by the average (rounded to the nearest whole cent) of the closing sale price of one share of KeyCorp Common Stock as reported on the consolidated tape of the New York Stock Exchange ("NYSE") for the 10 consecutive trading days ending on and including the fifth trading day immediately preceding (but not including) the scheduled date of the closing of the Merger (the "Average Stock Price"), but in no event less than .50 and no more than .60 shares of KeyCorp Common Stock per share of AFG Common Stock regardless of the Average Stock Price. AFG and KeyCorp each have the right (subject to certain limitations) to abandon the Merger and terminate the Merger Agreement if the Average Stock Price is less than $23.20 per share. Cash (without interest) will be paid in lieu of any fractional shares in an amount equal to the fraction of such share of KeyCorp Common Stock to which the holder of such fractional share would otherwise be entitled multiplied by the closing sale price of KeyCorp Common Stock as reported on the NYSE on the trading day immediately preceding the effective date of the Merger.

     As a condition of and in order to facilitate the Merger, immediately prior thereto, AFG will distribute on a proportionate basis to each holder of record of shares of AFG Common Stock and to holders of certain options to purchase AFG Common Stock on the distribution date (which will be the same date as the closing date of the Merger) (the "Distribution") shares of common stock, par value $.10 per share ("Patlex Common Stock"), of Patlex Corporation ("Patlex"), equal to 95.01% of the total shares of Patlex outstanding immediately prior to the Distribution. Patlex, a Pennsylvania corporation, is a wholly owned subsidiary of AFG. The shares of Patlex Common Stock not distributed to AFG shareholders in the Distribution will be retained by KeySub as the surviving corporation in the Merger. The Distribution and the business of Patlex are described in the separate Patlex Information Statement enclosed herewith. The Merger and the Distribution are each intended to be tax-free to AFG's shareholders for U.S. federal income tax purposes.

     After careful consideration, the Board of Directors of AFG has determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of AFG and its shareholders and recommends that shareholders vote for approval of the Merger Agreement and the transactions contemplated thereby. The directors and executive officers of AFG have advised AFG that they intend to vote their shares in favor of the Merger Agreement and the transactions contemplated thereby.

     Holders of AFG Common Stock have the right to dissent from the Merger by properly exercising their dissenters' rights in strict compliance with the procedures set forth in Chapter 13 of the California General

Corporation Law if, and only if, the holders of 5% or more of the outstanding shares of AFG Common Stock elect to exercise dissenters' rights.

     Enclosed is a Notice of Special Meeting, a Proxy Statement/Prospectus containing detailed information concerning the Merger and the Patlex Information Statement containing detailed information concerning the Distribution. We urge you to review carefully the Proxy Statement/Prospectus and accompanying Appendices and the Patlex Information Statement and accompanying Exhibits. Your vote is important. Whether or not you plan to attend the Special Meeting, we request that you mark, date, sign and return the enclosed proxy as soon as possible.

                                          Sincerely,

                                          /S/ A. E. STEINHAUS
                                          A. E. STEINHAUS
                                          President and Chief Executive Officer

     PLEASE DO NOT SEND IN ANY AFG SHARE CERTIFICATES AT THIS TIME OR AT THE TIME OF THE SPECIAL MEETING OR WITH YOUR PROXIES. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE PROCEDURES YOU MUST FOLLOW IN ORDER TO EXCHANGE YOUR EXISTING CERTIFICATES REPRESENTING SHARES OF AFG COMMON STOCK FOR THE CONSIDERATION BEING OFFERED IN THE MERGER AS DESCRIBED ABOVE.

                           [AUTOFINANCE GROUP LOGO]

                            AUTOFINANCE GROUP, INC.
                                601 OAKMONT LANE
                         WESTMONT, ILLINOIS 60559-5549
                           TELEPHONE: (708) 655-7100

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that a Special Meeting (the "Special Meeting") of the shareholders of AutoFinance Group, Inc., a California corporation ("AFG"), will be held on September 7, 1995, at 9:00 a.m., local time, at the New York Athletic Club, 180 Central Park South, New York, New York 10019, for the following purposes:

          (1) To consider and vote upon a proposal to approve an Agreement of Merger, as supplemented (the "Merger Agreement"), providing for the merger (the "Merger") of AFG with and into Key Auto Inc., an Ohio corporation formerly known as KeyCorp Finance Inc. ("KeySub") and a wholly owned subsidiary of KeyCorp, an Ohio corporation ("KeyCorp"), with KeySub continuing as the surviving corporation. Upon consummation of the Merger, each outstanding share of common stock, no stated par value, of AFG ("AFG Common Stock") (excluding any shares held in the treasury of AFG or owned by KeyCorp for its own account, which will be canceled) will be converted into the right to receive, subject to certain possible adjustments, the number of fully paid and nonassessable Common Shares, with a par value of $1 each, of KeyCorp ("KeyCorp Common Stock"), including the associated rights to purchase shares of KeyCorp Common Stock, determined by dividing $16.50 by the average (rounded to the nearest whole cent) of the closing sale price of one share of KeyCorp Common Stock as reported on the consolidated tape of the New York Stock Exchange ("NYSE") for the 10 consecutive trading days ending on and including the fifth trading day immediately preceding (but not including) the scheduled date of the closing of the Merger (the "Average Stock Price"), but in no event less than .50 and no more than .60 shares of KeyCorp Common Stock per share of AFG Common Stock regardless of the Average Stock Price. AFG and KeyCorp each have the right (subject to certain limitations) to abandon the Merger and terminate the Merger Agreement if the Average Stock Price is less than $23.20 per share. Cash (without interest) will be paid in lieu of any fractional shares in an amount equal to the fraction of such share of KeyCorp Common Stock to which the holder of such fractional share would otherwise be entitled multiplied by the closing sale price of KeyCorp Common Stock as reported on the NYSE on the trading day immediately preceding the effective date of the Merger.

          (2) To transact such other business as may properly come before the Special Meeting and any adjournments thereof.

     The affirmative vote of the holders of a majority of the outstanding shares of AFG Common Stock on August 1, 1995 (the "Record Date") is required for approval of the Merger Agreement. Certain shareholders of AFG (including four directors of AFG) owning an aggregate of approximately 26% of the shares of AFG Common Stock outstanding on the Record Date for the Special Meeting have agreed, pursuant to voting agreements with KeyCorp, to vote the shares of AFG Common Stock owned by each of them in favor of approval of the Merger Agreement and the transactions contemplated thereby.

     THE BOARD OF DIRECTORS OF AFG HAS APPROVED THE TERMS OF THE PROPOSED MERGER AND RECOMMENDS THAT AFG'S SHAREHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     Only AFG shareholders of record as of the close of business on the Record Date will be entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments thereof.

     Holders of AFG Common Stock have the right to dissent from the Merger by properly exercising their dissenters' rights in strict compliance with the procedures set forth in Chapter 13 of the California General Corporation Law if, and only if, the holders of 5% or more of the outstanding shares of AFG Common Stock elect to exercise dissenters' rights.

     PLEASE DO NOT SEND IN ANY SHARE CERTIFICATES AT THIS TIME. If the Merger Agreement is approved, you will be sent instructions regarding the procedures to follow to exchange your existing certificates evidencing shares of AFG Common Stock for the consideration described above.

                                          By order of the Board of Directors,

                                          /S/ BLAIR T. NANCE
                                          BLAIR T. NANCE
                                          Secretary

August 3, 1995
Westmont, Illinois

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO
 COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE
  PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF NO
    SPECIFICATION IS MADE, PROPERLY EXECUTED PROXIES WILL BE VOTED IN FAVOR
     OF APPROVAL OF THE MERGER AGREEMENT. IF A SHAREHOLDER DECIDES TO
      ATTEND THE SPECIAL MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE
       THE PROXY AND VOTE THE SHARES IN PERSON. PROXIES MAY ALSO BE
       REVOKED BY SUBMITTING A PROXY HAVING A LATER DATE OR BY GIVING
        NOTICE OF REVOCATION TO THE SECRETARY OF AFG AT ANY TIME BEFORE
         THE PROXY IS EXERCISED.

                            AUTOFINANCE GROUP, INC.

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 7, 1995
                            ------------------------

                                    KEYCORP

                                   PROSPECTUS

 COMMON SHARES, WITH A PAR VALUE OF $1 EACH (NOT TO EXCEED 11,901,016 SHARES),
                           AND THE ASSOCIATED RIGHTS
                            ------------------------

     This Proxy Statement/Prospectus is being furnished to the holders of common stock, no stated par value ("AFG Common Stock"), of AutoFinance Group, Inc., a California corporation ("AFG"), in connection with the solicitation of proxies by the Board of Directors of AFG for use at the Special Meeting of Shareholders of AFG to be held at 9:00 a.m., local time, on September 7, 1995, at the New York Athletic Club, 180 Central Park South, New York, New York 10019, and at any adjournments or postponements thereof (the "Special Meeting"). At the Special Meeting, the shareholders of record of AFG Common Stock as of the close of business on August 1, 1995 (the "Record Date") will consider and vote upon a proposal to approve an Agreement of Merger dated as of March 20, 1995 by and among KeyCorp, an Ohio corporation ("KeyCorp"), Key Auto Inc., an Ohio corporation formerly known as KeyCorp Finance Inc. and a wholly owned subsidiary of KeyCorp ("KeySub"), and AFG (such Agreement of Merger, as supplemented by three Letter Agreements each dated March 20, 1995 between AFG and KeyCorp, referred to herein as the "Merger Agreement"), pursuant to which, among other things, (a) AFG will effect the distribution (the "Distribution") as contemplated by the Distribution Agreement dated as of March 20, 1995 by and among AFG, Patlex Corporation, a Pennsylvania corporation and a wholly owned subsidiary of AFG ("Patlex"), and KeyCorp (the "Distribution Agreement"), pursuant to which AFG will distribute on a proportionate basis to the holders of record of shares of AFG Common Stock on the date on which the Distribution is consummated (the "Distribution Record Date") shares of common stock, par value $.10 per share ("Patlex Common Stock"), of Patlex, equal to 95.01% of the shares of Patlex Common Stock outstanding immediately prior to the Distribution and (b) AFG will merge with and into KeySub (the "Merger") with KeySub continuing as the surviving corporation under the name AutoFinance Group, Inc. Shares of Patlex Common Stock equal to 4.99% of the shares outstanding immediately prior to the Distribution will not be distributed to AFG shareholders in the Distribution and, after the Merger, will be retained by KeySub as the surviving corporation.
                                                        (Continued on next page)
                            ------------------------

THESE SECURITIES OF KEYCORP HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION,
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
       SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
          THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
            CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF KEYCORP COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS,
    DEPOSITS, OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND
       ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR
         ANY OTHER GOVERNMENTAL AGENCY.

         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS AUGUST 3, 1995.

     This Proxy Statement/Prospectus also constitutes a prospectus of KeyCorp with respect to a maximum of 11,901,016 Common Shares, with a par value of $1 each, of KeyCorp ("KeyCorp Common Stock"), including the associated rights to purchase shares of KeyCorp Common Stock (the "Rights"), to be issued in connection with the Merger. Upon consummation of the Merger, each outstanding share of AFG Common Stock (excluding any shares held in the treasury of AFG or owned by KeyCorp for its own account, which will be canceled) will be converted into the right to receive, subject to certain possible adjustments, the number of fully paid and non-assessable shares of KeyCorp Common Stock determined by dividing $16.50 by the average (rounded to the nearest whole cent) of the closing sale price of one share of KeyCorp Common Stock as reported on the consolidated tape of the New York Stock Exchange ("NYSE") for the 10 consecutive trading days ending on and including the fifth trading day immediately preceding (but not including) the scheduled date of the closing of the Merger (the "Average Stock Price"), but in no event less than .50 and no more than .60 shares of KeyCorp Common Stock per share of AFG Common Stock regardless of the Average Stock Price. AFG and KeyCorp each have the right (subject to certain limitations) to abandon the Merger and terminate the Merger Agreement if the Average Stock Price is less than $23.20 per share. Cash (without interest) will be paid in lieu of issuing fractional shares of KeyCorp Common Stock. See "THE MERGER -- Conversion of AFG Common Stock; Exchange Ratio." Each share of KeyCorp Common Stock issued to AFG shareholders in the Merger will be accompanied by one Right to purchase one share of KeyCorp Common Stock upon the terms and conditions set forth in the Rights Agreement (as defined herein). See "COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF CAPITAL STOCK OF KEYCORP AND AFG -- Shareholder Rights Agreement." Unless the context otherwise requires, all references herein to the KeyCorp Common Stock also include the Rights attached thereto. For a summary of the terms of the Merger Agreement, which is included in its entirety as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference, see "THE MERGER." The Letter Agreements supplementing the original Merger Agreement are attached hereto as Appendices B, C and D, respectively, and are incorporated herein by reference. Upon consummation of the Merger, each outstanding share of KeyCorp Common Stock and each outstanding Right will continue to be an outstanding share and Right of KeyCorp, respectively.

     Pursuant to the Distribution Agreement, each holder of AFG Common Stock will be entitled to receive one share of Patlex Common Stock for every eight shares of AFG Common Stock held by such AFG shareholder on the Distribution Record Date, which is expected to be the Closing Date of the Merger.

     Pursuant to the Merger Agreement, in the event the Merger is consummated, the outstanding options issued pursuant to AFG's 1989 and 1991 Stock Option Plans will be assumed by KeyCorp and the outstanding options not assumed by KeyCorp will be converted into the right to receive cash. Pursuant to the Distribution Agreement, the holders of AFG options will receive shares of Patlex Common Stock for no additional consideration when their options are exercised for KeyCorp Common Stock or converted into cash, as the case may be. See "THE MERGER -- Conversion of AFG Stock Options."

     The outstanding shares of KeyCorp Common Stock are, and the shares of KeyCorp Common Stock offered hereby will be, listed on the NYSE. The closing sale price of KeyCorp Common Stock on the NYSE on August 1, 1995 was $31.75 per share.

     This Proxy Statement/Prospectus does not cover any resales of KeyCorp Common Stock received by shareholders of AFG upon consummation of the Merger, and no person is authorized to make use of this Proxy Statement/Prospectus in connection with any such resale. See "RESALES OF KEYCORP COMMON STOCK RECEIVED IN THE MERGER; AFFILIATES."

     The Merger is a complex transaction and is discussed in detail in this Proxy Statement/Prospectus. Shareholders are strongly encouraged to read carefully and consider this Proxy Statement/Prospectus in its entirety.

     This Proxy Statement/Prospectus and the accompanying proxy cards are first being mailed to shareholders of AFG on or about August 8, 1995.

                             AVAILABLE INFORMATION

     Each of KeyCorp and AFG is (and, following the Distribution, Patlex will be) subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files (and, following the Distribution, Patlex will file) reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). KeyCorp has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of KeyCorp Common Stock to be issued by KeyCorp in connection with the Merger. Patlex, currently a wholly owned subsidiary of AFG, has filed with the Commission a separate Registration Statement on Form 10-SB (the "Patlex Registration Statement") under the Exchange Act, covering the shares of Patlex Common Stock to be distributed in the Distribution. The Registration Statement and the exhibits thereto, as well as the reports, proxy statements, and other information filed with the Commission by KeyCorp and AFG (and to be filed by Patlex) under the Exchange Act, can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, Thirteenth Floor, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain securities of KeyCorp, including the KeyCorp Common Stock, are listed on the NYSE, and such reports and proxy statements concerning KeyCorp also may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Reports and proxy statements concerning AFG also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from this Proxy Statement/Prospectus in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits thereto for further information pertaining to KeyCorp and the securities offered hereby.

     Statements contained herein or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document incorporated herein by reference. Each such statement is qualified in its entirety by such reference. Certain important information relating to the Distribution and Patlex is set forth in the separate Information Statement (the "Patlex Information Statement") that is part of the Patlex Registration Statement and accompanies, but is not a part of nor incorporated by reference into, this Proxy Statement/Prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS (OTHER THAN EXHIBITS THERETO UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THIS PROXY STATEMENT/PROSPECTUS INCORPORATES) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO KEYCORP, TO CARTER
B. CHASE, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, KEYCORP, 127 PUBLIC SQUARE, CLEVELAND, OHIO 44114-1306 (TELEPHONE (216) 689-6300), AND IN THE CASE OF DOCUMENTS RELATING TO AFG, TO BLAIR T. NANCE, SECRETARY AND TREASURER, AUTOFINANCE GROUP, INC., 601 OAKMONT LANE, WESTMONT, ILLINOIS 60559-5549 (TELEPHONE (708) 655-7100). IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, A REQUEST MUST BE RECEIVED NO LATER THAN AUGUST 25, 1995.

     There are hereby incorporated by reference in this Proxy
Statement/Prospectus the following documents and information heretofore filed with the Commission by KeyCorp or AFG, respectively, pursuant to Sections 12, 13 or 15 of the Exchange Act:

KEYCORP DOCUMENTS

     1. KeyCorp's Annual Report on Form 10-K for the year ended December 31,
        1994;

     2. KeyCorp's Quarterly Report on Form 10-Q for the period ended March 31, 1995;

     3. KeyCorp's Current Reports on Form 8-K, filed on January 20, 1995, April 20, 1995, April 25, 1995 and July 20, 1995; and

     4. The description of the KeyCorp Common Stock and the Rights to purchase KeyCorp Common Stock contained in KeyCorp's Registration Statement on Form 8-A filed July 31, 1992, as amended by Form 8-A/A filed on February 25, 1994, under Section 12 of the Exchange Act.

AFG DOCUMENTS

     1. AFG's Annual Report on Form 10-K for the year ended June 30, 1994 (as amended by Amendment No. 1 to Form 10-K on Form 10-K/A filed on July 24,
        1995);

     2. AFG's Quarterly Reports on Form 10-Q for the periods ended September 30, 1994, December 31, 1994 and March 31, 1995; and

     3. AFG's Current Reports on Form 8-K filed on March 24, 1995 and June 19, 1995.

     All documents subsequently filed by KeyCorp and AFG, respectively, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     All information contained in this Proxy Statement/Prospectus relating to KeyCorp has been furnished by KeyCorp, and AFG is relying upon the accuracy of such information. All information contained in this Proxy Statement/Prospectus relating to AFG has been furnished by AFG, and KeyCorp is relying on the accuracy of such information.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY KEYCORP OR AFG. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES AND DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF KEYCORP OR AFG SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO SUCH DATE.

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
AVAILABLE INFORMATION................................................................     3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................................     3
SUMMARY..............................................................................     7
THE SPECIAL MEETING..................................................................    19
  General............................................................................    19
  Purpose of the Meeting.............................................................    19
  Voting Rights......................................................................    19
  Solicitation and Revocation of Proxies.............................................    20
THE MERGER...........................................................................    20
  Background of the Merger...........................................................    20
  AFG's Reasons for the Merger; Recommendation of the Board of Directors.............    22
  KeyCorp's Reasons for the Merger...................................................    24
  Opinion of AFG's Financial Advisor.................................................    25
  General Terms......................................................................    27
  Conversion of AFG Common Stock; Exchange Ratio.....................................    28
  Adjustment to Exchange Ratio.......................................................    29
  Option Agreement...................................................................    29
  Effects on KeyCorp and KeySub Shareholders.........................................    30
  Conversion of AFG Stock Options....................................................    30
  Surrender of Certificates..........................................................    31
  Closing Date; Effective Time.......................................................    32
  Conduct of Business Pending the Merger.............................................    32
  Exclusivity........................................................................    34
  Limitations on Funding.............................................................    34
  Credit Facility....................................................................    34
  Representations and Warranties.....................................................    35
  Conditions to the Merger...........................................................    35
  Regulatory Approvals...............................................................    36
  Waiver of Conditions; Amendment....................................................    37
  Termination........................................................................    37
  Effect of Termination..............................................................    38
  Certain Fees.......................................................................    38
  Interests of Certain Persons in the Merger.........................................    38
  Employee Benefits..................................................................    41
  Accounting Treatment of the Merger.................................................    41
  NYSE Listing.......................................................................    41
  Expenses...........................................................................    41
THE DISTRIBUTION.....................................................................    42
  Background of and Reasons for the Distribution.....................................    42
  The Distribution Agreement.........................................................    42
  Results of the Distribution........................................................    44
  Listing and Trading of Patlex Common Stock.........................................    45
  Conditions; Termination............................................................    45
CERTAIN FEDERAL INCOME TAX CONSEQUENCES..............................................    45
  General............................................................................    45
  Consequences of the Merger to AFG, KeySub, KeyCorp and the AFG Shareholders........    46
  Consequences of the Distribution to AFG, Patlex and the AFG Shareholders...........    46
RIGHTS OF DISSENTING SHAREHOLDERS....................................................    48

                                                                                       PAGE
                                                                                       ----
VOTING AGREEMENTS AND IRREVOCABLE PROXIES............................................    50
RESALES OF KEYCORP COMMON STOCK RECEIVED IN THE MERGER; AFFILIATES...................    50
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  OF AFG.............................................................................    51
THE BUSINESS OF AFG..................................................................    61
  General............................................................................    61
  Patlex.............................................................................    61
  Contract Acquisition Program.......................................................    61
  Contract Servicing and Administration..............................................    64
  Fee-Based Services.................................................................    64
  Revolving Credit Facility and Securitization Transactions..........................    65
  Sensitivity to Interest Rates and General Economic Conditions......................    66
  Regulation.........................................................................    67
THE BUSINESS OF KEYCORP..............................................................    68
  Overview...........................................................................    68
  Subsidiaries.......................................................................    68
  Supervision and Regulation.........................................................    68
COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF CAPITAL STOCK OF KEYCORP AND AFG..........    74
  Voting Rights......................................................................    74
  State Takeover Statutes and Takeover Provisions of Charter Documents...............    75
  Shareholder Rights Agreement.......................................................    77
  Special Meetings of Shareholders...................................................    78
  Amendment of Charter Documents.....................................................    79
  Directors..........................................................................    80
  Director Liability and Indemnification.............................................    82
  Interested Director Transactions...................................................    83
  Shareholders' Rights to Inspection.................................................    84
  Dividends and Distributions........................................................    84
  Shareholder Derivative Suits.......................................................    85
  Dissenters' Rights.................................................................    85
  Dissolution........................................................................    85
SHAREHOLDER PROPOSALS................................................................    86
CERTAIN LEGAL MATTERS................................................................    86
EXPERTS..............................................................................    86
INDEX TO AFG CONSOLIDATED FINANCIAL STATEMENTS.......................................   F-1
  Appendix A-- Agreement of Merger...................................................   A-1
  Appendix B -- Letter Agreement dated March 20, 1995................................   B-1
  Appendix C -- Letter Agreement dated March 20, 1995................................   C-1
  Appendix D-- Letter Agreement dated March 20, 1995.................................   D-1
  Appendix E -- Stock Option Agreement...............................................   E-1
  Appendix F -- Opinion of CS First Boston Corporation dated August 3, 1995..........  FF-1
  Appendix G-- Chapter 13 of California General Corporation Law (Dissenters' Rights
     Statute)........................................................................   G-1
  Appendix H-- Distribution Agreement................................................   H-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the appendices hereto, and the documents referred to and incorporated herein by reference. SHAREHOLDERS ARE URGED TO READ CAREFULLY THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, IN ITS ENTIRETY.

PARTIES TO THE MERGER

     KEYCORP. KeyCorp, an Ohio corporation, is a financial services holding company headquartered in Cleveland, Ohio with approximately $67.7 billion in consolidated total assets at March 31, 1995. At March 31, 1995, KeyCorp was one of the largest bank holding companies in the United States, providing banking and other financial services across much of the country's northern tier and in Florida through a network of subsidiaries operating 1,314 full-service banking offices located in Alaska, Colorado, Idaho, Indiana, Maine, Michigan, New York, Ohio, Oregon, Utah, Vermont, Washington and Wyoming, a savings association subsidiary in Florida, and either a trust company subsidiary or office in each of the aforementioned states (except Vermont).

     Through its bank and trust company subsidiaries, KeyCorp provides a wide range of banking, fiduciary and other financial services to its corporate, individual and institutional customers located throughout the country. Services include reinsurance of credit life and accident and health insurance on loans made by subsidiary banks, venture capital and small business investment financing services, equipment lease financing, community development financing, stock transfer agent services and other financial services.

     The principal executive offices of KeyCorp are located at 127 Public Square, Cleveland, Ohio 44114-1306, and its telephone number is (216) 689-6300.

     KEYSUB. KeySub, an Ohio corporation and wholly owned subsidiary of KeyCorp, was formed to facilitate the consummation of the Merger. It was formerly known as "KeyCorp Finance Inc." and recently changed its name to "Key Auto Inc." After consummation of the Merger, KeySub will continue as the surviving corporation under the name "AutoFinance Group, Inc."

     The principal executive offices of KeySub are located at 127 Public Square, Cleveland, Ohio 44114-1306, and its telephone number is (216) 689-6300.

     AFG. AFG is an automotive finance company engaged primarily in the indirect financing (the purchase of contracts from dealers) of automotive purchases by individuals with non-prime credit. The non-prime market segment is comprised of individuals who are deemed to be relatively high credit risks due to various factors, including, among other things, the manner in which they have handled previous credit, the absence or limited extent of their prior credit history, or their limited financial resources. AFG serves as an alternative source of financing to automotive dealers and offers such dealers the opportunity for increased sales to customers who typically do not qualify for financing by the dealers' traditional financing sources. As of March 31, 1995, AFG did business with approximately 1,000 franchised new car dealers in 25 states. AFG's contract acquisition activities also include the bulk purchase of automotive sales contracts from financial organizations. To support its contract acquisition activities, AFG periodically packages and securitizes portions of its receivables portfolio to reliquefy and redeploy its capital resources.

     The principal executive offices of AFG are located at 601 Oakmont Lane, Westmont, Illinois 60559-5549, and its telephone number is (708) 655-7100.

THE MERGER

     GENERAL. Pursuant to the Merger Agreement, at the Effective Time (as defined below), AFG will be merged with and into KeySub with KeySub as the surviving corporation under the name AutoFinance Group, Inc. See "THE
MERGER -- General Terms." For information on how AFG shareholders will be able to exchange certificates representing shares of AFG Common Stock for new certificates representing shares of KeyCorp Common Stock, see "THE
MERGER -- Surrender of Certificates."

     CLOSING DATE; EFFECTIVE TIME. KeyCorp and AFG currently anticipate that the Merger will be completed during late September or early October 1995, but, in any event, prior to December 31, 1995. The Merger will be consummated after:
(i) approval by the shareholders of AFG of the Merger Agreement and the transactions contemplated thereby; (ii) receipt of required regulatory approvals and the expiration of applicable statutory waiting periods; and (iii) satisfaction or waiver of all other conditions to consummation of the Merger pursuant to the Merger Agreement. See "THE MERGER -- Conditions to the Merger." The date upon which the Merger will be consummated is referred to herein as the "Closing Date." If all of the conditions set forth in the Merger Agreement are satisfied or waived on or prior to September 30, 1995, KeyCorp will select the Closing Date, but in no event may such Closing Date be later than October 2, 1995. However, within five business days of the later to occur of (i) approval of the Merger Agreement by the AFG shareholders or (ii) receipt by KeyCorp and AFG of all necessary approvals and the expiration of all applicable waiting periods (the "Shareholder/Regulatory Approval Date"), AFG may provide KeyCorp with written notice of its election (the "Accelerated Closing Election") to cause the Merger to become effective as soon as practicable and in any event within 10 business days of the date of the Accelerated Closing Election. KeyCorp may either agree to or reject the Accelerated Closing Election.

     The Merger will become effective at the time and date upon which the appropriate documents are filed with and accepted by the Secretary of State for the State of Ohio and the State of California, respectively (the "Effective Time"). See "THE MERGER -- Closing Date; Effective Time," "-- Conditions to the Merger" and "-- Regulatory Approvals."

     CONVERSION OF AFG COMMON STOCK; EXCHANGE RATIO. At the Effective Time, each outstanding share of AFG Common Stock (excluding any shares held in the treasury of AFG or owned by KeyCorp for its own account, which will be canceled) will be converted into the right to receive, subject to certain possible adjustments, the number of shares of KeyCorp Common Stock determined by dividing $16.50 by the Average Stock Price, but in no event less than .50 and no more than .60 shares of KeyCorp Common Stock per share of AFG Common Stock regardless of the Average Stock Price (the "Merger Consideration"). AFG and KeyCorp each have the right (subject to certain limitations) to abandon the Merger and terminate the Merger Agreement if the Average Stock Price is less than $23.20 per share. The number of shares of KeyCorp Common Stock to be received for each share of AFG Common Stock is the "Exchange Ratio." The Exchange Ratio is subject to adjustment upon the occurrence of certain events as more fully described herein. See "THE MERGER -- Adjustment to Exchange Ratio." Cash (without interest) will be paid in lieu of issuing fractional shares of KeyCorp Common Stock and, if dissenters' rights are properly exercised by the holders of more than 5% of the outstanding shares of AFG Common Stock, to those AFG shareholders who properly exercise dissenters' rights. See "RIGHTS OF DISSENTING SHAREHOLDERS." All references to shares of KeyCorp Common Stock in this Proxy Statement/Prospectus include the associated Rights to purchase KeyCorp Common Stock pursuant to a Rights Agreement, dated as of August 25, 1989, between KeyCorp and Society National Bank as rights agent, as amended (the "Rights Agreement"). Each share of KeyCorp Common Stock issued to shareholders of AFG in the Merger will be accompanied by one Right, which will be evidenced by the certificates for the KeyCorp Common Stock. See "THE MERGER -- Conversion of AFG Common Stock; Exchange Ratio," "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" and "COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF CAPITAL STOCK OF KEYCORP AND AFG."

     ADJUSTMENT TO EXCHANGE RATIO. If there are claims, litigation or proceedings that are pending or threatened against, or there are liabilities of a type required to be disclosed, reflected or reserved for under generally accepted accounting principles that are incurred prior to the Effective Time by, AFG or any AFG subsidiary that were not disclosed to KeyCorp prior to execution of the Merger Agreement that in the reasonable judgment of KeyCorp are likely to result in expenses or liabilities, in the aggregate, exceeding $20 million on a before-tax basis, then KeyCorp has the right to terminate the Merger Agreement if KeyCorp provides AFG with written notice (the "KeyCorp Notice") before 5:00 p.m. on the date 10 business days prior to the scheduled Closing Date. If AFG receives the KeyCorp Notice, it has the right (the "AFG Right") to remove as a closing condition the fact that no claims, litigation or proceedings are pending or threatened against AFG or any AFG subsidiary except those that are disclosed on schedules to the Merger Agreement if AFG provides KeyCorp with written notice of its exercise of the AFG Right (the "AFG Notice") stating that AFG agrees that a portion of the Merger Consideration will be withheld and deposited with an escrow agent for disbursement in accordance with the terms of the Escrow Agreement, which is attached to the Merger Agreement as Exhibit I. To be effective, the AFG Notice must be delivered during the period beginning on the first business day after receipt by AFG of the KeyCorp Notice and ending on the fourth business day after such receipt. If an escrow is established, the number of shares of KeyCorp Common Stock to be deposited with the escrow agent shall be sufficient, in the reasonable judgment of KeyCorp, to cover the excess of any such expenses and liabilities over $20 million, and the Exchange Ratio will be reduced so as to correspond to the number of shares of KeyCorp Common Stock otherwise to be issued under the Merger Agreement less the number of shares of KeyCorp Common Stock deposited with the escrow agent. See "THE MERGER
- -- Adjustment to Exchange Ratio" and "-- Conditions to the Merger."

     VOTING AGREEMENTS. In order to induce KeyCorp and KeySub to enter into the Merger Agreement, certain shareholders of AFG (including four directors of AFG) beneficially owning approximately 26% of the outstanding shares of AFG Common Stock entitled to vote at the Special Meeting, executed Voting Agreements and Irrevocable Proxies, each dated March 20, 1995 (collectively, the "Voting Agreements"), pursuant to which such shareholders have each agreed with KeyCorp, among other things, to vote the shares of AFG Common Stock owned by each of them in favor of approval of the Merger Agreement and to not voluntarily dispose of the shares of AFG Common Stock owned by each of them for a specified period of time. In addition, the shareholders who executed Voting Agreements have appointed Frank Borman, Chairman of AFG and President and Chief Executive Officer of Patlex, to serve as their proxy or, in the event of his death, incapacity or other event where he cannot serve as proxy, A. E. Steinhaus, President and a director of AFG, to vote the shares of AFG Common Stock owned by such shareholders in accordance with the provisions of the Voting Agreements. See "VOTING AGREEMENTS AND IRREVOCABLE PROXIES."

     OPTION AGREEMENT. As a condition and inducement to KeyCorp and KeySub entering into the Merger Agreement, AFG and KeyCorp entered into the Stock Option Agreement, dated as of March 20, 1995 (the "Option Agreement"), a copy of which is attached hereto as Appendix E and incorporated herein by reference, pursuant to which AFG granted to KeyCorp an unconditional and irrevocable option to purchase up to 3,718,194 fully paid and nonassessable shares of AFG Common Stock (the "Option") at a price of $16.50 per share, such number of shares and their price are subject to certain adjustments as set forth in the Option Agreement. However, in no event will the number of shares of AFG Common Stock for which the Option is exercisable exceed 19.9% of the issued and outstanding shares of AFG Common Stock, without giving effect to any shares of AFG Common Stock subject to or issued pursuant to the Option. KeyCorp may exercise the Option, in whole or in part, following the occurrence of a Purchase Event (as defined below in "THE MERGER -- Option Agreement"), except in certain circumstances. See "THE MERGER -- Option Agreement."

     DISTRIBUTION OF PATLEX COMMON STOCK. Immediately prior to the Effective Time, and upon the further terms and conditions of the Distribution Agreement, a copy of which is attached hereto as Appendix H and incorporated herein by reference, AFG will distribute 95.01% of the shares of Patlex Common Stock outstanding immediately prior to the Distribution on a proportionate basis to the holders of record of shares of AFG Common Stock on the Distribution Record Date, regardless of whether any such holder thereafter perfects dissenters' rights with respect to their AFG Common Stock in the Merger under Chapter 13 of the California General Corporation Law ("CGCL"). See "THE DISTRIBUTION." Under the Distribution Agreement, holders of certain AFG options will receive Patlex Common Stock and holders of certain other AFG options will have the right to receive Patlex Common Stock in the future as described below.

     CONVERSION OF AFG STOCK OPTIONS. At the Effective Time, KeyCorp will assume each employee or director stock option ("AFG Option") to purchase shares of AFG Common Stock granted by AFG pursuant to the AFG 1989 Stock Option Plan and the AFG 1991 Stock Option Plan (collectively, the "AFG Option Plans") which is outstanding and unexercised immediately prior to the Effective Time, whether or not exercisable, and convert each AFG Option into an option to purchase shares of KeyCorp Common Stock

("KeyCorp Option"). The terms of the applicable AFG Option Plans will govern the KeyCorp Options except that the number of shares and exercise price will change. The number of shares of KeyCorp Common Stock subject to each KeyCorp Option granted upon conversion of an AFG Option will equal the product, rounded down to the nearest whole share, of (a) the number of shares of AFG Common Stock subject to the AFG Option and (b) the Exchange Ratio. The exercise price per share of KeyCorp Common Stock subject to each KeyCorp Option issued upon conversion of an AFG Option will be equal to, rounded up to the nearest cent, (i) the exercise price per share of AFG Common Stock under the AFG Option divided by (ii) the Exchange Ratio. In addition, after the Effective Time, the holders of each KeyCorp Option granted upon conversion of an AFG Option will be entitled to receive upon exercise of such option one share of Patlex Common Stock for every eight shares of AFG Common Stock that would have been issuable except for the conversion to the KeyCorp Option.

     At the Effective Time, any option granted outside the AFG Option Plans (the "Non-Plan Options") and each director or employee stock option to purchase shares of AFG Common Stock granted pursuant to the Patlex Stock Option Plan that was assumed by AFG when AFG acquired Patlex in December 1992 (the "Patlex Plan Options") and which is outstanding and unexercised immediately prior to the Effective Time, whether or not exercisable, will be converted into the right to receive cash in an amount equal to the product of (a) the number of shares of AFG Common Stock subject to such stock option and (b) the amount by which $16.50 exceeds the exercise price per share of such option. In addition, after the Effective Time, the holders of each such stock option will be entitled to receive upon conversion of such option one share of Patlex Common Stock for every eight shares of AFG Common Stock that would have been issuable pursuant to the exercise of such option. See "THE MERGER -- Conversion of AFG Stock Options."

     CONDITIONS; REGULATORY APPROVALS. Among other things, consummation of the Merger is conditioned upon approval of the Merger Agreement by the affirmative vote of holders of a majority of the outstanding shares of AFG Common Stock on the Record Date; receipt of all necessary approvals of the Merger by governmental regulatory agencies, including the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and expiration of all applicable statutory waiting periods; receipt by each party of a favorable tax opinion from its legal counsel; the continuing accuracy of the representations and warranties of each party contained in the Merger Agreement; performance of specified obligations by each party; effectiveness of the Distribution in accordance with the Distribution Agreement; receipt by AFG and its subsidiaries of all necessary consents and waivers from third parties; exercise of all warrants granted by AFG or any AFG subsidiary prior to the Effective Time; neither AFG, any AFG subsidiary, nor any affiliate of either will have entered into any Securitization Transaction (as defined below in "THE MERGER -- Limitations on Funding") except as permitted by the Merger Agreement; receipt by AFG's Board of Directors of a fairness opinion by CS First Boston dated the date of this Proxy Statement/Prospectus that will not have been withdrawn; and certain other conditions. See "THE MERGER -- Conditions to the Merger" and "-- Regulatory Approvals."

     EXCLUSIVITY. Pursuant to the Merger Agreement, there are certain restrictions on the ability of AFG and its subsidiaries to initiate, solicit or encourage an Acquisition Proposal (as defined below in "THE
MERGER -- Exclusivity"). There are further restrictions on the ability of AFG and its subsidiaries to negotiate concerning, or cooperate with any person regarding, an Acquisition Proposal. See "THE MERGER -- Exclusivity."

     TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the AFG shareholders: (a) by the mutual written consent of KeyCorp and AFG; (b) by written notice of either KeyCorp or AFG to the other party by action of its respective Board of Directors if at any time during the three trading day period commencing with the fifth trading day immediately preceding (but not including) the Closing Date the Average Stock Price of a share of KeyCorp Common Stock is less than $23.20 per share (as adjusted); (c) by KeyCorp simultaneously with or at any time after the occurrence of a Repurchase Event (as defined below in "THE MERGER -- Option Agreement"); (d) by AFG if any conditions to the obligations of AFG as set forth in the Merger Agreement are not satisfied or waived by the Closing Date; (e) by KeyCorp if any conditions to the obligations of KeyCorp and KeySub as set forth in the Merger

Agreement are not satisfied or waived by the Closing Date; or (f) by either Board of Directors under certain specified circumstances, including if the Merger is not consummated by December 31, 1995. However, if KeyCorp receives from AFG and rejects a written Accelerated Closing Election and if the average (rounded to the nearest whole cent) of the closing sale price of one share of KeyCorp Common Stock as reported on the consolidated tape of the NYSE for the 10 consecutive trading days beginning on the trading day following KeyCorp's rejection of the Accelerated Closing Election is equal to or greater than $23.20 per share (as adjusted) then KeyCorp will forfeit its right described in clause
(b) above to abandon the Merger and terminate the Merger Agreement. See "THE MERGER -- Closing Date; Effective Time," "-- Conversion of AFG Common Stock; Exchange Ratio" and "-- Termination."

     CERTAIN FEES AND EXPENSES. The Merger Agreement provides that each party will pay its own expenses in connection with the Merger Agreement and the transactions contemplated thereby, except printing expenses which will be shared equally. In the event that either KeyCorp or AFG terminates the Merger Agreement due to a material breach by the other party of any of such other party's obligations under the Merger Agreement and the terminating party is not also in material breach of the Merger Agreement, the breaching party will pay all out-of-pocket costs and expenses incurred by the nonbreaching party in connection with the Merger Agreement and any and all acts contemplated thereby. In addition, if the Merger Agreement is terminated for any reason within one year after a Purchase Event (as defined below in "THE MERGER -- Option Agreement") occurs under the Option Agreement, other than a termination by AFG for a material breach of the Merger Agreement by KeyCorp, AFG will pay to KeyCorp a $1.5 million termination fee. See "THE MERGER -- Expenses," "-- Effect of Termination" and "-- Certain Fees."

     INTERESTS OF CERTAIN PERSONS IN THE MERGER. On March 20, 1995, KeySub and each of A. E. Steinhaus and Blair T. Nance entered into Employment and Noncompetition Agreements (the "Employment Agreements"), which are subject to the consummation of the Merger. Mr. Steinhaus's Employment Agreement provides, among other things, that he will serve as President, Chief Executive Officer and a director of KeySub, the surviving corporation in the Merger, from the Effective Time through December 31, 2000. Mr. Nance's Employment Agreement provides, among other things, that he will serve as the Chief Financial Officer and a director of KeySub, the surviving corporation in the Merger, from the Effective Time through December 31, 2000. See "THE MERGER -- Interests of Certain Persons in the Merger -- Employment Agreements."

     AFG's executive officers and directors will receive in cancellation of their Non-Plan Options and Patlex Plan Options an aggregate of $1,001,952 in cash in connection with the Merger and an aggregate of 15,400 shares of Patlex Common Stock in connection with the Distribution. See "THE MERGER -- Conversion of AFG Stock Options" and "-- Interests of Certain Persons in the Merger -- AFG Stock Options."

     Kenneth G. Langone, a director of AFG, is Chairman and the majority shareholder of Invemed Associates, Inc. ("Invemed"). Invemed is acting as one of AFG's financial advisors in connection with the Merger and the Distribution. CS First Boston has agreed to pay Invemed a portion of the fee to be paid to CS First Boston for its services rendered in connection with the Merger and Distribution to be agreed upon by CS First Boston and Invemed. See "THE MERGER
- -- Interests of Certain Persons in the Merger -- Invemed Associates, Inc."

     Following the Distribution and subject to the consummation of the Merger, Frank Borman, currently the Chairman of AFG and the President and Chief Executive Officer of Patlex, will serve as the Chairman, President and Chief Executive Officer of Patlex, and Kenneth G. Langone and Gary E. Erlbaum, currently directors of AFG, will serve as directors of Patlex.

     Four directors of AFG (Peter S. Gold, Gary E. Erlbaum, Kenneth G. Langone and W. Robert Lappin) have executed Voting Agreements with KeyCorp pursuant to which each of them has agreed with KeyCorp, among other things, to vote the shares of AFG Common Stock owned by each of them in favor of approval of the Merger Agreement and to not voluntarily dispose of their shares of AFG Common Stock for a specified period of time. In addition, the shareholders who have executed the Voting Agreements have appointed Frank Borman, Chairman of AFG and President and Chief Executive Officer of Patlex, to serve as their proxy or, in the event of his death, incapacity or other event where he cannot serve as proxy, A. E. Steinhaus, President and a director of AFG, to vote their shares of AFG Common Stock owned by such shareholders in accordance with the provisions of the Voting Agreements. See "THE MERGER -- Interests of Certain Persons in the Merger -- Voting Agreements" and "VOTING AGREEMENTS AND IRREVOCABLE PROXIES."

     Pursuant to the Merger Agreement, those persons who are "affiliates" of AFG (as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities
Act) have executed agreements (the "Affiliate Agreements") with KeyCorp pursuant to which they have agreed, among other things, (i) to hold any KeyCorp Common Stock received as a result of the Merger for a period of at least one year and
(ii) not to sell, transfer or dispose of such KeyCorp Common Stock in violation of the Securities Act or the rules and regulations promulgated thereunder. See "RESALES OF KEYCORP COMMON STOCK RECEIVED IN THE MERGER; AFFILIATES."

     TAX AND ACCOUNTING TREATMENT OF THE MERGER. Consummation of the Merger is conditioned upon receipt by KeyCorp and KeySub of an opinion from Thompson, Hine and Flory and receipt by AFG of an opinion from Morgan, Lewis & Bockius, each of which may be based on various facts and representations and subject to various assumptions, dated as of the Effective Time, substantially to the effect that the Merger will constitute a tax-free reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, in the case of the opinion of Morgan, Lewis & Bockius, the exchange of shares of AFG Common Stock for shares of KeyCorp Common Stock will not give rise to gain or loss to AFG shareholders for federal income tax purposes, except to the extent of any cash received in lieu of fractional share interests or as a result of a shareholder's perfecting such holder's dissenters' rights of appraisal. Due to the individual nature of the tax consequences of the Merger, AFG shareholders are urged to consult their own tax advisors to determine the specific effect of the Merger to them under federal, state, local and foreign tax laws. The Merger, if consummated as proposed, will be accounted for as a purchase for financial reporting purposes. See "THE MERGER -- Accounting Treatment of the Merger," "CERTAIN FEDERAL INCOME TAX
CONSEQUENCES -- Consequences of the Merger to AFG, KeySub, KeyCorp and the AFG Shareholders" and "RIGHTS OF DISSENTING SHAREHOLDERS."

     TAX TREATMENT OF THE DISTRIBUTION. AFG will receive an opinion from Morgan, Lewis & Bockius prior to the Distribution, which may be based on various representations and assumptions, substantially to the effect that it is more likely than not that the Distribution will qualify as a tax-free spin-off pursuant to Section 355 of the Code and will not give rise to a gain or loss to AFG shareholders for federal income tax purposes, except with respect to cash received in lieu of fractional share interests in Patlex. Due to the individual nature of the tax consequences of the Distribution, AFG shareholders are urged to consult with their own tax advisors to determine the specific effect of the Distribution to them under federal, state, local and foreign tax laws. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES -- Consequences of the Distribution to AFG, Patlex and AFG Shareholders."

     NYSE LISTING. KeyCorp and KeySub have agreed to use their best efforts to maintain KeyCorp's listing on the NYSE. The shares of KeyCorp Common Stock issued in connection with the Merger will be listed on the NYSE. See "THE MERGER -- NYSE Listing."

     DISSENTERS' RIGHTS. Holders of shares of AFG Common Stock have the right to dissent from the Merger Agreement by properly exercising their dissenters' rights in strict compliance with the procedures set forth in Chapter 13 of the CGCL if, and only if, the holders of 5% or more of the outstanding shares of AFG Common Stock elect to exercise dissenters' rights. Failure to comply precisely with the requirements of the applicable statutes will result in the loss of dissenters' rights. See "RIGHTS OF DISSENTING SHAREHOLDERS."

THE SPECIAL MEETING

     GENERAL; PURPOSE OF THE MEETING. The Special Meeting of AFG shareholders will be held on September 7, 1995, at 9:00 a.m., local time, at the New York Athletic Club, 180 Central Park South, New York, NY 10019, for shareholders of AFG to consider and vote upon a proposal to approve the Merger Agreement providing for the merger of AFG with and into KeySub, with KeySub continuing as the surviving corporation under the name AutoFinance Group, Inc. See "THE SPECIAL MEETING -- General" and "-- Purpose of the Meeting."

     VOTING RIGHTS. Only holders of record of AFG Common Stock at the close of business on the Record Date, will be entitled to vote at the Special Meeting. At the close of business on the Record Date, 18,970,389 shares of AFG Common Stock were outstanding, each of which is entitled to one vote at the Special Meeting. For additional information relating to the Special Meeting, see "THE SPECIAL MEETING -- Voting Rights."

     VOTE REQUIRED. Approval of the Merger Agreement requires the affirmative vote by holders of a majority of the shares of AFG Common Stock outstanding on the Record Date. The directors and executive officers of AFG and their affiliates, who in the aggregate beneficially owned approximately 14% of the outstanding shares of AFG Common Stock as of the Record Date, have advised AFG that they presently intend to vote their shares of AFG Common Stock in favor of approval of the Merger Agreement and the transactions contemplated thereby. Pursuant to the Voting Agreements, certain shareholders of AFG whose shares are also included in the percentage set forth in the previous sentence, who in the aggregate beneficially owned approximately 26% of the outstanding shares of AFG Common Stock on such date, have agreed with KeyCorp to vote all of their shares of AFG Common Stock in favor of the Merger Agreement. See "VOTING AGREEMENTS AND IRREVOCABLE PROXIES."

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The AFG Board of Directors (also referred to herein as the "AFG Board" or the "Board of AFG") has adopted a resolution approving the Merger Agreement and, for the reasons set forth herein, has determined that the Merger is fair to and in the best interests of AFG and its shareholders. The Board of AFG, therefore, recommends that AFG's shareholders vote FOR approval of the Merger Agreement. See "THE MERGER -- Background of the Merger," "-- AFG's Reasons for the Merger; Recommendation of the Board of Directors" and "-- Opinion of AFG's Financial Advisor."

     THE AFG BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

OPINION OF AFG'S FINANCIAL ADVISOR

     CS First Boston Corporation ("CS First Boston") rendered an oral opinion to AFG's Board of Directors on March 20, 1995, which was confirmed by its written opinion dated as of such date, to the effect that, as of such date and based upon and subject to certain matters stated therein, the consideration to be received by the holders of AFG Common Stock (other than KeyCorp) in the Merger and the Distribution, taken as a whole, was fair, from a financial point of view, to such holders. CS First Boston confirmed its opinion of March 20, 1995 by delivery of a written opinion dated the date of this Proxy Statement/Prospectus. The opinion of CS First Boston dated the date of this Proxy Statement/Prospectus, which is attached hereto as Appendix F and is incorporated herein by reference, is substantially identical to the opinion of CS First Boston dated March 20, 1995, and references herein to the opinion of CS First Boston are, unless otherwise noted, references to its opinion dated the date of this Proxy Statement/Prospectus. The opinion should be read in its entirety for a description of the procedures followed by, assumptions and qualifications made by, matters considered by and limitations imposed on, CS First Boston. See also "THE MERGER -- Background of the Merger" and "-- Opinion of AFG's Financial Advisor."

COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF CAPITAL STOCK OF KEYCORP AND AFG

     See "COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF CAPITAL STOCK OF KEYCORP AND AFG" for a summary of the material differences between the rights of holders of shares of AFG Common Stock and holders of shares of KeyCorp Common Stock.

COMPARATIVE MARKET PRICES OF COMMON STOCK

     KeyCorp Common Stock is listed for trading on the NYSE under the symbol "KEY". AFG Common Stock is quoted on the Nasdaq National Market under the symbol "AUFN".

     The following table sets forth the historical market value per share of each of KeyCorp Common Stock and AFG Common Stock and the equivalent market value per share of AFG Common Stock, each as of March 17, 1995, the last business day preceding public announcement of the Merger. The equivalent market value per share of AFG Common Stock represents an estimated exchange ratio of
 .569 shares of KeyCorp Common Stock, computed as if the Exchange Ratio for the Merger were calculated using a price per share of KeyCorp Common Stock of $29.00, which was the closing price of a share of KeyCorp Common Stock on March 17, 1995, as reported on the NYSE. THIS EXCHANGE RATIO IS AN ESTIMATE ONLY FOR PURPOSES OF THIS PROXY STATEMENT/PROSPECTUS, AND WILL LIKELY NOT BE THE EXCHANGE RATIO USED FOR THE ISSUANCE OF SHARES OF KEYCORP COMMON STOCK IN CONNECTION WITH THE MERGER. THE ACTUAL EXCHANGE RATIO, WHICH IS BASED UPON THE AVERAGE STOCK PRICE OF KEYCORP COMMON STOCK, WILL VARY ACCORDING TO CHANGES IN SUCH AVERAGE STOCK PRICE. SEE "THE MERGER -- CONVERSION OF AFG COMMON STOCK; EXCHANGE RATIO." IN ADDITION, THE EXCHANGE RATIO IS SUBJECT TO ADJUSTMENT UPON THE OCCURRENCE OF CERTAIN EVENTS PURSUANT TO THE TERMS OF THE MERGER AGREEMENT. See "THE
MERGER -- Adjustment to Exchange Ratio." The historical market value per share of AFG Common Stock is the last per share sales price on March 17, 1995, as quoted on the Nasdaq National Market.

                                                                               AFG
                                                                   ---------------------------
                                                                                   EQUIVALENT
                                                     KEYCORP                      MARKET VALUE
                                                    HISTORICAL     HISTORICAL      PER SHARE
                                                    ----------     ----------     ------------
        Closing Prices on March 17, 1995..........    $29.00         $10.00          $16.50

     Shareholders are advised to obtain current market quotations for KeyCorp Common Stock. There is no assurance as to the market price of KeyCorp Common Stock at or after the Effective Time.

UNAUDITED COMPARATIVE PER COMMON SHARE DATA

     The following table sets forth unaudited comparative per common share book value, cash dividends declared and net income: (a) on an historical basis for KeyCorp and AFG; (b) on a pro forma basis per share of KeyCorp Common Stock adjusted to give effect to the Merger as if it had occurred at December 31, 1994 with respect to the presentation of book value and as if the Merger had occurred at January 1, 1994 with respect to the presentation of net income; and (c) on an equivalent pro forma basis per share of AFG Common Stock. Based on the closing price of KeyCorp's Common Stock on March 17, 1995, the information represents an estimated exchange ratio of .569 shares of KeyCorp Common Stock for each share of AFG Common Stock outstanding immediately prior to the Merger in a transaction to be accounted for as a purchase. This exchange ratio is an estimate only for purposes of this Proxy Statement/Prospectus, and will likely not be the Exchange Ratio used for the issuance of KeyCorp Common Stock in connection with the Merger. The actual Exchange Ratio will be determined by dividing $16.50 by the Average Stock Price, but in no event less than .50 and no more than .60 shares of KeyCorp Common Stock per share of AFG Common Stock regardless of the Average Stock Price.

     In connection with the Merger, KeyCorp announced its intention to purchase, prior to the Effective Time of the Merger, up to approximately 11,300,000 shares of KeyCorp Common Stock in open market or privately negotiated transactions. As of August 1, 1995, KeyCorp had purchased 10,410,272 shares at market prices ranging from $27.125 to $32.125. The actual amount and timing of future purchases, if any, is subject to prevailing market conditions, including the market price of KeyCorp Common Stock at the time of such purchases. In compliance with federal securities laws, all KeyCorp purchases of KeyCorp Common Stock were suspended prior to the mailing of this Proxy Statement/Prospectus to AFG shareholders and will not recommence, if at all, until after the Special Meeting.

     The following information should be read in conjunction with the historical financial statements of KeyCorp and AFG incorporated herein by reference or included elsewhere in this Proxy Statement/Prospectus. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "-- Selected Consolidated Financial Data" and "INDEX TO AFG FINANCIAL STATEMENTS." The pro forma and equivalent pro forma data may not be indicative of the results that actually would have occurred if the Merger had been in effect during the periods presented or which may be attained in the future.

                  UNAUDITED COMPARATIVE PER COMMON SHARE DATA

                                                                                      AFG
                                                    KEYCORP               ---------------------------
                                          ---------------------------                     EQUIVALENT
                                          HISTORICAL     PRO FORMA(1)     HISTORICAL     PRO FORMA(2)
                                          ----------     ------------     ----------     ------------
BOOK VALUE
  March 31, 1995........................   $ 19.57          $19.57          $ 4.57(3)       $11.14(5)
  December 31, 1994.....................     18.88           18.88            4.38(3)        10.74(5)
CASH DIVIDENDS DECLARED
  First quarter 1995....................   $   .360         $ .360          $   --          $ .205
  Fourth quarter 1994...................       .320           .320              --            .182
  Third quarter 1994....................       .320           .320              --            .182
  Second quarter 1994...................       .320           .320              --            .182
  First quarter 1994....................       .320           .320              --            .182
NET INCOME
  Three months ended March 31, 1995.....   $   .86          $  .83          $  .10(4)       $  .47(5)
  Year ended December 31, 1994..........      3.45            3.34             .40(4)         1.90(5)

- ---------------
(1) Other than cash dividends declared, the KeyCorp pro forma data gives effect to the Merger as if the Merger had occurred at the date presented with respect to the book value and as if the Merger had occurred at January 1, 1994 with respect to the presentation of net income. The pro forma book value and net income amounts include the results of both companies' operations as well as acquisition-related adjustments. The KeyCorp pro forma cash dividends represent KeyCorp's historical dividends. The pro forma data may not be indicative of the results that actually would have occurred if the Merger had been in effect during the periods presented or which may be attained in the future.

(2) The equivalent pro forma per share amounts for AFG Common Stock represent, in the case of book value and net income, the pro forma amounts for shares of KeyCorp Common Stock multiplied by the estimated Exchange Ratio of .569 and, in the case of cash dividends declared, the historical data for shares of KeyCorp Common Stock multiplied by .569, the estimated Exchange Ratio.

(3) AFG's book value per common share at March 31, 1995 and December 31, 1994 would have been $3.94 and $3.73, respectively, after giving effect, at each of those respective dates, to the distribution of 95.01% of the outstanding shares of Patlex Common Stock, but prior to giving effect to the Merger.

(4) Net income per common share data reflects AFG's income from continuing operations. If the net income of Patlex were included, the net income per common share would have been $.12 and $.48 for the three months ended March 31, 1995 and the year ended December 31, 1994, respectively.

(5) In addition, pursuant to the Distribution Agreement, AFG shareholders will receive one share of Patlex Common Stock for every eight shares of AFG Common Stock held on the Distribution Record Date. On a per AFG common share basis, at March 31, 1995 and December 31, 1994, Patlex had an historical book value equivalent of $.63 and $.65, respectively, and for the three months ended March 31, 1995 and the year ended December 31, 1994, Patlex had an historical net income equivalent of $.02 and $.08, respectively.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables set forth selected historical consolidated financial data for KeyCorp for each of the five years in the period ended December 31, 1994 and the three-month periods ended March 31, 1995 and 1994, and selected historical consolidated financial data for AFG for each of the five years in the period ended June 30, 1994 and the nine-month periods ended March 31, 1995 and 1994. Such data have been derived from, and should be read in conjunction with, the consolidated financial statements and unaudited consolidated interim financial statements of KeyCorp and AFG, including the notes thereto, incorporated herein by reference or included elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INDEX TO AFG FINANCIAL STATEMENTS." Selected unaudited financial information for the three-month periods ended March 31, 1995 and 1994 for KeyCorp and the nine-month periods ended March 31, 1995 and 1994 for AFG, in each case, includes all adjustments, consisting only of normal recurring adjustments that, in the opinion of the managements of KeyCorp and AFG, respectively, were considered necessary for a fair presentation of the consolidated operating results and financial position for and at the end of such interim periods. Results for the interim periods are not necessarily indicative of results expected for the year as a whole. See "INDEX TO AFG FINANCIAL STATEMENTS."

     Neither the Merger nor any other pending acquisition by KeyCorp is expected to have a material effect on KeyCorp's consolidated financial data. Accordingly, no pro forma combined selected consolidated financial data is included herein.

                            KEYCORP AND SUBSIDIARIES
                      SELECTED CONSOLIDATED FINANCIAL DATA

                                      THREE MONTHS ENDED
                                           MARCH 31,                                 YEAR ENDED DECEMBER 31,
                                    -----------------------     -----------------------------------------------------------------
(DOLLARS IN MILLIONS, EXCEPT PER
         SHARE AMOUNTS)               1995          1994          1994          1993          1992          1991          1990
- -----------------------------------------------------------     -----------------------------------------------------------------
FOR THE PERIOD
 Interest income................    $ 1,245.4     $ 1,045.0     $ 4,490.1     $ 4,213.9     $ 4,198.8     $ 4,652.4     $ 4,528.8
 Interest expense...............        601.6         376.9       1,796.8       1,534.9       1,750.1       2,519.4       2,667.7
 Net interest income............        643.8         668.1       2,693.3       2,679.0       2,448.7       2,133.0       1,861.1
 Provision for loan losses......         18.5          36.8         125.2         211.7         338.4         466.2         517.2
 Noninterest income.............        171.0         226.6         882.6       1,001.7         925.2         849.3         744.2
 Noninterest expense............        560.8         542.8       2,167.2       2,385.1       2,170.4       2,065.7       1,819.5
 Income before income taxes and
   extraordinary item...........        235.5         315.1       1,283.5       1,083.9         865.1         450.4         268.6
 Income before extraordinary
   item.........................        173.9         208.6         853.5         709.9         592.1         313.7         256.1
 Net income.....................        209.7         208.6         853.5         709.9         592.1         313.7         256.1
 Net income applicable to Common
   Shares.......................        205.7         204.6         837.5         691.8         568.1         297.5         249.0
- ---------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
 Income before extraordinary
   item.........................    $    0.71     $    0.85     $    3.45     $    2.89     $    2.42     $    1.31     $    1.13
 Net income.....................         0.86          0.85          3.45          2.89          2.42          1.31          1.13
 Cash dividends.................         0.36          0.32          1.28          1.12          0.98          0.92          0.88
 Weighted average Common Shares
   (000)........................    239,999.2     241,925.8     243,067.5     239,775.2     235,004.8     227,116.2     220,078.6
- ---------------------------------------------------------------------------------------------------------------------------------
AT PERIOD-END
 Loans..........................    $48,020.8     $41,379.8     $46,224.7     $40,071.3     $36,021.8     $35,534.3     $34,193.7
 Earning assets.................     61,167.1      55,913.5      60,046.5      54,352.7      49,380.8      48,207.9      44,668.2
 Total assets...................     67,709.0      61,478.9      66,801.2      59,634.3      55,068.4      53,600.9      49,953.4
 Deposits.......................     48,812.3      46,880.6      48,564.2      46,499.1      43,433.1      42,835.0      40,935.3
 Long-term debt.................      3,725.2       1,744.5       3,569.8       1,763.9       1,790.1       1,224.5       1,145.2
 Common shareholders' equity....      4,657.5       4,368.3       4,530.4       4,225.5       3,683.3       3,272.4       2,941.7
 Total shareholders' equity.....      4,817.5       4,528.3       4,690.4       4,385.5       3,927.3       3,516.4       3,025.7
- ---------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
 Return on average total
   assets.......................         1.28%         1.41%         1.36%         1.24%         1.13%         0.60%         0.54%
 Return on average common
   equity.......................        18.26         19.20         18.87         17.27         16.33          9.29          8.39
 Efficiency (1).................        64.12         60.13         59.39         60.50         60.96         65.27         66.92
 Overhead (2)...................        52.36         47.27         46.14         46.85         47.21         52.63         54.58
 Net interest margin............         4.38          5.03          4.83          5.31          5.31          4.71          4.53
- ---------------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS AT PERIOD-END
 Equity to assets...............         7.12%         7.38%         7.03%         7.37%         7.13%         6.56%         6.06%
 Tangible equity to tangible
   assets.......................         6.02          6.55          6.19          6.51          6.11          5.45          4.79
 Tier 1 risk-adjusted capital...         7.96          8.91          8.48          8.73          8.56          7.67          6.75
 Total risk-adjusted capital....        11.05         12.34         11.62         12.22         11.73          9.80          9.17
 Leverage.......................         6.24          6.85          6.63          6.72          6.56          5.97          5.23
- ---------------------------------------------------------------------------------------------------------------------------------
ASSET QUALITY
 Nonperforming loans............    $   303.7     $   316.8     $   256.0     $   336.3     $   552.9     $   729.5     $   798.9
 Nonperforming assets...........        362.5         464.0         339.8         500.1         900.2       1,071.9       1,013.2
 Allowance for loan losses......        867.1         812.6         830.3         802.7         782.6         793.5         677.3
 Nonperforming loans to
   period-end loans.............         0.63%         0.77%         0.55%         0.84%         1.53%         2.05%         2.34%
 Nonperforming assets to
   period-end loans plus OREO
   and other nonperforming
   assets.......................         0.75          1.12          0.73          1.24          2.47          2.99          2.94
 Allowance for loan losses to
   nonperforming loans..........       285.51        256.53        324.27        238.69        141.54        108.79         84.78
 Allowance for loan losses to
   period-end loans.............         1.81          1.96          1.80          2.00          2.17          2.23          1.98
 Net loan charge-offs to average
   loans........................         0.15          0.31          0.26          0.56          1.02          1.11          1.02
- ---------------------------------------------------------------------------------------------------------------------------------

The comparability of the information presented above is affected by certain mergers, acquisitions and divestitures completed by KeyCorp in the time periods presented.

(1) Calculated as noninterest expense (excluding merger and integration charges and other significant nonrecurring charges) divided by taxable-equivalent net interest income plus noninterest income (excluding net securities transactions and certain gains on asset sales).

(2) Calculated as noninterest expense (excluding merger and integration charges and other significant nonrecurring charges) less noninterest income (excluding net securities transactions and certain gains on asset sales) divided by taxable-equivalent net interest income.

                    AFG SELECTED CONSOLIDATED FINANCIAL DATA

                                       NINE MONTHS ENDED
                                           MARCH 31,                                   YEAR ENDED JUNE 30,
                                    -----------------------     -----------------------------------------------------------------
 (DOLLARS IN THOUSANDS, EXCEPT
       PER SHARE AMOUNTS)             1995          1994          1994          1993          1992          1991          1990
- -----------------------------------------------------------     -----------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:
 Total revenues.................    $  26,691     $  14,858     $  22,174     $  11,251     $   9,264     $   4,676     $   1,737
 Provision for credit losses....        6,677         2,326         3,847         1,800         1,676         1,011           553
 Income (loss) from continuing
   operations and before
   provision for income taxes
   and extraordinary credit.....        9,547         6,170         9,253         2,688         1,337        (2,279)       (3,207)
 Income (loss) from continuing
   operations and before
   extraordinary credit.........        5,807         3,800         5,683         1,661           717        (2,279)       (3,207)
 Net income (loss)..............        6,950         4,918         7,136         3,033         1,268        (2,279)       (3,207)
 Income (loss) from continuing
   operations before
   extraordinary credit per
   share........................    $    0.31     $    0.23     $    0.34     $    0.13     $    0.10     $   (0.38)    $   (0.86)
 Net income (loss) per share....         0.37          0.30          0.42          0.24          0.17         (0.38)        (0.86)

BALANCE SHEET DATA:
 Investment in finance
   receivables..................    $  78,838     $  49,162     $  64,064     $  25,263     $  16,158     $  23,150     $  12,798
 Total assets...................      118,622        79,888       101,000        51,829        23,163        27,529        14,253
 Total borrowings...............       27,951         4,005        22,135         7,796         9,994        21,469        18,323
 Stockholders' equity (net
   capital deficiency)..........       86,521        73,849        76,214        42,572        11,748         4,036        (5,230)

PORTFOLIO DATA:
 Number of contracts acquired
   during period (not in
   thousands):
   Indirect receivables.........    $  10,909     $   7,283     $  11,244     $   5,238     $   2,758     $   1,616     $   1,540
   Bulk purchased contracts.....           --            --            --            --         1,238            --            --
   Repurchase of grantor
     trust......................          574            --            --            --            --            --            --
                                    ---------     ---------     ---------     ---------     ---------     ---------     ---------
                                       11,483         7,283        11,244         5,238         3,996         1,616         1,540

 Dollar value of contracts
   acquired during period:
   Indirect receivables.........    $ 139,708     $  84,480     $ 133,065     $  54,890     $  26,538     $  16,191     $  14,498
   Bulk purchased contracts.....           --            --            --            --         6,208            --            --
   Repurchase of grantor
     trust......................        1,239            --            --            --            --            --            --
                                    ---------     ---------     ---------     ---------     ---------     ---------     ---------
                                      140,947        84,480       133,065        54,890        32,746        16,191        14,498
 Principal outstanding of
   contracts owned and/or
   serviced -- end of period....    $ 230,608     $ 125,868     $ 159,393     $  72,957     $  41,819     $  23,322     $  13,348
 Indirect receivables over 30
   days delinquent as a
   percentage of principal
   outstanding..................         0.54%         0.44%         0.51%         0.50%         0.72%         0.50%         0.45%
 Indirect receivables net losses
   as a percentage of average
   principal outstanding........         5.54%         3.35%         3.24%         3.15%         4.03%         2.91%         2.34%

- --------------------------------------------------------------------------------

The selected historical consolidated financial data for the nine months ended March 31, 1995 and 1994 and for the years ended June 30, 1994 and 1993 for AFG have been restated to reflect the classification of Patlex as a discontinued operation. See Note 2 to the AFG Consolidated Financial Statements included in this Proxy Statement/Prospectus.

                              THE SPECIAL MEETING

GENERAL

     This Proxy Statement/Prospectus is being furnished to holders of AFG Common Stock in connection with the solicitation of proxies by the AFG Board for use at the Special Meeting of Shareholders to be held on September 7, 1995, at the New York Athletic Club, 180 Central Park South, New York, NY 10019 at 9:00 a.m., local time, and at any adjournment or postponement thereof.

     This Proxy Statement/Prospectus, the Notice of Meeting, the accompanying form of proxy and the Patlex Information Statement are first being mailed or delivered to shareholders of AFG on or about August 8, 1995.

PURPOSE OF THE MEETING

     At the Special Meeting, shareholders of AFG will be asked to consider and vote upon a proposal to approve the Merger Agreement providing for the Merger of AFG with and into KeySub. From and after the Effective Time of the Merger, KeySub will continue as the surviving corporation under the name AutoFinance Group, Inc.

     This Proxy Statement/Prospectus and its contents have been approved and its distribution authorized by the Board of Directors of each of AFG and KeyCorp. Kenneth G. Langone, a director of AFG, abstained from the vote by the AFG Board of Directors to approve the Merger Agreement because of his interest in Invemed, one of the financial advisors to AFG in connection with the Merger and the Distribution. Mr. Langone is Chairman and the majority shareholder of Invemed. All other directors of AFG voted to approve the Merger Agreement. See "THE MERGER -- Background of the Merger" and "-- Interests of Certain Persons in the Merger -- Invemed Associates, Inc."

     THE AFG BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

VOTING RIGHTS

     The AFG Board has fixed August 1, 1995 as the Record Date for the determination of AFG shareholders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of AFG Common Stock at the close of business on the Record Date will be entitled to vote at the Special Meeting. At the close of business on the Record Date, 18,970,389 shares of AFG Common Stock were outstanding, each of which is entitled to one vote at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of AFG Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

     Approval of the Merger Agreement requires the affirmative vote by holders of a majority of the shares of AFG Common Stock outstanding on the Record Date.

     The directors and executive officers of AFG and their affiliates, who in the aggregate beneficially owned approximately 14% of the outstanding shares of AFG Common Stock as of the Record Date, have advised AFG that they presently intend to vote their shares of AFG Common Stock in favor of approval of the Merger Agreement and the transactions contemplated thereby. Certain shareholders of AFG (including four directors of AFG whose shares are also included in the percentage set forth in the previous sentence), who in the aggregate beneficially owned approximately 26% of the outstanding shares of AFG Common Stock on such date, have agreed with KeyCorp to vote their shares in favor of approval of the Merger Agreement by executing and delivering the Voting Agreements. See "VOTING AGREEMENTS AND IRREVOCABLE PROXIES."

     Each shareholder may vote personally or by proxy; a person acting as a proxy need not be a shareholder of AFG.

SOLICITATION AND REVOCATION OF PROXIES

     Proxy cards for use at the Special Meeting accompany this Proxy Statement/Prospectus. All shares represented by properly executed proxies will be voted in accordance with the directions on the proxies, unless such proxies are revoked prior to the vote. PROPERLY EXECUTED PROXIES CONTAINING NO INSTRUCTIONS REGARDING ANY PARTICULAR MATTER SPECIFIED THEREIN WILL BE VOTED FOR THE APPROVAL OF SUCH MATTER.

     The AFG Board does not know of any other matters which may come before the Special Meeting. If any other matters are properly presented for action at the Special Meeting, the named proxies will vote in accordance with their best judgment on such matters.

     A shareholder of AFG who executes and returns a proxy has the power to revoke it at any time before it is voted. The giving of a proxy does not affect a shareholder's right to attend and vote in person at the Special Meeting. A shareholder's presence at a meeting, however, will not in itself revoke the shareholder's proxy. An AFG shareholder giving a proxy pursuant to this solicitation may revoke such proxy by delivering a written revocation or a later proxy to the Secretary of AFG at 601 Oakmont Lane, Suite 110, Westmont, Illinois 60559-5549. No revocation by written notice, however, will be effective unless and until such notice is received by the Secretary of AFG prior to the date of the Special Meeting or by the inspector of election at the Special Meeting prior to the closing of the polls.

     AFG will bear the cost of solicitation of proxies for the Special Meeting. In addition to the use of the mails, proxies may be solicited by telephone by directors and officers and employees of AFG who will not be specially compensated for such services. Any proxy solicitation firm or organization, if engaged by AFG, will be reimbursed by AFG for reasonable expenses and receive customary fees for its services. AFG will request that the Notice of Special Meeting, this Proxy Statement/Prospectus, the proxy and related materials, if any, and the Patlex Information Statement be forwarded to beneficial owners and expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling such matters.

     In determining whether the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against the Merger.

                                   THE MERGER

     This portion of the Proxy Statement/Prospectus describes various aspects of the Merger. The following descriptions do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement attached hereto as Appendix A and incorporated herein by reference. ALL SHAREHOLDERS OF AFG ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

BACKGROUND OF THE MERGER

     In late 1994, KeyCorp was evaluating alternative methods of financing non-prime credits in the automotive finance business. KeyCorp contacted AFG to investigate the possibility of a business relationship with AFG. AFG was interested in meeting with KeyCorp because AFG was in the midst of making presentations to banks and other originators of automobile loans in order to establish programs to service their flow of automobile loan applications by individuals with non-prime credit. In mid-November, A. E. Steinhaus and Blair T. Nance of AFG held a meeting with A. Jay Meyerson, Executive Vice President of KeyCorp, at which they made such a presentation and discussed with Mr. Meyerson other potential business relationships, including joint ventures.

     In mid-December 1994, KeyCorp asked CS First Boston, which had performed certain investment banking services for both KeyCorp and AFG in the past, to arrange a meeting with Kenneth G. Langone, a director of AFG and the Chairman of the Board and President of Invemed, a financial adviser to AFG, concerning a potential business relationship between AFG and KeyCorp. In early January 1995, Mr. Langone met with Robert W. Gillespie, the President of KeyCorp, Mr. Meyerson, and a representative of CS First Boston. At that meeting, Mr. Gillespie expressed interest in a potential acquisition of AFG by KeyCorp. A preliminary discussion ensued concerning a potential business combination, as well as the possibility of a joint venture or other business relationship. Mr. Langone promptly communicated to AFG the discussions with KeyCorp. Thereafter, from time to time in January and early February 1995, there were discussions between senior managers and representatives of AFG and KeyCorp concerning the structure and terms of a possible joint venture or similar business relationship between AFG and KeyCorp. Throughout these discussions, KeyCorp continued to indicate its interest in a possible acquisition, rather than merely establishing a joint venture relationship.

     During the middle to the end of February 1995, the parties continued to discuss the terms of a potential acquisition of AFG by KeyCorp. On February 28, 1995, Mr. Langone and Mr. Gillespie met to discuss the terms of a KeyCorp proposal to acquire AFG.

     Following the execution of a confidentiality agreement by KeyCorp on March 3, 1995, KeyCorp conducted due diligence concerning the business, financial results and prospects of AFG.

     The terms and conditions proposed by KeyCorp were subsequently presented to the Executive Committee of the KeyCorp Board of Directors, which authorized further negotiations with AFG. Following extensive discussions and negotiations between AFG and KeyCorp management regarding the structure and terms of the acquisition, the proposed terms were presented to the AFG Board at a meeting on March 12, 1995. At that meeting, AFG's legal advisors also made a presentation to the AFG Board and CS First Boston discussed with the AFG Board its financial analysis of the proposed transaction. During subsequent negotiations between the parties, the terms of the transaction were discussed. The KeyCorp Board of Directors approved the proposed transaction at the regular meeting of the Board on March 15-16. A special meeting of the AFG Board was held on March 16, 1995 at which the status of negotiations with KeyCorp was discussed.

     Another special meeting of the AFG Board was held on March 20, 1995 to consider the proposed transaction as negotiated and documented. Information concerning the proposed financing arrangements with Society National Bank, a national banking association and a wholly owned subsidiary of KeyCorp ("SNB"), was presented to and discussed by the AFG Board. The terms of the Employment Agreements to be executed by Messrs. Steinhaus and Nance with KeySub were also fully disclosed at this meeting to the AFG Board, which considered the terms and conditions and approved the continued participation and deliberation of Messrs. Steinhaus and Nance with respect to the terms of the Merger. At this meeting, the legal advisor to AFG made a presentation concerning the material aspects of the proposed transaction. CS First Boston reviewed with the AFG Board its financial analysis of the proposed transaction and rendered to the AFG Board its opinion that, as of such date, the consideration to be received by the AFG shareholders (other than KeyCorp) in the Merger and the Distribution, taken as a whole, was fair to such shareholders from a financial point of view. A copy of the opinion of CS First Boston, dated the date of this Proxy Statement/Prospectus, which sets forth the assumptions made, the matters considered and the limitations on the review undertaken by CS First Boston in rendering such opinion, is attached to this Proxy Statement/Prospectus as Appendix F and incorporated herein by reference. Such opinion is substantially identical to the opinion of CS First Boston dated March 20, 1995. See
"-- Opinion of AFG's Financial Advisor."

     Following deliberations, the AFG Board approved the Merger Agreement, the Distribution Agreement, the Option Agreement and the financing arrangements. Mr. Langone abstained from the vote by the AFG Board to approve the Merger Agreement, the Distribution Agreement, the Option Agreement and the financing arrangements because of his interest in Invemed. All other directors voted to approve the Merger Agreement, the Distribution Agreement, the Option Agreement and the financing arrangements. Following the March 20, 1995 special meeting of the AFG Board (i) AFG, KeyCorp and KeySub executed the Merger Agreement, (ii) AFG, Patlex and KeyCorp executed the Distribution Agreement and (iii) AFG and KeyCorp executed the Option Agreement. In addition, KeyCorp entered into the Voting Agreements with certain AFG shareholders, pursuant to which, among other things, such shareholders agreed to vote their shares in favor of the Merger Agreement. See "VOTING AGREEMENTS AND IRREVOCABLE PROXIES."

AFG'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

     The AFG Board believes that the Merger is fair to and in the best interests of AFG and its shareholders for the reasons set forth below. Accordingly, the AFG Board approved the Merger Agreement and the transactions contemplated thereby and recommends that the AFG shareholders vote for approval of the Merger Agreement and the transactions contemplated thereby.

     In reaching its decision to approve the Merger Agreement, the AFG Board consulted with its legal and financial advisors, as well as AFG's management, and considered numerous factors at its March 12, March 16 and March 20 meetings, including but not limited to the following:

          (a) the fact that the Merger would provide the holders of AFG Common Stock with an opportunity to receive a significant premium over recent market prices (prior to the public announcement of the Merger) for their shares on a tax-free basis;

          (b) the historical, current and prospective conditions of the business of AFG, including, among other things, AFG's capital and liquidity requirements, the business of Patlex and the historical and future prospects of KeyCorp, the value of KeyCorp's Common Stock and its favorable financial condition, as well as KeyCorp's existing involvement in the automotive finance industry;

          (c) the terms and conditions of the Merger Agreement, including (i) the amount and form of the consideration, (ii) the minimum Average Stock Price to be used in calculating the Exchange Ratio for KeyCorp Common Stock to be received by AFG shareholders in connection with the Merger, (iii) the terms and conditions under which KeyCorp and AFG may terminate the Merger Agreement, and (iv) the right of KeyCorp to receive a fee of $1.5 million under certain circumstances following termination of the Merger Agreement;

          (d) the exclusivity provisions of the Merger Agreement, which permitted the AFG Board to comply with its ongoing fiduciary duties to the AFG shareholders, as well as the fact that KeyCorp required such provisions as a condition to its willingness to proceed with discussions regarding the Merger and the Distribution and as a condition to its willingness to enter into the Merger Agreement;

          (e) historical data relating to market prices and trading volumes of the AFG Common Stock, historical data relating to market prices, dividends and trading volumes of the KeyCorp Common Stock and market prices of KeyCorp Common Stock compared to those of certain other publicly traded companies;

          (f) the opinion of CS First Boston that, as of the date of such opinion and subject to the assumptions and limitations stated therein, the consideration to be received by the AFG shareholders (other than KeyCorp) in the Merger and the Distribution, taken as a whole, was fair from a financial point of view to such shareholders;

          (g) the alternatives to the Merger, including, among other things, the possible availability of strategic alliances or combinations with other entities and the risks associated with and likelihood of any such alliances becoming available and being completed;

          (h) the structure of the Distribution and the Merger which would permit the AFG shareholders to receive Patlex Common Stock (and retain an interest in the business of Patlex) and then to exchange all of their shares of AFG Common Stock for shares of KeyCorp Common Stock on what is intended to be a tax-free basis;

          (i) the terms of the Option Agreement and the fact that KeyCorp required the Option Agreement as a condition to KeyCorp's entering into the Merger Agreement as well as certain other interests that certain members of the AFG Board and management have in the Merger in addition to the interests of AFG shareholders generally; and

          (j) the regulatory approvals required for the Merger, as well as the risks, uncertainties and possible delays associated with KeyCorp obtaining approval by the Federal Reserve Board, and the estimated length of time to consummate the transactions.

     The AFG Board believes that the factors in paragraphs (a), (c) and (f) above support its determination that the consideration to be received in the Distribution and the Merger by AFG shareholders is fair. The AFG Board believes that the significant premium (as described in paragraph (a) above) supports its determination that the consideration to be received in the Distribution and the Merger by AFG shareholders is fair. The terms of the Merger Agreement described in paragraph (c) above support its determination that the consideration to be received by AFG shareholders in the Distribution and the Merger is fair because the AFG Board believes (i) the amount of KeyCorp Common Stock to be received in the Merger is fair, (ii) the minimum Average Stock Price to be used in calculating the Exchange Ratio for KeyCorp Common Stock to be received in connection with the Merger is fair given the then market price of the KeyCorp Common Stock and the actual and likely fluctuations of such price over time, and
(iii) the conditions under which the Merger Agreement may be terminated and the amount of the fee payable to KeyCorp in the event of such termination may allow a third-party acquiror to make an offer with respect to an alternative acquisition transaction which could provide more value to AFG shareholders (AFG has not received such an offer with respect to an alternative acquisition transaction). In the view of the AFG Board, CS First Boston's March 20, 1995 opinion (referred to in paragraph (f) above), and the substantially identical opinion dated the date of this Proxy Statement/Prospectus, because they provide, as of the dates thereof and subject to the assumptions and limitations stated therein, the opinion of an outside financial advisor that the consideration to be received by AFG shareholders in connection with the Merger and the Distribution, taken as a whole, was fair to such shareholders (other than KeyCorp) from a financial point of view, further supports its determination that the consideration to be received by AFG shareholders is fair.

     The AFG Board believes that the factors in paragraphs (b), (e), (g) and (h) above support its determination that the Merger is in the best interests of AFG and its shareholders. The AFG Board believes that the historical, current and prospective conditions in the automotive finance business referred to in paragraph (b) above support its determination that the Merger is in the best interests of AFG and its shareholders because the AFG Board believes that KeyCorp's favorable financial condition and access to capital and its existing involvement in the automotive finance industry will allow KeyCorp to provide the necessary capital and liquidity to expand and develop AFG's automotive finance business. The factors in paragraph (e) above, in the AFG Board's opinion, support its determination that the Merger is in the best interests of AFG and its shareholders because AFG shareholders will receive in the Merger common stock of a company, with net income in 1994 of approximately $853.5 million, which, in the AFG Board's opinion, has the size and the experience as a financial services provider to continue to compete effectively in the automotive finance industry and its other businesses. In addition, as referred to in paragraph (e) above, KeyCorp Common Stock has a broad trading market thereby providing enhanced liquidity to AFG shareholders. The AFG Board believes the factors in paragraph (g) above support its determination that the Merger is in the best interests of AFG and its shareholders because the Merger represented the most attractive strategic alliance available at such time and minimizes the risk of AFG not having similarly attractive future opportunities. Finally, the AFG Board believes the factor in paragraph (h) above supports its determination that the Merger is in the best interests of AFG shareholders because they will have the ability to retain an interest in Patlex and receive KeyCorp Common Stock with the expectation that federal income taxes will, more likely than not, not have to be paid on the KeyCorp Common Stock received in the Merger or on the Patlex Common Stock received in the Distribution until such shares are sold.

     The AFG Board considered the exclusivity provisions (referred to in paragraph (d) above) as well as the regulatory approvals required for the Merger and the estimated length of time to consummate the Merger and the Distribution, but believes that the restrictions imposed by such exclusivity provisions, the risks and uncertainties involved in obtaining such approvals and the relatively long time period necessary to consummate the Merger and the Distribution necessitated in part by regulatory reviews and other requirements applicable to KeyCorp are outweighed by what it believes are the advantages of the Merger for AFG and its shareholders as summarized above.

     As noted in paragraph (i) above, the AFG Board considered the fact that AFG has become a party to the Option Agreement which, under certain circumstances provided therein, could result in KeyCorp becoming a significant shareholder of AFG with the ability to affect the election of directors and management of AFG.

However, the AFG Board believes that the risks and uncertainties of KeyCorp acquiring a substantial equity interest in AFG pursuant to an exercise of the Option are outweighed by the fact that the AFG Board believes that it is unlikely that the Option will become exercisable and by what the AFG Board believes are the advantages of the Merger for AFG shareholders. In addition, the AFG Board considered the fact that certain members of the AFG Board and management have certain other interests, such as Employment Agreements with KeySub and options to purchase AFG Common Stock, in the Merger that are in addition to the interests of the AFG shareholders generally. However, the AFG Board believes that, as significant AFG shareholders, the interests of such AFG Board members and management were aligned with those of the AFG shareholders generally. See "-- Interests of Certain Persons in the Merger."

     Based on all of these considerations, and such other matters as the members of the AFG Board deemed relevant, the AFG Board approved the Merger Agreement and the transactions contemplated thereby.

     In its evaluation of the Merger and the Distribution and the specific factors which were considered, the AFG Board gave greater weight to the significant premium (as described in paragraph (a) above) than it did to the other factors which were considered. In view of the wide variety of factors considered with its evaluation of the Distribution and the Merger, the AFG Board did not find it practicable to, and did not, otherwise assign any relative or specific weights to the other factors which were considered, and individual directors may have given differing weights to different factors.

     THE AFG BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

KEYCORP'S REASONS FOR THE MERGER

     In reaching its determination that the Merger and the Merger Agreement are fair to, and in the best interest of, KeyCorp and its shareholders, KeyCorp's Board of Directors and senior management considered a number of factors including the following:

          (a) KeyCorp's overall strategic focus outlined, in part, in its First Choice 2000 initiative, which expresses, as one of its components, KeyCorp's desire to become a national leader in consumer lending;

          (b) The additional product mix that AFG would add to KeyCorp's existing consumer finance line of business, allowing KeyCorp to rapidly become a significant national competitor in the non-prime segment of the automobile finance business without incurring significant start-up costs and time delays in achieving that position;

          (c) The expertise of AFG's personnel and the sophistication of its operating systems in underwriting and servicing non-prime automobile finance contracts that would allow KeyCorp to extend credit to a segment of the consumer automobile market that KeyCorp might otherwise be unable to serve on a profitable basis;

          (d) The potential synergy created by the combination of AFG's expertise in non-prime automobile financing and the significant number of loan applications in this segment that KeyCorp declines due to its lack of expertise, that KeyCorp would now be able to effectively originate and service;

          (e) KeyCorp management's due diligence review of AFG, including the business, operations, earnings, asset quality and financial condition of AFG on a historical, prospective and pro forma basis;

          (f) The review by KeyCorp of all of the terms and conditions of the Merger Agreement, the Option Agreement and the Distribution Agreement; and

          (g) The expectation that the Merger will be tax-free for federal income tax purposes to KeyCorp (see "-- Accounting Treatment of the Merger" and "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS").

     KeyCorp management did not assign any specific value or relative weights to the factors considered in its evaluation. The Board of KeyCorp concurred with management's analysis and recommendation regarding the Merger and approved the terms and conditions of the Merger.

OPINION OF AFG'S FINANCIAL ADVISOR

     GENERAL. CS First Boston was retained by AFG to act as one of its two exclusive financial advisors in connection with the Merger and the Distribution (hereinafter collectively referred to as the "Transaction"). Invemed is the other financial advisor to AFG in connection with the Transaction. CS First Boston is an internationally recognized investment banking firm and was selected by AFG based on CS First Boston's experience and expertise. As part of its investment banking business, CS First Boston regularly is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     In connection with CS First Boston's engagement, AFG requested that CS First Boston evaluate the fairness, from a financial point of view, of the consideration to be received by the shareholders of AFG (other than KeyCorp) in the Transaction, taken as a whole. The form and amount of consideration to be received by AFG shareholders in the Transaction was determined by negotiations between AFG and KeyCorp. On March 20, 1995, CS First Boston rendered to the Board of Directors of AFG its oral opinion, which was confirmed by its written opinion dated as of such date, to the effect that, as of such date and based upon and subject to certain matters stated therein, the consideration to be received by the shareholders of AFG (other than KeyCorp) in the Transaction, taken as a whole, was fair to such shareholders from a financial point of view. CS First Boston confirmed its opinion of March 20, 1995, by delivery of a written opinion dated the date of this Proxy Statement/Prospectus. The opinion of CS First Boston dated the date of this Proxy Statement/Prospectus is substantially identical to the opinion of CS First Boston dated March 20, 1995, and references herein to the opinion of CS First Boston are, unless otherwise noted, references to its opinion dated the date of this Proxy Statement/Prospectus.

     The full text of CS First Boston's written opinion dated the date hereof, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix F to this Proxy Statement/Prospectus and is incorporated herein by reference. Holders of AFG Common Stock are urged to carefully read this opinion in its entirety. CS First Boston's opinion is directed only to the AFG Board of Directors and to the fairness of the consideration to be received by the shareholders of AFG (other than KeyCorp) in the Transaction, taken as a whole, from a financial point of view, and does not address any other aspect of the Transaction. The summary of the opinion of CS First Boston set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinion, CS First Boston (i) reviewed the Merger Agreement, the Distribution Agreement and certain publicly available business and financial information relating to AFG and KeyCorp; (ii) reviewed certain other information, including financial forecasts, provided by AFG; (iii) met with the managements of AFG and KeyCorp to discuss the business and prospects of AFG and KeyCorp; (iv) considered certain financial and stock market data of AFG and KeyCorp and compared such data with similar data for other publicly held companies in businesses similar to those of AFG and KeyCorp; (v) considered the financial terms of certain other similar transactions which have recently been effected; and (vi) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which CS First Boston deemed relevant.

     In connection with its review, CS First Boston did not assume responsibility for independent verification of any of the information provided to or otherwise reviewed by CS First Boston and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts reviewed, CS First Boston assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of AFG's management as to the future financial performance of AFG. In addition, CS First Boston did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of AFG, Patlex or KeyCorp, nor was CS First Boston furnished with any such evaluations or appraisals. CS First Boston's opinion is necessarily based on financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. CS First Boston expressed no opinion as to what the value of the KeyCorp Common Stock or the Patlex Common Stock actually will be when issued to AFG's shareholders pursuant to the Transaction or the prices at which such

KeyCorp Common Stock or Patlex Common Stock will trade subsequent to the Transaction. CS First Boston was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of AFG. CS First Boston assumed, with AFG's consent and based upon the views of AFG's management, that there will be no adjustment in the Exchange Ratio pursuant to Section 6.2(b)(vi) of the Merger Agreement. See "-- Conditions to the Merger."

     In preparing its opinion for the AFG Board of Directors, CS First Boston performed a variety of financial and comparative analyses and considered a variety of factors of which the material analyses and factors are described below. The summary of such analyses does not purport to be a complete description of the analyses underlying CS First Boston's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, CS First Boston did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, CS First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses or portions of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, CS First Boston made numerous assumptions with respect to AFG, Patlex, KeyCorp and their affiliates, industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of AFG, Patlex and KeyCorp. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, because such estimates are inherently subject to substantial uncertainty, none of AFG, Patlex, KeyCorp, CS First Boston or any other person assumes responsibility for their accuracy.

     The following is a summary of the material analyses performed by CS First Boston in connection with its opinion dated March 20, 1995, which it delivered to the AFG Board of Directors on that date. In connection with its opinion dated the date hereof, CS First Boston reviewed and updated as it deemed necessary the analyses performed in connection with its opinion dated March 20, 1995.

     COMPARABLE COMPANY ANALYSIS. CS First Boston reviewed and compared certain actual and estimated financial, operating and stock market information of AFG (adjusted to exclude Patlex) with selected publicly traded non-prime auto finance companies considered by CS First Boston to be reasonably comparable to AFG. These companies included AmeriCredit Corp., Consumer Portfolio Services, Inc., Credit Acceptance Corporation, Eagle Finance Corp., Mercury Finance Company, Olympic Financial Ltd., Regional Acceptance Corporation and TFC Enterprises, Inc. CS First Boston compared market values as a multiple of net income for the 12 months ended December 31, 1994 ("Calendar Year 1994") and estimated net income for the 12-month periods ending December 31, 1995 and 1996 ("Calendar Years 1995 and 1996") and compared the premium to managed receivables (defined as the market value of each company's common stock less its respective book value divided by its respective managed receivables ("managed receivables" include receivables held directly by each company and those serviced by such company)). This analysis resulted in a valuation reference range for AFG (adjusted to exclude Patlex) of approximately $175 million to $215 million, or approximately $9.00 to $11.00 per share of AFG Common Stock (adjusted to exclude Patlex). All projected earnings multiples for the comparable companies were based on the consensus net income estimates of selected investment banking firms. The foregoing analyses were based on closing stock prices as of March 8, 1995.

     COMPARABLE TRANSACTIONS ANALYSIS. Using publicly available information, CS First Boston analyzed the purchase prices and multiples paid in selected recent merger or acquisition transactions involving consumer finance companies. There were no recent merger or acquisition transactions involving publicly traded auto-finance companies and, therefore, CS First Boston did not calculate a valuation reference range for AFG as a result of the comparable transactions analysis. Transactions analyzed included Norwest Corporation/Island Finance, Barnett Banks Inc./EquiCredit Corporation, NationsBank Corporation/Advanta Corporation Credit

Card Portfolio, Goldman, Sachs & Co./ITT Financial Loan Portfolio, NationsBank/Chrysler First, Associates Corporation of North America/First Family Financial Services Inc., Associates Corporation of North America/Signal Finance and Aristar, Inc./Capital Finance Group. CS First Boston compared the purchase price as a multiple of net income reported by the acquired company in the 12 months prior to the announcement of the acquisition, the book value of the acquired company at the time of the announcement of the acquisition, and the premium to managed receivables based on book value and managed receivables at the time of the announcement of the acquisition.

     DISCOUNTED CASH FLOW ANALYSIS. CS First Boston performed a discounted cash flow analysis of the projected cash flow of AFG (adjusted to exclude Patlex) for the periods 1995 through 2000, based in part upon certain operating and financial assumptions, forecasts and other information provided by the management of AFG. Three cases were analyzed: a base case, a conservative case assuming lower growth rates and higher credit losses, and an upside case assuming higher growth rates. This analysis resulted in a base case valuation reference range for AFG (adjusted to exclude Patlex) of approximately $220 million to $250 million, or approximately $11.50 to $13.00 per share of AFG Common Stock (adjusted to exclude Patlex), a conservative case valuation reference range of approximately $175 million to $200 million, or approximately $9.00 to $10.00 per share of AFG Common Stock (adjusted to exclude Patlex), and an upside case valuation reference range of approximately $280 million to $320 million, or approximately $14.50 to $16.50 per share of AFG Common Stock (adjusted to exclude Patlex). CS First Boston utilized base case, conservative case and upside case scenarios for AFG merely as points of reference for the AFG Board of Directors and in no way intended to suggest parameters or forecast predictions as to either minimum or maximum valuation ranges for AFG.

     DISCOUNTED CASH FLOW ANALYSIS OF PATLEX. CS First Boston performed a discounted cash flow analysis of the projected cash flow of Patlex for the periods 1995 through 2004, based in part upon certain operating and financial assumptions, forecasts and other information provided by the managements of AFG and Patlex. This analysis resulted in a theoretical valuation reference range of approximately $12 million to $15 million for 100% of Patlex, or approximately $11 million to $14 million, or approximately $0.59 to $0.74 per share of AFG Common Stock, for the 95.01% of the outstanding shares of Patlex which will be distributed to AFG's shareholders in the Distribution.

     MISCELLANEOUS. For their services in connection with the Transaction, CS First Boston will receive an aggregate fee comprised of (i) an initial advisory fee (the "Advisory Fee") of $75,000 plus (ii) a transaction fee (the "Transaction Fee") equal to 1.5% of the aggregate consideration to be paid or distributed in connection with the Transaction. $175,000 of the Transaction Fee becomes payable upon the mailing of this Proxy Statement/Prospectus. The balance becomes payable upon consummation of the Transaction. Such fees were agreed upon by negotiation between AFG and CS First Boston. The Advisory Fee will be credited, to the extent paid, against the Transaction Fee. For Invemed's services as financial advisor to AFG in connection with the Transaction, CS First Boston will pay to Invemed a portion of CS First Boston's fees to be agreed upon by CS First Boston and Invemed. AFG also has agreed to reimburse CS First Boston for its out-of-pocket expenses, including the fees and expenses of legal counsel and other advisors, and to indemnify CS First Boston and certain related persons or entities against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

     In the ordinary course of its business, CS First Boston and its affiliates may actively trade the debt and equity securities of both AFG and KeyCorp for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. CS First Boston has performed certain investment banking services for AFG in the past and received customary fees for such services. In addition, CS First Boston acts as financial advisor, agent and underwriter on KeyCorp's behalf on a regular basis and receives customary fees for such services.

GENERAL TERMS

     The Merger Agreement provides that, subject to approval of the Merger Agreement by the shareholders of AFG, receipt of all necessary regulatory approvals and expiration of all applicable statutory waiting periods and satisfaction, or in certain cases waiver, of certain other conditions, AFG will be merged with and into KeySub. The Merger will occur as promptly as practicable after the date upon which all of the conditions to the Merger are satisfied or waived or at such other time and date as AFG, KeyCorp and KeySub may agree. AFG, KeyCorp and KeySub, however, currently anticipate that the Merger will be completed during late September or early October 1995, but, in any event, prior to December 31, 1995. Upon consummation of the Merger, the separate corporate existence of AFG will cease, KeySub will be the surviving corporation and the shareholders of AFG will become shareholders of KeyCorp. See "-- Closing Date; Effective Time."

     The Board of Directors and executive officers of KeySub in office immediately prior to the Effective Time will be the directors and officers, respectively, of KeySub after consummation of the Merger until their successors have been duly elected or appointed and qualified. At the Effective Time, the articles of incorporation of the surviving corporation will be the Amended Articles of Incorporation of KeySub except that the name of the surviving corporation will be changed to AutoFinance Group, Inc., and the regulations (i.e., bylaws) of the surviving corporation will be the Regulations of KeySub.

CONVERSION OF AFG COMMON STOCK; EXCHANGE RATIO

     At the Effective Time, each share of AFG Common Stock then issued and outstanding (excluding any shares held in the treasury of AFG or owned by KeyCorp for its own account, which will be canceled) will cease to be outstanding and will be converted into the right to receive, subject to certain possible adjustments, the number of shares of KeyCorp Common Stock determined by dividing $16.50 by the Average Stock Price, but in no event less than .50 and no more than .60 shares of KeyCorp Common Stock per share of AFG Common Stock regardless of the Average Stock Price. See "-- Adjustment to Exchange Ratio." If, between the date of the Merger Agreement and the Effective Time, the KeyCorp Common Stock is changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend is declared with a record date within such period, the number of shares of KeyCorp Common Stock to be delivered will be adjusted accordingly. Each share of KeyCorp Common Stock issued to AFG shareholders in the Merger will be accompanied by one Right to be evidenced by certificates for KeyCorp Common Stock under the Rights Agreement. Each Right represents the right to purchase one share of KeyCorp Common Stock upon the terms and conditions set forth in the Rights Agreement. See "COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF CAPITAL STOCK OF KEYCORP AND AFG -- Shareholder Rights Agreement."

     No fractional shares of KeyCorp Common Stock will be issued in the Merger. In lieu of issuing fractional shares, each holder of AFG Common Stock who otherwise would have been entitled to a fraction of a share of KeyCorp Common Stock will, upon surrender of his or her certificates representing shares of AFG Common Stock, be paid the cash value (without interest) of such fraction, which will be equal to the fraction of such shares of KeyCorp Common Stock to which such holder would otherwise be entitled multiplied by the closing sale price of KeyCorp Common Stock as reported on the NYSE on the trading day immediately preceding the Effective Time. For a discussion of the tax consequences to AFG shareholders of the payment of cash in lieu of fractional shares, see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES -- Consequences of the Merger to AFG, KeySub, KeyCorp and the AFG Shareholders."

     No conversion of AFG Common Stock into KeyCorp Common Stock shall be made with respect to any share of AFG Common Stock as to which an AFG shareholder has properly elected to exercise any rights to dissent and obtain payment of the fair value of his or her shares under the CGCL. See "RIGHTS OF DISSENTING SHAREHOLDERS."

     KeyCorp and AFG each have the right, by written notice to the other party, to elect to abandon the Merger and terminate the Merger Agreement at any time during the three trading-day period commencing with the fifth trading day immediately preceding (but not including) the Closing Date if the Average Stock Price of a share of KeyCorp Common Stock is less than $23.20 (adjusted, if necessary, for any reclassification, split-up, combination, recapitalization, exchange of shares affecting the number of shares of KeyCorp Common Stock, or if a stock dividend is declared on the KeyCorp Common Stock). However, if KeyCorp receives from AFG and rejects a written Accelerated Closing Election and if the average (rounded to the nearest whole cent) of the closing sale price of one share of KeyCorp Common Stock as reported on the consolidated tape of the NYSE for the 10 consecutive trading days beginning on the trading day following KeyCorp's rejection of the Accelerated Closing Election is equal to or greater than $23.20 per share (as adjusted as described above), then KeyCorp will forfeit the foregoing right to abandon the Merger and to terminate the Merger Agreement. See "-- Closing Date; Effective Time."

ADJUSTMENT TO EXCHANGE RATIO

     If there are claims, litigation or proceedings that are pending or threatened against, or there are liabilities of a type required to be disclosed, reflected or reserved for under generally accepted accounting principles that are incurred prior to the Effective Time by, AFG or any AFG subsidiary that were not disclosed to KeyCorp prior to execution of the Merger Agreement that in the reasonable judgment of KeyCorp are likely to result in expenses or liabilities, in the aggregate, exceeding $20 million on a before-tax basis, then KeyCorp has the right to terminate the Merger Agreement if KeyCorp provides AFG with the KeyCorp Notice before 5:00 p.m. on the date 10 business days prior to the scheduled Closing Date. If AFG receives the KeyCorp Notice, it has the right to remove as a closing condition the fact that no claims, litigation or proceedings are pending or threatened against AFG or any AFG subsidiary except those that are disclosed on schedules to the Merger Agreement if AFG provides KeyCorp with the AFG Notice of its exercise of the AFG Right, stating that AFG agrees that a portion of the Merger Consideration will be withheld and deposited with an escrow agent for disbursement in accordance with the terms of the Escrow Agreement, which is attached to the Merger Agreement as Exhibit I. To be effective, the AFG Notice must be delivered during the period beginning on the first business day after receipt by AFG of the KeyCorp Notice and ending on the fourth business day after such receipt. If an escrow is established, the number of shares of KeyCorp Common Stock to be deposited with the escrow agent shall be sufficient, in the reasonable judgment of KeyCorp, to cover the excess of any such expenses and liabilities over $20 million, and the Exchange Ratio will be reduced so as to correspond to the number of shares of KeyCorp Common Stock otherwise to be issued under the Merger Agreement less the number of shares of KeyCorp Common Stock deposited with the escrow agent. See "-- Conditions to the Merger."

OPTION AGREEMENT

     As a condition and inducement to KeyCorp and KeySub entering into the Merger Agreement, AFG and KeyCorp entered into the Option Agreement, a copy of which is attached hereto as Appendix E and is incorporated herein by reference, pursuant to which AFG granted to KeyCorp an Option to purchase up to 3,718,194 fully paid and nonassessable shares of AFG Common Stock at a price of $16.50 per share, such number of shares and their price are subject to certain adjustments as set forth in the Option Agreement. However, in no event will the number of shares of AFG Common Stock for which the Option is exercisable exceed 19.9% of the issued and outstanding shares of AFG Common Stock without giving effect to any shares of AFG Common Stock subject to or issued pursuant to the Option. KeyCorp may exercise the Option, in whole or in part, following the occurrence of a Purchase Event (as defined below) and prior to the expiration of the Option, unless KeyCorp is in material breach of the Merger Agreement and has had written notice of the breach from AFG for at least 20 days. Any purchase of shares under the Option will be subject to compliance with applicable law and, to the extent necessary, any applicable waiting periods with respect to the exercise of the Option must have expired or been terminated prior to the exercise of the Option. A "Purchase Event" means any of the following events that occurs after the date of the Option Agreement: (a) AFG or any AFG subsidiary, without the prior written consent of KeyCorp, authorizes, recommends or proposes, or enters into an agreement to effect (i) a merger, consolidation, joint venture, or other business combination; (ii) a sale, lease or other disposition of assets or earning power of AFG or any of its subsidiaries, in one or more transactions, representing 50% or more of the consolidated assets or earning power of AFG and its subsidiaries; or (iii) an issuance, sale or other disposition of securities representing 25% or more of the voting power of AFG or any subsidiary of AFG (any of the foregoing being an "Acquisition Transaction," except that the Distribution shall not be a Purchase Event or an Acquisition Transaction); (b) any person commences a tender offer or exchange offer to acquire at least 25% of the AFG Common Stock then outstanding; (c) any person or group acquires beneficial ownership of 25% or more of the AFG Common Stock then outstanding; or

(d) (i) the AFG shareholders do not approve the Merger Agreement at the Special Meeting or (ii) AFG's Board of Directors withdraws or modifies in a manner detrimental to KeyCorp the recommendation to AFG's shareholders to approve the Merger Agreement after any person (other than KeyCorp) has publicly announced a bona fide proposal, or publicly disclosed a bona fide intention to make a proposal, to engage in any transaction which would be a Purchase Event under
(a), (b) or (c) above.

     The right to exercise the Option terminates upon the earliest to occur of
(i) the Effective Time, (ii) 12 months after the first occurrence of a Purchase Event, and (iii) termination of the Merger Agreement in accordance with its terms prior to the occurrence of a Purchase Event.

     At the request of KeyCorp at any time during the period beginning with the first occurrence of a Repurchase Event (as defined below) and ending 12 months thereafter, AFG will repurchase from KeyCorp the Option (unless the Option has expired or been terminated) and all shares of AFG Common Stock purchased by KeyCorp upon exercise of the Option at the price set forth in Section 7 of the Option Agreement. A "Repurchase Event" means the consummation of an Acquisition Transaction, except that the percentage for purposes of (a)(iii) and (c) above shall be 30%.

     Except to the extent that KeyCorp may have previously exercised its rights to have AFG repurchase the Option, during the six-month period commencing 12 months following the first occurrence of a Repurchase Event, AFG may, at its request, repurchase from KeyCorp all (but not less than all) of the shares of AFG Common Stock purchased by KeyCorp upon exercise of the Option at the price set forth in Section 8 of the Option Agreement.

EFFECTS ON KEYCORP AND KEYSUB SHAREHOLDERS

     At the Effective Time, each then-outstanding share of KeyCorp Common Stock will remain issued and outstanding and will continue to be accompanied by one Right under the Rights Agreement. In addition, at the Effective Time, each then-outstanding share of KeySub will continue to be an issued and outstanding common share, without par value, of the surviving corporation, and will constitute all of the issued and outstanding shares of the surviving corporation and all such shares will be owned by KeyCorp.

CONVERSION OF AFG STOCK OPTIONS

     At the Effective Time, the AFG Option Plans will be assumed by KeyCorp and each AFG Option to purchase shares of AFG Common Stock granted by AFG pursuant to the AFG Option Plans which is outstanding and unexercised immediately prior to the Effective Time, whether or not exercisable, will be assumed by KeyCorp and converted into a KeyCorp Option and will have the same duration and other terms as the original AFG Option except as follows. KeyCorp and its Executive Equity Compensation Committee will be substituted for AFG and its Compensation Committee administering such AFG Option Plans and, after the Effective Time, each AFG Option may be exercised only for KeyCorp Common Stock notwithstanding any contrary provision in the AFG Option Plans or stock option agreements executed in connection therewith. The number of shares of KeyCorp Common Stock subject to each KeyCorp Option issued upon conversion of an AFG Option will be equal to the product, rounded down to the nearest whole share, of (a) the number of shares of AFG Common Stock subject to the AFG Option and (b) the Exchange Ratio. The exercise price per share of KeyCorp Common Stock subject to each KeyCorp Option issued upon conversion of an AFG Option will be equal to, rounded up to the nearest cent, (i) the exercise price per share of AFG Common Stock under the AFG Option divided by (ii) the Exchange Ratio. In addition, after the Effective Time, the holder of each KeyCorp Option granted upon conversion of an AFG Option will be entitled to receive upon exercise of such option one share of Patlex Common Stock for every eight shares of AFG Common Stock that would have been issuable except for the conversion to the KeyCorp Option.

     At the Effective Time, any Non-Plan Option and each Patlex Plan Option which is outstanding and unexercised immediately prior to the Effective Time, whether or not exercisable, will be converted into the right to receive cash in an amount equal to the product of (a) the number of shares of AFG Common Stock subject to such option and (b) the amount by which $16.50 exceeds the exercise price per share of such option. In addition, after the Effective Time, the holder of each Non-Plan Option and Patlex Plan Option will be entitled to receive upon conversion of such stock option one share of Patlex Common Stock for each eight shares of AFG Common Stock that would have been issuable pursuant to the exercise of such option.

SURRENDER OF CERTIFICATES

     MANNER OF EXCHANGE -- CERTIFICATES. SNB or such other national bank or trust company that is designated by KeyCorp prior to the Effective Time will act as the exchange agent (the "Exchange Agent") of the AFG shareholders for purposes of, among other things, effecting distributions to AFG shareholders under the Merger Agreement and exchanging certificates representing shares of AFG Common Stock for certificates representing shares of KeyCorp Common Stock and distributing cash in lieu of fractional shares of KeyCorp Common Stock. Promptly after the Effective Time, the Exchange Agent will mail to each holder of record immediately prior to the Effective Time of outstanding shares of AFG Common Stock (other than holders of AFG Common Stock who have properly demanded and perfected dissenters' rights under the CGCL) a notice advising the holder of the effectiveness of the Merger accompanied by a transmittal form (the "Certificate Transmittal Form"). The Certificate Transmittal Form will contain instructions with respect to the surrender of certificates representing AFG Common Stock to be exchanged for certificates representing shares of KeyCorp Common Stock and cash to be received in lieu of any fractional shares and will specify that delivery will be effected, and risk of loss and title to such certificates will pass, only upon delivery of the certificates to the Exchange Agent. Upon the surrender of certificates representing shares of AFG Common Stock to the Exchange Agent, in accordance with the instructions contained in the Certificate Transmittal Form, the holder thereof will be entitled to receive in exchange therefor the certificate(s) representing the appropriate number of shares of KeyCorp Common Stock to which such holder is entitled and cash in lieu of any fractional shares of KeyCorp Common Stock.

     STOCK CERTIFICATES REPRESENTING SHARES OF AFG COMMON STOCK SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL THE SHAREHOLDER HAS RECEIVED A CERTIFICATE TRANSMITTAL FORM AND SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY.

     RIGHTS OF HOLDERS OF AFG STOCK CERTIFICATES PRIOR TO SURRENDER. At the close of business on the business day immediately preceding the date of the Effective Time, the stock transfer books of AFG will be closed and no transfer of shares of AFG Common Stock will thereafter be made. If certificates representing shares of AFG Common Stock are presented for transfer after the Effective Time, they will be canceled, retired and exchanged for the shares of KeyCorp Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof.

     Prior to the time certificates representing shares of AFG Common Stock are surrendered, no dividend or other distribution payable to holders of record of KeyCorp Common Stock on any date on or after the Effective Time will be paid to any holder of such outstanding certificate and such holder's other rights as a shareholder of KeyCorp, including his or her right to vote, shall be suspended at the Effective Time until such holder physically surrenders his or her certificates representing AFG Common Stock. Upon surrender by any such shareholder of his or her certificates representing shares of AFG Common Stock to the Exchange Agent, the shareholder will receive certificates representing the shares of KeyCorp Common Stock into which such shareholder's shares of AFG Common Stock were converted, will be paid the dividends and other distributions (without interest) that have theretofore become payable with respect to such shares of KeyCorp Common Stock since the Effective Time and, if suspended, such shareholder's other rights as a shareholder will thereupon be restored. The former AFG shareholders will also receive cash in lieu of fractional shares of KeyCorp Common Stock (without interest) if so entitled.

     LOST CERTIFICATES. Any AFG shareholder whose certificate representing shares of AFG Common Stock has been lost, stolen or destroyed will be required to execute an affidavit to that effect, and, if required by KeyCorp, post a bond as indemnity against any possible claims that may be made against KeyCorp with respect to such certificate. Upon receipt of the affidavit, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the appropriate number of certificates representing shares of KeyCorp Common Stock, cash in lieu of fractional shares, if any, and any unpaid dividends and distributions on the

KeyCorp Common Stock deliverable in respect of each share of AFG Common Stock represented by such certificate as determined by the Merger Agreement, in each case, without any interest thereon.

CLOSING DATE; EFFECTIVE TIME

     Subject to AFG's or KeyCorp's rights to terminate the Merger Agreement, the Effective Time will occur as promptly as practicable after the date upon which all of the conditions to the Merger are satisfied or duly waived or at such other time and date as KeyCorp and AFG may agree. For a description of circumstances under which KeyCorp or AFG may terminate the Merger Agreement, see "-- Termination." KeyCorp and AFG currently anticipate that the Merger will be completed during late September or early October 1995, but, in any event, prior to December 31, 1995. Under the terms of the Merger Agreement, if all of the conditions to the Merger are satisfied or waived on or prior to September 30, 1995, then KeyCorp will select the Closing Date, but in no event may such Closing Date be later than October 2, 1995. See "-- Conditions to the Merger" and "-- Regulatory Approvals." Because the Special Meeting has been scheduled for September 7, 1995, the Closing Date will not take place until on or after September 7, 1995.

     Notwithstanding the foregoing, within five business days of the Shareholder/Regulatory Approval Date, AFG may provide KeyCorp with written notice of its Accelerated Closing Election to cause the Merger to become effective as soon as practicable and in any event within 10 business days of the date of the Accelerated Closing Election. Within five business days of its receipt of the Accelerated Closing Election, KeyCorp must provide AFG with written notice of either (i) KeyCorp's agreement to consummate the transactions contemplated by the Merger Agreement and cause the Merger to become effective in accordance with the schedule set forth in the Accelerated Closing Election or another schedule reasonably satisfactory to KeyCorp that results in the Closing Date occurring within 20 business days after the Closing Date proposed by AFG in the Accelerated Closing Election or (ii) KeyCorp's rejection of the Accelerated Closing Election, in which case KeyCorp will select the Closing Date.

     The Merger will become effective at the time and date which is the later of the time at which (a) a certificate of merger is filed with and accepted by the Secretary of State of the State of Ohio and (b) an officer's certificate and a copy of the Merger Agreement are filed with and accepted by the Secretary of State of the State of California. At the Effective Time, KeySub will amend its articles of incorporation to change its name to AutoFinance Group, Inc. KeySub will be the surviving corporation and the separate existence of AFG will cease.

CONDUCT OF BUSINESS PENDING THE MERGER

     The Merger Agreement contains certain restrictions on the conduct of the business of AFG pending the consummation of the Merger. In particular, during the period from the date of the Merger Agreement to the Effective Time, except as otherwise provided in the Merger Agreement and the Distribution Agreement, the Merger Agreement requires AFG and its subsidiaries to (a) conduct their respective businesses in the usual, regular and ordinary course consistent with past practices; (b) use their respective reasonable efforts to maintain and preserve intact their respective business organizations and relationships and retain the services of their officers and key employees; (c) maintain their properties in as good repair and condition as at present and keep in full force and effect insurance coverage comparable to what is maintained presently; (d) perform all obligations required to be performed under all contracts, leases and documents relating to or affecting its and their respective assets, properties and business; (e) comply with and perform in all material respects all obligations and duties imposed by governmental entities; and (f) take no action that would adversely effect or delay obtaining any of the necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated by the Merger Agreement or impair the ability of AFG to perform its covenants and agreements on a timely basis under the Merger Agreement.

     The Merger Agreement also prohibits AFG and its subsidiaries from engaging in certain activities prior to the Effective Time without the prior written consent of KeyCorp, except as otherwise permitted or required by the Merger Agreement or contemplated in the Distribution Agreement. Specifically, without such consent, AFG may not, and will not permit its subsidiaries to:

          (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness in excess of $100,000 or enter into a Securitization Transaction (as defined below in "-- Limitations on Funding"), except in limited situations;

          (b) (i) diminish or reduce its credit standards applicable to the making or purchasing of all currently outstanding loans of, or extensions of credit by, AFG or any subsidiary of AFG ("AFG Loans"), (ii) increase in any manner the loan to value ratios currently utilized by AFG, or (iii) make any material reduction in interest rates, interest calculations or fees or any other aspect of the pricing of AFG Loans;

          (c) adjust, split, combine or reclassify any capital stock or other securities;

          (d) enter into any contract with respect to the issuance, purchase or voting of shares of its capital stock or any other securities, redeem or grant any rights to acquire any shares of its capital stock or other securities, or issue any additional shares of its capital stock or other securities (other than upon the exercise of any currently outstanding stock options or warrants outstanding prior to the date of the Merger Agreement);

          (e) make, declare or pay any dividend or other distribution on any shares of its capital stock except for dividends paid by any of the wholly owned AFG subsidiaries other than Patlex to AFG or any of its wholly owned subsidiaries;

          (f) other than in the ordinary course of business consistent with past practice, sell, transfer, lease, mortgage, exchange, encumber or otherwise dispose of any of its material properties or assets to anyone other than a wholly owned subsidiary of AFG other than Patlex, or cancel, release or assign any indebtedness of any such person or any claims held by any such person except in the ordinary course of business consistent with past practice or pursuant to contracts in force as of March 20, 1995;

          (g) other than in the ordinary course of business consistent with past practice, make any material investment in any other individual or entity other than a wholly owned subsidiary of AFG other than Patlex;

          (h) other than in the ordinary course of business consistent with past practice, enter into or terminate any material lease, or contract or agreement or make any change in any of its material leases or contracts, other than renewals without material adverse changes of terms, provided, however, that AFG obtains the consent of KeyCorp as to the terms of any such renewals;

          (i) other than increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any of its present or former directors, executive officers or other employees, or pay any amounts not required by any existing plan; provided, however, that AFG may pay a bonus to its executive and managerial employees for its fiscal year ended June 30, 1995 in accordance with past practices for such bonuses and AFG may grant to A. E. Steinhaus and to Blair T. Nance stock options to purchase 30,000 and 20,000, respectively, of AFG Common Stock;

          (j) other than in the ordinary course of business consistent with past practice, make any payment or contribution with respect to any employee benefit plan of AFG or any AFG subsidiary or create or amend any employee benefit plan except to the extent that an amendment is required to maintain qualification under the Code, or to comply with the Employee Retirement Income Security Act of 1974, as amended;

          (k) settle any claim, action or proceeding involving any liability of AFG or its subsidiaries for material money damages or restrictions upon the operations of AFG or any of its subsidiaries;

          (l) modify in any material respect the manner in which AFG and its subsidiaries have conducted and accounted for their business;

          (m) amend its articles of incorporation or bylaws or any other organizational documents;

          (n) make any capital expenditures other than (i) in the ordinary course of business or as necessary to maintain existing assets in good repair, not to exceed $50,000 for any single item, group of related items or project, or (ii) as contemplated by a capital budget submitted to and approved by KeyCorp, such approval not to be unreasonably withheld;

          (o) merge into or with, consolidate with, affiliate with or be acquired by or acquire any other individual or entity, or acquire all or any substantial portion of the assets of any other individual or entity, or sell all or any portion of its assets;

          (p) acquire from a third party, assets constituting any other line of business or any other material properties or assets; or

          (q) fail to notify KeyCorp promptly of any communication received from a governmental entity advising AFG or any AFG subsidiary that it is contemplating issuing, requiring or requesting an agreement, order or supervisory letter.

EXCLUSIVITY

     The Merger Agreement provides that, until after the termination of the Merger Agreement, neither AFG nor any AFG subsidiary nor any of their respective officers and directors will, and AFG will direct and cause its and any of its subsidiary's employees, agents and representatives not to: (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of an Acquisition Proposal (as defined below), or enter into any agreement or instrument evidencing an Acquisition Proposal or (ii) except to the extent legally required for the discharge by the AFG Board of its fiduciary duties as advised in writing by the AFG Board's counsel, engage in any negotiations concerning, or assist, cooperate or provide any information or data to, or have any discussions with, any person, corporation, partnership or other entity or group (other than KeyCorp) relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. An "Acquisition Proposal" is defined in the Merger Agreement as any proposal or offer with respect to a merger, consolidation or similar transaction involving, or any purchase of, or right to purchase, all or any significant portion of the assets or any equity securities of, or any securities convertible into or otherwise evidencing any equity securities of, AFG or any of its subsidiaries.

LIMITATIONS ON FUNDING

     Pursuant to the Merger Agreement, from the date of the Merger Agreement until the Effective Time, neither AFG, nor any AFG subsidiary or any affiliate of any of them is permitted to sell or pledge AFG Loans in a securitization sold as a private placement under the Securities Act or similar transaction (a "Securitization Transaction"). Notwithstanding the foregoing, AFG may repurchase the remaining loan portfolio of the 1992-A Securitization if the repurchase is made in the ordinary course of business consistent with past practices and the aggregate repurchase price does not exceed $2,250,000. If the Closing Date does not occur prior to October 1, 1995, AFG may repurchase the remaining loan portfolio of the 1992-B Securitization, provided that the repurchase is made in the ordinary course of business consistent with past practices and the aggregate repurchase price does not exceed $2,250,000. AFG may purchase other loan portfolios if they meet AFG's evaluation processes for bulk purchases on a basis consistent with past practices and KeyCorp consents to the purchase, such consent not to be unreasonably withheld. See "THE BUSINESS OF AFG -- Revolving Credit Facility and Securitization Transactions -- Securitization Program."

CREDIT FACILITY

     In March 1993, AFG entered into a Motor Vehicle Installment Contract Loan and Security Agreement with General Electric Capital Corporation ("GECC"), which was amended in March 1994 (as so amended, the "Credit Agreement") to provide for a $70 million facility in the first year of the agreement, increasing to $90 million for the second (and now current) year and $100 million for the final year. See "THE BUSINESS OF AFG -- Revolving Credit Facility and Securitization Transactions -- Revolving Credit Facility." In connection with the Merger, SNB issued a standby commitment to provide up to $250 million in financing to AFG. Subsequent to signing the Merger Agreement, GECC agreed to amend and restate the Credit

Agreement to provide up to $250 million if SNB participated in the amended and restated Credit Agreement. On May 22, 1995, SNB, GECC and AFG jointly entered into the Amended and Restated Motor Vehicle Installment Contract Loan and Security Agreement (the "Amended and Restated Credit Agreement").

     The Amended and Restated Credit Agreement provides up to $250 million in financing to AFG (with SNB responsible for providing up to $150 million and GECC responsible for providing up to $100 million) at an interest rate of LIBOR plus 1.60%. The Amended and Restated Credit Agreement matures at the earlier of the Effective Time of the Merger, the date which is 360 days following the termination of the Merger Agreement, or upon acceleration due to default. The availability of credit under the Amended and Restated Credit Agreement is tied to an advance formula and the credit extended under the Amended and Restated Credit Agreement is fully collateralized, on the same terms and conditions as existed under the original facility, by all accounts receivable, chattel paper and other contract rights of AFG. All negative and affirmative covenants in the Amended and Restated Credit Agreement are consistent with the covenants that were contained in the original facility. Each of the Credit Agreement and Amended and Restated Credit Agreement includes, among other provisions, minimum tangible net worth and maximum debt ratio requirements along with provisions that prohibit AFG from paying dividends in excess of 50% of each year's net income.

     GECC serves as agent for both creditors under the Amended and Restated Credit Agreement. Upon signing the Amended and Restated Credit Agreement, GECC was paid a facility fee of $150,000 and SNB was paid a facility fee of $100,000. If the Merger Agreement is terminated, the Amended and Restated Credit Agreement provides for a payment to the lenders of $312,500 to be shared pro rata.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains representations and warranties made by the parties regarding, among other things, AFG's, KeyCorp's and KeySub's organization, capitalization, pending and threatened litigation, enforceability of the Merger Agreement and AFG's financial statements. In addition, AFG represented and warranted that it has complied, as a servicer of Securitization Transactions, with all agreements and conditions to be performed by it with respect to each Securitization Transaction. The representations and warranties were made as of the date of the Merger Agreement and, as a condition of Closing, must be true in all material respects on and as of the Closing Date for KeyCorp and KeySub, and on and as of the Shareholder/Regulatory Approval Date for AFG. The representations and warranties will not survive the Effective Time.

CONDITIONS TO THE MERGER

     The respective obligations of KeyCorp, KeySub and AFG to effect the Merger are subject to the satisfaction or, where permissible, waiver prior to the Effective Time of certain conditions, including, among others: (a) approval of the Merger Agreement by the requisite vote of AFG's shareholders (see "THE SPECIAL MEETING"); (b) receipt of all required approvals of, and all filings and registrations with, governmental agencies (see "-- Regulatory Approvals"); (c) absence of any type of order by any federal or state court or agency and the absence of any statute or regulation enacted or enforced by any governmental authority which enjoins, prohibits or makes illegal the consummation of the Merger; (d) receipt by each of KeyCorp, KeySub and AFG of a written opinion from their respective counsel as to certain federal income tax consequences of the Merger (see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES"); (e) effectiveness of the Distribution in accordance with the Distribution Agreement; and (f) effectiveness of the Registration Statement of which this Proxy Statement/Prospectus is a part and the effectiveness of the Patlex Registration Statement of which the separate Patlex Information Statement is a part and the absence of any stop order suspending the effectiveness of either the Registration Statement or the Patlex Registration Statement.

     In addition, unless waived, each party's obligation to effect the Merger is subject to performance by the other party of its obligations under the Merger Agreement, the accuracy of the representations and warranties of the other party contained therein and the receipt of certain certificates from the other party. AFG's obligations to effect the Merger are conditioned also on receipt by the AFG Board of Directors from CS First Boston of an opinion dated the date of this Proxy Statement/Prospectus to the effect that the consideration to be received by the AFG shareholders (other than KeyCorp) in the Merger and the Distribution, taken as a whole, is fair to such shareholders from a financial point of view.

     KeyCorp's and KeySub's obligations to effect the Merger are subject to the satisfaction or, where permissible, waiver prior to the Effective Time of certain additional conditions, including, among others: (a) exercise of all warrants granted by AFG or any AFG subsidiary prior to the Effective Time; (b) the Employment Agreements between KeySub and each of A. E. Steinhaus and Blair
T. Nance will be in full force and effect and Messrs. Steinhaus and Nance will be capable of fulfilling their duties thereunder; (c) neither AFG, any AFG subsidiary nor any affiliate will have entered into a Securitization Transaction except as expressly permitted by the Merger Agreement; (d) in the event the Closing Date is after August 24, 1995, receipt by KeyCorp of an opinion from AFG's counsel, dated the date of the Distribution, regarding the treatment of the Distribution for federal income tax purposes; and (e) no claims, litigation or proceedings against AFG or any AFG subsidiary will be pending or threatened except as was disclosed to KeyCorp on schedules to the Merger Agreement (see
"-- Adjustment to Exchange Ratio").

     In addition, KeyCorp's and KeySub's obligations to effect the Merger are conditioned upon satisfactory termination or receipt of consents to the Merger by parties to certain contracts of AFG and the following financial conditions:
(i) the average of the ratios of delinquent AFG Loans (those that are more than 30 days overdue) to the outstanding principal balance of AFG Loans, as of the end of each of the last three months for which such data is available prior to the Closing Date, shall not exceed 2.25%; (ii) the average of the ratios of net chargeoffs for AFG Loans during the month, to the outstanding principal balance of AFG Loans as of the end of the month, for each of the last three months for which such data is available prior to the Closing Date, shall not exceed 8.5%;
(iii) the total volume of AFG Loans made or purchased by AFG or any AFG subsidiary (excluding bulk purchases from financial institutions) during the last three-month period for which such data is available prior to the Closing Date shall not be less than $40 million; and (iv) there shall not have occurred at any time prior to the Closing Date any substantial disruption of the ability of AFG and its subsidiaries (other than Patlex), taken as a whole, to conduct any significant portion of their business in the ordinary course and in accordance with their past practices that has a duration of two weeks or more and results in a material adverse change to the business, property, financial condition, results of operations or prospects of AFG and its subsidiaries, taken as a whole.

REGULATORY APPROVALS

     Consummation of the Merger is subject to receipt by KeyCorp and AFG of all necessary regulatory approvals and expiration of all applicable statutory waiting periods, including the approval of the Federal Reserve Board.

     KeyCorp anticipates that the regulatory approvals described herein will be obtained in time to allow for consummation of the Merger in late September or early October 1995, but there is no assurance that such regulatory approvals will be obtained so as to permit consummation of the Merger or that such approvals will not be conditioned upon matters that would cause the parties to abandon the Merger. There likewise is no assurance that the United States Department of Justice or a state Attorney General will not challenge the Merger, or if such a challenge is made, as to the results thereof.

     The Merger is subject to approval by the Federal Reserve Board under
Section 4 of the Bank Holding Company Act of 1956, as amended (the "BHCA").
Section 4 of the BHCA and related regulations require that the Federal Reserve Board take into consideration whether the acquisition of AFG can reasonably be expected to produce benefits, such as greater convenience, increased competition or gains in efficiency, that outweigh any possible adverse effects, such as undue concentration of resources, depressed or unfair competition, conflicts of interest or unsound banking practices. This assessment by the Federal Reserve Board also includes an evaluation of the financial and managerial resources of KeyCorp and AFG and the effect of the Merger on those resources.

     Under the provisions of federal law, notice of the Merger also was provided to the United States Department of Justice and to the Federal Trade Commission for the purpose of allowing these federal agencies to evaluate the impact of the Merger on competition in the market for consumer finance products. The United States Department of Justice has the right to challenge the Merger on antitrust grounds. KeyCorp believes that antitrust concerns will not interfere with the consummation of the Merger, but there can be no assurance that the Department of Justice will not seek to enjoin consummation of the Merger.

     An application seeking the foregoing approval of the Federal Reserve Board was submitted on June 13, 1995, at which time notice of the Merger was provided to the Department of Justice and to the Federal Trade Commission.

WAIVER OF CONDITIONS; AMENDMENT

     WAIVER. Prior to the Effective Time, by written notice to any other party to the Merger Agreement, KeyCorp, KeySub or AFG may extend the time for performance or waive performance of any of the obligations of such other party, waive any inaccuracies in the representations or warranties of such other party contained in the Merger Agreement or in any other document delivered pursuant to the Merger Agreement, or waive compliance with any of the conditions or covenants to be performed by such other party contained in the Merger Agreement. The waiver by any party of a breach of any provision of the Merger Agreement will not operate or be construed as a waiver of any subsequent breach.

     AMENDMENT. The Merger Agreement may be amended or supplemented, at any time either before or after its approval by the shareholders of AFG, by action taken by or on behalf of their respective Boards of Directors or, for KeyCorp, the Executive Committee. However, any such amendment or supplement made subsequent to the approval of the Merger Agreement by the shareholders of AFG will not alter the amount or change the form of the Merger Consideration or alter or change any of the terms of the Merger Agreement if such alteration or change would adversely affect the holders of AFG Common Stock. The parties have agreed to make technical amendments, not inconsistent with the purpose of the Merger Agreement, as required to facilitate regulatory approvals or acceptance of the Merger, the Merger Agreement or the Option Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated by the Merger Agreement. The Merger Agreement may be amended only by an instrument in writing signed on behalf of each of the parties thereto.

TERMINATION

     The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the shareholders of AFG:

          (a) by the mutual written consent of KeyCorp and AFG;

          (b) by KeyCorp or AFG in the event of a material breach by the other party of any (i) representation or warranty contained in the Merger Agreement (and, in the case of AFG, in the Option Agreement) if the nonbreaching party determines in good faith that it might not have entered into the Merger Agreement, or that the Merger Consideration might have been different, if it had known of the breach prior to execution of the Merger Agreement or (ii) covenant or agreement contained in the Merger Agreement (and, in the case of AFG, in the Option Agreement) which is not cured or not curable within 60 days after written notice is given to the breaching party of such breach;

          (c) by KeyCorp or AFG by written notice to the other if either (i) any approval, consent or waiver of a governmental authority required to permit consummation of the transactions contemplated by the Merger Agreement has been denied or (ii) any governmental authority of competent jurisdiction has issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by the Merger Agreement;

          (d) by KeyCorp or AFG in the event that the Merger is not consummated by December 31, 1995, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in the Merger Agreement by the party seeking to terminate;

          (e) by either KeyCorp or AFG if any of the conditions to the other party's obligations to consummate the Merger have not been satisfied or waived at such time as such conditions are no longer capable of being satisfied (see "-- Conditions to the Merger");

          (f) by KeyCorp simultaneously with or at any time after the occurrence of a Repurchase Event;

          (g) by either KeyCorp or AFG, by written notice to the other party, to elect to terminate the Merger Agreement if at any time during the three trading day period commencing with the fifth trading day immediately preceding (but not including) the Closing Date the Average Stock Price of a share of KeyCorp Common Stock is less than $23.20; provided, however, if KeyCorp receives from AFG and rejects an Accelerated Closing Election and if the average (rounded to the nearest whole cent) of the closing sale price of one share of KeyCorp Common Stock as reported on the consolidated tape of the NYSE for the 10 consecutive trading days beginning on the trading day following KeyCorp's rejection of the Accelerated Closing Election is equal to or greater than $23.20 (as adjusted), then KeyCorp will forfeit this right to abandon the Merger and terminate the Merger Agreement; or

          (h) by KeyCorp if it provides AFG with the KeyCorp Notice regarding AFG's nonfulfillment of a closing condition that no claims, litigation or proceedings against AFG exist that were not previously disclosed to KeyCorp and the expenses and liabilities of such claims, in the aggregate, are likely to be in excess of $20 million unless AFG follows the procedures described under "-- Adjustment to Exchange Ratio."

EFFECT OF TERMINATION

     In the event of a termination of the Merger Agreement, by either KeyCorp or AFG as provided above, the Merger Agreement shall become void and there shall be no liability on the part of any party thereto or their respective directors and officers, other than (a) the provisions of the Merger Agreement regarding the payment of certain fees as described below under "-- Certain Fees" or (b) to the extent such termination results from a breach of any representation, warranty, covenant or agreement contained in the Merger Agreement. If such termination results from a breach of the provisions of the Merger Agreement, the breaching party will be liable for all out-of-pocket costs and expenses incurred by the nonbreaching party in connection with their entering into the Merger Agreement and their carrying out of any and all acts contemplated thereunder. The Merger Agreement provides that any amounts payable by AFG to KeyCorp pursuant to the provision described in the immediately preceding sentence as a result of any breach of the Merger Agreement will be credited against amounts payable to KeyCorp by AFG under the provisions of the Merger Agreement described below under "-- Certain Fees."

CERTAIN FEES

     If the Merger Agreement is terminated for any reason within one year after a Purchase Event occurs under the Option Agreement, other than the termination of the Merger Agreement by AFG for a material breach by KeyCorp of any representation, warranty, covenant or agreement set forth in the Merger Agreement and such material breach continues for 30 days after written notice to KeyCorp, AFG will, within 10 days following written demand from KeyCorp, pay to KeyCorp a $1.5 million termination fee.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the AFG Board with respect to the Merger, shareholders should be aware that certain members of the AFG Board and management have certain interests in the Merger in addition to the interests of AFG shareholders generally. The AFG Board was aware of these interests and considered them, among other factors, in approving the Merger Agreement. See "-- AFG's Reasons for the Merger; Recommendation of the Board of Directors." These interests are as follows:

     EMPLOYMENT AGREEMENTS. On March 20, 1995, KeySub and A. E. Steinhaus, the President and Chief Executive Officer and a director of AFG, entered into an Employment Agreement to be effective at the Effective Time, pursuant to which Mr. Steinhaus is to serve as the President, Chief Executive Officer and a director of KeySub, the surviving corporation in the Merger, from the Effective Time through December 31, 2000. Unless Mr. Steinhaus's employment has been terminated prior to December 31, 1999, this term will automatically be extended by one additional year on December 31, 1999 and on each December 31 thereafter, unless either KeySub or Mr. Steinhaus gives notice to the other that it or he does not wish to extend the Employment Agreement. For his services, Mr. Steinhaus will be entitled to receive: an annual base salary of $250,000; incentive compensation in an amount to be determined based on net operating income, new business development and qualitative matters, which amount would be 160% of his base salary if performance on each criteria were at a predetermined target level and could be more or less than that amount depending upon KeySub's performance; life insurance coverage equal to three times his base salary; disability liability coverage equal to at least one times his base salary; and a car. Mr. Steinhaus will also be entitled to participate in all benefit programs that KeySub establishes for its employees and he will be entitled to participate in the KeyCorp pension plan or he will be provided with a supplemental employee retirement plan with substantially similar benefits. Pursuant to the Employment Agreement, Mr. Steinhaus has agreed to not, except in connection with the performance of his services under the Employment Agreement or in furtherance of the business of KeySub, divulge any confidential information of or relating to AFG, KeyCorp or KeySub at any time on or after the Effective Time. In addition, from the Effective Time through the later of (a) the fifth anniversary of the date of the Effective Time and (b) the fifth anniversary of the last date with respect to which Mr. Steinhaus received either base salary or salary continuation payments, Mr. Steinhaus has agreed to not, except in connection with his duties under the Employment Agreement or for the benefit of KeySub, (i) induce or solicit any employee of KeySub, AFG or KeyCorp to leave such corporation's employ or (ii) manage, operate, control, invest in, be employed by, participate in or be connected in any manner with an operation, ownership, management or control of any auto finance business in any of the 48 contiguous states of the United States. At the Effective Time, KeyCorp will grant to Mr. Steinhaus an option to purchase 50,000 shares of KeyCorp Common Stock at an exercise price per share equal to the fair market value of one share of KeyCorp Common Stock on the Closing Date. The option will have a term of 10 years and will first become exercisable on December 31, 2000, unless Mr. Steinhaus's employment is earlier terminated by KeySub without cause, by reason of death or disability, or by Mr. Steinhaus for good reason or KeyCorp undergoes a change of control. All options for AFG Common Stock held by Mr. Steinhaus as of the Effective Time that are converted into KeyCorp Options shall be amended so that they become immediately exercisable by Mr. Steinhaus on the first anniversary of the date of the Effective Time, notwithstanding any provision of those options providing for a later date on which those options first become exercisable. If AFG does not grant options for 30,000 shares of AFG Common Stock to Mr. Steinhaus before the Effective Time (as contemplated by his current employment agreement with AFG), KeyCorp will grant to Mr. Steinhaus, at the Effective Time, options for an equivalent number of shares of KeyCorp Common Stock.

     On March 20, 1995, KeySub and Blair T. Nance, Chief Financial Officer and Secretary/Treasurer and a director of AFG, entered into an Employment Agreement to be effective at the Effective Time, pursuant to which Mr. Nance is to serve as the Chief Financial Officer and a director of KeySub from the Effective Time through December 31, 2000. Unless Mr. Nance's employment has been terminated prior to December 31, 1999, this term will automatically be extended by one additional year on December 31, 1999 and on each December 31 thereafter, unless either KeySub or Mr. Nance gives notice to the other that it or he does not wish to extend the Employment Agreement. For his services, Mr. Nance will be entitled to receive: an annual base salary of $180,000; incentive compensation in an amount to be determined based on net operating income, new business development and qualitative matters, which amount would be 125% of his base salary if performance on each criteria were at a predetermined target level and could be more or less than that amount depending upon KeySub's performance; life insurance coverage equal to three times his base salary; disability insurance coverage equal to at least one times his base salary; and a car. Mr. Nance will also be entitled to participate in all benefit programs that KeySub establishes for its employees and he will be entitled to participate in the KeyCorp pension plan or he will be provided with a supplemental employee retirement plan with substantially similar benefits. Pursuant to the Employment Agreement, Mr. Nance has agreed to not, except in connection with the performance of his services under the Employment Agreement or in furtherance of the business of KeySub, divulge any confidential information of or relating to AFG, KeyCorp or KeySub at any time on or after the Effective Time. In addition, from the Effective Time through the later of (a) the fifth anniversary of the date of the Effective Time and (b) the fifth anniversary of the last date with respect to which Mr. Nance received either base salary or salary continuation payments, Mr. Nance has agreed to not, except in connection with his duties under the Employment Agreement or for the benefit of KeySub, (i) induce or solicit any employee of KeySub, AFG or KeyCorp to leave such corporation's employ or (ii) manage, operate, control, invest in, be employed by, participate in or be connected in any manner with an operation, ownership, management or control of any auto finance business in any of the 48 contiguous states of the United States. At the Effective Time, KeyCorp will grant to Mr. Nance an option to purchase 30,000 shares of KeyCorp Common Stock at an exercise price per share equal to the fair market value of one share of KeyCorp Common Stock on the Closing Date. The option will have a term of 10 years and will first become exercisable on December 31, 2000, unless Mr. Nance's employment is earlier terminated by KeySub without cause, by reason of death or disability, or by Mr. Nance for good reason or KeyCorp undergoes a change of control. All options for AFG Common Stock held by Mr. Nance as of the Effective Time that are converted into KeyCorp Options shall be amended so that they become immediately exercisable by Mr. Nance on the first anniversary of the date of the Effective Time, notwithstanding any provision of those options providing for a later date on which options first become exercisable. If AFG does not grant options for 20,000 shares of AFG Common Stock to Mr. Nance before the Effective Time (as contemplated by his current employment agreement with AFG), KeyCorp will grant to Mr. Nance, at the Effective Time, options for an equivalent number of shares of KeyCorp Common Stock.

     AFG STOCK OPTIONS. The Merger Agreement provides that, at the Effective Time, each Non-Plan Option and each Patlex Plan Option which is outstanding and unexercised immediately prior to the Effective Time, whether or not exercisable, will be converted into the right to receive cash in an amount equal to the product of (i) the number of shares of AFG Common Stock subject to such stock option and (ii) the amount by which $16.50 exceeds the exercise price per share of such option. In addition, the Distribution Agreement provides that, after the Effective Time, the holder of each such option will be entitled to receive upon conversion of such option one share of Patlex Common Stock for every eight shares of AFG Common Stock that would have been issuable pursuant to the exercise of such option. See "-- Conversion of AFG Stock Options."

     As a result of the foregoing, AFG's executive officers and directors will receive in cancellation of their Non-Plan Options and Patlex Plan Options (a) the following aggregate amount of cash in connection with the Merger: $1,001,952 and (b) the following aggregate number of shares of Patlex Common Stock in connection with the Distribution: 15,400.

     INVEMED ASSOCIATES, INC. Kenneth G. Langone, a director of AFG, is Chairman and the majority shareholder of Invemed. Invemed is acting as one of AFG's financial advisors in connection with the Merger and the Distribution. CS First Boston has agreed to pay Invemed a portion of the fee to be paid to CS First Boston for its services rendered in connection with the Merger and Distribution to be agreed upon by CS First Boston and Invemed. Except as described in the previous sentence, Invemed will receive no other fees for acting as financial advisor to AFG specifically in connection with the Merger and the Distribution. See "-- Background of the Merger" and "-- Opinion of AFG's Financial Advisor." Invemed receives payments from AFG pursuant to a financial advisory agreement described below.

     Mr. Langone, who is currently a director of AFG, will serve as a director of Patlex following the Distribution.

     In connection with the Merger, Invemed has agreed to terminate an agreement, dated March 30, 1993, between Invemed and AFG, pursuant to which Invemed renders financial services to AFG. For the nine-month period ended March 31, 1995 and for the year ended June 30, 1994, AFG made payments to Invemed pursuant to the agreement totalling $75,000 and $100,000, respectively.

     BOARD OF DIRECTORS AND OFFICERS. Following the Distribution and subject to the consummation of the Merger, Frank Borman, currently the Chairman of AFG and the President and Chief Executive Officer of Patlex, will serve as the Chairman, President and Chief Executive Officer of Patlex, and Kenneth G. Langone and Gary
E. Erlbaum, currently directors of AFG, will serve as directors of Patlex.

     VOTING AGREEMENTS. Four directors of AFG (Messrs. Gold, Erlbaum, Langone and Lappin) have executed Voting Agreements, pursuant to which each of them has agreed with KeyCorp, among other things, to vote the shares of AFG Common Stock owned by each of them in favor of the Merger Agreement and to not voluntarily dispose of the shares of AFG Common Stock owned by each of them for a specified period of time. See "VOTING AGREEMENTS AND IRREVOCABLE PROXIES."

     AFFILIATE AGREEMENTS. Pursuant to the Merger Agreement, those persons who are "affiliates" of AFG (as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act) have executed Affiliate Agreements with KeyCorp pursuant to which they have agreed, among other things, (i) to hold any KeyCorp Common Stock received as a result of the Merger for a period of at least one year and (ii) not to sell, transfer or dispose of such KeyCorp Common Stock in violation of the Securities Act or the rules and regulations promulgated thereunder. See "RESALES OF KEYCORP COMMON STOCK RECEIVED IN THE MERGER; AFFILIATES."

EMPLOYEE BENEFITS

     The Merger Agreement provides that following the Effective Time, KeyCorp will honor all employment, severance and other compensation contracts between AFG or any of its subsidiaries (other than Patlex) and any director, officer or employee of AFG or any of its subsidiaries (other than Patlex). The Employment Agreements, however, provide that they supersede any prior agreements concerning the employment of Messrs. Steinhaus and Nance, respectively, including their existing employment contracts with AFG. For each employee of AFG who is transferred to KeyCorp or any affiliate of KeyCorp, or becomes a participant in an employee benefit plan, program or arrangement maintained by KeyCorp or any of its affiliates, KeyCorp will cause such plan to treat the prior service of such employee as service rendered to KeyCorp or its affiliates for purposes of eligibility to participate, vesting and eligibility for special benefits under such plan, program or arrangement, but not for the purposes of benefits accrual or determining the amount of any retiree medical benefits.

ACCOUNTING TREATMENT OF THE MERGER

     The Merger, if consummated as proposed, will be accounted for as a purchase for financial reporting purposes. Accordingly, under generally accepted accounting principles, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values on the date the Merger becomes effective. Prior financial statements of KeyCorp will not be restated. Accordingly, AFG's results of operations will be included in KeyCorp's financial statements only after the Effective Time.

NYSE LISTING

     KeyCorp Common Stock is listed on the NYSE. KeyCorp and KeySub have agreed to use their best efforts to maintain KeyCorp's listing on the NYSE. To the extent necessary under applicable rules and regulations, KeyCorp and KeySub will file an application with the NYSE to list any additional shares of KeyCorp Common Stock to be issued to holders of AFG Common Stock in connection with the Merger. The listing on the NYSE of the shares of KeyCorp Common Stock to be issued to holders of AFG Common Stock in connection with the Merger is a condition to the obligations of the parties to effect the Merger.

EXPENSES

     The Merger Agreement provides that each party will pay its own expenses in connection with the Merger Agreement and the transactions contemplated thereby, except printing expenses which will be shared equally.

     Notwithstanding the foregoing, in the event that either KeyCorp or AFG terminates the Merger Agreement due to a material breach by the other party of any of such other party's representations, warranties, covenants or agreements contained in the Merger Agreement and the terminating party is not also in material breach of the Merger Agreement, the breaching party will pay, within 20 days of such termination, all out-of-pocket costs and expenses incurred by the nonbreaching party in connection with the Merger Agreement and any and all acts contemplated thereby. See "--Termination" and "--Effect of Termination."

     In addition, AFG has agreed to pay a termination fee to KeyCorp in certain circumstances. See "-- Certain Fees."

                                THE DISTRIBUTION

     This section of the Proxy Statement/Prospectus describes certain aspects of the proposed Distribution. To the extent that they relate to the Distribution Agreement, the following descriptions do not purport to be complete and are qualified in their entirety by reference to the Distribution Agreement, which is attached hereto as Appendix H and is incorporated herein by reference. All AFG shareholders are urged to read the Distribution Agreement in its entirety.

BACKGROUND OF AND REASONS FOR THE DISTRIBUTION

     Because KeyCorp is not permitted under federal banking law to acquire the assets and business of Patlex, AFG determined to effect the Distribution, which is intended to be tax-free to AFG shareholders (except to the extent of cash payments for fractional shares) and AFG for federal income tax purposes. Distribution of the Patlex Common Stock was a condition to KeyCorp's willingness to enter into the Merger Agreement. AFG believes that the Distribution will enable AFG shareholders to participate in the values and prospects of the assets and business of Patlex.

     Although the Distribution will not be effected unless the Merger is approved and is about to occur, the Distribution is separate from the Merger and the Patlex Common Stock to be received by holders of AFG Common Stock and holders of Non-Plan Options and Patlex Plan Options in the Distribution does not constitute a part of the Merger Consideration. SHAREHOLDER APPROVAL OF THE DISTRIBUTION IS NOT REQUIRED UNDER CALIFORNIA LAW, AND SUCH APPROVAL IS NOT BEING SOUGHT.

THE DISTRIBUTION AGREEMENT

     MANNER OF EFFECTING THE DISTRIBUTION. The Distribution Agreement provides for the distribution, immediately prior to the Effective Time, to each holder of record of AFG Common Stock as of the close of business on the Distribution Record Date, of certificates representing one share of Patlex Common Stock for every eight shares of AFG Common Stock held by each such holder, together with cash in lieu of fractional shares. In the event cash is paid in lieu of fractional shares in the Distribution, such cash issued for the fractional shares may not exceed 1% of the total value of Patlex. The aggregate number of shares of Patlex Common Stock distributed to AFG shareholders in the Distribution will be equal to 95.01% of the shares of Patlex Common Stock outstanding immediately prior to the Distribution. The shares of Patlex Common Stock not distributed in the Distribution will be retained by KeySub as the surviving corporation in the Merger.

     In addition, the Distribution Agreement provides that, after the Effective Time, (i) holders of AFG Options granted by AFG pursuant to the AFG Option Plans that are outstanding and unexercised immediately prior to the Effective Time and which will be converted into KeyCorp Options pursuant to the Merger Agreement will be entitled to receive upon exercise of such option, in addition to one share of KeyCorp Common Stock, one share of Patlex Common Stock for every eight shares of AFG Common Stock that would have been issuable except for the conversion to the KeyCorp Option and (ii) holders of Non-Plan Options and Patlex Plan Options which are outstanding and unexercised immediately prior to the Effective Time and which will be converted into the right to receive cash pursuant to the Merger Agreement also will be entitled to receive one share of Patlex Common Stock for every eight shares of AFG Common Stock that would have been issuable pursuant to the exercise of such options.

     The actual total number of shares of Patlex Common Stock to be distributed pursuant to the Distribution will not be determined until the Distribution Record Date. See "-- Results of the Distribution." The shares of Patlex Common Stock to be distributed pursuant to the Distribution will be validly issued, fully paid and nonassessable, and free of preemptive rights.

     EMPLOYEE BENEFIT MATTERS. The Distribution Agreement provides that, effective as of the consummation of the Distribution (the "Distribution Date"), Patlex and Patlex of Delaware, Inc., a Delaware corporation and wholly owned, inactive subsidiary of Patlex ("Patlex of Delaware"), will cease to be participating employers under any AFG employee benefit plan. KeyCorp and KeySub will indemnify Patlex against any losses, claims, damages, or liabilities, joint or several, arising out of, or in connection with, any AFG employee benefit plan or arising out of the claim of any employee or former employee of Patlex or Patlex of Delaware with respect to participation in or benefits under any AFG employee benefit plan for any period of time before the Distribution Date. Patlex will indemnify KeyCorp and KeySub against any losses, claims, damages, or liabilities, joint or several, arising out of, or in connection with, any Patlex employee benefit plan or arising out of the claim of any employee or former employee of Patlex or Patlex of Delaware with respect to participation in or benefits under any Patlex employee benefit plan for any period of time after the Distribution Date.

     INTERCOMPANY ACCOUNTS. The Distribution Agreement provides that Patlex and AFG will settle in full by payment of the net balance, on or prior to the Closing Date, any intercompany receivables, payables, loans, cash overdrafts and other accounts in existence as of the Closing Date between Patlex and AFG.

     INDEMNIFICATION OBLIGATIONS OF PATLEX. The Distribution Agreement provides that Patlex will indemnify, defend and hold harmless AFG, any of AFG's subsidiaries (other than Patlex), KeyCorp and KeySub and each of their respective past and present officers and directors against any losses, claims, damages or liabilities, joint or several, arising out of or in connection with
(i) the liabilities of Patlex and Patlex of Delaware, whether arising before, on or after the Distribution Date (the "Patlex Liabilities") or the operations of Patlex or Patlex of Delaware, and Patlex will reimburse AFG, any of AFG's subsidiaries (other than Patlex) and each such officer and director for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action, and (ii) any claims that the Patlex Information Statement or the Patlex Registration Statement are not in compliance as to form with provisions of applicable law or that statements included therein are false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     INDEMNIFICATION OBLIGATIONS OF KEYCORP AND KEYSUB. The Distribution Agreement provides that KeyCorp and KeySub will indemnify, defend and hold harmless Patlex and Patlex of Delaware and each of their respective past and present officers and directors against any losses, claims, damages or liabilities, joint or several, arising out of or in connection with the liabilities of AFG and its subsidiaries (other than the Patlex Liabilities), whether arising before, on or after the Distribution Date, or the operations of AFG and its subsidiaries (other than Patlex), and AFG will reimburse Patlex and Patlex of Delaware, and each such officer and director for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action.

     DISTRIBUTION EXPENSES. The Distribution Agreement provides that AFG will pay the portion of the Transaction Fee payable to CS First Boston that is attributable to the Distribution. Such portion of the Transaction Fee is expected to equal 1.5% of the product of (i) the number of shares of Patlex Common Stock distributed to the holders of AFG Common Stock in the Distribution times (ii) the average of the high and low trading prices of the Patlex Common Stock on the first trading day for the Patlex Common Stock following the Distribution. AFG will also pay the first $50,000 of all expenses associated with the Distribution (excluding the Transaction Fee and certain liabilities of Patlex) (the "Distribution Expenses") and Patlex will pay all remaining Distribution Expenses.

     TAX MATTERS. The Distribution Agreement provides that Patlex will be liable for, will pay, and will indemnify and hold KeyCorp, KeySub and their subsidiaries harmless against all Patlex Income Taxes (as defined below) attributable to any taxable period ending on or before the Closing Date, and for its portion of Patlex Income Taxes for any taxable periods commencing before and ending after the Closing Date, and any and all liabilities, losses, damages, costs and expenses (including court costs and reasonable professional fees incurred in the investigation, defense, or settlement of any claims covered by Patlex's indemnity) attributable to any such Patlex Income Taxes. "Patlex Income Taxes" means the federal and state income taxes and any state franchise tax of Patlex, its subsidiaries or any consolidated or combined group of which they are a part, together with any interest and any penalty, addition to tax, or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

     In the event that the Distribution is ultimately determined to be a taxable distribution, the Distribution Agreement provides that liability for the payment of any taxes, interest or penalties imposed on the recipients of the Distribution, AFG, KeySub and KeyCorp, will be treated as provided in the Merger Agreement. The Merger Agreement provides that in the event the Distribution is ultimately determined to be a taxable distribution (A) by the Internal Revenue Service ("IRS"), any state taxing authority or court, or pursuant to a settlement of a disputed tax deficiency, regardless of when the Closing Date occurs, or (B) by KeyCorp if the Closing Date occurs on or prior to August 24, 1995 or the tax opinion regarding the Distribution shall not have been delivered pursuant to the Merger Agreement, neither AFG, Patlex, KeyCorp, KeySub nor any affiliate of any of them (other than a person who shall have been a recipient of the Distribution) shall have any liability for the payment of any taxes, interest or penalties imposed on the recipients of the Distribution arising as a result of any such determination. If the Distribution is determined to be taxable for any of such reasons, payment of any federal or state taxes arising out of the Distribution will be the responsibility of each recipient. Each holder of AFG Common Stock is urged to consult with his or her tax advisor.

     The Merger Agreement further provides that if KeyCorp selects a Closing Date on or prior to August 24, 1995, KeyCorp shall be liable for the payment of any taxes, interest or penalties imposed upon AFG, KeySub or KeyCorp as a result of such determination or settlement ("Corporate Spinoff Taxes"); provided, however, that Patlex shall be liable for the Corporate Spinoff Taxes if the Closing Date occurs on or prior to August 24, 1995 because of an Accelerated Closing Election by AFG. If the Closing Date occurs after August 24, 1995 and such determination or settlement is attributable to any action taken by KeyCorp, KeySub or any of their affiliates, KeyCorp shall pay (and indemnify Patlex against) the Corporate Spinoff Taxes. If the Closing Date occurs after August 24, 1995 and such determination or settlement is attributable to any action (other than the continuing conduct of its business activities substantially in the manner conducted prior to March 20, 1995) taken by Patlex or any of its shareholders or affiliates, Patlex shall pay (and indemnify AFG, KeySub and KeyCorp against) the Corporate Spinoff Taxes. If the Closing Date occurs after August 24, 1995 and such determination or settlement is not attributable to any action (other than the continuing conduct of its business activities substantially in the manner conducted prior to March 20, 1995) either by Patlex or any of its shareholders or by KeyCorp, KeySub or any of their affiliates, KeyCorp shall pay the first $2.5 million of the Corporate Spinoff Taxes and Patlex shall pay the amount, if any, by which the Corporate Spinoff Taxes exceed $2.5 million. Because the Special Meeting is scheduled for September 7, 1995, the Closing Date cannot take place on or prior to August 24, 1995.

     AMENDMENT. The Distribution Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

RESULTS OF THE DISTRIBUTION

     After the Distribution, Patlex will be a separate public company from AFG. The number and identity of shareholders of Patlex immediately after the Distribution and the consummation of the Merger will be the same as the number and identity of shareholders of AFG on the Distribution Record Date plus (i) KeySub which, as the surviving corporation in the Merger, will retain 4.99% of the shares of Patlex Common Stock outstanding immediately prior to the Distribution and (ii) any holders of Non-Plan Options or Patlex Plan Options who were not shareholders of AFG. Immediately after the Distribution and the consummation of the Merger, Patlex expects to have approximately 800 holders of record of Patlex Common Stock and approximately 2,520,957 shares of Patlex Common Stock outstanding, based on the number of record holders and outstanding shares of AFG Common Stock on the Record Date and holders of Non-Plan Options and Patlex Plan Options, and the distribution ratio of one share of Patlex Common Stock for every eight shares of AFG Common Stock. The actual number of shares of Patlex Common Stock to be distributed will be determined as of the Distribution Record Date. In addition, 80,543 shares of Patlex Common Stock will be issuable from time to time upon exercise of the KeyCorp Options, which will be issued at the Effective Time upon the conversion of AFG Options, and Patlex will receive no additional consideration upon the exercise of the KeyCorp Options. The Distribution will not affect the number of outstanding shares of AFG Common Stock or any rights of AFG shareholders.

LISTING AND TRADING OF PATLEX COMMON STOCK

     Patlex intends to apply for the inclusion of the Patlex Common Stock on the Nasdaq National Market under the symbol "PTLX". The Transfer Agent and Registrar for the Patlex Common Stock will be LaSalle National Trust, N.A., Chicago.

     There is not currently a public market for the Patlex Common Stock. A "when-issued" trading market is expected to develop on or about the Distribution Record Date. The term "when-issued" means that shares can be traded prior to the time certificates are actually available or issued. Prices at which the Patlex Common Stock may trade on a "when-issued" basis or after such time certificates are actually available or issued cannot be predicted. Until the Patlex Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. The prices at which the Patlex Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for Patlex Common Stock, investor perception of Patlex and of the patent exploitation and enforcement business, Patlex's dividend policy and general economic and market conditions.

     The Patlex Common Stock to be distributed to AFG shareholders in the Distribution and to be issued (i) upon conversion of the Non-Plan Options and the Patlex Plan Options and (ii) upon the exercise of KeyCorp Options will be freely transferable, except for securities received by persons who may be deemed to be "affiliates" of Patlex, as that term is used in paragraph (a) of Rule 144 under the Securities Act. Persons who are affiliates of Patlex will be permitted to sell their shares of Patlex Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(2) of the Securities Act or by Rule 144 under the Securities Act.

     KeyCorp and KeySub have been granted registration rights under the Distribution Agreement pursuant to which Patlex is obligated, upon request, to effect the filing of one registration statement covering the shares of Patlex Common Stock retained by AFG which, by operation of the Merger, become beneficially owned of record by KeySub, and the right to include such shares, through "piggyback" rights, in any registration statement otherwise filed by Patlex during the period beginning on the first anniversary of the Distribution Date and ending with the fifth anniversary of the Distribution Date.

CONDITIONS; TERMINATION

     The Distribution is conditioned upon the satisfaction or waiver by AFG and KeyCorp of the following conditions: (i) the receipt of all necessary regulatory approvals; (ii) the effectiveness of the Patlex Registration Statement under the Exchange Act; (iii) the election of Patlex's Board of Directors by AFG as sole shareholder of Patlex and the continued effectiveness of the Patlex Certificate of Incorporation and Patlex Bylaws; and (iv) the receipt by AFG of an opinion satisfactory to AFG that, assuming the Distribution occurs after August 24, 1995, it is more likely than not that the Distribution will constitute a tax-free distribution for federal income tax purposes for AFG shareholders and AFG. The Distribution Agreement will automatically terminate upon termination of the Merger Agreement. In addition, the Distribution Agreement may be terminated and the Distribution abandoned at any time by AFG prior to the Distribution Date, with the prior written consent of KeyCorp.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following is a summary of the material federal income tax consequences of the Distribution and the Merger to the holders of shares of AFG Common Stock. The federal income tax discussion set forth below is for general information purposes only and may not apply to particular categories of holders of shares of AFG Common Stock subject to special treatment under the Code, including, without limitation, foreign holders and holders whose AFG securities were acquired pursuant to the exercise of any employee stock option or otherwise as compensation. EACH HOLDER OF SHARES OF AFG COMMON STOCK IS URGED TO CONSULT HIS OR HER TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE DISTRIBUTION, THE MERGER AND ANY OTHER TRANSACTIONS DISCUSSED HEREIN, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

CONSEQUENCES OF THE MERGER TO AFG, KEYSUB, KEYCORP AND THE AFG SHAREHOLDERS

     Immediately after completion of the Distribution, AFG will merge with and into KeySub pursuant to the Merger Agreement. AFG and KeyCorp will, prior to the Distribution and the Merger, receive an opinion from their respective tax counsel to the effect that, on the basis of the facts, representations and assumptions set forth in such tax opinion, for federal income tax purposes: (a) in the case of the opinion of KeyCorp's counsel, no gain or loss will be recognized by KeyCorp or KeySub as a result of the Merger; and (b) in the case of the opinion of AFG's counsel:

     1. The Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Code.

     2. AFG, KeySub and KeyCorp will be parties to the reorganization within the meaning of Section 368(b) of the Code.

     3. No gain or loss will be recognized by AFG as a result of the Merger.

     4. No gain or loss will be recognized by AFG shareholders whose shares of AFG Common Stock are exchanged solely for KeyCorp Common Stock pursuant to the Merger except with respect to cash received by such AFG shareholders in lieu of a fractional share interest in KeyCorp Common Stock.

     5. An AFG shareholder who receives cash in lieu of a fractional share interest of KeyCorp Common Stock will be treated as if such cash had been received in redemption of the fractional share interest. The receipt of such cash generally should result in gain or loss in an amount equal to the difference between the amount of the cash received and the portion of the tax basis in the AFG Common Stock that is allocable to such fractional share (see paragraph 6 below). Such gain or loss generally will be treated as capital gain or loss, provided that such fractional share is held by such shareholder as a capital asset at the Effective Time.

     6. The aggregate tax basis of the KeyCorp Common Stock received or, in the case of fractional shares, deemed received by AFG shareholders who exchange their AFG Common Stock for KeyCorp Common Stock in the Merger will be the same as the tax basis of the AFG Common Stock surrendered in exchange therefor (after allocation of such tax basis between AFG Common Stock and Patlex Common Stock received in connection with the Distribution).

     7. The holding period for the shares of KeyCorp Common Stock received or deemed received in the Merger will include the period during which the shares of AFG Common Stock surrendered in exchange therefor were held, provided that such shares of AFG Common Stock were held as capital assets at the Effective Time.

CONSEQUENCES OF THE DISTRIBUTION TO AFG, PATLEX AND THE AFG SHAREHOLDERS

     Immediately prior to the Effective Time, AFG will effect the Distribution of Patlex Common Stock to each shareholder of record of AFG Common Stock and to holders of Non-Plan Options and Patlex Plan Options. AFG will, prior to the Distribution and the Merger, receive an opinion from its counsel, Morgan, Lewis & Bockius ("Counsel"), to the effect that, on the basis of the facts, representations and assumptions set forth in the tax opinion, for federal income tax purposes, and assuming the Closing Date occurs after August 24, 1995, it is more likely than not that:

     1. The Distribution will qualify as a tax-free spin-off pursuant to Section 355 of the Code.

     2. No income, gain or loss will be recognized by AFG in connection with the Distribution.

     3. An AFG shareholder will not recognize any income, gain or loss in connection with the Distribution, except with respect to cash received by such AFG shareholder in lieu of a fractional share interest in Patlex as a result of the Distribution Agent selling the aggregate of all such fractional shares in the open market.

     4. An AFG shareholder who receives cash in lieu of a fractional share of Patlex Common Stock (as a result of the Distribution Agent selling the aggregate of all such fractional shares in the open market) will be treated as if such fractional share had been received by the shareholder as part of the Distribution and then sold by such shareholder in the open market. Accordingly, such shareholder will recognize gain or loss equal to the difference between the cash so received and the portion of the tax basis in the AFG Common Stock that is allocable to such fractional share (see paragraph 5 below). Such gain or loss generally will be treated as capital gain or loss, provided that such fractional share is held by such shareholder as a capital asset as of the time of the Distribution.

     5. Following the Distribution, an AFG shareholder will apportion the tax basis for his or her shares of AFG Common Stock between such AFG Common Stock and the Patlex Common Stock received (or, in the case of fractional shares, deemed received) in the Distribution in proportion to the relative fair market values of such AFG Common Stock and Patlex Common Stock on the Distribution Date.

     6. An AFG shareholder's holding period for the Patlex Common Stock received or deemed received in the Distribution will include the period during which such shareholder held the AFG Common Stock with respect to which the Patlex Common Stock was received or deemed received, provided that such AFG Common Stock is held as a capital asset by such shareholder as of the time of the Distribution.

     Counsel's opinion is based upon certain representations and assumptions and on existing provisions of the Code, existing and proposed Treasury Regulations and existing administrative interpretations and court decisions and represents Counsel's best legal judgment, and is not binding upon the IRS or the courts. Future legislation, Treasury Regulations, administrative interpretations or court decisions could significantly change such authorities. Any such change could have retroactive application and therefore could apply to transactions that have taken place before such change occurs. The Code contains a number of ambiguities that will be resolved only by future legislative, administrative or court action. In addition, on certain questions there are no relevant Treasury Regulations, administrative interpretations or controlling court decisions. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of certain matters discussed herein or, if it does, that it will not be successful. No rulings have been requested or received from the IRS as to any of the matters discussed herein. If any representation or assumption relied upon in rendering Counsel's opinion with respect to the Distribution is inaccurate, or if the IRS were to challenge successfully the federal income tax treatment of the Distribution set forth in Counsel's opinion, then, in general, it is likely that (i) each AFG shareholder would be required to recognize income or gain on the receipt of the shares of Patlex Common Stock in the Distribution in an amount up to the fair market value of the shares of Patlex Common Stock received in the Distribution and (ii) AFG would be required to recognize gain on the Distribution to the extent the fair market value of the shares of Patlex Common Stock issued in the Distribution exceeded AFG's tax basis in such shares. In this event (a) the tax basis of the shares of Patlex Common Stock received by an AFG shareholder in the Distribution would be the fair market value of such shares on the date the Distribution is consummated and (b) the holding period for such shares of Patlex Common Stock would begin the day after the date the Distribution is consummated.

     Current Treasury Regulations require that each AFG shareholder who receives Patlex Common Stock pursuant to the Distribution attach to his or her federal income tax return for the year in which the Distribution occurs a detailed statement setting forth such information as may be appropriate in order to demonstrate the applicability of Section 355 of the Code to the Distribution. AFG or its successor, KeySub, will convey the appropriate information to each AFG shareholder of record as of the Distribution Record Date.

                       RIGHTS OF DISSENTING SHAREHOLDERS

     Holders of AFG Common Stock are generally entitled to dissenters' rights with respect to the Merger under Chapter 13 (Sections 1300, 1301, 1302, 1303 and
1304) of the CGCL if, and only if, the holders of 5% or more of the outstanding shares of AFG Common Stock elect to exercise dissenters' rights. A person having a beneficial interest in shares of AFG Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

     THE FOLLOWING DISCUSSION IN NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE CGCL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SECTIONS 1300, 1301, 1302, 1303 AND 1304 OF THE CGCL, WHICH IS REPRINTED IN ITS ENTIRETY AS APPENDIX G TO THIS PROXY STATEMENT/PROSPECTUS.

     If the Merger is approved by the required vote of AFG's shareholders and is not terminated, AFG's shareholders (i) who vote against the Merger, (ii) who have fully complied with all applicable provisions of Chapter 13 of the CGCL and
(iii) whose shares constitute AFG Dissenting Shares (as defined below) will, provided generally that the AFG Dissenting Shares aggregate 5% or more of the outstanding shares of AFG Common Stock, have the right to require AFG to purchase the shares of AFG Common Stock held by them for cash at the fair market value of those shares as of the day before the terms of the Merger were first announced, excluding any appreciation or depreciation because of the Merger but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter. Under the CGCL, no shareholder of AFG who is entitled to exercise dissenters' rights has any right at law or in equity to attack the validity of the Merger or to have the Merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the Merger had been legally voted favor of the Merger.

     As used herein, "AFG Dissenting Shares" means those shares of AFG Common Stock with respect to which the holders have voted against the Merger and have perfected their purchase demand in accordance with Chapter 13 of CGCL; provided, however, that no shares shall constitute AFG Dissenting Shares unless either (i) holders of 5% or more of the outstanding shares of AFG Common Stock file demands for payment as dissenting shares under the CGCL or (ii) the shares in question are subject to a restriction on transfer imposed by AFG or by any law or regulation.

     AFG is not aware of any restriction on transfer of any shares of the AFG Common Stock except restrictions that may be imposed upon shareholders who are deemed to be "affiliates" of AFG for purposes of Rule 145 under the Securities Act, and those who received shares in private transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act. In addition, certain shareholders are restricted from transferring shares pursuant to the terms of the Voting Agreements. See "VOTING AGREEMENTS AND IRREVOCABLE PROXIES." Those shareholders who believe there is some such restriction affecting their shares should consult with their own legal counsel as to the nature and extent of any dissenters' rights they may have.

     For a holder of AFG Common Stock to exercise dissenters' rights, the procedures to be followed under Chapter 13 of the CGCL include the following requirements:

          (1) The shareholder of record must have voted the shares against the Merger. It is not sufficient to abstain from voting. However, the shareholder may abstain as to part of his or her shares or vote part of those shares for the Merger without losing the right to exercise dissenters' rights as to other shares which were voted against the Merger.

          (2) Any such shareholder who votes against the Merger, and who wishes to have the shares that are being voted against the Merger purchased, must make a written demand to have AFG purchase those shares for cash at their fair market value.

          (3) The demand must include the information specified below and must be received by AFG not later than the date of the Special Meeting.

     Merely voting or delivering a proxy directing a vote against the approval of the Merger does not constitute a demand for purchase. A written demand is essential.

     The written demand that the dissenting shareholder must deliver to AFG must:

          (a) Be made by the person who was the shareholder of record on the record date set for voting on the Merger (or such shareholder's duly authorized representative) and not by someone who is merely a beneficial owner of the shares and not by a shareholder who acquired the shares subsequent to the record date;

          (b) State the number and class of dissenting shares held of record by the dissenting shareholders; and

          (c) Include a demand that AFG purchase the shares at the dollar amount that the shareholder claims to be the fair market value of such shares on the day before the terms of the Merger were first announced, excluding any appreciation or depreciation because of the proposed Merger but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter. AFG believes that this day is March 17, 1995. A shareholder may take the position in the written demand that a different date is applicable. The shareholder's statement of fair market value constitutes an offer by such dissenting shareholder to sell the shares to AFG at such price.

     The written demand should be delivered to AFG at its principal executive offices, 601 Oakmont Lane, Westmont, IL 60559-5549, Attention: Office of the Secretary.

     A shareholder may not withdraw a demand for payment without the consent of AFG. Under the terms of the CGCL, a demand by a shareholder is not effective for any purpose unless it is received by AFG (or any transfer agent thereof).

     Within 10 days after the approval of the Merger by AFG's shareholders, AFG must notify all holders of AFG Dissenting Shares of the approval and must offer all of such shareholders a cash price for their shares which AFG considers to be the fair market value (as described below) of the shares. The notice also must contain a brief description of the procedures to be followed under Chapter 13 of the CGCL to dispute the price offered and attach a copy of the relevant provisions of the CGCL in order for a shareholder to exercise the right to have AFG purchase his or her shares.

     Within 30 days after the date on which the notice of the approval of the Merger is mailed by AFG to holders of AFG Dissenting Shares, the shareholder's certificates, representing any shares which the shareholder demands be purchased, must be submitted to AFG, at its principal office, or at the office of any transfer agent, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Upon subsequent transfer of those shares, the new certificates will be similarly stamped, together with the name of the original dissenting shareholder.

     If AFG and a holder of AFG Dissenting Shares agree that the shares held by such shareholder are eligible for dissenters' rights and agree upon the price of such shares, such holder of AFG Dissenting Shares is entitled to receive from AFG the agreed price with interest thereon at the legal rate on judgments from the date of such agreement. Any agreement fixing the fair market value of dissenting shares as between AFG and the holders thereof must be filed with the Secretary of AFG at the address set forth below. Subject to certain provisions of Section 1306 and Chapter 5 of CGCL, payment of the fair market value of the AFG Dissenting Shares shall be made within 30 days after the amount has been agreed upon or within 30 days after any statutory or contractual conditions to the Merger are satisfied, whichever is later, subject to surrender of the certificate therefor, unless provided otherwise by agreement.

     If AFG and a holder of AFG Dissenting Shares fail to agree on either the fair market value of the shares or on the eligibility of the shares to be purchased, then either such holder of AFG Dissenting Shares or AFG may file a complaint for judicial resolution of the dispute in the superior court of the proper county. The complaint must be filed within six months after the date on which the respective notice of approval is mailed to the shareholders. If a complaint is not filed within six months, the shares will lose their status as AFG Dissenting Shares. Two or more holders of AFG Dissenting Shares may join as plaintiffs or be joined as defendants in such an action. If the eligibility of the shares is at issue, the court must first decide that issue. If the fair market value of the shares is in dispute, the court must determine, or shall appoint one or more impartial appraisers to assist in its determination of, the fair market value. The costs of the action will be assessed or apportioned as the court considers equitable. If, however, the appraised value of the dissenting shares exceeds the price offered by AFG, AFG must pay the costs.

     Any demands, notices, certificates or other documents required to be delivered to AFG may be sent to the Office of the Secretary, AutoFinance Group, Inc., 601 Oakmont Lane, Westmont, IL 60559-5549.

                   VOTING AGREEMENTS AND IRREVOCABLE PROXIES

     As an inducement to KeyCorp and KeySub to enter into the Merger Agreement, certain AFG shareholders (including four directors of AFG) have executed Voting Agreements pursuant to which such shareholders have agreed with KeyCorp to vote the shares of AFG Common Stock owned by each of them: (i) in favor of adoption of the Merger Agreement and approval of the Merger; (ii) against any proposal relating to a competing merger or business combination involving an acquisition of AFG or the purchase of all or a substantial portion of AFG's or any AFG subsidiary's stock or assets; and (iii) against any other transaction which is inconsistent with the obligation of AFG to consummate the Merger. In addition, to secure for the benefit of KeyCorp the performance of these shareholders to vote as specified in the Voting Agreements, the shareholders executing the Voting Agreements have appointed Frank Borman to serve as their proxy or, in the event of his death, incapacity or other event where he cannot serve as proxy, A.
E. Steinhaus, to vote the shares of AFG Common Stock owned by such shareholders in accordance with the provisions of the Voting Agreements. Each shareholder executing a Voting Agreement has also agreed not to, prior to the termination of the Voting Agreement, sell or otherwise voluntarily dispose of any of the shares of AFG Common Stock owned by him or take any voluntary action which would have the effect of removing such shareholder's power to vote his shares of AFG Common Stock or which would be inconsistent with the Voting Agreement. The Voting Agreements will terminate on a date which is the earlier of (a) the date on which the Merger Agreement is terminated or (b) the date on which the Merger is consummated.

     Shareholders holding in the aggregate approximately 26% of the number of shares of AFG Common Stock entitled to vote at the AFG Meeting have delivered executed Voting Agreements to KeyCorp. See "THE MERGER -- Interests of Certain Persons in the Merger."

                    RESALES OF KEYCORP COMMON STOCK RECEIVED
                           IN THE MERGER; AFFILIATES

     The shares of KeyCorp Common Stock that will be issued upon consummation of the Merger will have been registered under the Securities Act, and will be freely transferable, except for shares received by persons, including directors and executive officers of AFG, who may be deemed to be "affiliates" of AFG at the time the Merger is approved by the AFG shareholders, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act. Such affiliates may not sell their shares of KeyCorp Common Stock acquired pursuant to the Merger, except (a) pursuant to an effective registration statement under the Securities Act covering those shares, (b) in compliance with Rule 145, or (c) in the opinion of counsel reasonably satisfactory to KeyCorp pursuant to another applicable exemption from the registration requirements of the Securities Act. AFG and KeyCorp will have obtained Affiliate Agreements from all affiliates of AFG under which those persons have represented that they will not dispose of their shares of KeyCorp Common Stock received in the Merger or the shares of AFG Common Stock held by them prior to the Merger, except in compliance with the Securities Act and the rules and regulations promulgated thereunder. In addition, the parties to the Affiliate Agreements have agreed to hold the shares of KeyCorp Common Stock received by them in the Merger for at least one year after the Effective Time of the Merger. The form of the Affiliate Agreement is set forth as Exhibit G to the Merger Agreement, which is attached hereto as Appendix A. This Proxy Statement/Prospectus does not cover any resales of KeyCorp Common Stock received by affiliates of AFG.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS OF AFG

     The following should be read in conjunction with "SUMMARY -- Selected Consolidated Financial Data" and the notes thereto and the AFG Consolidated Financial Statements and the notes thereto included elsewhere in this Proxy Statement/Prospectus.

LIQUIDITY AND CAPITAL RESOURCES

     In March 1995, AFG and KeyCorp entered into the Merger Agreement providing for AFG to merge with and into a wholly owned subsidiary of KeyCorp in the Merger. With the execution and delivery of the Merger Agreement, AFG also entered into the Distribution Agreement pursuant to which, among other things, AFG will distribute 95.01% of the Patlex Common Stock to the shareholders of AFG in the Distribution. In anticipation of the Distribution, Patlex's results are reported as a discontinued operation in the accompanying financial statements for all periods presented.

     AFG's contract acquisition program is capital intensive as it requires the availability of adequate resources to purchase and hold receivables until they are subsequently securitized or paid/liquidated. Integral to AFG's business strategy is the procurement and maintenance of sufficient resources to support its expanding operations. AFG's liquidity and capital resources are impacted by its securitization program, its revolving credit facility and its ability to generate additional capital. During fiscal 1994, AFG realized measurable improvements and/or enhancements with respect to each of these components of its liquidity and capital resources.

     As a result of its increasing acquisition volumes and the performance of the previously securitized receivables, during 1994 AFG continued to increase the amount of receivables securitized while improving the structure and pricing terms of the transactions. In August 1993, AFG transferred receivables of $9.7 million to a previously established grantor trust. In November 1993, AFG securitized receivables for an aggregate principal balance of $42.5 million with $22.0 million in receivables being transferred in November 1993 and the remaining $20.5 million in receivables transferred in February 1994. In May 1994, AFG completed its sixth Securitization Transaction for an aggregate principal balance of $60.0 million. At June 30, 1994, AFG had conveyed receivables totaling $30.0 million to the grantor trust with the balance of $30.0 million being transferred in August 1994. In November 1994, AFG completed its seventh Securitization Transaction for an aggregate principal balance of $80 million. Receivables totaling $40 million were initially transferred to a grantor trust, with the remaining $40 million transferred in February 1995. AFG retained a 6% junior subordinated position in the $82.2 million of receivables securitized during fiscal 1994 and the $110 million securitized during the nine months ended March 31, 1995, along with the right to service the receivables. Proceeds resulting from these transactions were utilized to temporarily reduce AFG's indebtedness outstanding under its revolving credit facility, thereby increasing the availability under such facility to fund its contract acquisition activities.

     Periodic securitizations enable AFG to reliquefy and redeploy its capital resources and credit facilities to acquire additional finance receivables and are an integral part of AFG's business plan. Retention of a subordinated or junior subordinated interest in the receivables securitized provides AFG with a financial interest in the ultimate collection outcome of these receivables. The rights of AFG to receive distributions from the grantor trusts are subordinated to the rights of the senior and senior subordinated certificateholders in the event of defaults and delinquencies with respect to the underlying receivables. AFG's distributions are deposited into a subordinated spread account maintained by the trustee until that account reaches a specified level; funds in excess of the specified level are distributed to AFG. The impact of anticipated losses over the remaining term of the securitized receivables, which could adversely impact the distributions to AFG, was reflected in the assumptions made by AFG when the computation of the gains realized was made and, accordingly, AFG believes the restriction placed upon distributions to AFG is primarily one of timing as initial distributions are utilized in establishing the subordinated spread account balance.

     In December 1994, management assessed certain risks in its continuing securitization program resulting from the increased volatility in interest rates and the extended period of time expected between contract acquisition and securitization. In these securitizations, receivables would be sold generally at a spread over the rate for a comparable term U. S. Treasury. As a result, the pricing of the securitization is sensitive to changes in U. S. Treasury rates. Management, with the assistance of its investment bankers, and with approval from the Board of Directors, developed a strategy to reduce AFG's exposure to the volatility of interest rates on the next planned securitization of its receivables. During December 1994 and January 1995, AFG entered into interest rate exchange agreements with an aggregate notional amount of $75 million that expire in May 1995 for interest rate risk exposure management purposes. The notional amount of these agreements represents AFG's minimum estimate of the receivables to be sold in the planned transaction. The interest rate exchange agreements are being used to hedge the expected price on the forecasted sale of the receivables. Without the assistance of these off-balance sheet products, increases in the U.S. Treasury rate adversely affect the income recognized on the sales of the receivables. Conversely, these transactions result in AFG's failure to benefit from decrease in the U.S. Treasury rate. At March 31, 1995, an unrealized loss of $1.7 million resulting from the decline in interest rates during the quarter has been deferred on such interest rate exchange agreements and will be recognized when the securitization occurs. As a condition of the Merger Agreement, AFG is not permitted to enter into any Securitization Transaction prior to consummation of the Merger without KeyCorp's consent. Accordingly, AFG's management would not expect for any Securitization Transaction to occur until after the Merger is consummated.

     In March 1994, AFG completed renegotiations to increase its $50 million revolving credit facility in accordance with AFG's anticipated requirements. The amended facility provides for an immediate increase to $70 million for the first year, an increase to $90 million for the second year and an increase to $100 million for the third year. The interest rate spread over the associated index was also reduced in conjunction with the facility amendment.

     As a condition of the Merger Agreement, AFG will not enter into any Securitization Transactions until the consummation of the Merger without the prior consent of KeyCorp provided that AFG and a KeyCorp banking affiliate enter into a definitive loan agreement in accordance with a commitment letter signed in conjunction with the Merger Agreement. AFG's capital resources and credit facility in existence at the signing of the Merger Agreement were not sufficient to fund the contract acquisitions for an extended period of time without the availability of Securitization Transactions. In May 1995, AFG entered into the Amended and Restated Credit Agreement which provided for a syndication between GECC, AFG's current lender, and SNB, a bank subsidiary of KeyCorp. In accordance with the commitment letter terms, the amended credit facility allows for a maximum advance of up to $200 million prior to September 1, 1995, with a $250 million maximum advance thereafter, along with a reduction in the interest rate spread over the associated index and elimination of the unused commitment fee. Management believes the amended credit facility will provide AFG sufficient resources to continue the expansion of its contract acquisition activities prior to the closing of the Merger. In the event the Merger Agreement is terminated, 180 days following the termination the maximum advance is reduced to 50% of the maximum advance in effect at the termination. The facility will mature at the effective time of the Merger or, in the event the Merger Agreement is terminated, 360 days following the termination.

     AFG also increased its capital base through the issuance of 2,645,000 shares of common stock in a public stock offering in March 1994. The net proceeds of $25.2 million were utilized to temporarily reduce AFG's indebtedness outstanding under its revolving credit facility, thereby increasing the availability under such facility for future purchases of receivables and to fund its contract acquisition activities.

     As of March 31, 1995, AFG had cash and equivalents of $0.7 million, an unused credit facility of $62.0 million under its facility of $90 million and stockholders' equity of $86.5 million. As of June 30, 1994, AFG had cash and equivalents of $3.1 million, an unused credit facility of $47.9 million under its $70 million facility and stockholders' equity of $76.2 million. As of June 30, 1993, AFG reported cash and equivalents of $1.0 million, an unused credit facility of $43.0 million under its facility of $50 million and stockholders' equity of $42.6 million.

RESULTS OF OPERATIONS

NINE MONTHS ENDED MARCH 31, 1995 COMPARED TO NINE MONTHS ENDED MARCH 31, 1994

     AFG acquired 10,909 contracts, representing $139.7 million in retail finance receivables, during the nine months ended March 31, 1995, an increase of 50% and 65%, respectively, from the 7,283 contracts, totaling $84.5 million, acquired during the same period in the prior fiscal year. Additionally, in October 1994, AFG exercised its option to repurchase the outstanding senior interest from the grantor trust established for its first Securitization Transaction in November 1991, repurchasing the remaining $1.2 million undivided principal interest in the 574 receivables; resulting in a total acquisition volume of $140.9 million for the nine months ended March 31, 1995. The principal outstanding of contracts owned and/or serviced as of March 31, 1995 was $230.6 million, an increase of $104.7 million or 83% as compared to $125.9 million outstanding as of March 31, 1994 and an increase of $71.2 million or 45% as compared to $159.4 million as of June 30, 1994. Senior and senior subordinated (third party) interests in the receivables securitized by AFG aggregated $145.8 million as of March 31, 1995, an increase of $71.6 million or 97% as compared to $74.2 million as of March 31, 1994 and an increase of $54.2 million or 59% as compared to $91.6 million as of June 30, 1994. The principal outstanding of AFG's investment in retail finance receivables, securitized receivables and bulk purchased receivables was $84.8 million as of March 31, 1995, an increase of $33.1 million or 64% as compared to $51.7 million as of March 31, 1994 and an increase of $17.1 million or 25% as compared to $67.7 million as of June 30, 1994.

     Total revenues for the nine months ended March 31, 1995 were $26.7 million, an increase of $11.8 million, or 80%, as compared to $14.9 million for the same period in the prior fiscal year. The increased investment in finance receivables contributed to a $5.9 million increase in financing income to $13.0 million. AFG recognized securitization gains of $8.3 million, an increase of $2.9 million; receivables aggregating $110 million were transferred to grantor trusts during the nine months ended March 31, 1995, while receivables aggregating $52.2 million were transferred during the same period in the prior fiscal year. Fee-based services income increased $1.8 million to $3.4 million due to the increased contract servicing/administrative services fees generated by the increased receivables securitized outstanding. The $1.2 million increase in other income to $2.0 million was primarily attributable to residual financial interest earnings on the receivables previously securitized and investment earnings on the subordinated spread accounts.

     Total expenses for the nine months ended March 31, 1995 were $17.1 million, an increase of $8.4 million, or 97%, as compared to $8.7 million for the same period in the prior fiscal year. Financing costs increased $0.5 million to $1.9 million due to higher average borrowings to support the increased investment in receivables. The increase in average borrowings was not proportional to the growth in receivables as proceeds from the March 1994 equity offering were utilized to support the receivables growth. Despite increases in the general interest environment from the year earlier period, the weighted average interest rate paid on borrowings outstanding under AFG's credit facility for the nine months ended March 31, 1995 was the same as compared to the prior year period as a result of improvements made to the facility late in the prior fiscal year. Operating costs increased $3.6 million, or 72%, to $8.6 million due to costs incurred to support the 83% growth in the portfolio owned and/or serviced by AFG, coupled with the increased rate of contract acquisition over the prior year period. The provision for credit losses increased $4.4 million to $6.7 million, as a result of the 65% increase in the value of contract acquisitions over the comparative periods and to maintain an adequate allowance for losses level.

     As a result of the above factors, income from continuing operations was $5.8 million, or $0.31 per share, for the nine months ended March 31, 1995, an increase of $2.0 million, or 53%, from the $3.8 million, or $0.23 per share, for the same period in the prior fiscal year. For the nine months ended March 31, 1995 and 1994, income from discontinued operations, net of income taxes, was $1.1 million for both periods, and $0.06 and $0.07 per share, respectively. Net income was $6.9 million, or $0.37 per share, for the nine months ended March 31, 1995, an increase of $2.0 million, or 41%, from the $4.9 million, or $0.30 per share, reported for the year earlier period. For the nine months ended March 31, 1995, the weighted average common and common equivalent shares outstanding increased 17% to 18.8 million from 16.2 million for the same period in the prior fiscal year, largely the result of shares being issued in connection with AFG's March 1994 public stock offering.

YEAR ENDED JUNE 30, 1994 COMPARED TO YEAR ENDED JUNE 30, 1993

     AFG acquired 11,244 contracts, representing $133.1 million in retail finance receivables, during fiscal 1994, an increase of 115% and 142%, respectively, from the 5,238 contracts, representing $54.9 million, acquired during the prior fiscal year. The principal outstanding of contracts owned and/or serviced as of June 30, 1994 was $159.4 million, an increase of 118%, as compared to $73.0 million outstanding as of June 30, 1993. Senior and senior subordinated (third party) interests in the receivables securitized aggregated $91.6 million as of June 30, 1994, an increase of 92%, as compared to $47.8 million as of June 30, 1993. The principal outstanding of AFG's investment in retail finance receivables, securitized receivables and bulk purchased contract portfolios was $67.7 million as of June 30, 1994, an increase of 169%, as compared to $25.2 million as of June 30, 1993.

     Total revenues for fiscal 1994 were $22.2 million, an increase of $10.9 million or 96%, as compared to $11.3 million for the prior fiscal year. The increased investment in finance receivables resulted in a $5.4 million, or 104%, increase in financing income to $10.6 million. AFG recognized securitization gains of $7.5 million, an increase of $3.6 million, or 92%; receivables transferred to grantor trusts aggregated $82.2 million in fiscal 1994, an increase of 94% as compared to $42.3 million transferred in the prior fiscal year. Fee-based services income increased $1.3 million, or 110%, to $2.5 million due to the increased contract servicing/administrative services fees generated by the increased outstanding receivables securitized by AFG. The $0.6 million increase in other income to $1.6 million was primarily attributable to residual financial interest earnings on the receivables securitized and investment earnings on the subordinated spread accounts held by the grantor trusts.

     Total expenses for fiscal 1994 were $12.9 million, an increase of $4.4 million, as compared to $8.5 million for the prior fiscal year. Financing costs were $1.8 million, an increase of $0.4 million, or 32%. In spite of the funds obtained as a result of the stock offering in March 1994 and the full year utilization of the funds obtained from the Patlex Merger in fiscal 1993, financing costs increased due to the growth in AFG's investment in finance receivables. Operating costs increased $1.9 million, or 35%, to $7.3 million reflecting increased costs to support the 118% growth in the portfolios owned and/or serviced by AFG, coupled with the increased rate of contract acquisition over the prior year. These increases reflect management's decision to staff and continually enhance its control and support systems to properly service and monitor its expanding operations. The provision for credit losses increased $2.0 million, or 114%, to $3.8 million. The provision for credit losses includes provisions for retail finance receivables and provisions for other receivables (physical damage insurance). The provision for credit losses relating to finance receivables increased 142% to $3.8 million as a result of the 142% increase in the value of contract acquisitions over the comparative period while no loss provision was deemed necessary for other receivables.

     AFG recorded a provision for income taxes of $3.6 million for the year ended June 30, 1994, as compared to a provision for income taxes of $1.0 million for the prior year. Income from continuing operations and before extraordinary credit was $5.7 million, or $0.34 per share, an increase of $4.0 million, as compared to $1.7 million, or $0.13 per share, for the prior fiscal year. Income from discontinued operations, net of income taxes, increased $0.4 million to $1.4 million, as a result of Patlex's operating results being included for the entire year. Income before extraordinary credit was $7.1 million and $2.7 million for the years ended June 30, 1994 and 1993, respectively. In fiscal 1993, AFG recorded an extraordinary gain of $0.3 million, net of taxes, on the redemption of subordinated notes; no extraordinary credits were recognized in the current fiscal year.

     As a result of the above factors, net income was $7.1 million, or $0.42 per share, for fiscal 1994, an increase of $4.1 million, or 135%, and $0.18 per share, or 75%, respectively, as compared to net income of $3.0 million, or $0.24 per share, for fiscal 1993. For fiscal 1994, AFG had weighted average common and common equivalent shares outstanding of 16.8 million as compared to 12.4 million average common and common equivalent shares outstanding in the prior fiscal year. The 36% increase in common and common equivalent shares was largely the result of the shares issued in connection with the acquisition of Patlex being outstanding for the entire current fiscal year and the March 1994 public stock offering.

YEAR ENDED JUNE 30, 1993 COMPARED TO YEAR ENDED JUNE 30, 1992

     AFG acquired 5,238 contracts, representing $54.9 million in retail finance receivables, during fiscal 1993, an increase of 31% and 68%, respectively, from the 3,996 contracts, representing $32.7 million, acquired during the prior fiscal year. Included in the number and dollar value of contracts acquired in fiscal 1992 were 1,238 accounts valued at $6.2 million resulting from two bulk purchases while no such bulk purchases were completed in fiscal 1993. Excluding the number and value of contracts purchased in bulk, fiscal 1993 contract acquisitions increased 90% and 107%, respectively. The significant expansion of AFG's contract acquisition activity resulted from the liquidity and capital resources provided by the acquisition of Patlex in December 1992 and the $50 million revolving credit facility obtained in March 1993 which replaced AFG's previous $26 million facility.

     The principal outstanding of contracts owned and/or serviced at June 30, 1993 was $73.0 million, an increase of 74%, as compared to $41.8 million outstanding as of June 30, 1992. Senior and senior subordinated (third party) interests in the receivables securitized by AFG aggregated $47.8 million as of June 30, 1993, an increase of 82%, as compared to $26.2 million as of June 30, 1992. As a result of the Securitization Transactions, AFG's average investment in retail finance receivables, securitized receivables and purchased contract portfolios declined by 8% as compared to the prior fiscal year.

     Total revenues for fiscal 1993 were $11.3 million, an increase of $2.0 million, as compared to $9.3 million for the prior fiscal year. The $1.3 million increase in securitization gains more than offset a $0.4 million, or 7%, decrease in financing income due to the decline in the average investment in receivables; financing income was $5.2 million. Securitization gains increased to $3.9 million primarily because of the larger amount and shorter average seasoning of the receivables securitized, lower pass-through rates to third party investors and an increase in the percentage interest sold, versus retained by AFG, in the May 1993 transaction. Receivables transferred to grantor trusts aggregated $42.3 million in fiscal 1993, an increase of 16% as compared to $36.4 million transferred in the prior fiscal year. Fee-based services income increased $0.8 million to $1.2 million as a result of the increased servicing fees earned from the increased amount of receivables securitized outstanding.

     Total expenses for fiscal 1993 were $8.5 million, an increase of $0.6 million, as compared to $7.9 million for the prior fiscal year. Financing costs declined by $0.5 million to $1.4 million, largely due to reduced borrowings relating to the lower average investment in receivables and the utilization of the funds acquired in the acquisition of Patlex. Operating costs increased by $1.1 million to $5.4 million, reflecting the increased costs to support the 74% growth in the portfolios owned and/or serviced by AFG, coupled with the increased rate of contract acquisition and marketing costs over the prior year. Provisions for credit losses increased $0.1 million, or 7%, to $1.8 million as the benefits associated with improved liquidation performance were offset by additional provisions associated with the significantly increased level of contract acquisitions.

     During fiscal 1993, AFG adopted, without significant adjustment, Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which required a change from the deferred method of accounting for income taxes to the asset and liability method of accounting for income taxes. AFG recorded a provision for income taxes of $1.0 million for the year ended June 30, 1993, as compared to a provision for income taxes of $0.6 million for the prior fiscal year which was largely offset by an extraordinary credit reflecting utilization of net operating losses carried forward under the previous accounting method.

     Income from continuing operations and before extraordinary credit was $1.7 million, or $0.13 per share, an increase of $1.0 million as compared to $0.7 million, or $0.10 per share, in the prior fiscal year. Income from discontinued operations, net of income taxes, was $1.0 million. Income before extraordinary credit was $2.7 million and $0.7 million for the years ended June 30, 1993 and 1992, respectively. In fiscal 1993, AFG recognized a gain of $0.5 million on the redemption of subordinated notes; after netting applicable income taxes, an extraordinary gain of $0.3 million was recorded on this transaction.

     As a result of the above factors, net income was $3.0 million, or $0.24 per share, for fiscal 1993, an increase of $1.8 million, or 139%, and $0.07 per share, or 41%, respectively, as compared to income of $1.3 million, or $0.17 per share, for fiscal 1992. For fiscal 1993, AFG had approximately 12.4 million weighted average common and common equivalent shares outstanding, as compared to
7.3 million weighted average common and common equivalent shares outstanding for fiscal 1992. The 69% increase in common and common equivalent shares was primarily the result of the issuance of shares in exchange for the 9.75% Senior Subordinated Notes and the acquisition of Patlex.

DELINQUENCY EXPERIENCE

     The following table summarizes AFG's delinquency experience on accounts over 30 days past due on both a dollar and unit basis for all receivables generated under the indirect financing segment of AFG's contract acquisition program. The experience data includes receivables which have been securitized and are being serviced by AFG (excluding non-liquidated receivables which are receivables sold but being serviced for which the related vehicle has been repossessed and not yet liquidated).

     Receivables delinquent over 30 days were 0.54% on a dollar basis and 0.53% on a unit basis as of March 31, 1995 as compared to delinquencies of 0.44% and 0.46% as of March 31, 1994, respectively. As of June 30, 1994, delinquencies over 30 days were 0.51% on a dollar basis and 0.50% on a unit basis as compared to 0.50% and 0.58%, respectively, reported as of the prior year. As of June 30, 1993, delinquencies over 30 days had decreased to 0.50% on a dollar basis and 0.58% on a unit basis as compared to 0.72% and 0.63%, respectively, reported as of June 30, 1992. AFG attributes the decline in the delinquency rates as of June 30, 1993 to the geographic expansion of its contract acquisition program, which increased the diversification of its receivable portfolio, as well as a general improvement in the economic environment over the period.

                  INDIRECT RECEIVABLES DELINQUENCY EXPERIENCE
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                              MARCH 31,                                          JUNE 30,
                               ---------------------------------------   --------------------------------------------------------

                                      1995                 1994                 1994                1993               1992
                               ------------------   ------------------   ------------------   ----------------   ----------------
                               DOLLARS    NO. OF    DOLLARS    NO. OF    DOLLARS    NO. OF    DOLLARS   NO. OF   DOLLARS   NO. OF
                                           CON-                 CON-                 CON-                CON-               CON-
                                          TRACTS               TRACTS               TRACTS              TRACTS             TRACTS
                               ------------------   ------------------   ------------------   ----------------   ----------------
Principal Outstanding (1)....  $228,603    22,321   $125,067    13,511   $158,365    16,365   $71,629    8,512   $37,749    4,767
                               --------   -------   --------   -------   --------   -------   -------   ------   -------   ------
Delinquencies (2)
 30--59 days.................  $  1,231       118   $    554        62   $    811        82   $   359       49   $   270       30
                               --------   -------   --------   -------   --------   -------   -------   ------   -------   ------
 60--89 days.................        --        --         --        --         --        --        --       --        --       --
                               --------   -------   --------   -------   --------   -------   -------   ------   -------   ------
 90 days or more.............        --        --         --        --         --        --        --       --        --       --
                               --------   -------   --------   -------   --------   -------   -------   ------   -------   ------
Total Delinquencies..........  $  1,231       118   $    554        62   $    811        82   $   359       49   $   270       30
                               =========  ========  =========  ========  =========  ========  ========  =======  ========  =======
Total Delinquencies over 30
 Days as a Percent of
 Principal/Contracts.........     0.54%     0.53%      0.44%     0.46%      0.51%     0.50%     0.50%    0.58%     0.72%    0.63%
                               =========  ========  =========  ========  =========  ========  ========  =======  ========  =======

- ---------------

Notes: (Dollar amounts in thousands)

(1) Includes receivables that have been sold but which are being serviced by AFG and excludes non-liquidated receivables (receivables sold but being serviced for which the related vehicle has been repossessed and not yet liquidated). At March 31, 1995 and 1994, non-liquidated receivables were comprised of 188 receivables aggregating $1,907 and 87 receivables aggregating $731, respectively. At June 30, 1994, 1993 and 1992, non-liquidated receivables were comprised of 117 receivables aggregating $992, 68 receivables aggregating $540, and 39 receivables aggregating $318, respectively.

(2) The period of delinquency is based on the number of days payments are contractually past due.

     The following tables summarize AFG's delinquency experience on accounts over 30 days past due on both a dollar and unit basis for all receivables acquired for each portfolio purchased under the bulk purchase segment of AFG's contract acquisition program. As noted previously, AFG completed two bulk purchases of receivables during fiscal 1992. The first such purchase was completed in August 1991 and the second purchase was completed in June 1992. The delinquency experience includes receivables which have been securitized and are being serviced by AFG (excluding non-liquidated receivables).

     As of June 30, 1994, all receivables acquired in AFG's first bulk purchase had been paid or liquidated. As of June 30, 1993, delinquencies over 30 days for the first bulk purchase were 1.46% on a dollar basis and 0.82% on a unit basis as compared to 0.80% and 0.76%, respectively, reported as of June 30, 1992. The increase in delinquency rates, as well as the higher rate levels as compared to AFG's indirect receivables portfolio, was attributed to the relatively small size of the portfolio rather than to any deterioration in the actual performance of the first bulk purchase portfolio. As can be seen in the table, the 1992 delinquency rate with respect to the first purchase was substantially similar to that of the indirect receivables portfolio.

     As of June 30, 1994, delinquencies over 30 days for receivables acquired in AFG's second bulk purchase was 0.00% on a both a dollar basis and unit basis as compared to 2.39% on a dollar basis and 2.09% on a unit basis reported as of the prior year. As of June 30, 1993, delinquencies over 30 days for the second bulk purchase were 2.39% on a dollar basis and 2.09% on a unit basis as compared to 19.38% and 18.28%, respectively, reported as of June 30, 1992. As was true for the first bulk purchase, the June 30, 1993 delinquency rates were higher than the indirect receivables portfolio due to the relatively small size of the second bulk purchase portfolio. The delinquency rate at June 30, 1992 was attributed to the condition of the portfolio at the time of purchase (June
1992). The delinquency experience for this portfolio was expected to, and did, improve substantially as these customers adjusted to AFG's collection policies or accounts of customers refusing to perform in accordance with their contractual obligations were charged-off.

     There were no receivables outstanding from either bulk purchase as of March 31, 1995. As a result, the comparable March delinquencies are not presented.

                           BULK PURCHASE RECEIVABLES

                             DELINQUENCY EXPERIENCE

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                            BULK PURCHASE #1
                                  --------------------------------------------------------------------
                                                                JUNE 30,
                                  --------------------------------------------------------------------
                                          1994                    1993                    1992
                                  --------------------    --------------------    --------------------
                                              NO. OF                  NO. OF                  NO. OF
                                  DOLLARS    CONTRACTS    DOLLARS    CONTRACTS    DOLLARS    CONTRACTS
                                  -------    ---------    -------    ---------    -------    ---------
Principal Outstanding (1).......   $   -           -       $ 342         243      $2,122         526
                                  -------    ---------    -------    ---------    -------    ---------
Delinquencies (2)
  30-59 days....................   $   -           -       $   5           2      $   17           4
                                  -------    ---------    -------    ---------    -------    ---------
  60-89 days....................       -           -           -           -           -           -
                                  -------    ---------    -------    ---------    -------    ---------
  90 days or more...............       -           -           -           -           -           -
                                  -------    ---------    -------    ---------    -------    ---------
Total Delinquencies.............   $   -           -       $   5           2      $   17           4
                                  ======     ========     ======     ========     ======     ========
Total Delinquencies over 30 Days
  as a Percentage of
  Principal/Contracts...........    0.00%       0.00%       1.46%       0.82%       0.80 %      0.76%
                                  ======     ========     ======     ========     ======     ========

                                                            BULK PURCHASE #2
                                  --------------------------------------------------------------------
                                                                JUNE 30,
                                  --------------------------------------------------------------------
                                          1994                    1993                    1992
                                  --------------------    --------------------    --------------------
                                              NO. OF                  NO. OF                  NO. OF
                                  DOLLARS    CONTRACTS    DOLLARS    CONTRACTS    DOLLARS    CONTRACTS
                                  -------    ---------    -------    ---------    -------    ---------
Principal Outstanding (1).......   $  35          31       $ 418         191      $1,583         372
                                  -------    ---------    -------    ---------    -------    ---------
Delinquencies (2)
  30-59 days....................   $   -           -       $  10           4      $  295          66
                                  -------    ---------    -------    ---------    -------    ---------
  60-89 days....................       -           -           -           -          12           2
                                  -------    ---------    -------    ---------    -------    ---------
  90 days or more...............       -           -           -           -           -           -
                                  -------    ---------    -------    ---------    -------    ---------
Total Delinquencies.............   $   -           -       $  10           4      $  307          68
                                  ======     ========     ======     ========     ======     ========
Total Delinquencies over 30 Days
  as a Percentage of
  Principal/Contracts...........    0.00%       0.00%       2.39%       2.09%      19.38 %     18.28%
                                  ======     ========     ======     ========     ======     ========

- ---------------

Notes: (Dollar amounts in thousands)

(1) Includes receivables that have been sold but which are being serviced by AFG and excludes non-liquidated receivables (receivables sold but being serviced for which the related vehicle has been repossessed and not yet liquidated). At June 30, 1994, 1993 and 1992, non-liquidated receivables were comprised of 1 receivable for $1, 9 receivables aggregating $28, and 8 receivables aggregating $48, respectively.

(2) The period of delinquency is based on the number of days payments are contractually past due.

NET CREDIT LOSS EXPERIENCE

     The following table summarizes AFG's net credit loss experience for all receivables generated under the indirect financing segment of AFG's contract acquisition program. The experience data includes receivables which have been securitized and are being serviced by AFG, but excludes anticipated losses and recoveries for non-liquidated receivables.

     AFG's charge-off and recovery experience includes receivables previously sold but serviced by AFG. Charge-off policies for receivables sold but serviced by AFG are consistent with AFG's policies except for repossessions. For receivables wholly owned by AFG, repossession losses are recognized upon repossession of the vehicle based on the difference between the outstanding principal balance of the receivable and the estimated sales proceeds and rebates of insurance and/or extended service contracts. The initial charge is then adjusted for actual sales proceeds, net of the costs incurred in taking, storing and disposing of the vehicle, and/or actual rebate proceeds. Whereas for receivables previously sold but serviced by AFG, repossession losses are recognized upon the sale of the repossessed vehicle based on the difference between the outstanding principal balance and the net sales proceeds. Upon repossession, but prior to the sale of the related vehicle, these contracts are considered to be non-liquidated receivables. Additionally, repossession losses on receivables sold but serviced by AFG give no effect to estimated rebates of insurance and/or extended service contracts; proceeds from such items subsequent to the sale of the repossessed vehicle are recognized as recoveries upon their receipt. Accordingly, anticipated losses associated with the non-liquidated receivables and anticipated recoveries for insurance and other rebatable items are not reflected in the following table.

     Net losses as an annualized percentage of the average principal amount outstanding for retail finance receivables including previously sold receivables which are being serviced by AFG and excluding bulk purchased receivables, were 5.54% for the nine months ended March 31, 1995, as compared to 3.35% for the same period in the prior fiscal year. The increase in loss performance has resulted, in part, from AFG's targeted credit segment obtaining debt at a faster rate than their income is increasing which is then reflected in reductions in the timeliness of their payments. Various financial organizations have increased their credit solicitation of the non-prime credit segment due to the perceived opportunities for increased interest margins and, as a result, this segment has been subjected to an increased debt burden. This debt burden has resulted in the segment becoming more event risk prone and has produced a shift in the loss cycle associated with AFG's receivables such that the peak loss period now occurs between the 8th and 10th months of a contract's life as compared to AFG's historical peak loss period of between 12 to 15 months. Additionally, the increase in the average contract size and a somewhat lower wholesale value of used cars (due to the increasing availability of late model used cars coming off of leases which adversely impacts AFG's liquidation proceeds) have combined to produce a higher average loss per incidence of loss.

     Net losses as a percentage of the average principal amount outstanding for finance receivables acquired pursuant to AFG's indirect financing program were 3.24% for the year ended June 30, 1994, a slight increase as compared to net losses of 3.15% incurred during the prior year. Net losses as a percentage of the average principal amount outstanding for finance receivables were 3.15% for fiscal 1993 compared to 4.03% for the year ended June 30, 1992. The decrease in AFG's net loss experience in fiscal 1993 is attributable to AFG's geographic expansion and the resulting diversification of its portfolio as well as a general improvement in the economic environment. Additionally, with the significant growth in acquisition volume during the last half of the fiscal year, a portion of the portfolio is relatively young in seasoning with regards to the loss experience cycle associated with this type of receivable.

     During the evaluation of the bulk purchased portfolios, AFG developed loss estimates which were based, in part, on the value of the underlying collateral and a review of the contract files. AFG's purchase price for the contract portfolios purchased in bulk included, among other valuation adjustments for credit and other risks, an initial loss allowance for the contracts. The net losses incurred to date on the purchased contract portfolios were anticipated and provided for by AFG based upon the condition of the portfolios at the time of purchase and the effectiveness of the sellers' servicing activities. These net losses have been charged to the valuation loss allowances established at the time of purchase which have been sufficient to cover such losses.

                              INDIRECT RECEIVABLES

                           NET CREDIT LOSS EXPERIENCE

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                          NINE MONTHS ENDED
                                              MARCH 31,                 YEAR ENDED JUNE 30,
                                        ---------------------     --------------------------------
                                          1995         1994         1994        1993        1992
                                        --------     --------     --------     -------     -------
Principal Outstanding (1).............  $228,603     $125,067     $158,365     $71,629     $37,749
                                        ========     ========     ========     =======     =======
Average Principal Outstanding (2).....  $194,993       96,985      108,689      51,059      31,338
                                        ========     ========     ========     =======     =======
Total Gross Charge Offs (3)...........  $  9,916     $  3,369     $  4,738     $ 2,159     $ 1,539
Total Recoveries......................     1,812          935        1,219         551         277
                                        --------     --------     --------     -------     -------
Total Net Losses......................  $  8,104     $  2,434     $  3,519     $ 1,608     $ 1,262
                                        ========     ========     ========     =======     =======
Net Losses as a Percentage of
  Principal Outstanding (4)...........      4.73%        2.59%        2.22%       2.24%       3.34%
                                        ========     ========     ========     =======     =======
Net Losses as a Percentage of Average
  Principal Outstanding (4)...........      5.54%        3.35%        3.24%       3.15%       4.03%
                                        ========     ========     ========     =======     =======

- ---------------

Notes: (Dollar amounts in thousands)

(1) Includes receivables that have been sold but which are being serviced by AFG and excludes non-liquidated receivables (receivables sold but being serviced for which the related vehicle has been repossessed and not yet liquidated). At March 31, 1995 and 1994, non-liquidated receivables were comprised of 197 receivables aggregating $2,006 and 87 receivables aggregating $731, respectively. At June 30, 1994, 1993 and 1992, non-liquidated receivables were comprised of 117 receivables aggregating $992, 68 receivables aggregating $540, and 39 receivables aggregating $318, respectively.

(2) The average end of month principal outstanding for the period.

(3) Excludes anticipated losses associated with non-liquidated receivables.

(4) Annualized.

                              THE BUSINESS OF AFG

GENERAL

     AFG is an automotive finance company engaged primarily in the indirect financing (the purchase of contracts from dealers) of automotive purchases by individuals with non-prime credit. The non-prime market segment is comprised of individuals who are deemed to be relatively high credit risks due to various factors, including, among other things, the manner in which they have handled previous credit, the absence or limited extent of their prior credit history, or their limited financial resources. AFG serves as an alternative source of financing to automotive dealers and offers such dealers the opportunity for increased sales to customers who typically do not qualify for financing by the dealers' traditional financing sources. As of March 31, 1995, AFG did business with approximately 1,000 franchised new car dealers in 25 states. AFG's contract acquisition activities also include the bulk purchase of automotive sales contracts from financial organizations. To support its contract acquisition activities, AFG periodically packages and securitizes portions of its receivables portfolio to reliquefy and redeploy its capital resources.

     AFG has focused its efforts in the non-prime market segment because of its ability to evaluate the unique credit risks associated with this market segment and to effectively service the resulting receivables. AFG has developed processing systems and controls specifically designed to support its operations in the non-prime market segment. See "-- Contract Acquisition
Program -- Indirect Financing -- Credit Evaluation," " -- Loss Exposure Management," " -- Contract Processing" and "-- Contract Servicing and Administration." To capitalize on AFG's automotive finance expertise, management information systems and related support systems and controls, AFG also offers fee-based third-party and consulting services to finance industry participants. AFG's fee-based services offer participants a cost-effective alternative to developing, maintaining and staffing their own automobile financing program. AFG's consulting services include, among other things, the evaluation of existing portfolios and reviews of personnel, policies and procedures for automobile finance programs.

     AFG has experienced significant growth since its entry into the automotive finance business in 1990. AFG believes that its profitability and growth in its indirect financing business primarily has been a result of its ability to effectively evaluate the creditworthiness of the dealers' customers, its consistency in and timely communication of credit decisions, its reliability as a funding source and its control of losses through effective servicing.

PATLEX

     Since AFG's merger with Patlex in December 1992, AFG has also been engaged in the patent exploitation and enforcement business. Patlex owns a 64% gross interest (62.5% net interest) in the royalty income from, and a 42.86% ownership interest in, three patents which relate to basic technology used in constructing certain types of commonly used lasers and certain uses in all laser technology (the "Laser Patents"). In addition to its royalty income interest, Patlex is the exclusive licensing agent for the Laser Patents, and has the right to be reimbursed for certain of its expenses in enforcing and litigating the validity of the Laser Patents out of 100% of Laser Patent revenues. Pursuant to the Distribution, 95.01% of the shares of Patlex Common Stock will be distributed to AFG's shareholders. See "THE DISTRIBUTION." Information concerning the business of Patlex is contained in the Patlex Information Statement accompanying this Proxy Statement/Prospectus.

CONTRACT ACQUISITION PROGRAM

     The non-prime market is comprised of customers who are deemed to be relatively high credit risks due to various factors, including, among other things, the manner in which they have handled previous credit, the absence or limited extent of their prior credit history, or their limited financial resources. Consequently, the contracts acquired by AFG bear a higher rate of interest but also involve a higher probability of default, may involve higher delinquency rates and will involve greater servicing costs. AFG's profitability depends upon its ability to properly evaluate the creditworthiness of customers and efficiently service its contracts. AFG's contract acquisition program is designed to acquire automotive contracts through
(i) the purchase of such contracts from franchised new car dealers and (ii) the bulk purchase of receivable portfolios from financial organizations.

     INDIRECT FINANCING. The cornerstone of AFG's operations is its indirect financing of automotive purchases by non-prime credits. Targeted to franchised new car dealers in selected markets within the United States, this service offers dealers the opportunity for increased vehicle sales to customers who typically do not qualify for financing by the dealers' traditional financing sources.

     -- Dealer Solicitation. AFG solicits business from dealers through its marketing representatives, who reside in their assigned market territories. AFG's representatives identify and target franchised new car dealers that have established, or are considering establishing, customer solicitation programs designed to attract non-prime credit consumers. Once selected, if the dealer is interested in AFG's financing program, the dealer and AFG enter into a non-exclusive written dealer agreement (a "Dealer Agreement"). The Dealer Agreements generally provide that contracts are sold by the dealer to AFG "without recourse" to the dealer, except in limited circumstances including, among others, where: (i) the financed vehicle is not properly registered showing AFG as legal owner; (ii) the full down payment specified in the contract was not received by the dealer in cash; (iii) certain representations and warranties by the dealer regarding the contract, the financed vehicle, the contract process and manner of sale are breached or untrue; or (iv) the dealer has failed to comply with applicable law.

     In the event that an individual elects to finance his purchase through a dealer, the dealer will submit a customer's credit application to AFG and other financing sources for a review of the customer's creditworthiness and the proposed transaction terms. Such reviews generally take into account, among other things, the individual's credit history and capacity to pay, residence and job stability. After reviewing the credit application, each finance source will notify the dealer whether it is willing to purchase the contract and, if so, under what conditions. If more than one finance source has offered to purchase the contract, AFG believes that the dealer typically will select the source based on an analysis of the "buy rate," or the interest rate, fees and other terms and conditions stipulated by the finance source.

     -- Credit Evaluation Procedures. AFG has developed processing systems and controls specifically designed to support its evaluation process of non-prime credit applicants. This process consists of a comprehensive evaluation of multiple credit bureau reports in order to eliminate individuals whose credit quality is deteriorating, financial history suggests too great a probability of default or whose credit experience is too limited for AFG to assess the probability of performance. AFG also may require verification of certain applicant and/or dealer provided information prior to making its credit decision. This verification process in many instances requires submission of supporting documentation and is performed solely by AFG personnel.

     After receiving the applicant's credit application and the information extracted from the credit bureau reports, the application and the proposed transaction are reviewed on the basis of AFG's credit and transaction structure criteria and the credit decision is made. This decision may be to (i) approve the application; (ii) approve the application with conditions; or (iii) decline the application. The credit analyst documents his decision and the dealer is automatically notified by facsimile transmission.

     -- Loss Exposure Management. AFG has designed its finance programs to limit the loss exposure on each transaction. The degree of exposure in any transaction is a function of: (i) the extent of credit granted compared to the value of the underlying collateral; (ii) the possibility of physical damage to, or the loss of, the collateral; and (iii) the potential for any legal impediment to the collection of the obligation or the repossession of the collateral. AFG seeks to control loss exposure by: (i) limiting the credit it is willing to extend based upon the value of the underlying collateral determined by, if new, the factory invoice to the dealer or, if used, the wholesale value as detailed in a Used Car Guidebook published by either the National Automobile Dealers Association or another, similarly recognized, independent organization; in addition, the credit extended may include an amount applicable for any tax, title and license fees, and certain rebatable items, subject to certain limitations; (ii) requiring physical damage insurance to be maintained at all times to protect its financial interest; and (iii) determining whether the applicant has sufficient disposable income to meet such applicant's existing obligations, including the obligations resulting from the proposed transaction.

     Upon purchase of the contract, AFG acquires a security interest in the vehicle financed. All contracts purchased by AFG are fully amortizing and provide for equal payments over the term of the contract (typically 24 to 60 months). The portions of such payments allocable to principal and interest are, for payoff and deficiency purposes, determined in accordance with the law of the state in which the contract was originated. In the event that state law provides for more than one method of allocating principal and interest, the terms of the acquired contract are applied, which generally provide for the use of the Rule of 78's method of interest calculation. The "Rule of 78's" is a method used to compute the portion of the total interest reflected on a pre-computed contract which has been earned (or which has not been earned) at any point during the life of a contract by the holder of the contract. This method may result in a financial organization recognizing as income a higher portion of the total interest earlier in the life of a contract, which more accurately matches the expenses associated with the acquisition and servicing of a contract. In many states, the Rule of 78's is specifically recognized by statute as an acceptable computational method of recognizing interest income.

     -- Contract Processing. Upon submission by the dealer of the contract and related documentation, AFG completes a series of processes and procedures which are designed to: (i) substantiate the accuracy of information critical to AFG's original credit decision; (ii) verify that the contract submitted by the dealer complies with both the conditions under which the credit approval was granted and AFG's transaction structure criteria; and (iii) confirm that the documentation complies with AFG's loss management requirements. These processes and procedures include the verification of employment, income, residence, collateral and insurance prior to the contract being released for purchase. Upon a contract being purchased, AFG issues a "welcome" letter to the obligor. This letter provides the obligor with AFG's mailing address and telephone number for future reference, and advises the obligor that a billing statement will be mailed approximately 15 days prior to each payment due date.

     BULK PURCHASES OF CONTRACTS. AFG's contract acquisition program includes the bulk purchase of receivables from financial organizations. Bulk purchase portfolio candidates are subjected to a detailed evaluation performed solely by AFG personnel. While this evaluation process differs substantially from the process described above, the objectives are the same: assessment of the probability of performance in accordance with the terms of the contract and limitation of loss exposure on each transaction. Purchase agreements between AFG and the financial organization typically are non-recourse to the financial organization, except that such organization is obligated to repurchase contracts that do not meet certain limited representations and warranties.

     AFG's assessment of its ability to collect bulk purchased receivables is based primarily upon two factors: the current status of the accounts in the portfolio and the historical payment pattern of each account. The current status of each account is analyzed and the accounts are categorized by degree of current delinquency computed on a contractual basis. Each category is assigned an initial probability of performance factor with current accounts receiving the highest value and delinquent accounts receiving lower values based upon the severity of delinquency. AFG adjusts these initial values downward based upon a review of the historical payment pattern of each account. Downward adjustments are made for a historical pattern of poor performance or if contract extensions and/or payment deferrals have been granted.

     AFG evaluates the potential loss exposure in a portfolio by computing the current variance between the outstanding principal balance on each account and the value of the underlying collateral. The initial loss exposure is also adjusted based upon a review of each account file. Adjustments are made to the extent these files indicate that: (i) contact with the consumer has been lost;
(ii) the collateral has been damaged or is uninsured; (iii) legal impediments to collection or repossession of the collateral exist or have been threatened; or
(iv) the legal documentation supporting the receivable is incomplete or deficient.

     These two analyses, along with AFG's yield requirements, are utilized to project a probable liquidation performance over the remaining term of the portfolio based upon AFG's standard collection and charge-off policies. This projection is then subjected to various sensitivity analyses. The results of this evaluation are utilized to determine if AFG has an interest in acquiring a portfolio and the price AFG is willing to pay to acquire the portfolio.

CONTRACT SERVICING AND ADMINISTRATION

     AFG's contract servicing and administration activities relate to the administration and collection of the contracts and have been specifically tailored for the servicing of non-prime credits. Through such services, AFG: (i) collects payments; (ii) accounts for and posts all payments received; (iii) responds to obligor inquiries; (iv) takes all necessary action to maintain the security interest granted in the financed vehicle; (v) investigates delinquencies and communicates with the obligor to obtain timely payments; (vi) reports tax information to the obligor; (vii) monitors the contract and its related collateral; and (viii) when necessary, repossesses and disposes of the financed vehicle.

     AFG's activities incorporate proactive, rather than traditional reactive, procedures and systems. For example, AFG has established a "welcoming" process through which AFG attempts to educate obligors, both orally and in writing, upon AFG's purchase of their contract. This process is designed to ensure that obligors clearly understand their credit obligations, including their responsibility to maintain insurance coverage on the financed vehicle. This process also includes a detailed review of the terms of the contract with particular emphasis on the amount and due date of the obligor's payment obligation and AFG's expectations as to the timely receipt of payments.

     In addition, AFG utilizes a monthly billing statement system (rather than the more conventional use of payment coupon books) to remind obligors of their monthly payment obligations. This system also serves as an early warning mechanism in the event the obligor has failed to notify AFG of an address change. AFG also contacts the obligors substantially earlier than is customary in the industry, commencing within 24 hours of an obligor's due date (as compared to the more conventional initial contact between the 17th and 21st day) and continuing until payment has been received. AFG believes that early and frequent contact with the obligor reinforces the individual's obligation and AFG's expectation for timely payment and serves to expedite payments.

     DELINQUENCY CONTROL AND COLLECTION STRATEGY. Customer service management personnel review any account that reaches 15 days of delinquency to assess the collection efforts to date and to refine, if appropriate, the collection strategy. AFG does not allow contracts to be extended or re-written or payments to be deferred. AFG's policies therefore limit its available remedies to the collection of monies due. AFG's customer service personnel, together with senior management, generally will design a collection strategy that includes a specific deadline within which the obligation must be collected. Accounts that have not been collected during such period are again reviewed, and, unless there are specific circumstances which warrant further collection efforts, the account is assigned to outside agencies for repossession. Repossessed vehicles are generally resold by AFG through wholesale auctions which are attended principally by dealers. Regardless of the actions taken or circumstances surrounding a specific delinquent account, any account which reaches 60 days of delinquency is charged-off and the obligor is pursued, subject to any legal limitations, for both the collateral and deficiency.

     Contracts acquired as a result of a bulk purchase are subject to the same contract servicing and administration activities, policies and procedures with two exceptions. First, AFG's "welcoming" process is limited to written communication with contract obligors and is adjusted to reflect the contract status at the date of portfolio purchase. Second, delinquencies in excess of 60 days may not be charged-off if the individual has indicated a willingness to bring the account current within an acceptable period of time. AFG's initial tolerance for delinquencies in excess of 60 days is based upon the condition of the portfolio at the time of purchase and the effectiveness of the seller's servicing activity. This tolerance level is reduced typically over a period of between three to 12 months as customers adjust to AFG's collection policies and procedures.

FEE-BASED SERVICES

     To capitalize on AFG's automotive finance expertise, sophisticated management information systems, and related support systems and controls, AFG also offers fee-based services to finance industry participants. These services consist of activities related to the acquisition of automotive receivables, servicing of automotive receivable portfolios and consulting services. Revenues from its fee-based services primarily have been limited to providing the servicing for the receivables that AFG has securitized.

     THIRD-PARTY SERVICING. AFG's third-party servicing program offers industry participants a cost-effective alternative to developing, maintaining and staffing their own automobile financing program. In addition, AFG's third-party servicing program provides participants with flexibility as they may elect to retain direct control over certain aspects of their financing program while contracting for the remaining services with AFG. AFG's third-party servicing is structured to address the growing trend by financial institutions to retain third parties to perform various functions previously performed by their internal personnel.

     AFG's third-party servicing program is divided into two broad service categories: (i) credit/contract acquisition services, which deal with activities leading up to, and including, the purchase of a contract and (ii) contract servicing/administration services, which deal with activities relating to the administration and liquidation of acquired contracts. AFG's contract acquisition activities include services relating to the credit application process, the contract/documentation process and the contract acquisition process. In connection with AFG's contract servicing/administration activities, AFG performs such services as monthly notices, collections, bankruptcy and other legal impediment administration, repossession and vehicle disposal, loss recovery, and title/insurance administration. AFG's credit/contract acquisition services program and contract servicing/administration services program offer a variety of services so that participants may select those activities meeting their specific needs.

     Prior to 1994, AFG's third-party servicing activities primarily consisted of providing the contract servicing/administration services for receivables that AFG had securitized. In January 1994, AFG entered into a contract origination agreement with NAFCO AUTO FUNDING, L.P., an indirect, wholly owned subsidiary of New York Life Insurance Company ("NAFCO"). Under the terms of the agreement, AFG acquires, and subsequently sells to a program sponsored by NAFCO, certain automotive installment sales contracts in a four-state region in which AFG is not actively soliciting business. AFG receives fees based on services and on the liquidation performance of the contracts sold to the NAFCO program.

     CONSULTING SERVICES. AFG's consulting services have been designed as discrete, stand-alone services, which also complement AFG's third-party servicing program. These services include the evaluation of existing portfolios from both a credit and anticipated liquidation performance perspective, assessments of personnel, policies and procedures, support systems for automobile finance programs, and certain analytical services relating to product positioning matters.

     AFG's services are designed to address the major, potential exposure areas of either a direct or indirect automotive finance program. AFG's portfolio evaluation services are structured to provide an independent assessment of credit quality, current loss exposure and/or probable liquidation performance. AFG's review services are structured to provide feedback on compliance with existing policies and procedures and/or the effectiveness of personnel and support with respect to credit, contract acquisition, collections, vehicle disposal, loss recovery and contract administration. AFG's product positioning services are structured to assist management in addressing, among other things, product pricing, competitive positioning and actual versus anticipated program yield performance.

REVOLVING CREDIT FACILITY AND SECURITIZATION TRANSACTIONS

     Integral to AFG's growth, and therefore to its business strategy, is the maintenance of sufficient capital resources to support its operations. AFG's external capital resources presently consist of its revolving credit facility and its securitization program.

     REVOLVING CREDIT FACILITY. In March 1994, AFG's revolving credit facility was amended to provide for a $70 million facility for the first year of the agreement, increasing to $90 million for the second (and now current) year and $100 million for the final year. After the three-year fixed term, the facility automatically renews for one year unless terminated by either party within 150 days of the third anniversary date. This facility is secured primarily by AFG's receivables with the maximum amount available under the facility being the lesser of the above stated limits or 95% of eligible receivables. Initially, the amended facility bore interest for the first year at the preceding month's average one month LIBOR plus 3.75%, which was subsequently reduced to the preceding month's average one month LIBOR plus 1.95%. The facility is further conditioned upon AFG maintaining at least an investment grade rating upon the most senior securities issued under any of

AFG's Securitization Transactions. On May 22, 1995, SNB, GECC and AFG jointly entered into the Amended and Restated Credit Agreement, which provides for up to $250 million in financing to AFG (with SNB responsible for providing up to $150 million and GECC responsible for providing up to $100 million) at an interest rate of LIBOR plus 1.60%. See "THE MERGER -- Credit Facility."

     SECURITIZATION PROGRAM. In fiscal 1992, AFG commenced selling interests in its receivables to investors through asset-backed transactions. The periodic securitization of receivables is an integral part of AFG's business plan. Securitization Transactions enable AFG to reliquefy and redeploy its capital resources for the purchase of additional receivables. The Securitization Transaction proceeds are utilized to repay borrowings under the revolving credit facility, thereby making such facility available to acquire additional receivables. The timing of any Securitization Transaction is affected by a number of factors, some of which are beyond AFG's control and any of which could cause substantial delays, including, among other things, conditions in the securities markets in general, conditions in the asset-backed securitization market and approval by all parties to the terms of the transaction.

     In its Securitization Transactions, AFG sells automotive retail finance receivables to a special purpose subsidiary, which then sells the receivables to a newly formed trust (the "Grantor Trust") in exchange for certificates of beneficial interests (the "Certificates") representing 100% of the beneficial interests in the Grantor Trust. The Certificates are then sold to third-party investors and to AFG. AFG's Certificates are subordinated or junior subordinated to any Certificates sold to the investors. Third-party investors in the Grantor Trust receive a fixed pass-through interest rate and AFG's ownership interest entitles it to the residual interest. AFG also retains the right to service the receivables sold to the Grantor Trust and receives compensation monthly for performing these servicing functions. AFG's distributions are deposited into a subordinated spread account maintained by the trustee until that account reaches a specified level; funds in excess of the specified level are distributed to AFG. The impact of anticipated losses over the remaining term of the securitized receivables, which could adversely impact the distributions to AFG, was reflected in the assumptions made by AFG when the computation of the gains realized was made and, accordingly, AFG believes the restriction placed upon distributions to AFG is primarily one of timing as initial distributions are utilized in establishing the subordinated spread account balance.

     The calculation of the gain and of the residual financial interest arising from the securitizations embody prepayment, default and interest rate assumptions that AFG believes market participants would use for similar financial instruments subject to prepayment, default and interest rate risks, and are discounted assuming an interest rate that AFG believes a non-affiliated purchaser of such financial instrument would demand.

SENSITIVITY TO INTEREST RATES AND GENERAL ECONOMIC CONDITIONS

     AFG's business is affected by a number of factors beyond its control, including sales activity in the new and used automobile retail market, which may be affected by the general condition of the economy and interest rate levels. The automobile finance industry in general is subject to the cyclical nature of automobile sales and fluctuations in interest rates. AFG is less subject to the seasonality of automobile sales as its targeted customer group consists primarily of transportation vehicle purchasers rather than discretionary vehicle purchasers.

     AFG's profitability is determined largely by the difference, or "spread," between the rate of interest on the funds borrowed under its revolving credit facility, or paid to third-party investors in securitization transactions, and the rate of interest (or implied interest rate in case of bulk purchase portfolios) charged to and collected from its customers on their contracts. The interest rate paid to third-party investors in securitization transactions varies with current market rates for similarly rated transactions. There can be no assurance that AFG's cost of funds will not rise to a level that adversely affects its ability to maintain profitability with respect to the contracts it holds or that the interest rate paid to third-party investors will not rise to a level that adversely affects AFG's ability to sell contracts with an economically advantageous spread. In addition, high interest rate environments also adversely affect the financing capacity of AFG's non-prime customers, particularly for new vehicles.

REGULATION

     Numerous federal and state consumer protection laws impose requirements upon the origination and collection of consumer receivables. The laws of some states impose finance charge ceilings and other restrictions on consumer transactions and may require certain contract disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply with their provisions. In addition, certain of these laws make an assignee of such contract liable to the obligor thereon for any violations by the assignor. AFG verifies the accuracy of disclosure for each receivable that it purchases; however, AFG, as an assignee of receivables, may be unable to enforce some of its receivables or may be subject to liability to the obligors under some of its receivables if such receivables do not comply with such laws.

     In the event of default by an obligor on a receivable, AFG is entitled generally to exercise the remedies of a secured party under the Uniform Commercial Code ("UCC") as in effect under applicable state laws. The UCC remedies of a secured party include the right to repossession by self-help means, unless such means would constitute a breach of the peace. Unless the obligor voluntarily surrenders a vehicle, self-help repossession by an independent repossession specialist engaged by AFG is usually employed by AFG when an obligor defaults. Self-help repossession is accomplished by retaking possession of the vehicle. If a breach of the peace is likely to occur, or if applicable state law so requires, AFG must obtain a court order from the appropriate state court and repossess the vehicle in accordance with that order. None of the states in which AFG presently does business has any law that would require AFG, in the absence of a probable breach of the peace, to obtain a court order before it attempts to repossess a vehicle.

     In most jurisdictions, the UCC and other state laws require the secured party to provide the obligor with reasonable notice of the date, time, and place of any public sale or the date after which any private sale of the collateral may be held. Unless the obligor waives his rights after default, the obligor has the right to redeem the collateral prior to actual sale by paying the secured party the unpaid installments (less any required discount for prepayment) of the receivable plus reasonable expenses for repossessing, holding, and preparing the collateral for disposition and arranging for its sale, plus in some jurisdictions, reasonable attorneys' fees, or, in some states, by payment of delinquent installments. Repossessed vehicles are generally resold by AFG through wholesale auctions which are attended principally by dealers.

     Following consummation of the Merger, AFG will become a subsidiary of KeyCorp, a bank holding company that is subject to the regulation, supervision and examination of the Federal Reserve Board. In general, a bank holding company such as KeyCorp can engage in any business or activity that is deemed by the Federal Reserve Board by regulation or order, to be "closely related to banking" and a "proper incident thereto." However, under this standard, bank holding companies are generally prohibited from engaging in commercial, industrial or manufacturing businesses, and certain financial services businesses.

     While AFG's primary automotive finance business is a permissible activity for a subsidiary of a bank holding company, such as KeyCorp, federal law would restrict AFG's ability to expand the breadth of its business into prohibited nonbanking businesses. As an independent entity not under the control of a bank holding company, no such restrictions would apply to AFG. See "THE BUSINESS OF KEYCORP."

                            THE BUSINESS OF KEYCORP

OVERVIEW

     KeyCorp was formed on March 1, 1994 when "old" KeyCorp, a financial services holding company headquartered in Albany, New York, with approximately $33 billion in assets at December 31, 1993, merged into and with Society Corporation, a financial services holding company headquartered in Cleveland, Ohio ("Society"), with approximately $27 billion in assets at December 31, 1993. In the merger, Society, an Ohio corporation, was the surviving corporation, but changed its name to KeyCorp. The merger was accounted for as a pooling of interests. Accordingly, all financial data of KeyCorp set forth herein (or incorporated by reference) has been restated to give effect to the merger of old KeyCorp into and with Society. At March 31, 1995, KeyCorp was one of the nation's largest bank holding companies based upon consolidated total assets of approximately $67.7 billion.

     KeyCorp is a legal entity separate and distinct from its banking and other subsidiaries. Accordingly, the right of KeyCorp, its security holders and its creditors to participate in any distribution of the assets or earnings of its banking and other subsidiaries is necessarily subject to the prior claims of the respective creditors of such banking and other subsidiaries, except to the extent that claims of KeyCorp in its capacity as a creditor of such banking and other subsidiaries may be recognized.

SUBSIDIARIES

     KeyCorp provides banking and other financial services across much of the country's northern tier and in Florida through a network of subsidiaries operating 1,314 full-service banking offices in 14 states, giving KeyCorp the nation's sixth largest domestic branch network as of March 31, 1995. KeyCorp operates bank subsidiaries in Alaska, Colorado, Idaho, Indiana, Maine, Michigan, New York, Ohio, Oregon, Utah, Vermont, Washington and Wyoming, a savings association subsidiary in Florida, and either a trust company subsidiary or office in each of the aforementioned states (except Vermont).

     Through its bank and trust company subsidiaries, KeyCorp provides a wide range of banking, fiduciary and other financial services to its corporate, individual and institutional customers located throughout the country. In addition to the customary banking services of accepting deposits and making loans, KeyCorp's bank and trust company subsidiaries provide specialized services tailored to specific markets, including personal and corporate trust services, personal financial services, customer access to mutual funds, cash management services, investment banking services and international banking services. Through its subsidiary banks, trust companies and registered investment adviser subsidiaries, KeyCorp provides investment management services to institutional and individual clients, including large corporate and public retirement plans, Taft-Hartley plans, foundations and endowments, and high net worth individuals. Several of KeyCorp's investment management and trust company subsidiaries also serve as investment advisers to KeyCorp's proprietary mutual funds.

     KeyCorp also provides other financial services both in and outside of its primary banking markets through its nonbank subsidiaries. Services include reinsurance of credit life and accident and health insurance on loans made by subsidiary banks, venture capital and small business investment financing services, equipment lease financing, community development financing, stock transfer agent services, and other financial services. KeyCorp is also an equity participant in a joint venture with a number of other unaffiliated bank holding companies in Electronic Payment Services, Inc., which provides automated teller machine access for bank customers throughout most of the United States through its subsidiary, Money Access Service Inc. (more commonly known as the MAC network).

SUPERVISION AND REGULATION

     The following discussion addresses certain of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries, and provides certain specific information relevant to KeyCorp. Regulation of financial institutions such as KeyCorp and its subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the Federal Deposit Insurance Corporation

("FDIC") and the banking system as a whole, and generally is not intended for the protection of shareholders or other investors.

     In the following discussion, references to statutes and regulations are brief summaries thereof and are qualified in their entirety by reference to such statutes and regulations. In addition, there are other statutes and regulations that apply to the operation of banking institutions. Changes in the applicable laws, and in their application by regulatory agencies, cannot necessarily be predicted, but they may have a material effect on the business and results of KeyCorp.

     GENERAL. As a bank holding company, KeyCorp is subject to the regulation, supervision and examination of the Federal Reserve Board under the BHCA. Under the BHCA, bank holding companies may not, in general, directly or indirectly acquire the ownership or control of more than 5% of the voting shares, or substantially all of the assets, of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking (i.e., commercial or industrial) activities, subject to certain exceptions. As a result of its 1993 acquisition of the institution that is now known as Society First Federal Savings Bank ("Society First Federal"), KeyCorp is also subject to the regulation and supervision of the Office of Thrift Supervision (the "OTS") as a savings and loan holding company registered under the Home Owners' Loan Act, as amended ("HOLA").

     KeyCorp's banking subsidiaries are also subject to extensive regulation, supervision and examination by applicable federal and state banking agencies. SNB, Society National Bank, Indiana, and Key Bank USA, N.A. are national banking associations with full banking powers, subject to regulation, supervision and examination by the Office of the Comptroller of the Currency (the "OCC"). A number of other national banking subsidiaries of KeyCorp operate under bank charters that limit their powers to trust-related fiduciary activities. These are Key Trust Company of Ohio, National Association, Key Trust Company of Indiana, National Association and Key Trust Company of Florida, N.A. (formerly known as Society National Trust Company). These entities are also subject to the regulation, supervision and examination of the OCC, although they are not regulated as banks for purposes of the BHCA. All of the other banking subsidiaries of KeyCorp, other than Society First Federal, are state-chartered banks that are subject to regulation, supervision and examination by the applicable state banking authority in the state in which each such institution is chartered. In addition, KeyCorp's state-chartered banks are not members of the Federal Reserve System (and are, therefore, so-called "nonmember banks"), and, accordingly, are subject to the regulation, supervision and examination of the FDIC. Because the deposits in all of KeyCorp's banking subsidiaries are insured (up to applicable limits) by the FDIC, the FDIC also has certain regulatory and supervisory authority over all such banking subsidiaries, including Society First Federal. The OTS is charged with regulation of federal savings associations such as Society First Federal, presently KeyCorp's only such institution.

     Depository institutions are also affected by various state and federal laws, including those relating to consumer protection and similar matters, as well as by the fiscal and monetary policies of the federal government and its agencies, including the Federal Reserve Board. An important purpose of these policies is to curb inflation and control recessions through control of the supply of money and credit. The Federal Reserve Board uses its powers to establish reserve requirements of depository institutions and to conduct open market operations in United States government securities so as to influence the supply of money and credit. These policies have a direct effect on the availability of bank loans and deposits and on interest rates charged on loans and paid on deposits, with the result that federal policies have a material effect on the earnings of the banking subsidiaries, and, hence, KeyCorp.

     KeyCorp also has other financial services subsidiaries that are subject to regulation, supervision and examination by the Federal Reserve Board, as well as other applicable state and federal regulatory agencies. For example, KeyCorp's discount brokerage and asset management subsidiaries are subject to supervision and regulation by the Commission, the National Association of Securities Dealers, Inc. and state securities regulators; KeyCorp's state-chartered trust company subsidiaries are subject to regulation by state banking authorities; and KeyCorp's insurance subsidiaries are subject to regulation by the insurance regulatory authorities of the various states. Other nonbank subsidiaries of KeyCorp are subject to other laws and regulations of both the Federal government and the various states in which they are authorized to do business.

     DIVIDEND RESTRICTIONS. KeyCorp is a legal entity separate and distinct from its banking and other subsidiaries. The principal source of cash flow of KeyCorp, including cash flow to pay dividends on KeyCorp's common and preferred shares and debt service on KeyCorp's debt, is dividends from its banking and other subsidiaries. Various federal and state statutory and regulatory provisions limit the amount of dividends that may be paid to KeyCorp by its banking subsidiaries without regulatory approval.

     The approval of the OCC is required for the payment of any dividend by a national bank if the total of all dividends declared by the board of directors of such bank in any calendar year would exceed the total of (i) the bank's net profits (as defined and interpreted by regulation) for the current year plus
(ii) the retained net profits (as defined and interpreted by regulation) for the preceding two years, less any required transfer to surplus or a fund for the retirement of any preferred stock. In addition, a national bank can pay dividends only to the extent that retained net profits (including the portion transferred to surplus) exceed bad debts (as defined and interpreted by regulation). Three of KeyCorp's banking subsidiaries, SNB, Society National Bank, Indiana, and Key Bank USA, N.A., and KeyCorp's trust company subsidiaries that are national banks are subject to these restrictions.

     Key Bank of New York, KeyCorp's second-largest banking subsidiary, is subject to dividend restrictions under New York law that are substantially the same as the national bank restrictions described above. In particular, without the prior approval of the Superintendent of Banks, a New York-chartered bank may not declare dividends during any calendar year in excess of (i) the total of the bank's net profits (as defined by statute) for that year combined with (ii) its retained net profits of the preceding two years, less any required transfers to surplus or a fund for the retirement of preferred stock.

     KeyCorp's third-largest banking subsidiary is Key Bank of Washington, which is chartered by the State of Washington, and is subject to similar restrictions on its ability to pay dividends to KeyCorp. Under Washington law, a bank can pay dividends in an amount not in excess of its retained earnings determined in accordance with generally accepted accounting principles.

     KeyCorp's other banking subsidiaries are subject to various comparable restrictions on the payment of dividends under the laws of the states in which they are chartered. In addition, OTS regulations limit the amount of capital distribution (dividends or otherwise) that any savings association may pay without prior OTS approval. These limitations are applicable to Society First Federal.

     In addition, if, in the opinion of the applicable federal banking agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the institution, could include the payment of dividends) the agency may require, after notice and hearing, that such institution cease and desist from such practice. The OCC and the FDIC have indicated that paying dividends that would deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound practice. Moreover, under the Federal Deposit Insurance Act (the "FDI Act"), an insured depository institution may not pay any dividend if payment would cause it to become undercapitalized or once it is undercapitalized. See "-- Regulatory Capital Standards and Related Matters -- Prompt Corrective Action." Also, the Federal Reserve Board, the OCC, the FDIC and the OTS have issued policy statements which provide that FDIC-insured depository institutions and their holding companies should generally pay dividends only out of the current operating earnings.

     Under the laws and regulations applicable to KeyCorp's banking subsidiaries, management estimates that, as of March 31, 1995, KeyCorp's banking subsidiaries could have declared dividends estimated to be $452.3 million in the aggregate, without obtaining prior regulatory approval, not including dividends that may be payable by KeyCorp's trust company subsidiaries, Society First Federal and certain other subsidiaries.

     HOLDING COMPANY STRUCTURE -- Transactions Involving Banking
Subsidiaries. KeyCorp's banking subsidiaries are subject to Federal Reserve Act restrictions which limit the transfer of funds or other items of value from such subsidiaries to KeyCorp and (with certain exceptions) to KeyCorp's nonbanking subsidiaries (together, "affiliates") in so-called "covered transactions." In general, covered transactions include loans and other extensions of credit, investments and asset purchases, as well as other transactions involving the transfer of value from a banking subsidiary to an affiliate or for the benefit of an affiliate. Unless an exemption applies, each covered transaction by a banking subsidiary with one of its nonbanking affiliates is limited in amount to 10% of that banking subsidiary's capital and surplus and, with respect to all covered transactions with affiliates, in the aggregate, to 20% of that banking subsidiary's capital and surplus. Furthermore, loans and extensions of credit are required to be secured in specified amounts.

     -- Source of Strength Doctrine. Under Federal Reserve Board policy, a bank holding company is expected to serve as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support may be required by the Federal Reserve Board at times when KeyCorp may not have the resources to provide it or, for other reasons, would not otherwise be inclined to provide it. Certain loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits in, and certain other indebtedness of, the subsidiary bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by a bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     -- Depositor Preference. The FDI Act provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of such institution (including claims by the FDIC as subrogee of insured depositors) and certain claims for administrative expenses of the FDIC as a receiver would be afforded a priority over other general unsecured claims against such an institution, including Federal funds and letters of credit. If an insured depository institution fails, insured and uninsured depositors along with the FDIC will be placed ahead of unsecured, nondeposit creditors, including a parent holding company, in order of priority of payment.

     -- Liability of Commonly Controlled Institutions. Under the FDI Act, an insured depository institution which is under common control with another insured depository institution is generally liable for any loss incurred, or reasonably anticipated to be incurred, by the FDIC in connection with the default of such commonly controlled institution, or any assistance provided by the FDIC to such commonly controlled institution which is in danger of default. The term "default" is defined generally to mean the appointment of a conservator or receiver and the term "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

     REGULATORY CAPITAL STANDARDS AND RELATED MATTERS -- Capital
Guidelines. The Federal Reserve Board, the FDIC and the OCC have adopted substantially similar risk-based and leverage capital guidelines for United States banking organizations. The guidelines establish a systematic, analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposure into account in assessing capital adequacy and minimizes disincentives to holding liquid, low-risk assets. The risk-based capital ratio is determined by classifying assets and specified off-balance sheet financial instruments into weighted categories with higher levels of capital being required for categories perceived as representing greater risk.

     Under these risk-based capital standards, the minimum consolidated ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as standby letters of credit) required by the Federal Reserve Board for bank holding companies, such as KeyCorp, is currently 8%. At least one-half of the total capital must be comprised of common equity, retained earnings, qualifying non-cumulative, perpetual preferred stock, a limited amount of qualifying cumulative, perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less goodwill and certain other intangible assets ("Tier I capital"). The remainder may consist of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock and a limited amount of loan and lease loss reserves ("Tier II capital"). As of March 31, 1995, KeyCorp's Tier I and total capital to risk-adjusted assets ratios were 7.96% and 11.05%, respectively.

     In addition to the risk-based standard, KeyCorp is subject to minimum leverage ratio guidelines. The leverage ratio is defined to be the ratio of a banking organization's Tier I capital to its total consolidated quarterly average assets less goodwill and certain other intangible assets. These guidelines provide for a minimum leverage ratio of 3% for bank holding companies that have the highest supervisory rating. All other bank holding companies must maintain a minimum leverage ratio of at least 4% to 5%. Neither KeyCorp nor any of its banking subsidiaries has been advised by its primary Federal banking regulator of any specific leverage ratio applicable to it. As of March 31, 1995, KeyCorp's Tier I leverage ratio was 6.24%. In addition, Federal Reserve Board policy provides that banking organizations generally, and, in particular, those that are experiencing internal growth or actively making acquisitions are expected to maintain capital positions that are substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will consider a banking organization's "tangible Tier I leverage ratio" in evaluating its proposals for expansion or new activities. The tangible Tier I leverage ratio is the ratio of a banking organization's Tier I capital less all intangible assets to total consolidated quarterly average assets less all intangible assets. For purposes of this calculation, purchased mortgage servicing rights are not considered to be intangible assets. As of March 31, 1995, KeyCorp's tangible Tier I leverage ratio was 6.19%.

     KeyCorp's banking subsidiaries are also subject to capital requirements adopted by their respective primary federal bank regulatory agency which are substantially similar to those imposed by the Federal Reserve Board on bank holding companies. KeyCorp's national bank subsidiaries are subject to the capital requirements of the OCC and its state-chartered nonmember banks are subject to the capital requirements of the FDIC. As of March 31, 1995, each of KeyCorp's banking subsidiaries had capital in excess of all minimum regulatory requirements.

     Each of the federal bank regulatory agencies also have proposed or issued formal regulations that would add an additional capital requirement based upon the amount of an institution's exposure to interest rate risk. The OTS adopted a final rule effective January 1, 1994 (except for limited provisions which were effective July 1, 1994), adding an interest rate component to its risk-based capital standards. Under the OTS rule, a savings association with a greater than "normal" level of interest rate risk is subject to a deduction from total capital for purposes of calculating its risk-based capital ratio. In September 1993, the other federal bank regulatory agencies issued proposed revisions to their respective risk-based capital standards which provide for consideration of interest rate risk in the overall determination of a bank's minimum capital requirements. The intended effect of the proposal would be to ensure that banking institutions effectively measure and monitor their interest rate risk and that they maintain adequate capital for that risk. Under the proposal, an institution's exposure to interest rate risk would be measured using either a supervisory model developed by the federal bank regulatory agencies, or the bank's own internal model. The first approach would reduce a bank's risk-based capital ratios by an amount based on its measured exposure to interest rate risk in excess of a specified threshold. The second approach would assess the need for additional capital on a case-by-case basis, considering both the level of measured exposure and qualitative risk factors. KeyCorp cannot assess at this point the impact the proposal would have on its capital positions.

     On September 1, 1994, the federal bank regulatory agencies announced a proposal to amend their respective risk-based capital rules to refine the treatment of derivative financial instruments on which a bank has credit exposure for capital computation purposes. KeyCorp anticipates that this proposal, if adopted in its current form, would not have a material effect on its minimum risk-based capital requirements.

     On December 8, 1994, the Federal Reserve Board adopted a final rule, effective December 31, 1994, to exclude net unrealized gains and losses on investments in debt securities classified as "available for sale" from the computation of Tier I capital for purposes of the risk-based capital and leverage standards. The rule provides, however, that net unrealized losses on equity securities with readily determinable fair values and which are held in the "available for sale" portfolio, must be deducted from Tier I capital. As a result of the rule, the full potential impact of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on Tier I capital was mitigated. This revision will not have a material effect on the risk-based capital and leverage standards of KeyCorp's subsidiary banks.

     -- Prompt Corrective Action. The "prompt corrective action" provisions of the FDI Act group FDIC insured depository institutions into five broad categories based on their capital ratios. The five categories --

"well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized" -- are based upon an institution's total, Tier I and leverage capital ratios. Under the regulations, an institution is (i) "well capitalized" if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater and a leverage ratio of 5% or greater and is not subject to any written agreement, order or capital directive to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater and a leverage ratio of 4% or greater (3% in certain circumstances) and is not "well capitalized"; (iii) "undercapitalized" if it has a total risk-based capital ratio of less than 8%, a Tier 1 risk-based capital ratio of less than 4% or a leverage ratio of less than 4% (3% in certain circumstances); (iv) "significantly undercapitalized" if it has a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3% or a leverage ratio of less than 3%; and (v) "critically undercapitalized" if its tangible equity is equal to or less than 2% of average quarterly tangible assets. An institution may be downgraded to, or be deemed to be in, a capital category that is lower than is indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters.

     Each KeyCorp banking subsidiary is considered to be "well capitalized." An institution's capital category, as determined by applying the prompt corrective action provisions of law, may not constitute an accurate representation of the overall financial condition or prospects of KeyCorp or its banking subsidiaries, and should be considered in conjunction with other available information regarding KeyCorp's financial condition and results of operations.

     The capital-based prompt corrective action provisions of the FDI Act and their implementing regulations apply to FDIC insured depository institutions such as KeyCorp's banking subsidiaries (other than its trust company subsidiaries), but they are not directly applicable to holding companies, such as KeyCorp, which control such institutions. However, both the Federal Reserve Board and the OTS have indicated that, in regulating holding companies, they will take appropriate action at the holding company level based on their assessment of the effectiveness of supervisory actions imposed upon subsidiary depository institutions pursuant to such provisions and regulations.

     Under the prompt corrective action provisions of the FDI Act, an institution that is not at least "adequately capitalized" may be subject to a number of operating and other restrictions, including restrictions on the payment of dividends to its parent holding company. In addition, under certain circumstances a less than "adequately capitalized" institution's parent holding company must guarantee to restore the institution's capital to certain specified levels.

     FDIC INSURANCE. Under the FDIC's risk-related insurance assessment system, all insured depository institutions are required to pay annual assessments to the Bank Insurance Fund (the "BIF") or the Savings Association Insurance Fund (the "SAIF") of the FDIC. The assessments range from 23 to 31 cents per $100 of domestic deposits based on the institution's risk classification. An institution's risk classification is based on an assignment of the institution by the FDIC to one of three capital groups and to one of three supervisory subgroups. The capital groups are "well capitalized," "adequately capitalized" and "undercapitalized." The three supervisory subgroups are Group "A" (for financially solid institutions with only a few minor weaknesses), Group "B" (for those institutions with weaknesses which, if uncorrected, could cause substantial deterioration of the institution and increase the risk to the deposit insurance fund) and Group "C" (for those institutions with a substantial probability of loss to the fund absent effective corrective action). For the period commencing on July 1, 1994 through December 31, 1994, insurance premiums on deposits of all of KeyCorp's banking subsidiaries were assessed at the rate of 23 cents per $100 of domestic deposits.

     On January 31, 1995, the FDIC issued a proposal to reduce deposit insurance rate assessments for banks and savings associations that pay assessments to the BIF. The proposal, which is not likely to be effective prior to the semiannual period commencing on July 1, 1995, would create a wider overall range of premiums payable to the BIF by establishing four possible premium rates below the current 23 cents minimum. The lowest possible premium would be reduced to 4 cents per $100 of domestic deposits. The maximum rate payable would continue to be 31 cents. No change in deposit insurance rates paid by savings associations to the

SAIF has been proposed. The effect of any such modifications in rates payable for deposit insurance cannot be accurately predicted at this time.

     INTERSTATE BANKING AND OTHER RECENT LEGISLATION. On September 29, 1994, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") was enacted into federal law. Under the Interstate Act, commencing on September 29, 1995, bank holding companies will be permitted to acquire banks located in any state regardless of the state law in effect at the time. The Interstate Act also provides for the nationwide interstate branching of banks. Under the Interstate Act, both national and state-chartered banks will be permitted to merge across state lines (and thereby create interstate branches) commencing on June 1, 1997. States are permitted to "opt-out" of the interstate branching authority by taking action prior to the commencement date. States may also "opt-in" early (i.e., prior to June 1, 1997) to the interstate branching provisions. Among other provisions, the Interstate Act provides that interstate branches of national banks will be subject to host state laws, such as those relating to intrastate branching, consumer protection, fair lending, and community reinvestment, unless any such law is preempted by federal law or is discriminatory in effect. The Interstate Act also increases the community reinvestment requirements applicable to multi-state depository institutions.

     In addition to the matters discussed above, there have been a number of legislative and regulatory proposals designed to strengthen the federal deposit insurance system and to improve the overall financial stability of the U.S. banking system, and to provide for other changes in the bank regulatory structure, including proposals to reduce regulatory burdens on banking organizations and to expand the nature of products and services banks and bank holding companies may offer. It is impossible to predict whether or in what form these proposals may be adopted in the future, and, if adopted, what their effect will be on KeyCorp.

                   COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF
                        CAPITAL STOCK OF KEYCORP AND AFG

     If the Merger is consummated, all shareholders of AFG (except shareholders of AFG who perfect their dissenters' rights) will become shareholders of KeyCorp. KeyCorp is a corporation organized under and governed by Ohio law, the KeyCorp Amended and Restated Articles of Incorporation (the "KeyCorp Articles of Incorporation") and the KeyCorp Regulations. AFG is a corporation organized under and governed by California law, the AFG Restated Articles of Incorporation, as amended (the "AFG Articles of Incorporation"), and the AFG Bylaws, as amended (the "AFG Bylaws"). If the Merger is consummated, KeyCorp will remain a corporation organized under and governed by Ohio law, the KeyCorp Articles of Incorporation and the KeyCorp Regulations. The rights of a holder of KeyCorp Common Stock and AFG Common Stock are each similar in some respects and different in other respects. The following is a summary of all material differences; however, this summary does not purport to be a complete description of all the differences.

     THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CGCL, THE OHIO GENERAL CORPORATION LAW, THE OHIO INTERESTED SHAREHOLDER TRANSACTION LAW, THE KEYCORP ARTICLES OF INCORPORATION, THE KEYCORP REGULATIONS, THE AFG ARTICLES OF INCORPORATION AND THE AFG BYLAWS.

VOTING RIGHTS

     PREEMPTIVE RIGHTS AND CUMULATIVE VOTING. No holder of shares of any class of common stock of KeyCorp or AFG is entitled to preemptive rights.

     Under the CGCL, shareholders are entitled to the right of cumulative voting in any election of directors, provided that the nominees for director were nominated prior to the vote and, provided further, that the shareholder intending to exercise his or her right of cumulative voting gives notice of such intention prior to the vote. If one shareholder notifies the corporation of his or her intention to cumulate his or her votes, all shareholders will have the right to cumulate their votes.

     Under the Ohio General Corporation Law, unless the corporation's articles of incorporation provide otherwise, each shareholder has the right of cumulative voting with respect to elections of directors provided that the shareholder notifies the corporation of his or her intention to vote cumulatively. Pursuant to the KeyCorp Articles of Incorporation, no holder of shares of KeyCorp Common Stock is entitled to the right of cumulative voting. The lack of cumulative voting may limit the ability of minority shareholders to obtain representation on the KeyCorp Board of Directors.

     MERGERS, CONSOLIDATIONS, DISSOLUTIONS, COMBINATIONS AND OTHER
TRANSACTIONS. California law generally requires that a majority of the stockholders of both acquiring and target corporations approve statutory mergers. California law contains an exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power (assuming the conversion of convertible equity securities) of the surviving or acquiring corporation or its parent entity. California law also generally requires that a sale of all or substantially all of the assets of a corporation be approved by a majority of the voting shares of the corporation transferring such assets. With certain exceptions, California law also requires that mergers, reorganizations and similar transactions be approved by a majority vote of each class of shares outstanding.

     California law also generally requires that holders of nonredeemable common stock receive nonredeemable common stock in a merger of the corporation where one of the constituent corporations or its parent owns more than 50% of the voting power of the other constituent corporation unless all of the holders of such stock consent to the transaction. This provision of California law may have the effect of making a "cash-out" merger by a majority shareholder (owning less than 90% of the outstanding shares of each class) more difficult to accomplish.

     Subject to the provisions discussed in "-- State Takeover Statutes and Takeover Provisions of Charter Documents" below, Ohio law requires adoption of a merger, consolidation, dissolution, disposition of all or substantially all of the corporation's assets and a "majority share acquisition" or combination by the affirmative issuance or transfer of shares with one-sixth or more of the voting power of the corporation by the affirmative vote of at least two-thirds of the voting power of a corporation on such proposal, unless the articles of incorporation specify a different proportion (not less than a majority). Adoption by the affirmative vote of two-thirds of any class of shares, unless otherwise provided in the articles, may also be required if the rights of holders of that class are affected in certain respects by the merger or consolidation. In lieu of the two-thirds shareholder vote required by law, the KeyCorp Articles of Incorporation require adoption by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of KeyCorp on any such proposal, and by the affirmative vote of the majority of any class if a class vote is required.

     FAIR PRICE AND SUPERMAJORITY VOTE PROVISIONS. Neither the AFG Articles of Incorporation nor the KeyCorp Articles of Incorporation include fair price or supermajority vote provisions.

STATE TAKEOVER STATUTES AND TAKEOVER PROVISIONS OF CHARTER DOCUMENTS

     California law does not have any statutory provisions explicitly covering corporate takeovers (other than the majority voting requirement discussed above for mergers and share exchanges and for amendments to articles of incorporation as discussed below) nor do the AFG Articles of Incorporation contain any anti-takeover provisions.

     Under the Ohio Interested Shareholder Transaction Law, applicable to KeyCorp, a corporation is prohibited from entering into a "Chapter 1704. transaction" (as defined herein) with a direct or indirect beneficial owner of 10% or more of the shares of the corporation (a "10% shareholder") for at least three years after the shareholder attains 10% ownership unless the board of directors of the corporation approves, before the shareholder attains 10% ownership, either the transaction or the purchase of shares resulting in such person becoming a 10% shareholder. A "Chapter 1704. transaction" is broadly defined to include, among other things, a merger or consolidation involving the corporation and the 10% shareholder, a sale or purchase of substantial assets between the corporation and the 10% shareholder, a reclassification, recapitalization or other transaction proposed by the 10% shareholder that results in an increase in the proportion of shares beneficially owned by the 10% shareholder, and the receipt by the 10% shareholder of a loan, guarantee, other financial assistance or tax benefit not received proportionately by all shareholders. Ohio law continues to restrict these transactions between the corporation and the 10% shareholder after this three-year period. At such time, such a transaction may proceed only if (a) the board of directors of the corporation has approved the purchase of shares that gave the shareholder the 10% ownership, (b) the transaction is approved by the holders of shares of the corporation with at least two-thirds of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares held or controlled by the 10% shareholder, or (c) the business combination results in shareholders, other than the 10% shareholder, receiving a prescribed fair price plus interest for their shares.

     In addition, under Ohio law, the acquisition by any person (as used in this section, an "acquiring person") of shares of voting stock of KeyCorp giving the acquiring person voting power of KeyCorp within any of the following ranges would constitute a "control share acquisition": (a) one-fifth or more but less then one-third of such voting power; (b) one-third or more but less than a majority of such voting power; or (c) a majority or more of such voting power. An acquiring person may make a control share acquisition only if (1) the shareholders of KeyCorp who hold shares entitling them to vote in the election of directors authorize such acquisition at a special meeting held for that purpose at which a quorum is present by an affirmative vote of a majority of the voting power of KeyCorp in the election of directors represented at such meeting in person or by proxy, and of a majority of the portion of such voting power excluding the voting power of "interested shares" (as defined below). A quorum shall be deemed to be present at such special meeting if at least a majority of the voting power of KeyCorp in the election of directors, and a majority of the portion of such voting power excluding the voting power of interested shares, are represented at such meeting in person or by proxy; and (2) such acquisition is consummated, in accordance with the terms so authorized, no later than 360 days following shareholder authorization of the control share acquisition. "Interested shares" means the shares of KeyCorp in respect of which any of the following persons may exercise or direct the exercise of the voting power of KeyCorp in the election of directors: (a) the acquiring person; (b) any officer of KeyCorp elected or appointed by a director of KeyCorp; or (c) any employee of KeyCorp who is also a director of KeyCorp. "Interested shares" also means any shares of KeyCorp acquired, directly or indirectly, by any person from the holder or holders thereof for valuable consideration during the period beginning with the date of the first public disclosure of a proposed control share acquisition of KeyCorp or any proposed merger, consolidation or other transaction that would result in a change in control of KeyCorp or all or substantially all of its assets and ending on the date of any special meeting of KeyCorp's shareholders held thereafter for the purpose of voting on a control share acquisition proposed by an acquiring person if either of the following applies: (a) the aggregate consideration paid or given by the person who acquired the shares, and any other person acting in concert with such person, for all such shares exceeds $250,000; or (b) the number of shares acquired by the person who acquired the shares, and any other persons acting in concert with such person, exceeds one-half of one percent of the outstanding shares entitled to vote in the election of directors. The KeyCorp Articles of Incorporation contain an express opt-out provision with regard to the Ohio control share acquisition law.

     Ohio law further requires that any offer or making of a "control bid" for any securities of a "subject company" pursuant to a tender offer must file information specified in the Ohio Securities Act with the Ohio Division of Securities (the "Division") when the bid commences. The Ohio Division of Securities must then decide whether it will suspend the bid under the statute within three calendar days. If it does so, the Division must initiate hearings on the suspension within 10 calendar days of the suspension date and make a determination of whether to maintain the suspension within 16 calendar days of the suspension date. For this purpose, a "control bid" is the purchase of or an offer to purchase any equity security of a subject company from a resident of Ohio that would, in general, result in the offeror acquiring 10% or more of the outstanding shares of such company. A "subject company" includes any company with both (a) its principal place of business or principal executive office in Ohio or assets located in Ohio with a fair market value of at least $1 million and (b) more than 10% of its record or beneficial equity security holders in Ohio, more than 10% of its equity securities owned of record or beneficially by Ohio residents or more than 1,000 of its record or beneficial equity security holders in Ohio.

     To avoid continued suspension of its bid in Ohio, an offer must comply with three requirements: (a) the information required by the statute must be provided to the Ohio Division of Securities, (b) all material information regarding the control bid must be provided to the offeree, and (c) there may be no material violation of any provision of the Ohio Securities Act.

SHAREHOLDER RIGHTS AGREEMENT

     The following summarizes the principal terms of the Rights Agreement, as amended to date.

     Rights have been and will continue to be issued in respect of all shares of KeyCorp Common Stock that are (a) issued after the Record Date but before the earlier of the expiration or redemption of the Rights or the occurrence of a Triggering Event (as defined herein), or (b) issued before the expiration or redemption of the Rights upon the exercise of any employee stock option granted prior to a Triggering Event.

     Each of the Rights initially represents the right to purchase one share of KeyCorp Common Stock for $65.00 (as used in this section, "Purchase Price"). The Rights will become exercisable 20 days after the earlier of (a) a public announcement that a person or group has become an Acquiring Person (as hereinafter defined) or (b) the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. As used in this section, an "Acquiring Person" means a person or group that beneficially owns more than 15% of the shares of KeyCorp Common Stock outstanding, except that a person will not be deemed to be an Acquiring Person if (i) the person becomes the beneficial owner of more than 15% of the shares of KeyCorp Common Stock as a result of a reduction in the number of shares of KeyCorp Common Stock outstanding unless, after the reduction, the person acquires additional shares of KeyCorp Common Stock, and (ii) if the person becomes the beneficial owner of more than 15% of the shares of KeyCorp Common Stock inadvertently and, as soon as practicable after learning about such beneficial ownership, divests enough KeyCorp Common Stock so that the person ceases to be the beneficial owner of more than 15% of the KeyCorp Common Stock.

     Until the Rights become exercisable, they will be represented by the certificate which represents the associated shares of KeyCorp Common Stock and any transfer of KeyCorp Common Stock will also constitute a transfer of the associated Rights. When the Rights become exercisable, they will begin to trade separate and apart from the shares of KeyCorp Common Stock. At that time, separate certificates representing the Rights will be mailed to holders of KeyCorp Common Stock.

     Twenty days after certain events occur (as used in this section, "Flip-in Events"), each of the Rights will become the right to purchase one share of KeyCorp Common Stock for the then par value per share (now $1.00 per share), and the Rights beneficially owned by the Acquiring Person will become void. The Flip-in Events are (a) the beneficial ownership by a person or group of more than 15% of the outstanding shares of KeyCorp Common Stock, unless the shares of KeyCorp Common Stock are acquired in a tender or exchange offer for all of the KeyCorp Common Stock at a price and on other terms approved in advance by KeyCorp's Board of Directors, (b) certain self-dealing transactions between KeyCorp and an Acquiring Person, and (c) a reclassification or recapitalization of KeyCorp that has the effect of increasing by more than 1% of the percentage of KeyCorp Common Stock owned by an Acquiring Person.

     If, after a person or group becomes an Acquiring Person, KeyCorp is acquired in a merger or other business combination or more than 50% of its assets or earning power is sold, each of the Rights will "flip-over" and become the right to purchase common shares of the acquiror (as used in this section, "Flip-over Event"). The holder of each Right would, upon the occurrence of a Flip-over Event, be entitled to purchase for the then par value of a share of KeyCorp Common Stock (now $1.00) the number of common shares of the acquiror having a market price equal to the market price of the KeyCorp Common Stock.

     The Purchase Price and/or the number of shares of KeyCorp Common Stock (or common shares of an acquiror) to be purchased upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event KeyCorp
(a) declares a dividend on the KeyCorp Common Stock payable in KeyCorp Common Stock, (b) subdivides or combines the KeyCorp Common Stock in a reclassification of the KeyCorp Common Stock, or (c) makes a distribution to all holders of KeyCorp Common Stock of debt securities, subscription rights, warrants or other assets (except regular cash dividends). With certain exceptions, no adjustment will be required until a cumulative adjustment of at least 1% is necessary. KeyCorp is not required to issue fractional shares and, instead, may make cash payments based on the market price of KeyCorp Common Stock.

     KeyCorp's Board of Directors may redeem the Rights for one-half cent each (as used in this section, "Redemption Price") at any time before a "Triggering Event" (which is defined as the occurrence of a Flip-over Event or the 20th day after a Flip-in Event). However, the Rights may not be redeemed while there is an Acquiring Person unless (a) Continuing Directors (as defined herein) constitute a majority of the Board of Directors and (b) a majority of the Continuing Directors approves the redemption. "Continuing Directors" are defined as directors who were in office prior to a person or group becoming an Acquiring Person or whose election to office was recommended by a majority of Continuing Directors and who are not affiliated with the Acquiring Person. The Rights will expire on September 12, 1999, unless they are redeemed before that date. Until the KeyCorp Rights are exercised, the holders of the Rights, as such, will have no rights as shareholders of KeyCorp, including the right to vote or receive dividends.

     The provisions of the Rights Agreement may be amended by KeyCorp's Board of Directors to cure any ambiguity or correct any defect or inconsistency or, prior to the occurrence of a Triggering Event, to make other changes that the Board of Directors deems to be desirable and not adverse to the interests of KeyCorp and its shareholders.

     The Rights will not prevent a takeover of KeyCorp. However, the Rights may cause substantial dilution to a person or group that acquires 15% or more of the KeyCorp Common Stock unless the Rights are first redeemed by the Board of Directors of KeyCorp.

     The Merger will not constitute a Triggering Event under the Rights
Agreement.

     Copies of the Rights Agreement, dated as of August 25, 1989, between KeyCorp and First Chicago Trust Company of New York, as rights agent, the First Amendment to Rights Agreement, dated as of February 21, 1991, and the Second Amendment to Rights Agreement, dated as of September 12, 1991, are included as exhibits to a Registration Statement on Form 8-A filed by KeyCorp with the Commission on July 31, 1992. A copy of the Third Amendment to Rights Agreement dated as of October 1, 1993 is included as an exhibit to a Schedule 13D filed by KeyCorp on October 12, 1993. First Chicago Trust Company of New York resigned as rights agent by letter dated June 26, 1992 and KeyCorp appointed SNB (formerly Ameritrust Company National Association) as rights agent by letter dated June 26, 1992. The foregoing description of the KeyCorp Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended.

SPECIAL MEETINGS OF SHAREHOLDERS

     Under the CGCL, unless otherwise provided in the bylaws, a special meeting of shareholders may be called by (a) the corporation's board of directors; (b) the chairman of the board, the president of the corporation, any other person authorized to do so in the corporation's articles of incorporation or bylaws; or
(c) holders of shares representing at least 10% of all votes entitled to be cast on any issue to be considered at a meeting if they deliver to the corporation a written demand for the meeting that states its purposes. The AFG Bylaws provide that a special meeting of shareholders may be called by (i) the President, (ii) the Chairman of the Board, or (iii) one or more shareholders holding at least 10% of the shares entitled to vote at such meeting. Notice of a special meeting must be given to all shareholders not less than 10 nor more than 60 days prior to the meeting. No business other than that described in the notice of the special meeting may be transacted at such meeting.

     Under Ohio law, a special meeting of shareholders may be called by holders of record of at least 25% of all shares outstanding and entitled to vote at a special meeting unless the corporation's articles or regulations specify a different percentage (not to exceed 50%). The KeyCorp Regulations provide that a special meeting of shareholders may be called by (i) the Chairman of the Board;
(ii) the President, or in the case of the President's absence, death, or disability, the vice president authorized to exercise the authority of the President; (iii) the Board of Directors by action at a meeting, or by a majority of the Board of Directors acting without a meeting; or (iv) by persons who hold 50% of all shares outstanding and entitled to vote at the special meeting. Written notice stating the time, place and purposes of a shareholders' meeting must be given either by personal delivery or by mail not less than seven nor more than 60 days before the date of the meeting unless the articles or the regulations specify a longer period. The KeyCorp Regulations provide that for special meetings, shareholders are entitled to notice of a meeting to be held on a date not less than 10 nor more than 60 days after the receipt of the request for a special meeting.

AMENDMENT OF CHARTER DOCUMENTS

     ARTICLES OF INCORPORATION. Under the CGCL, the approval of the board of directors and of a majority of the outstanding voting shares of a corporation is required to amend its articles of incorporation, except as otherwise provided therein, subject to an additional class vote in certain instances. The AFG Articles of Incorporation do not raise or lower the vote required by the CGCL.

     The CGCL in general provides that the holders of shares of each particular class of stock are entitled, subject to certain exceptions, to vote as a separate voting class on any amendment that does any of the following: (a) increases or decreases the number of authorized shares of the class; (b) effects an exchange, reclassification, or cancellation of all or part of the shares of the class; (c) effects an exchange or creates the right of exchange of all or part of the shares of another class into shares of the class; (d) changes the rights, preferences, privileges or restrictions of the shares of the class; (e) creates a new class of shares having rights, preferences or privileges with respect to distributions or dissolution that are prior, superior or substantially equal to the shares of the class; (f) increases the rights, preferences or privileges or number of authorized shares of any class that have rights, preferences or privileges prior to the shares of the class; or (g) cancels or otherwise affects rights to accumulated but not yet declared dividends or distributions.

     Ohio law provides that generally at least two-thirds of the voting power of a corporation, subject to a class vote in certain instances, is required to approve any amendment to the articles of incorporation, unless otherwise provided therein. The KeyCorp Articles of Incorporation require that a majority of the voting power of KeyCorp approve any such amendment, subject to a class vote in those instances required by law and subject to any greater vote required to approve a Chapter 1704. transaction.

     Under Ohio law, the holders of shares of a particular class, and in the circumstances outlined below in sections (e), (f) and (g) of this paragraph, the holders of shares of every class, are entitled to vote as a class on the adoption of an amendment to the articles of incorporation that does any of the following: (a) increases or decreases the par value of the issued shares of the particular class; (b) changes issued shares of the particular class, whether with or without par value, into a lesser number of shares of the same class or into the same or different number of shares of any other class, with or without par value, theretofore or then authorized; (c) changes the express terms of issued shares of any class senior to the particular class in any manner substantially prejudicial to the holder of the particular class; (d) authorizes shares of another class that are convertible into, or authorizes the conversion of shares of another class into, shares of the particular class, or authorizes the directors to fix or alter conversion rights of shares of another class that are convertible into shares of the particular class; (e) provides, in the case of any amendment described in sections (a) or (b) above, that the stated capital of the corporation shall be reduced or eliminated as a result of the amendment, or provides, in the case of an amendment described in section (d) above, that the stated capital of the corporation shall be reduced or eliminated upon the exercise of such conversion rights, provided that any such reduction or elimination is consistent with certain provisions of Ohio General Corporation Law regarding stated capital; (f) changes substantially the purposes of the corporation, or provides that thereafter an amendment to the articles may be adopted that changes substantially the purposes of the corporation; or (g) changes the corporation into a nonprofit corporation. See "-- Voting Rights."

     Ohio law provides that if an amendment to the articles of incorporation does any of the following, then the dissenting shareholders will be entitled to relief, subject to certain exceptions: (a) changes issued shares of a particular class that have a preference in distributions or dividends or in liquidation over shares of any other class, or changes any of the express terms of issued shares of such particular class, and the holders of the shares of such particular class are substantially prejudiced thereby; (b) changes the express terms of issued shares of a particular class in such a manner as to discharge without payment of, or to adjust or eliminate rights to, accrued undeclared dividends or distributions on the shares of any such class; (c) changes substantially the purpose of the corporation or provides that thereafter an amendment to change substantially the purposes of the corporation may be adopted; or (d) changes the corporation into a nonprofit corporation.

     BYLAWS/REGULATIONS. Under the CGCL, bylaws may be amended by approval of shareholders holding a majority of the corporation's voting power. Bylaws may also be amended by the board of directors, provided that the directors may not adopt a bylaw providing matters to be approved by a smaller number of shares or directors than that required by the corporation's articles, and provided further that the directors may not adopt a bylaw changing a fixed number of directors, changing the maximum or minimum number of directors, or changing from a fixed to a variable board or vice versa. The AFG Bylaws provide that such Bylaws generally may be amended or repealed by the affirmative vote of a majority of AFG's outstanding shares entitled to vote. The AFG Bylaws may also be amended by the directors, subject to the right of shareholders to vote on such amendments, except that directors may not adopt, amend, or repeal any Bylaw provision changing the authorized number of directors unless such provision is for the purpose of fixing a specific number of directors within the limits set forth in the Bylaws as then in effect.

     Directors may not amend regulations of an Ohio corporation. The KeyCorp Regulations provide for amendment by shareholders holding a majority of the voting power at a meeting, but require that all amendments by written consent of the shareholders without a meeting must be approved unanimously by the shareholders entitled to vote thereon. In addition, any amendments regarding the calling of special meetings of shareholders, nomination of directors, classification of directors, removal of directors or amendment to the KeyCorp Regulations, which are not recommended by at least two-thirds of the directors, must be approved by shareholders holding at least 75% of the voting power of KeyCorp at a meeting.

     The KeyCorp Regulations provide that through December 31, 1998, the provisions of the KeyCorp Regulations relating to (a) the number, classification and term of office of directors; (b) Chairman of the Board, Chairman of the Executive Committee and chairmen of other committees; (c) nominations and removal of directors and filling vacancies in the Board of Directors; (d) the Nominating Committee; (e) Chief Executive Officer and President through December 31, 1998; (f) removal of officers; (g) the headquarters of KeyCorp; and (h) amendments of the Regulations may only be amended, repealed or altered (i) by the affirmative vote of the holders of shares entitling them to exercise three-quarters of the voting power of KeyCorp on such proposal; (ii) if such amendment, repeal or alteration is recommended by three-quarters of the entire authorized Board of Directors of KeyCorp, by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of KeyCorp on such proposal; or (iii) without a meeting, by the written consent of the holders of shares entitling them to exercise 100% of the voting power of KeyCorp on such proposal. The KeyCorp Regulations also provide that until December 31, 1998, any KeyCorp Regulations, other than those KeyCorp Regulations specifically listed in the immediately preceding sentence, and, after December 31, 1998, any KeyCorp Regulations, may be adopted, amended, repealed or altered (x) by the affirmative vote of the holders of shares entitling them to exercise three-quarters of the voting power of KeyCorp on such proposal; (y) if such adoption, amendment, repeal or alteration is recommended by two-thirds of the entire authorized Board of Directors of KeyCorp, by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of KeyCorp on such proposal; or (z) without a meeting, by the written consent of the holders of shares entitling them to exercise 100% of the voting power of KeyCorp on such proposal.

DIRECTORS

     NUMBER; CLASSIFICATION. The AFG Bylaws provide that the number of directors of AFG shall be at least six but no more than 11, with the exact number to be determined by resolution adopted by a majority of the shareholders or the then existing members of the Board. The number of directors is currently fixed at 11. The CGCL provides that a corporation's articles of incorporation or bylaws may provide for a classified board of directors; however, neither the AFG Articles of Incorporation nor the AFG Bylaws so provide. Under California law, although changes in the number of directors or changing from a fixed to a variable board or vice versa may only be adopted by approval of a majority of the outstanding shares, the Board of Directors may fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws, if the stated range has been approved by the shareholders.

     The KeyCorp Regulations provide that the number of directors of KeyCorp shall be between 20 and 24 directors. The number of directors is currently fixed at 22. The Board of Directors is divided into three classes, each serving three-year terms, so that approximately one-third of the directors of KeyCorp are elected at each annual meeting of the shareholders of KeyCorp. The Board of Directors of KeyCorp may change the size of the Board of Directors within the foregoing range, subject to certain limitations described therein, by the affirmative vote of two-thirds of the entire authorized Board. The shareholders of KeyCorp may change the size of the Board of Directors of KeyCorp within the foregoing range, subject to certain limitations described under "-- Nominations of Candidates for Election of Directors" below, at a meeting of the shareholders of KeyCorp called for the purpose of election of directors (i) by the affirmative vote of the holders of shares entitling them to exercise three-quarters of the voting power of KeyCorp represented at the meeting and entitled to elect directors or (ii) if the proposed change in the number of directors is recommended by two-thirds of the entire authorized Board of Directors of KeyCorp, by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of KeyCorp represented at the meeting and entitled to elect directors. In addition, the number of directors of KeyCorp is subject to automatic increase by two during certain periods when dividends payable on any class or series of preferred stock of KeyCorp are in arrears for six quarterly dividend payment periods, as set forth in the KeyCorp Articles of Incorporation and/or the express terms of the preferred stock of KeyCorp.

     The effect of KeyCorp having a classified Board of Directors is that only approximately one-third of the members of the Board will be elected each year and, as a result, two annual meetings will be required for KeyCorp shareholders to change a majority of the members constituting the Board of Directors.

     NOMINATIONS OF CANDIDATES FOR ELECTION AS DIRECTORS. Neither the AFG Articles of Incorporation nor the AFG Bylaws provide a specific procedure for nominating candidates for election as directors.

     The KeyCorp Regulations establish a specific procedure for director nominations made by the Board of Directors of KeyCorp. Through December 31, 1998, nominations for the election of directors of KeyCorp may be made by (a) the affirmative vote of three-quarters of the entire Board of Directors of KeyCorp and three-quarters of the members of the Nominating Committee of the Board of Directors of KeyCorp or (b) any shareholder of KeyCorp entitled to vote for the election of directors at a meeting, but only if written notice of such shareholder's intent to make such nomination is received by the Secretary of KeyCorp not less than 60 nor more than 90 days prior to the meeting. After December 31, 1998, nominations for the election of directors may be made by (i) the affirmative vote of two-thirds of the entire authorized Board of Directors of KeyCorp, or (ii) any shareholder of KeyCorp in accordance with the procedures summarized above.

     REMOVAL OF DIRECTORS. Neither the AFG Articles of Incorporation nor the AFG Bylaws provide for the removal of directors. The CGCL provides that the shareholders may remove a director or the entire board of directors, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no individual directors may be removed (unless the entire board is removed) if the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director's most recent election were being elected. A director of a California corporation also can be judicially removed in a proceeding commenced in the district court in the county in which the corporation's principal office is located if the court finds that the director engaged in fraudulent or dishonest conduct or gross abuse of authority or discretion with respect to the corporation. Such proceeding may be commenced by shareholders holding at least 10% of the outstanding shares of any class.

     The KeyCorp Regulations provide that the Board of Directors may remove any director upon judicial declaration of mental unsoundness, adjudicated bankruptcy or failure to accept election as a director. KeyCorp's shareholders may remove any or all directors, with or without cause, by an affirmative vote of holders of at least 75% of the shares of KeyCorp Common Stock. Through December 31, 1998, the Board of Directors may fill vacancies only by the affirmative vote of three-quarters of the entire authorized Board of Directors and three-quarters of the members of the Nominating Committee of the Board of Directors;

thereafter, vacancies may be filled by the affirmative vote of two-thirds of the remaining directors then in office, even though less than a quorum, or by a sole remaining director.

DIRECTOR LIABILITY AND INDEMNIFICATION

     California law permits corporations to adopt a provision in their articles of incorporation eliminating, with certain exceptions, the personal liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty as a director. The AFG Articles of Incorporation eliminate the liability of directors of AFG to the fullest extent permissible under California law. California law does not permit the elimination of monetary liability where such liability is based on: (a) intentional misconduct or knowing and culpable violation of law; (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (c) receipt of an improper personal benefit; (d) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director was aware, or in the ordinary course of performing a director's duties should have been aware, of a risk of serious injury to the corporation or its shareholders; (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders; (f) interested transactions between the corporation and a director in which a director has a material financial interest; and (g) liability for improper distributions, loans or guarantees.

     California law permits indemnification of expenses incurred in derivative or third-party actions, except that with respect to derivative actions (a) no indemnification may be made when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine; and (b) no indemnification may be made without court approval in respect of amounts paid in settling or otherwise disposing of an action or expenses incurred in defending an action which is settled or otherwise disposed of without court approval.

     Indemnification is permitted by California law only for acts taken by the person seeking indemnification in good faith and which the person believed to be in the best interests of the corporation and, with respect to a criminal proceeding, which such person had no reasonable cause to believe his conduct was unlawful, as determined by a majority vote of a quorum of disinterested directors, independent legal counsel (if a quorum of disinterested directors is not obtainable), a majority vote of a quorum of the shareholders (excluding shares owned by the indemnified party), or the court handling the action. Under California law, indemnification is required when the individual has successfully defended the action on the merits. California corporations may include in their articles of incorporation a provision which extends the scope of indemnification through agreements, bylaws or other corporate action beyond that specifically authorized by the CGCL. The AFG Articles of Incorporation and Bylaws include such a provision.

     Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees and agents) are entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his or her action or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

     Ohio law does not authorize payment of judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a matter he or she reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation's articles, code of regulations or by contract except with respect to the advancement of expenses of directors.

     Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his or her action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

     The KeyCorp Regulations provide that KeyCorp shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was a director, officer or employee of KeyCorp or of any other bank, corporation, partnership, trust or other enterprise for which he or she was serving as a director, officer or employee at the request of KeyCorp.

     Under the Merger Agreement, from and after the Effective Time, KeyCorp has agreed to indemnify all present and former officers and directors of AFG and any subsidiary as of the Effective Time for any liabilities arising out of any act or omission prior to the Effective Time in their capacity as officer or director to the fullest extent provided by California law, the AFG Articles of Incorporation, and the AFG Bylaws.

INTERESTED DIRECTOR TRANSACTIONS

     Under California law, contracts or transactions between a corporation and one or more of its directors or between a corporation and any other entity in which one or more of its directors are directors or have a financial interest, are not void or voidable because of such interest or because such director is present at a meeting of the board which authorizes or approves the contract or transaction, provided that certain conditions such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure are met. Under California law, either (a) the shareholders or the board of directors must approve any such contract or transaction in good faith after full disclosure of the material facts (and, in the case of board approval other than for a common directorship, California law requires that the contract or transaction must also be "just and reasonable" to the corporation), or (b) the contract or transaction must have been in the case of a common directorship "just and reasonable" as to the corporation at the time it was approved. California law explicitly places the burden of proving the just and reasonable nature of the contract or transaction on the interested director. Under California law, if shareholder approval is sought, the interested director is not entitled to vote his shares at a shareholder meeting with respect to any action regarding such contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum).

     Under California law, any loan to or guaranty for the benefit of a director or officer, including pursuant to an employee benefit plan, of the corporation requires approval of holders of a majority of the outstanding shares of the corporation. In addition, under Section 315 of the CGCL, the board of any corporation with 100 or more shareholders of record and a bylaw provision authorizing the board of directors alone to approve loans to or guaranties on behalf of an officer (whether or not such officer is a director) or employee benefit plans authorizing such loans or guarantee, without the vote of any interested director, if it determines that any such loan, guaranty or plan may reasonably be expected to benefit the corporation. The AFG Bylaws do not authorize the Board of Directors to permit such loans or guaranties. The directors who approve a loan to or guaranty for the benefit of an officer or director are liable to the corporation for any loan or guaranty made other than as provided in Section 315 of the CGCL.

     Under Ohio law, unless otherwise provided for in the articles of incorporation or regulations, no contract, action or transaction shall be void or voidable with respect to a corporation for the reason that it is between or affects the corporation and one or more of its directors or officers, or any other person in which one or more of its directors or officers are directors, trustees or officers, or have a financial or personal interest, or for the reason that one or more interested directors or officers participate in or vote at the meetings of the directors or a committee of the directors that authorizes such contract, action or transaction, if any of the following apply: (a) the material facts as to the relationship or interest are known to the directors or the committee and the directors or committee, in good faith reasonably justified by such facts, authorizes the contract, action or transaction by the affirmative vote of a majority of the disinterested directors, even though they constitute less than a quorum; (b) the material facts as to the relationship or interest are known to the shareholders entitled to vote hereon and the contract, action or transaction is specifically approved at a meeting of the shareholders held for such purpose by the affirmative vote of the holders of the shares entitling them to exercise a majority of the voting power of the corporation held by persons not interested in the contract, action or transaction; or (c) the contract, action or transaction is fair as to the corporation as of the time it is authorized or approved by the directors, a committee of the directors or the shareholders. There is nothing in the KeyCorp Articles of Incorporation or the KeyCorp Regulations that provides otherwise than set forth above.

     For the purposes of this section of the Ohio law, a director is not an interested director solely because the subject of the contract, action or transaction may involve or affect a change in control of the corporation or his or her continuation in office as a director of that corporation.

SHAREHOLDERS' RIGHTS TO INSPECTION

     Under the CGCL, any shareholder (or the shareholder's agent or attorney), upon written demand to the corporation at any reasonable time during usual business hours, is entitled to inspect, copy and make extracts at the corporation's principal office of the corporation's accounting books and records and minutes of proceedings of the shareholders, board and board committees.

     Any shareholder or shareholders (or shareholders' agent or attorney) holding at least 5% of the outstanding voting shares of the corporation, or any shareholder or shareholders holding at least 1% of such voting shares and who have filed on a Schedule 14B with the Commission relating to the election of directors of the corporation, upon written demand at least five business days prior to the requested date is entitled to (a) inspect and copy, during usual business hours, the record of shareholders' names, addresses and share holdings and (b) obtain from the corporation's transfer agent, upon payment of the transfer agent's usual charges, a list of names, addresses and share holdings of shareholders entitled to vote for the election of directors as of the most recent record date or such other date as specified by the shareholder subsequent to the date of demand.

     Under Ohio law, any shareholder of the corporation, upon written demand stating the specific purpose of the inspection, shall have the right to examine in person or by agent or attorney at any reasonable time and for any reasonable and proper purpose, the articles of the corporation, its regulations, its books and records of account, minutes of the proceedings of its incorporators, shareholders, directors and committees of the directors, records of shareholders showing their names and addresses and the number and class of shares issued or transferred of record to or by them from time to time and voting trust agreements, if any, on file with the corporation, and to make copies or extracts thereof. Any written demand by an acquiring person to examine the record of shareholders for the purpose of communicating with shareholders of the issuing public corporation in connection with a meeting of shareholders called for a shareholder review of a proposed control share acquisition shall be deemed to have been made by a shareholder of the issuing public corporation for a reasonable and proper purpose.

DIVIDENDS AND DISTRIBUTIONS

     California law dispenses with the concepts of par value of shares as well as statutory definitions of capital and surplus.

     Under the CGCL, a corporation may not make any distribution (including dividends, whether in cash or other property, and repurchases or redemptions of its shares) unless either (i) the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution or (ii) immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1.25 times its liabilities (not including deferred taxes, deferred income and other deferred credits) and the corporation's current assets would be at least equal to its current liabilities (or 1.25 times its current liabilities if the average earnings before interest and taxes for the preceding two fiscal years was less than the average interest expense of such years).

     An Ohio corporation may pay dividends out of surplus, however created, but must notify its shareholders if a dividend is paid out of capital surplus.

     Regulations restricting the ability of KeyCorp's subsidiary banks and other subsidiaries to pay dividends to KeyCorp after the Effective Time are set forth in "THE BUSINESS OF KEYCORP -- Supervision and Regulation -- Dividend Restrictions."

SHAREHOLDER DERIVATIVE SUITS

     California law provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain criteria are met. California law also provides that the corporation or the defendant in a derivative suit may, under certain circumstances, make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond.

     Ohio law does not contain any statutory provisions specifically relating to shareholder derivative suits.

DISSENTERS' RIGHTS

     Under California law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to dissenters' or appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

     Shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Federal Reserve Board (as are the shares of AFG) generally do not have such appraisal rights unless the holders of at least 5% of the class of outstanding shares claim the right or the corporation or any law restricts the transfer of such shares. Dissenters' rights are unavailable, however, if the shareholders of a corporation or the corporation itself, or both, immediately after the reorganization will own equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity. California law does afford dissenters' rights for certain sale of asset reorganizations.

     Under Ohio law, a shareholder of a corporation participating in a merger, consolidation, combination or majority share acquisition may be entitled to dissenters' or appraisal rights pursuant to which the shareholder may receive cash in the amount of the fair cash value of his or her shares in lieu of the consideration that would have been received in the transaction with respect to which the shareholder dissents. Shareholders may also be entitled to dissenters' rights under certain circumstances if an amendment to the corporation's articles of incorporation is adopted which: (a) changes the preferences or express terms of a class of stock and the shareholders of that class are substantially prejudiced thereby; (b) changes the express terms of any class of stock to discharge or eliminate the right to accrued undeclared cumulative dividends; (c) substantially changes the purposes of the corporation; or (d) changes the corporation into a nonprofit corporation.

DISSOLUTION

     Under California law, shareholders owning 50% or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors. The board may cause the corporation to dissolve if (a) an order for relief under Chapter 7 of the Federal bankruptcy law has been entered, (b) no shares have been issued or (c) the corporation has disposed of all of its assets and has not conducted any business for a period of five years preceding the adoption of a resolution to dissolve.

     Under Ohio law, shareholders owning two-thirds or more of the voting power of a corporation may authorize its dissolution, unless the articles of incorporation provide for approval by a greater or lesser proportion of the voting power. KeyCorp's Articles of Incorporation require the affirmative vote of a majority of the voting power of the corporation to approve a dissolution.

     Ohio law provides that the board of directors may cause the corporation to dissolve without approval of the shareholders if: (a) the corporation has been adjudged bankrupt or has made a general assignment for the benefit of creditors;
(b) a receiver has been appointed of the corporation; (c) substantially all of the assets of the corporation have been sold; or (d) the corporation's period of existence as specified in its articles of incorporation has expired.

                             SHAREHOLDER PROPOSALS

     It is currently anticipated that KeyCorp will hold its 1996 Annual Meeting of Shareholders on or about May 16, 1996. The KeyCorp Regulations require that notice of a nomination by shareholders of individuals for election to the Board of Directors of KeyCorp, whether or not proposed to be included in KeyCorp's proxy statement, be given to the Secretary of KeyCorp by March 15, 1996, assuming that the 1996 Annual Meeting is held on May 16, 1996, and that the notice include certain information relating to the nominee and the nominating shareholder. Other shareholder proposals intended to be presented at the 1996 Annual Meeting must be submitted to KeyCorp by December 6, 1995 in order to be considered for inclusion in the proxy statement for that meeting.

                             CERTAIN LEGAL MATTERS

     The validity of the KeyCorp Common Stock to be issued in connection with the Merger will be passed upon for KeyCorp by Daniel R. Stolzer, Senior Vice President and Senior Managing Counsel of KeyCorp Management Company, an affiliate of KeyCorp. As of July 28, 1995, Mr. Stolzer owned approximately 1,200 shares of KeyCorp Common Stock and options to purchase 2,000 shares of KeyCorp Common Stock which were exercisable within 60 days of such date. Certain tax matters relating to the Merger will be passed upon for AFG by AFG's counsel Morgan, Lewis & Bockius and for KeyCorp and KeySub by their counsel Thompson, Hine and Flory.

                                    EXPERTS

     The consolidated financial statements of KeyCorp incorporated by reference in KeyCorp's Annual Report on Form 10-K for the year ended December 31, 1994, filed with the Commission on March 28, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements of KeyCorp are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     With respect to KeyCorp's unaudited consolidated interim financial information for the three-month periods ended March 31, 1995 and 1994, incorporated by reference in this Proxy Statement/Prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in KeyCorp's Quarterly Report on Form 10-Q for the period ended March 31, 1995, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act, for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

     The consolidated financial statements of AFG at June 30, 1994, 1993 and 1992, and for each of the three years in the period ended June 30, 1994, appearing in this Proxy Statement/Prospectus and in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                 INDEX TO AFG CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Ernst & Young LLP, Independent Auditors.....................................  F-2
Consolidated Balance Sheets at March 31, 1995 (unaudited) and June 30, 1994 and 1993
  (audited)...........................................................................  F-3
Consolidated Statements of Operations for the nine months ended March 31, 1995 and
  1994 (unaudited) and for the years ended June 30, 1994, 1993 and 1992 (audited).....  F-4
Consolidated Statements of Stockholders' Equity for the nine months ended March 31,
  1995 (unaudited) and for the years ended June 30, 1994, 1993 and 1992 (audited).....  F-5
Consolidated Statements of Cash Flows for the nine months ended March 31, 1995 and
  1994 (unaudited) and for the years ended June 30, 1994, 1993 and 1992 (audited).....  F-6
Notes to Consolidated Financial Statements............................................  F-8

                         REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND STOCKHOLDERS
AUTOFINANCE GROUP, INC.

     We have audited the accompanying consolidated balance sheets of AutoFinance Group, Inc. and subsidiaries as of June 30, 1994 and 1993 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AutoFinance Group, Inc. and subsidiaries at June 30, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1994, in conformity with generally accepted accounting principles.

Chicago, Illinois                           /S/ ERNST & YOUNG LLP

August 12, 1994
except for Note 2, as to which the date is March 20, 1995

                            AUTOFINANCE GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                                 JUNE 30,
                                                                          -----------------------
                                                                            1994          1993
                                                            MARCH 31,     ---------     ---------
                                                              1995
                                                            ---------
                                                            (UNAUDITED)
ASSETS
Cash and cash equivalents.................................  $    705      $   3,104     $     980
Finance receivables:
  Retail..................................................    72,807         58,990        18,725
  Other...................................................       304            517         1,606
                                                            ---------     ---------     ---------
                                                              73,111         59,507        20,331
  Allowance for credit losses.............................    (4,201 )       (2,597)         (810)
                                                            ---------     ---------     ---------
                                                              68,910         56,910        19,521
  Securitized receivables.................................     9,928          7,154         5,742
  Purchased contract portfolio, net.......................        --             --            --
                                                            ---------     ---------     ---------
     Investment in finance receivables....................    78,838         64,064        25,263
Investment in royalty agreements, net.....................       974          1,109         1,289
Residual financial interest...............................     7,806          5,439         3,315
Subordinated spread account...............................    12,111          9,169         4,930
Property and equipment, net...............................       999            558           446
Net assets of discontinued operations.....................    12,572         13,929        14,469
Other assets..............................................     4,617          3,628         1,137
                                                            ---------     ---------     ---------
                                                            $118,622      $ 101,000     $  51,829
                                                            =========      ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Revolving credit facility.................................  $ 27,951      $  22,135     $   6,956
Accounts payable, accrued income taxes and other
  liabilities.............................................     4,150          2,651         1,461
Subordinated notes........................................        --             --           840
                                                            ---------     ---------     ---------
                                                              32,101         24,786         9,257
Stockholders' equity:
  Preferred stock, no stated par value, 5,000,000 shares
     authorized, none outstanding.........................        --             --            --
  Common stock, no stated par value, 50,000,000 shares
     authorized at March 31, 1995 and June 30, 1994 and
     20,000,000 authorized at June 30, 1993; 18,915,152,
     18,449,699 and 15,591,331 issued and outstanding at
     March 31, 1995, and June 30, 1994 and 1993,
     respectively.........................................    76,102         72,745        46,239
  Additional paid-in capital..............................       104            104           104
  Retained earnings (deficit).............................    10,315          3,365        (3,771)
                                                            ---------     ---------     ---------
     Total stockholders' equity...........................    86,521         76,214        42,572
                                                            ---------     ---------     ---------
                                                            $118,622      $ 101,000     $  51,829
                                                            =========      ========      ========

                            See accompanying notes.

                            AUTOFINANCE GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           NINE MONTHS ENDED
                                               MARCH 31,                  YEAR ENDED JUNE 30,
                                        -----------------------   -----------------------------------
                                           1995         1994         1994         1993        1992
                                        ----------   ----------   ----------   ----------   ---------
                                              (UNAUDITED)
Revenues:
  Financing income..................... $   12,978   $    7,030   $   10,631   $    5,210   $   5,592
  Securitization gains.................      8,267        5,320        7,498        3,901       2,566
  Fee-based services...................      3,406        1,645        2,458        1,170         402
  Other income.........................      2,040          863        1,587          970         704
                                        ----------   ----------   ----------   ----------   ---------
     Total revenues....................     26,691       14,858       22,174       11,251       9,264
                                        ----------   ----------   ----------   ----------   ---------
Expenses:
  Financing costs......................      1,889        1,384        1,784        1,354       1,898
  Operating costs......................      8,578        4,978        7,290        5,409       4,353
  Provision for credit losses..........      6,677        2,326        3,847        1,800       1,676
                                        ----------   ----------   ----------   ----------   ---------
     Total expenses....................     17,144        8,688       12,921        8,563       7,927
                                        ----------   ----------   ----------   ----------   ---------
Income from continuing operations and
  before provision for income taxes and
  extraordinary credit.................      9,547        6,170        9,253        2,688       1,337
Provision for income taxes.............      3,740        2,370        3,570        1,027         620
                                        ----------   ----------   ----------   ----------   ---------
Income from continuing operations and
  before extraordinary credit..........      5,807        3,800        5,683        1,661         717
Income from discontinued operations
  (net of income taxes)................      1,143        1,118        1,453        1,056          --
                                        ----------   ----------   ----------   ----------   ---------
Income before extraordinary credit.....      6,950        4,918        7,136        2,717         717
Extraordinary credit:
  Utilization of prior years' net
     operating losses..................         --           --           --           --         551
  Gain on redemption of subordinated
     notes (less applicable income
     taxes of $211)....................         --           --           --          316          --
                                        ----------   ----------   ----------   ----------   ---------
Net income............................. $    6,950   $    4,918   $    7,136   $    3,033   $   1,268
                                         =========    =========    =========    =========    ========
Income per common and common equivalent
  share:
  Income from continuing operations and
     before extraordinary credit....... $     0.31   $     0.23   $     0.34   $     0.13   $    0.10
  Income from discontinued
     operations........................       0.06         0.07         0.08         0.09          --
  Extraordinary credit.................         --           --           --         0.02        0.07
                                        ----------   ----------   ----------   ----------   ---------
  Net income........................... $     0.37   $     0.30   $     0.42   $     0.24   $    0.17
                                         =========    =========    =========    =========    ========
Weighted average common shares......... 18,499,000   15,777,000   16,443,000   12,142,000   7,235,000
Weighted average common equivalent
  shares...............................    338,000      375,000      383,000      244,000      74,000
                                        ----------   ----------   ----------   ----------   ---------
Weighted average common and common
  equivalent shares.................... 18,837,000   16,152,000   16,826,000   12,386,000   7,309,000
                                         =========    =========    =========    =========    ========

                            See accompanying notes.

                            AUTOFINANCE GROUP, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                 YEARS ENDED JUNE 30, 1994, 1993, AND 1992 AND
                  NINE MONTHS ENDED MARCH 31, 1995 (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                      COMMON                   ADDITIONAL     RETAINED
                                       STOCK       COMMON       PAID IN       EARNINGS
                                      ISSUED        STOCK       CAPITAL       (DEFICIT)     TOTAL
                                    -----------    -------     ----------     --------     -------
Balances, June 30, 1991...........    6,656,959    $12,004        $104        $(8,072 )    $ 4,036
Issuance of common stock..........       43,761        11           --             --           11
Issuance of common stock for
  exchange of Senior Subordinated
  Notes...........................    1,384,980     6,433           --             --        6,433
Net income........................           --        --           --          1,268        1,268
                                    -----------    -------     ----------     --------     -------
Balances, June 30, 1992...........    8,085,700    18,448          104         (6,804 )     11,748
Issuance of common stock..........      197,516       177           --             --          177
Tax effect of exercise of stock
  options.........................           --       672           --             --          672
Exercise of warrants..............       55,000       206           --             --          206
Merger with Patlex Corporation....    7,253,115    26,736           --             --       26,736
Net income........................           --        --           --          3,033        3,033
                                    -----------    -------     ----------     --------     -------
Balances, June 30, 1993...........   15,591,331    46,239          104         (3,771 )     42,572
Issuance of common stock..........    2,663,700    25,266           --             --       25,266
Tax effect of exercise of stock
  options.........................           --        40           --             --           40
Exercise of warrants..............      194,668     1,200           --             --        1,200
Net income........................           --        --           --          7,136        7,136
                                    -----------    -------     ----------     --------     -------
Balances, June 30, 1994...........   18,449,699    72,745          104          3,365       76,214
Issuance of common stock..........      196,120     1,308           --             --        1,308
Tax effect of exercise of stock
  options.........................           --       185           --             --          185
Exercise of warrants..............      269,333     1,864           --             --        1,864
Net income........................           --        --           --          6,950        6,950
                                    -----------    -------     ----------     --------     -------
Balances, March 31, 1995..........   18,915,152    $76,102        $104        $10,315      $86,521
                                      =========    ========    =========      ========     =======

                            See accompanying notes.

                            AUTOFINANCE GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                    NINE MONTHS ENDED
                                                                        MARCH 31,               YEAR ENDED JUNE 30,
                                                                   --------------------   -------------------------------
                                                                     1995        1994       1994        1993       1992
                                                                   ---------   --------   ---------   --------   --------
                                                                       (UNAUDITED)
Cash flows from operating activities:
  Income from continuing operations and extraordinary credit...... $   5,807   $  3,800   $   5,683   $  1,977   $  1,268
  Adjustments to reconcile income from continuing operations and extraordinary credit to cash provided (used) by operating
    activities:
    Depreciation..................................................       415        260         372        303        291
    Amortization..................................................     3,940      3,351       4,367      2,273        542
    Net deferral of acquisition fees and costs....................       425        500         852        345       (153)
    Deferred income tax provision (credit)........................      (745)      (180)       (540)     1,399         --
    Provision for credit losses...................................     6,677      2,326       3,847      1,800      1,676
    Securitization gains..........................................    (8,267)    (5,320)     (7,498)    (3,901)    (2,566)
    Gain on redemption of subordinated notes......................        --         --          --       (527)        --
    Interest added to subordinated notes..........................        --         --          --         --         40
    (Increase) decrease in other finance receivables, net.........       130      1,196       1,244       (250)      (343)
    Increase in other assets......................................    (4,402)    (5,098)     (7,393)    (4,574)    (2,546)
    Increase (decrease) in accounts payable, accrued income taxes
      and other liabilities.......................................     1,684      1,372       1,996        408        (41)
                                                                   ---------   --------   ---------   --------   --------
      Total adjustments...........................................      (143)    (1,593)     (2,753)    (2,724)    (3,100)
                                                                   ---------   --------   ---------   --------   --------
  Net cash provided (used) by operating activities................     5,664      2,207       2,930       (747)    (1,832)
                                                                   ---------   --------   ---------   --------   --------
Cash flows from investing activities:
  Retail finance receivables purchased............................  (139,708)   (84,480)   (133,065)   (54,890)   (32,746)
  Repurchase of receivables securitized...........................    (1,239)        --          --         --         --
  Proceeds from securitizations, net..............................   104,591     49,643      77,957     38,123     31,172
  Collections received on retail finance receivables..............    17,661      8,315      12,414      6,675      8,460
  Purchase of property and equipment, net.........................      (856)      (266)       (484)      (311)      (260)
                                                                   ---------   --------   ---------   --------   --------
  Net cash provided (used) by investing activities................   (19,551)   (26,788)    (43,178)   (10,403)     6,626
                                                                   ---------   --------   ---------   --------   --------
Cash flows from financing activities:
  Proceeds from issuance of common stock..........................     3,172     25,901      26,040        383         11
  Increase (decrease) in revolving credit facility debt...........     5,816     (2,951)     15,179       (294)    (5,750)
  Repayment of subordinated notes.................................        --       (840)       (840)    (1,575)        --
                                                                   ---------   --------   ---------   --------   --------
  Net cash provided (used) by financing activities................     8,988     22,110      40,379     (1,486)    (5,739)
                                                                   ---------   --------   ---------   --------   --------
Net increase (decrease) in cash and cash equivalents..............    (4,899)    (2,471)        131    (12,636)      (945)
Cash received from discontinued operations, net of merger
  expenses........................................................     2,500      1,393       1,993     13,323         --
Cash and cash equivalents at beginning of year....................     3,104        980         980        293      1,238
                                                                   ---------   --------   ---------   --------   --------
Cash and cash equivalents at end of year.......................... $     705   $    (98)  $   3,104   $    980   $    293
                                                                   =========   ========   =========   ========   ========
Supplemental disclosures of cash flow information:
  Financing costs paid............................................ $   1,739   $  1,805   $   2,114   $  1,372   $  1,554
  Income taxes paid...............................................     3,813      4,186       6,154        394         30

                            (Continued on next page)

                            AUTOFINANCE GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                  (CONTINUED)

Supplemental schedule of noncash investing and financing activities:

During 1992, the Company exchanged its Senior Subordinated Notes ("Notes") for 1,384,980 shares of common stock. The noncash transaction resulting from the exchange is as follows:

    Notes exchanged............................................................  $ 6,327
    Accrued interest payable on Notes exchanged, net of transaction expenses...      106
                                                                                 -------
    Common stock issued........................................................  $ 6,433
                                                                                 =======

During 1993, the Company issued common stock to acquire all the common stock outstanding of Patlex Corporation. The fair value of the assets acquired and the liabilities assumed as a result of this transaction were as follows:

    Cash and cash equivalents..................................................  $11,645
    Accounts and notes receivable..............................................    2,292
    Investment in patents......................................................   22,390
    Property and equipment.....................................................      823
    Other borrowings...........................................................   (4,505)
    Deferred income taxes......................................................   (3,872)
    Other, net.................................................................   (2,037)
                                                                                 -------
    Common stock issued........................................................  $26,736
                                                                                 =======

                            See accompanying notes.

                            AUTOFINANCE GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Information pertaining to March 31, 1995 and for the nine months ended March 31, 1995 and 1994 is unaudited.

1. Organization and Summary of Significant Accounting Policies

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements of the Company include the accounts of the Company and its wholly-owned subsidiary, AFG Receivables Corporation ("Receivables Corp"). The consolidated financial statements have been retroactively restated to present its wholly-owned subsidiary, Patlex Corporation ("Patlex") as a discontinued operation (see Note 2). All significant intercompany accounts and transactions have been eliminated.

     The accompanying interim consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. Such adjustments consist solely of normal recurring accruals. Results for the interim periods are not necessarily indicative of results for a full year.

CASH AND CASH EQUIVALENTS

     Temporary investments with a maturity of three months or less when purchased and which are readily convertible into cash are considered to be cash equivalents.

ALLOWANCE FOR CREDIT LOSSES

     The allowance for credit losses is maintained at a level management believes adequate to absorb potential losses on finance receivables in the portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, financing loss experience, current economic conditions, volume, growth and composition of the portfolio and other relevant factors.

ROYALTY AGREEMENTS

     The Company's investment in royalty agreements is stated at cost, not to exceed their net realizable value, less accumulated amortization. Amortization of royalty agreements is provided using the straight-line method over their remaining lives.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the assets.

FINANCING INCOME RECOGNITION

     Financing income from retail finance receivables is recognized using the interest (actuarial) method. Fees received and direct costs incurred for the acquisition of finance receivables are deferred and amortized to financing income over the contractual lives of the finance receivables using a method that approximates the interest method. Unamortized amounts are recognized in income at the time that receivables are sold or paid in full.

SECURITIZATION GAINS

     The calculation of the gain and of the residual financial interest arising from the securitizations embody prepayment, default and interest rate assumptions that the Company believes market participants would use

                            AUTOFINANCE GROUP, INC.

for similar financial instruments subject to prepayment, default and interest rate risks, and are discounted assuming an interest rate that the Company believes a nonaffiliated purchaser of such financial instrument would demand.

PROVISION FOR INCOME TAXES

     The Company adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes," during the year ended June 30, 1993. SFAS 109 required a change from the deferred method of accounting for income taxes to the liability method. Under SFAS 109, deferred tax liabilities and assets are determined based on difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. As permitted under SFAS 109, prior years' financial statements have not been restated. Additionally, there was no significant statement of operations effect as a result of the adoption of SFAS 109 and, therefore, the Company did not recognize a cumulative effect of a change in accounting principle.

INTEREST RATE EXCHANGE AGREEMENTS

     The Company enters into interest rate exchange agreements to hedge anticipated securitizations as part of its securitization program. In these transactions, receivables would be securitized and ownership interests in the associated trust are sold generally at a spread over the comparable term U.S. Treasury rate. Gains or losses on agreements that are designated and effective as hedges of anticipated securitizations are not included in the statement of operations until the securitization occurs. Realized gains or losses on the agreements are recognized as a component of the related securitization transaction under securitization gains in the statements of operations.

NET INCOME PER SHARE

     Net income per share of common stock is computed by dividing net income for the period by the weighted average number of common shares outstanding during the period plus common stock equivalent shares issuable upon exercise of stock options and warrants using the treasury stock method. For the nine months ended March 31, 1995 and 1994 and for the three years ended June 30, 1994, certain common stock equivalents which were anti-dilutive were not included in the computation of net income per share.

RECLASSIFICATIONS

     Certain prior year balances have been reclassified in order to conform with the current year presentation.

2. Merger Agreement and Patlex Spin-off

     On December 11, 1992, the Company completed its merger with Patlex (the "Patlex Merger"). Patlex is involved in the enforcement and exploitation, through litigation and licensing programs, of a group of laser related patents in which it owns an interest. The Patlex Merger was consummated by exchanging each of the 5,180,863 common shares of Patlex outstanding at the time of the Patlex Merger for 1.4 shares of the Company's common stock and the right to receive additional shares based upon the value of the proceeds, if any, of any judgment, settlement or other recovery received by Patlex in certain patent infringement litigation previously filed against the U.S. Government (for additional information see Note 10). As a result of an appellate court ruling in August 1994, no judgment, settlement of other recovery will be received in connection with the infringement litigation, the rights to receive additional shares have been canceled and no additional common shares will be issued. The Company issued 7,253,115 shares of common stock to acquire the Patlex common stock.

                            AUTOFINANCE GROUP, INC.

     Patlex, a wholly owned subsidiary of the Company, has a 64% interest in laser patent revenues relating to direct and indirect interests in certain patents issued to Dr. Gordon Gould relating to laser technology. Other interests in the lasers patents are owned by Dr. Gould (20%) and REFAC Technology Development Corporation (16%). In addition to Dr. Gould's 20% interest, Patlex is required to pay Dr. Gould an additional 1.5% of the first $198,800,000 of net royalties. The most commercially significant laser patents have been the Gas Discharge Laser Patent, issued in November 1987 and expires in November 2004, which covers gas discharge lasers; the Optically Pumped Laser Patent, issued in October 1977 and expired in October 1994, which covers a class of commonly manufactured lasers; the Use Patent, issued in July 1979 and expires in July 1996, which is related to certain common uses of lasers; and the Brewster Angle Window Patent, issued in May 1988 and expires in May 2005, which covers the utilization of an optical system to polarize light.

     On March 20, 1995 the Company entered into an Agreement of Merger (the "Merger Agreement") with KeyCorp. Pursuant to the Merger Agreement, the Company will be merged with and into a wholly-owned subsidiary of KeyCorp with the wholly-owned subsidiary continuing as the surviving corporation. In the Merger, each outstanding share of common stock of the Company will be converted into the right to receive the number of fully paid and nonassessable shares of common stock of KeyCorp determined by dividing $16.50 by the average closing price of KeyCorp common stock for a defined period prior to the Merger (subject to a collar of between .5 and .6 of a share of KeyCorp common stock ). The Company and KeyCorp each have the right to abandon the Merger and terminate the Merger Agreement if the average stock price of KeyCorp common stock is less than $23.20. It is anticipated that the Merger will occur on or about September 30, 1995.

     The Merger Agreement is subject to, among other conditions, the approval of the stockholders of the Company, regulatory approvals, including the Board of Governors of the Federal Reserve System, and the expiration or termination of any waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     To enable the Merger to occur, the Company will, pursuant to a Distribution Agreement (the "Distribution Agreement") with KeyCorp and Patlex, spin-off Patlex, whereby 95.01% of the shares of Patlex common stock will be distributed tax-free (the "Distribution") to the Company's stockholders. The 4.99% of shares of Patlex common stock that is undistributed will be retained by the surviving corporation.

     In anticipation of the Distribution, Patlex's results are reported as a discontinued operation in the consolidated financial statements for all the periods presented. The assets and liabilities of Patlex have been reported in the consolidated balance sheets as net assets of discontinued operations. Discontinued operations include only Patlex. No loss or gain will be recorded as a result of the Distribution. Discontinued operations for the nine months ended March 31, 1995 and 1994 and for the year and period ended June 30, 1994 and 1993,

                            AUTOFINANCE GROUP, INC.

respectively, (which is comprised of Patlex's operating results only from the date of acquisition) are as follows (in thousands):

                                                             NINE MONTHS         YEAR AND PERIOD
                                                           ENDED MARCH 31,       ENDED JUNE 30,
                                                          -----------------     -----------------
                                                           1995       1994       1994       1993
                                                          ------     ------     ------     ------
Patent income...........................................  $4,352     $5,193     $6,795     $3,906
Other income............................................      94         47         62        182
                                                          ------     ------     ------     ------
     Total revenues.....................................   4,446      5,240      6,857      4,088
                                                          ------     ------     ------     ------
Operating expenses......................................     749        962      1,298        595
Amortization of patents.................................   1,498      1,940      2,586      1,431
Interest expense........................................     153        215        268        173
                                                          ------     ------     ------     ------
     Total expenses.....................................   2,400      3,117      4,152      2,199
                                                          ------     ------     ------     ------
Income before provision for income taxes................   2,046      2,123      2,705      1,889
Provision for income taxes..............................     903      1,005      1,252        833
                                                          ------     ------     ------     ------
Net income..............................................  $1,143     $1,118     $1,453     $1,056
                                                          ======     ======     ======     ======

     Patlex's balance sheet as of March 31, 1995 and June 30, 1994 and 1993 is summarized as follows (in thousands):

                                                                                   JUNE 30,
                                                              MARCH 31,     -----------------------
                                                                1995          1994          1993
                                                              ---------     ---------     ---------
Investment in patents, net..................................   $16,216       $ 17,714      $ 20,959
Other assets................................................     3,655          5,395         5,078
                                                              ---------     ---------     ---------
                                                               $19,871       $ 23,109      $ 26,037
                                                              =========       =======       =======
Borrowings..................................................   $ 1,289       $  2,313      $  3,325
Other liabilities...........................................     6,010          6,867         8,243
Stockholder's equity........................................    12,572         13,929        14,469
                                                              ---------     ---------     ---------
                                                               $19,871       $ 23,109      $ 26,037
                                                              =========       =======       =======

3. Securitization of Finance Receivables

     In 1992, the Company commenced selling receivables to investors through securitization transactions. Retail finance receivables are sold to Receivables Corp, a special purpose subsidiary, which then sells them to grantor trusts (collectively, the "Grantor Trusts") established to effectuate the securitization. The Company retains a subordinated or junior subordinated ownership interest in the Grantor Trusts and the remaining portion is sold to third party investors. The third party investors in the Grantor Trusts receive a fixed pass-through interest rate and the Company's ownership interest entitles it to the residual interest. The Company is the servicer of the receivables for the Grantor Trusts and receives compensation monthly for performing the servicing functions.

     In 1992, receivables with an aggregate principal balance of $36,364,000 were securitized in two separate transactions with the Company retaining a 14% subordinated interest in the receivables in each securitization. In October 1994, the Company exercised its option to repurchase the outstanding senior interest from the Grantor Trust established for its first securitization transaction in November 1991, repurchasing the remaining

                            AUTOFINANCE GROUP, INC.

$1.2 million undivided principal interest. During 1993, the Company initiated two securitizations. These transactions were structured such that the total amount of receivables to be securitized were to be conveyed in two or more separate transfers. The first transaction was for an aggregate principal balance of $19,535,000 with the Company retaining a 14% subordinated interest. The second transaction was for an aggregate principal balance of $32,500,000 with the Company retaining a 6% junior subordinated interest. The Company had conveyed receivables of $22,798,000 with respect to this latter securitization in the 1993 fiscal year with the balance of $9,702,000 transferred in August 1993.

     In addition to the above transfer, two securitization transactions were initiated during 1994 with the Company retaining a 6% junior subordinated interest in both. These securitizations also utilized the multiple transfer of receivables structure. The first transaction was for an aggregate principal balance of $42,500,000 while the second was for an aggregate principal balance of $60,000,000. At June 30, 1994, the Company had conveyed receivables of $30,008,000 with respect to this latter securitization, with a balance of $29,992,000 to be transferred by August 1994. In the event that a sufficient amount of receivables are not transferred, the Company would incur a pre-payment penalty on the amount not transferred. The Company transferred the remaining receivables in August 1994 and no pre-payment penalty was incurred. In November 1994 the Company entered into its seventh securitization transaction for an aggregate principal balance of $80,000,000 with the Company retaining a 6% junior subordinated interest; the final transfer relating to this transaction occurred in February 1995. The senior and senior subordinated interests in the Grantor Trusts, representing receivables serviced for others, amounted to $145,827,000, $91,647,000 and $47,801,000, respectively, at March 31,1995, June
30, 1994 and 1993.

     The rights of the Company as holder of subordinated and/or junior subordinated interests in the Grantor Trusts to receive distributions from the Grantor Trusts are subordinated to the rights of the senior and senior subordinated investors in the event of defaults and delinquencies with respect to the underlying finance receivables. The Company's distributions from each Grantor Trust are deposited into a Subordinated Spread Account maintained by the Trustee until that account balance reaches a specified level; funds in excess of the specified level are distributed to the Company. At June 30, 1994, the Subordinated Spread Accounts totaled $9,169,000. As of that date, Subordinated Spread Accounts for four of the six Grantor Trusts had reached their specified level and $567,000 was distributed to the Company in July 1994. At March 31, 1995, the Subordinated Spread Accounts totaled $12,111,000. As of that date, Subordinated Spread Accounts for four of the six Grantor Trusts had reached their specified level and $642,000 was distributed to the Company in April 1995. In the remote event that 100% of the underlying receivables failed to perform and the related underlying collateral proved to be of no value, the Company would incur losses to the extent of the aggregate of the balances of the Securitized Receivables (representing the Company's interests in the Grantor Trusts), the Subordinated Spread Accounts and the Residual Financial Interest.

4. Finance Receivables

     The Company's investment in finance receivables includes wholly-owned contracts acquired under the Company's indirect financing program, securitized receivables, and Purchased Contract Portfolios. The finance receivables underlying the securitized receivables were acquired through both the indirect financing program and bulk purchases of contract portfolios. Prior to committing to fund a finance receivable, the Company evaluates the customer's credit worthiness in accordance with the Company's underwriting standards. The finance receivables are collateralized by liens on the related vehicles.

                            AUTOFINANCE GROUP, INC.

     The components of wholly-owned retail finance receivables which were acquired pursuant to the Company's indirect financing program at March 31, 1995 and June 30, 1994 and 1993 are as follows (in thousands):

                                                                                   JUNE 30,
                                                              MARCH 31,     -----------------------
                                                                1995          1994          1993
                                                              ---------     ---------     ---------
Principal outstanding.......................................   $74,853       $ 60,592      $ 19,406
Unamortized acquisition fees, net...........................    (1,921)        (1,497)         (644)
Other.......................................................      (125)          (105)          (37)
                                                              ---------     ---------     ---------
                                                               $72,807       $ 58,990      $ 18,725
                                                              =========       =======       =======

     As a condition of financing, the borrower is required to maintain insurance on the underlying collateral. The finance contracts authorize the Company to purchase insurance on the automobile if the borrower fails to maintain insurance coverage. Finance receivables -- other is composed of receivables for such insurance totaling $304,000, $517,000 and $1,606,000 at March 31, 1995, June 30,
1994 and 1993, respectively. In October 1993, the Company ceased purchasing individual policies for applicable contracts and acquired a blanket policy insuring the owned and/or serviced portfolio. The balance outstanding at March 31, 1995 and June 30, 1994 represents premiums incurred by the Company, on behalf of obligors, through the cessation of its prior insurance program and becomes due on a monthly basis over the life of the related contract.

     The securitized receivables represent the Company's subordinated and junior subordinated interests in the Grantor Trusts and the underlying finance receivables. At March 31, 1995, June 30, 1994 and 1993, these receivables totaled $9,928,000, $7,154,000 and $5,742,000, respectively.

     Two bulk purchases of automotive installment sales contracts and secured promissory notes totaling $6,208,000 were completed in 1992. The outstanding principal amount of each portfolio purchased was discounted to provide for losses and an acceptable rate of return to the Company. Essentially all the outstanding receivables from the bulk purchases were included in subsequent securitizations. At March 31, 1995, June 30, 1994 and 1993, the principal outstanding of the wholly-owned Purchased Contract Portfolio was zero, zero and $8,000, which was fully reserved by purchase valuation reserves, respectively.

     With regard to the principal outstanding of the Company's investment in finance receivables, as of March 31, 1995, 17%, 14% and 12% had been originated in the states of California, North Carolina and Oklahoma, respectively, with the remaining 57% originated in twenty-one other states. With regard to the principal outstanding of the Company's investment in finance receivables, as of June 30, 1994, 19%, 16% and 13% had been originated in the states of California, Oklahoma and Arizona, respectively, with the remaining 52% originated in twelve other states. At June 30, 1993, 32%, 25% and 12% had been originated in the states of California, Oklahoma and Arizona, respectively, with the remaining 31% originated in nine other states.

     Statement of Financial Accounting Standards No. 107 ("SFAS 107"), "Disclosures about Fair Value of Financial Instruments," was issued by the Financial Accounting Standards Board in December 1991. SFAS 107 requires the disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. If estimating fair value is not practicable, SFAS 107 requires disclosure of descriptive information pertinent to estimating the value of a financial instrument. SFAS 107 is effective for financial statements issued for fiscal years ending after December 15, 1992 except for entities with less than $150 million in total assets in the current financial statements, for which it is effective for fiscal years ending after December 15, 1995. The Company has not yet determined the full impact of the new accounting standard and, in accordance with the effective date exception noted, has not adopted SFAS 107.

                            AUTOFINANCE GROUP, INC.

5. Allowance for Credit Losses

     The allowance for credit losses is comprised of individual components relating to both retail and other finance receivables. The following tables provide an analysis of these components for nine months ended March 31, 1995 and the three years ended June 30, 1994 (in thousands):

                                                    NINE MONTHS
                                                       ENDED                    YEAR ENDED JUNE 30,
                                                     MARCH 31,      -------------------------------------------
                                                       1995            1994            1993            1992
                                                    -----------     -----------     -----------     -----------
RETAIL
Balance at beginning of period....................    $ 2,240         $     608       $     439       $     768
Provision.........................................      6,777             3,847           1,587           1,400
Charge-offs.......................................     (4,189)           (1,766)           (676)         (1,076)
Recoveries........................................        713               570             288             256
Other changes, primarily relating to
  securitizations.................................     (1,513)           (1,019)         (1,030)           (909)
                                                    -----------     -----------     -----------     -----------
Balance at end of period..........................    $ 4,028         $   2,240       $     608       $     439
                                                    ============         ======          ======          ======
OTHER
Balance at beginning of period....................    $   357         $     202       $     125       $     101
Provision.........................................       (100)               --             213             276
Charge-offs.......................................       (108)             (344)           (285)           (281)
Recoveries........................................         24               257               1              --
Other changes.....................................         --               242             148              29
                                                    -----------     -----------     -----------     -----------
Balance at end of period..........................    $   173         $     357       $     202       $     125
                                                    ============         ======          ======          ======

6. Investment in Royalty Agreements

     In connection with the Vitalmetrics Merger in August 1990, the Company recorded the fair value of two royalty agreements related to medical instruments previously manufactured by Vitalmetrics based on the present value of future estimated receipts. One agreement expired in December 1993 and the second will expire in October 2003. The investment in royalty agreements at March 31, 1995 and June 30, 1994 and 1993 consists of the following (in thousands):

                                                                                     JUNE 30,
                                                                MARCH 31,     -----------------------
                                                                  1995          1994          1993
                                                                ---------     ---------     ---------
Royalty agreements............................................   $ 1,800       $  1,800      $  1,800
Less accumulated amortization.................................       826            691           511
                                                                ---------     ---------     ---------
                                                                 $   974       $  1,109      $  1,289
                                                                =========        ======        ======

                            AUTOFINANCE GROUP, INC.

7. Property and Equipment

     Property and equipment at March 31, 1995 and June 30, 1994 and 1993 consists of the following (in thousands):

                                                                                     JUNE 30,
                                                                MARCH 31,     -----------------------
                                                                  1995          1994          1993
                                                                ---------     ---------     ---------
Leasehold improvements........................................   $    55       $     31      $     23
Furniture and equipment.......................................     1,623            933           948
Automobiles...................................................       337            276           170
                                                                ---------     ---------     ---------
                                                                   2,015          1,240      $  1,141
Less accumulated depreciation.................................     1,016            682           695
                                                                ---------     ---------     ---------
                                                                 $   999       $    558      $    446
                                                                =========        ======        ======

     Depreciation expense was $415,000 and $260,000 for the nine months ended March 31, 1995 and 1994, respectively, and $372,000, $303,000 and $291,000 for the years ended June 30, 1994, 1993 and 1992, respectively.

8. Revolving Credit Facility and Short-term Borrowings

     In March 1994, the Company and its lender, a financial services organization, amended its Revolving Credit Facility. The amendment increased the facility amount to $70,000,000 for the first year, $90,000,000 for the second year, and $100,000,000 for the third year and extended the maturity of the facility to March 1997. The amendment called for interest during the first year at the preceding month's average one month LIBOR plus 3.75% which was subsequently reduced to the preceding month's average one month LIBOR (6.11% at March 31, 1995 and 4.31% at June 30, 1994) plus 1.95%. The agreement also calls for a facility fee of .5% based upon the total amount of the committed facility and a commitment fee of .5% based upon the unused portion of the facility. Advances under the borrowing base are primarily secured by the Company's eligible automotive installment sales contracts. The agreement includes, among other provisions, minimum tangible net worth and maximum debt ratio requirements along with restricting the Company from paying dividends in excess of 50% of each year's net income. At March 31, 1995 and June 30, 1994, the Company was in compliance with all restrictive covenants. In March 1993, the Company and its lender originally entered into a three year $50,000,000 revolving credit facility which called for interest at the preceding month's average one month LIBOR plus 4%.

     In May 1995, the Company's revolving credit facility was amended providing for a syndication between the Company's current lender and Society National Bank, a bank subsidiary of KeyCorp. The amended credit facility allows for a maximum advance of up to $200 million prior to September 1, 1995, with a $250 million maximum advance thereafter. The amendment calls for interest at the preceding month's average one month LIBOR plus 1.60% and elimination of the unused commitment fee. In the event the Merger Agreement is terminated, 180 days following the termination the maximum advance is reduced to 50% of the maximum advance in effect at the termination. The facility will mature at the effective time of the Merger or, in the event the Merger Agreement is terminated, 360 days following the termination.

     Prior to obtaining the credit facility above, the Company had a revolving credit facility in the amount of $26,000,000 from banks which called for interest at the bank's prime rate plus 1%. In connection with this bank facility, the Company issued two warrants to purchase common stock. The first entitled the holder to purchase 162,625 shares at $2.985 per share. The second entitled the holder to purchase 32,043 shares at $3.597 per share. Both warrants were sold by the holder and exercised in July 1993.

                            AUTOFINANCE GROUP, INC.

     In October 1992, the Company obtained a short-term liquidity loan from the lead bank in its bank credit facility acting in its individual capacity. This loan was subordinate to the credit facility and was repaid in December 1992 after consummation of the Patlex Merger.

     The following table reflects certain information with regards to the Company's credit facility and other short-term borrowings for the nine months ended March 31, 1995 and three years ended June 30, 1994 (dollars in thousands):

                                          END OF PERIOD                 DURING PERIOD
                                        ------------------   ------------------------------------
                                                  WEIGHTED     MAXIMUM                   WEIGHTED
                                                  AVERAGE     MONTH-END      AVERAGE     AVERAGE
                                                  INTEREST     AMOUNT        AMOUNT      INTEREST
                                        BALANCE     RATE     OUTSTANDING   OUTSTANDING     RATE
                                        -------   --------   -----------   -----------   --------
NINE MONTHS ENDED MARCH 31, 1995
Credit facility........................ $27,951     8.06%      $43,913       $26,988       7.21%
Short-term borrowings..................     --        --            --            --         --
YEAR ENDED JUNE 30, 1994
Credit facility........................ $22,135     6.26%      $28,277       $20,246       7.19%
Short-term borrowings..................     --        --            --            --         --
YEAR ENDED JUNE 30, 1993
Credit facility........................  6,956      7.15%       17,450         9,440       7.05%
Short-term borrowings..................     --        --         1,500           282       8.50%
YEAR ENDED JUNE 30, 1992
Credit facility........................  7,250      7.50%       23,800        14,773       8.73%
Short-term borrowings..................     --        --            --            --         --

9. Subordinated Notes

CONVERTIBLE SUBORDINATED DEBENTURES

     Outstanding at June 30, 1993 were $840,000 in Convertible Subordinated Debentures which were assumed in the Vitalmetrics Merger and bore interest at 10%. The Company paid the debentures in full with accrued interest upon their July 1, 1993 maturity.

SENIOR SUBORDINATED NOTES

     The Company issued Senior Subordinated Notes (Notes) to shareholders in the amount of $5,250,000 during fiscal year 1989. The unsecured Notes bore interest at 9.75% payable annually with the deferral of interest payments through July 1, 1992. Deferred interest was added to the principal amount of the Notes and accrued interest at the stated rate. During 1992, the Company initiated an offer to exchange its common stock for the Notes outstanding, including interest accrued to November 1, 1991. All the holders of the Notes elected to exchange their holdings for common stock. This exchange resulted in the Company issuing 1,384,980 shares and the cancellation of the Notes.

JUNIOR AND CONVERTIBLE SUBORDINATED NOTES

     The Company issued a Junior Subordinated Note (Junior Note) to a stockholder in the amount of $299,000. The Junior Note bore interest at 10% payable semi-annually and was to mature on June 1, 1994. The Company had elected to defer payment of the interest due until June 30, 1992. Deferred interest was added to the principal amount of the Junior Note and accrued interest at the stated rate.

                            AUTOFINANCE GROUP, INC.

     The Company issued a Convertible Subordinated Note (Convertible Note) to a stockholder in the amount of $1,500,000. The Convertible Note was to mature on June 1, 1999. The Convertible Note was to accrue no interest until June 1, 1994; thereafter the Convertible Note was to accrue interest at 10% payable semi-annually. Interest expense had been imputed ratably while the Convertible Note was outstanding.

     In April 1993, the holder of the Junior Subordinated Note and the Convertible Subordinated Note agreed to sell these notes to the Company and they were repurchased at a discount from their face amounts and interest accrued thereon. As a result of the early extinguishment of these subordinated notes, the Company recognized an extraordinary gain of $527,000 and applicable income taxes of $211,000.

10. Commitments and Contingencies

     The Company leases office space for its principal corporate office in Illinois and additional office space in California. The leases provide for the payment of a portion of real estate taxes and certain other occupancy expenses or increases in such expenses. The leases also contain provisions for renewal and/or expansion. Future minimum lease payments under noncancelable operating leases for office space for the years ending June 30 are $247,000 for 1995, $254,000 for 1996, $290,000 for 1997, $282,000 for 1998, $251,000 for 1999, and
$718,000 for the years thereafter. Commencing October 1, 1995, the Company also leases additional office space in North Carolina. Total rent expense, net of sublease income, for the nine months ended March 31, 1995 and for the years ended June 30, 1994, 1993, and 1992 was $357,000, $308,000, $305,000, and
$205,000, respectively.

     Due to the nature of Patlex's business and especially its involvement in the enforcement of patent rights, Patlex has been continually involved in litigation with alleged infringers of patents in which Patlex owns an interest. Patlex regards all such lawsuits as occurring in the regular course of business.

     In May 1988, Patlex filed an Administrative Claim with the U.S. Department of Defense and other federal agencies alleging patent infringement by the U.S. Government of its Optically Pumped Laser Patent. The Administrative Claim was denied by two branches of the Department of Defense, the major users of lasers which Patlex believes infringe the Optically Pumped Laser Patent. In October 1991, Patlex filed a claim against the U.S. Government in the United States Claims Court for infringement of certain claims of the Optically Pumped Laser Patent. These patent claims cover certain optically pumped lasers and are used extensively by the U.S. Government in a variety of applications. In February 1992, the U.S. Government filed a motion for summary judgment claiming the U.S. Government has a royalty free license to practice any and all inventions described and claimed in the Optically Pumped Laser Patent. Patlex filed a cross-motion for summary judgment and a memorandum in opposition to the U.S. Government's motion for summary judgment. In December 1992, the court denied each party's motion. Thereafter, the parties filed a Stipulation of Facts and the U.S. Government renewed their motion for summary judgment. The court heard oral arguments on this motion in September 1993. In September 1993, the court granted the U.S. Government's renewed motion for summary judgment and ordered the complaint dismissed. In September 1993, Patlex and Dr. Gould filed a Notice of Appeals with the U.S. Court of Appeals for the Federal Circuit from the order denying their cross motion for summary judgment entered in December 1992 and from the judgment dismissing the complaint. A brief in support of the Notice of Appeals was filed by Patlex and Dr. Gould. Oral arguments were heard in August 1994 and the court affirmed without opinion the lower court's ruling. Patlex did not appeal the ruling.

     In July 1989, Patlex instituted a civil action in the United States District Court, District of New Jersey, against JEC Lasers, Inc., its first licensee. JEC Lasers was granted a license containing terms more favorable than terms in licenses granted by Patlex to other licensees. Patlex's complaint requested the court to declare the license agreement to be non-transferable, based on JEC Lasers' historical financial condition and insolvency, and enjoin the licensee from transferring the license agreement to another laser manufacturer. The defendant-licensee filed several counterclaims against Patlex and a motion for summary judgment on the issue

                            AUTOFINANCE GROUP, INC.

of the transferability of the license agreement. In November 1989, the court denied the defendant's motion for summary judgment. A trial was held in April 1994. The court ruled that JEC Lasers had not been "bankrupt in any manner" nor had they made an "assignment for the benefit of creditors" as those terms are used in the license agreement, and therefore, JEC Lasers is not barred from transferring the license agreement as part of a business combination with a third party. JEC Lasers waived all damage claims and the only issue that was tried was JEC Lasers' right to transfer the license. A judgment embodying the court's ruling was entered in August 1994. Patlex has appealed the judgment.

     In November 1994, REFAC Financial, claiming to be the assignee of REFAC's 16% income interest in the Laser Patents, instituted a civil action in the United States District Court, Eastern District of Pennsylvania, alleging that Patlex improperly calculated the royalties due REFAC. The manner in which the royalties due REFAC are calculated has been consistent for more than six years. Patlex believes that the royalties due REFAC have been properly calculated, and that REFAC Financial's claim is both without merit and time-barred. The amount of the claimed underpayments is less than $200,000. Patlex will continue to vigorously defend this action.

11. Income Taxes

     The Company adopted SFAS 109, "Accounting for Income Taxes," during 1993. SFAS 109 required a change from the deferred method of accounting for income taxes to the liability method. Concurrent with the accounting for the assets and liabilities acquired in the Patlex Merger, a net deferred tax liability and an increase in intangibles of $3,831,000 was recorded, principally as a result of the difference between the financial and tax reporting basis of the investment in patents.

     Income before income taxes and the related provision for income taxes for the nine months ended March 31, 1995 and 1994 and three years ended June 30, 1994 consists of the following (in thousands):

                                                        NINE MONTHS
                                                      ENDED MARCH 31,       YEAR ENDED JUNE 30,
                                                      ----------------   -------------------------
                                                       1995      1994     1994      1993     1992
                                                      -------   ------   -------   ------   ------
Income before income taxes
  Income from continuing operations.................  $ 9,547   $6,170   $ 9,253   $2,688   $1,337
  Gain on redemption of subordinated notes..........       --       --        --      527       --
  Income from discontinued operations...............    2,046    2,123     2,705    1,889       --
                                                      -------   ------   -------   ------   ------
       Total........................................  $11,593   $8,293   $11,958   $5,104   $1,337
                                                      =======   ======   =======   ======   ======
Provision for income taxes
  Income from continuing operations.................  $ 3,740   $2,370   $ 3,570   $1,027   $  620
  Gain on redemption of subordinated notes..........       --       --        --      211       --
  Income from discontinued operations...............      903    1,005     1,252      833       --
                                                      -------   ------   -------   ------   ------
       Total........................................  $ 4,643   $3,375   $ 4,822   $2,071   $  620
                                                      =======   ======   =======   ======   ======

                            AUTOFINANCE GROUP, INC.

     The provision for income taxes (benefit) for the nine months ended March 31, 1995 and 1994 and three years ended June 30, 1994 consists of the following (in thousands):

                                                     NINE MONTHS
                                                   ENDED MARCH 31,            YEAR ENDED JUNE 30,
                                                ---------------------   --------------------------------
                                                  1995        1994        1994        1993        1992
                                                ---------   ---------   ---------   ---------   --------
                                                LIABILITY   LIABILITY   LIABILITY   LIABILITY   DEFERRED
                                                 METHOD      METHOD      METHOD      METHOD      METHOD
CONTINUING OPERATIONS
Federal
  Current.....................................   $ 3,800     $ 2,150     $ 3,500     $  (542)     $  4
  Deferred....................................      (657)       (159)       (437)      1,349        --
  Applicable to extraordinary item............        --          --          --         173        --
  Provision in lieu of tax....................        --          --          --          --       551
                                                ---------   ---------   ---------   ---------   --------
       Total federal..........................     3,143       1,991       3,063         980       555
                                                ---------   ---------   ---------   ---------   --------
State
  Current.....................................       685         400         610         170        33
  Deferred....................................       (88)        (21)       (103)         50        32
  Applicable to extraordinary item............        --          --          --          38        --
                                                ---------   ---------   ---------   ---------   --------
       Total state............................       597         379         507         258        65
                                                ---------   ---------   ---------   ---------   --------
                                                   3,740       2,370       3,570       1,238       620
                                                ---------   ---------   ---------   ---------   --------
DISCONTINUED OPERATIONS
Federal
  Current.....................................     1,065       1,254       1,580         973
  Deferred....................................      (314)       (415)       (540)       (286)
                                                ---------   ---------   ---------   ---------
       Total federal..........................       751         839       1,040         687
                                                ---------   ---------   ---------   ---------
State
  Current.....................................       216         249         322         204
  Deferred....................................       (64)        (83)       (110)        (58)
                                                ---------   ---------   ---------   ---------
       Total state............................       152         166         212         146
                                                ---------   ---------   ---------   ---------
                                                     903       1,005       1,252         833
                                                ---------   ---------   ---------   ---------
TOTAL.........................................   $ 4,643     $ 3,375     $ 4,822     $ 2,071
                                                 =======     =======     =======     =======

                            AUTOFINANCE GROUP, INC.

     Deferred income taxes reflect the net tax effect of temporary differences between the financial reporting basis of assets and liabilities and the amounts used for income tax purposes. The Company's net deferred tax (asset) liability at March 31, 1995 and June 30, 1994 and 1993 consists of the following (in thousands):

                                                                                    JUNE 30,
                                                               MARCH 31,     -----------------------
                                                                 1995          1994          1993
                                                               ---------     ---------     ---------
CONTINUING OPERATIONS
Deferred tax assets:
  Unrestricted net operating loss carryovers.................   $    --       $     --      $    349
  Allowance for losses.......................................     1,597            987           325
  Deferred acquisition fees..................................       730            569           256
  Other......................................................       110             90           197
                                                               ---------     ---------     ---------
       Total deferred tax assets.............................     2,437          1,646         1,127
                                                               ---------     ---------     ---------
Deferred tax liabilities:
  Royalty agreements.........................................       337            323           294
  Other......................................................       163            131         1,174
                                                               ---------     ---------     ---------
       Total deferred tax liabilities........................       500            454         1,468
                                                               ---------     ---------     ---------
Net deferred tax (asset) liability from continuing
  operations.................................................   $(1,937)      $ (1,192)     $    341
                                                               =========       =======        ======
DISCONTINUED OPERATIONS
Deferred tax assets:
  Capital loss carryforward..................................   $   868       $    868      $     --
  Other......................................................       213            114           151
                                                               ---------     ---------     ---------
       Total deferred tax assets.............................     1,081            982           151
  Valuation allowance for deferred tax assets................       868            868            --
                                                               ---------     ---------     ---------
       Net deferred tax assets...............................       213            114           151
                                                               ---------     ---------     ---------
Deferred tax liabilities:
  Patents....................................................     4,383          4,652         4,472
  Other......................................................       108            118           180
                                                               ---------     ---------     ---------
       Total deferred tax liabilities........................     4,491          4,770         4,652
                                                               ---------     ---------     ---------
Net deferred tax liability from discontinued operation.......   $ 4,278       $  4,656      $  4,501
                                                               ---------     ---------     ---------

     The Company has available net operating loss carryovers for federal income tax purposes of approximately $5,899,000, which are significantly limited as they were incurred prior to control changes. The net operating loss carryovers expire through 2004. The discontinued operations have available capital loss carryforwards for federal income tax purposes of $2,170,000, which expire in 1997.

                            AUTOFINANCE GROUP, INC.

     The provision for income taxes differed from the statutory federal income tax rate for the nine months ended March 31, 1995 and 1994 and three years ended June 30, 1994 as a result of the following:

                                              NINE MONTHS
                                            ENDED MARCH 31,                 YEAR ENDED JUNE 30,
                                        -----------------------     ------------------------------------
                                          1995          1994          1994          1993          1992
                                        ---------     ---------     ---------     ---------     --------
                                        LIABILITY     LIABILITY     LIABILITY     LIABILITY     DEFERRED
                                         METHOD        METHOD        METHOD        METHOD        METHOD
Statutory federal income tax rate.....     35.0%         35.0%         35.0%         34.5%        34.0%
Royalty agreement amortization........       --            --            --            --          4.3%
Stock warrant amortization............       --            --            --            --          4.5%
State income taxes and other..........      5.1%          5.7%          5.3%          6.1%         3.6%
                                        ---------     ---------     ---------     ---------     --------
                                           40.1%         40.7%         40.3%         40.6%        46.4%
                                        =======       =======       =======       =======       ========

12. Common Stock

     The Company is authorized to issue 50,000,000 shares of common stock. In December 1993, the Company's stockholders approved the increase in the number of authorized shares of common stock from 20,000,000. A portion of the unissued shares at March 31, 1955 and June 30, 1994 have been reserved pursuant to the following:

                                                                   MARCH 31,      JUNE 30,
                                                                      1995          1994
                                                                   ----------    ----------
     Exercise of common stock warrants...........................          --       269,333
     Issuance and exercise of stock options......................   1,292,875     1,123,995
                                                                   ----------    ----------
                                                                    1,292,875     1,393,328
                                                                     ========      ========

     The Company is also authorized to issue 5,000,000 shares of preferred stock, none of which has been issued or reserved.

     On November 25, 1990, the Company entered into a letter agreement with Quantum Fund N.V. ("Quantum") which was consummated the same day. Quantum purchased 1,674,933 shares of common stock of the Company for $5,000,000. The shares purchased represented 25% of the then outstanding stock after giving effect to outstanding publicly owned warrants. The letter agreement provides that at Quantum's request the Company will cause two Quantum designees to be nominated to the Company's Board of Directors. As of March 31, 1995 and June 30, 1994, one Quantum designee served on the Board of Directors.

     At June 30, 1994, warrants to purchase 269,333 shares of the Company's common stock were outstanding. In conjunction with the repurchase of Patlex common shares in May 1991, Patlex issued warrants entitled the holders to purchase up to an aggregate of 123,760 shares of the Company's common stock at $6.43 per share. These warrants were to expire in April 1996 and were exercised in March 1995. The Company also had assumed warrants to purchase 20,573 shares of its common stock at an exercise price of $0.68 per share in conjunction with the Patlex Merger; these warrants were exercised in July 1994. Warrants issued in conjunction with an agreement to provide services with Invemed Associates, Inc. to purchase 125,000 shares were outstanding at June 30, 1994; these warrants were exercised in March 1995. No warrants were outstanding at March 31, 1995.

     The Company has non-qualified stock option plans which provide for the granting of options for shares of its common stock to selected directors, officers and employees with a total of 869,875 and 925,995 options outstanding at March 31, 1995 and June 30, 1994, of which 560,625 and 635,995 options were exercisable,

                            AUTOFINANCE GROUP, INC.

respectively. Of the options outstanding, 67,600 at March 31, 1995 and 71,350 at June 30, 1994 were granted by the Company prior to the Vitalmetrics Merger and 249,900 and 392,645, respectively, were assumed in conjunction with the Patlex Merger. During fiscal year 1992, the 1991 Stock Option Plan ("Plan") was adopted which provides for the granting of incentive and/or non-qualified options for shares of its common stock to selected directors, officers and employees. The Plan provided for a maximum of 660,000 shares of common stock issuable under options granted under the Plan. In December 1994, the Plan was amended to provide for a maximum of 1,000,000 shares of common stock issuable under options granted. At June 30, 1994, options covering 462,000 shares had been granted and were outstanding under the Plan and 198,000 shares remain available for future grant. At March 31, 1995, options covering 24,625 shares had been exercised, options covering 552,375 shares had been granted and were outstanding under the Plan and 423,000 shares remain available for future grant. Essentially all the options become exercisable in increments over a four or five year period and all options under the Plan expire ten years from the date of grant. The options are summarized as follows:

                                                             NUMBER            EXERCISE PRICE
                                                            OF SHARES        RANGING PER SHARE
                                                            ---------     ------------------------
     Outstanding at June 30, 1991.........................    327,900      $   0.25    -    $ 1.25
                                                            ---------
     Options granted......................................    372,000          4.00    -      6.25
     Options terminated...................................  (  34,850)         0.25    -      5.32
     Options exercised....................................  (  43,800)         0.25
                                                            ---------
     Outstanding at June 30, 1992.........................    621,250          0.25    -      6.25
     Options assumed upon acquisition.....................    449,595          2.81    -     11.14
     Options terminated...................................  (  48,634)         1.25    -      0.28
     Options exercised....................................  ( 197,516)         1.25    -      4.76
                                                            ---------
     Outstanding at June 30, 1993.........................    824,695          0.25    -     11.14
     Options granted......................................    120,000          8.94    -     11.25
     Options exercised....................................  (  18,700)         0.25    -      7.99
                                                            ---------
     Outstanding at June 30, 1994.........................    925,995          0.25    -     11.25
     Options granted......................................    140,000         10.38    -     11.00
     Options exercised....................................  ( 196,120)         0.25    -     11.14
                                                            ---------
     Outstanding at March 31, 1995........................    869,875          0.25    -     11.25
                                                             ========

13. Related Party Transactions

     In 1993, the Company entered into an agreement with Invemed Associates, Inc. ("Invemed"). The agreement provides that Invemed will render to the Company such investment banking services, financial advice and other financial services as the Company may from time to time request in return for an annual fee of $100,000. Under the terms of the agreement, the Company issued Invemed a warrant to purchase 125,000 shares of the Company's common stock at an exercise price of $8.4375 per share (125% of the then current market price) which expires March 1998. Invemed has since transferred a portion of such warrant, covering 18,750 shares, to one of its officers. All of these warrants were exercised in March 1995. Kenneth G. Langone, a director of the Company, is Chairman of the Board and the principal stockholder of Invemed.

                            AUTOFINANCE GROUP, INC.

14. Quarterly Financial Data (Unaudited)

     The following table is a summary of the unaudited quarterly results of operations for the years ended June 30, 1994 and 1993 (in thousands, except per share data):

                                                       FIRST      SECOND       THIRD      FOURTH
                                                      QUARTER     QUARTER     QUARTER     QUARTER
                                                      -------     -------     -------     -------
1994
Total revenue.......................................  $3,904      $5,297      $5,657      $7,316
Income from continuing operations...................     865       1,495       1,440       1,883
Net income..........................................   1,158       1,913       1,847       2,218
Income from continuing operations per share.........    0.05        0.09        0.09        0.11
Net income per share................................    0.07        0.12        0.11        0.12
1993
Total revenue.......................................  $1,613      $2,906      $2,094      $4,638
Income (loss) from continuing operations and before
  extraordinary credit..............................    (186 )       649          49       1,149
Net income (loss)...................................    (186 )       745         574       1,900
Income (loss) from continuing operations and before
  extraordinary credit per share....................   (0.02 )      0.06        0.00        0.09
Net income (loss) per share.........................   (0.02 )      0.07        0.04        0.15

15. Business Segments

     Prior to its merger with Patlex in December 1992, the Company's operations were focused in one industry -- the acquisition and servicing of non-prime retail automotive installment sales contracts. With the Patlex Merger, the Company entered into the patent exploitation and enforcement activity. In anticipation of the Distribution, Patlex's results are reported as a discontinued operation in the consolidated financial statements for all the periods presented and reflects the activity in the patent exploitation and enforcement segment of the Company's operations.

16. Hedging

     In December 1994, management assessed certain risks in its continuing securitization program resulting from the increased volatility in interest rates and the extended period of time expected between contract acquisition and securitization. In these securitizations, receivables would be sold generally at a spread over the rate for a comparable term U. S. Treasury. As a result, the pricing of the securitization is sensitive to changes in U. S. Treasury rates. Management, with the assistance of its investment bankers, and with approval from the Board of Directors, developed a strategy to reduce the Company's exposure to the volatility of interest rates on the next planned securitization of its receivables. During December 1994 and January 1995, the Company entered into interest rate exchange agreements with an aggregate notional amount of $75 million that expire in May 1995 for interest rate risk exposure management purposes. The notional amount of these agreements represents the Company's minimum estimate of the receivables to be sold in the planned transaction. The interest rate exchange agreements are being used to hedge the expected price on the forecasted sale of the receivables. Without the assistance of these off-balance sheet products, increases in the U.S. Treasury rate adversely affect the income recognized on the sales of the receivables. Conversely, these transactions result in the Company's failure to benefit from decrease in the U.S. Treasury rate. At March 31, 1995, an unrealized loss of $1.7 million resulting from the decline in interest rates during the quarter has been deferred on such interest rate exchange agreements and will be recognized when the securitization occurs. As a condition of the Merger Agreement, the Company will not enter into any securitization transaction until the consummation of the Merger without the prior consent of KeyCorp. Accordingly, the Company anticipates its planned securitization to occur after the Merger is consummated.

                            AUTOFINANCE GROUP, INC.

                                                                      APPENDIX A

                              AGREEMENT OF MERGER
                           DATED AS OF MARCH 20, 1995
                                  BY AND AMONG
                                    KEYCORP
                              KEYCORP FINANCE INC.
                                      AND
                            AUTOFINANCE GROUP, INC.

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                     --------
RECITALS:
                                                                                        A-8

ARTICLE I

THE MERGER
                                                                                        A-9

SECTION  1.1    Structure of the Merger..............................................    A-9
SECTION  1.2    Conversion of Shares.................................................    A-9
SECTION  1.3    Termination Rights...................................................   A-10
SECTION  1.4    Exchange of Certificates.............................................   A-10
SECTION  1.5    Dissenters' Rights...................................................   A-12
SECTION  1.6    Distribution of Patlex Common Stock..................................   A-12
SECTION  1.7    Closing of AFG's Transfer Books......................................   A-12
SECTION  1.8    Employee and Director Stock Options..................................   A-13
SECTION  1.9    Closing..............................................................   A-13
SECTION  1.10   Effective Time.......................................................   A-14

ARTICLE II

CONDUCT OF AFG AND KEYCORP PENDING THE MERGER
                                                                                       A-14

SECTION  2.1    Conduct of AFG's Business Prior to the Effective Time................   A-14
SECTION  2.2    Forbearance by AFG...................................................   A-14
SECTION  2.3    Forbearance by KeyCorp...............................................   A-17

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AFG
                                                                                       A-17

SECTION  3.1    Recitals True........................................................   A-17
SECTION  3.2    Capital Stock........................................................   A-17
SECTION  3.3    Authority............................................................   A-18
SECTION  3.4    Subsidiaries.........................................................   A-19
SECTION  3.5    Authorization........................................................   A-19
SECTION  3.6    No Breach; Consent Obtained..........................................   A-19
SECTION  3.7    Reports..............................................................   A-20
SECTION  3.8    Financial Statements; Undisclosed Liabilities........................   A-20
SECTION  3.9    Absence of Certain Changes or Events.................................   A-21
SECTION  3.10   Taxes and Tax Returns................................................   A-21
SECTION  3.11   Absence of Claims....................................................   A-21
SECTION  3.12   Absence of Regulatory Actions........................................   A-22
SECTION  3.13   Agreements...........................................................   A-22
SECTION  3.14   Labor Matters........................................................   A-23
SECTION  3.15   Employee Benefit Plans...............................................   A-23
SECTION  3.16   Properties and Other Assets..........................................   A-24
SECTION  3.17   Knowledge As to Conditions...........................................   A-24
SECTION  3.18   Compliance with Laws.................................................   A-25
SECTION  3.19   Fees.................................................................   A-25
SECTION  3.20   Registration Statement...............................................   A-25
SECTION  3.21   [Intentionally Deleted]..............................................   A-25
SECTION  3.22   No Material Adverse Change...........................................   A-25
SECTION  3.23   Anti-takeover Provisions Inapplicable................................   A-25
SECTION  3.24   Material Interests of Certain Persons................................   A-26
SECTION  3.25   Insurance............................................................   A-26

                                                                                       PAGE
                                                                                     --------
SECTION  3.26   Voting and Affiliates Agreements.....................................   A-26
SECTION  3.27   GECC Agreement.......................................................   A-26
SECTION  3.28   Loan Servicing Activity..............................................   A-26
SECTION  3.29   Compliance with Lending Regulations..................................   A-27
SECTION  3.30   Inquiries............................................................   A-27
SECTION  3.31   Representations......................................................   A-28
SECTION  3.32   Advances.............................................................   A-28
SECTION  3.33   Securitization Transactions..........................................   A-28
SECTION  3.34   Accuracy of Information..............................................   A-29

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF KEYCORP AND KEYSUB
                                                                                       A-29

SECTION  4.1    Recitals True........................................................   A-29
SECTION  4.2    Capital Stock of KeyCorp.............................................   A-29
SECTION  4.3    Organization and Authority...........................................   A-29
SECTION  4.4    Authorization........................................................   A-30
SECTION  4.5    No Breaches; Consent Obtained........................................   A-30
SECTION  4.6    Certain Statements, Reports and Documents............................   A-30
SECTION  4.7    No Material Adverse Change...........................................   A-31
SECTION  4.8    Compliance with Applicable Law.......................................   A-31
SECTION  4.9    Fees.................................................................   A-31
SECTION  4.10   KeyCorp Common Stock.................................................   A-31
SECTION  4.11   Knowledge As to Conditions...........................................   A-31
SECTION  4.12   Registration Statement...............................................   A-31

ARTICLE V

COVENANTS
                                                                                       A-32

SECTION  5.1    Acquisition Proposals................................................   A-32
SECTION  5.2    Employment and Benefit Matters.......................................   A-32
SECTION  5.3    Investigation and Confidentiality....................................   A-32
SECTION  5.4    Certain Filings, Consents and Arrangements...........................   A-33
SECTION  5.5    State Anti-takeover Statutes.........................................   A-33
SECTION  5.6    Indemnification......................................................   A-33
SECTION  5.7    Additional Agreements................................................   A-34
SECTION  5.8    Publicity............................................................   A-34
SECTION  5.9    Proxy; Registration Statement........................................   A-34
SECTION  5.10   Shareholders' Meeting................................................   A-35
SECTION  5.11   Additional Affiliate Agreements......................................   A-35
SECTION  5.12   Tax-Free Reorganization Treatment....................................   A-35
SECTION  5.13   Documents and Information to be Furnished by AFG.....................   A-36
SECTION  5.14   Notification of Certain Matters......................................   A-36
SECTION  5.15   Tax Representations of AFG...........................................   A-36
SECTION  5.16   Tax Representations of KeyCorp and KeySub............................   A-36
SECTION  5.17   Voting Agreements....................................................   A-36
SECTION  5.18   Merger Consideration.................................................   A-36
SECTION  5.19   NYSE Listing.........................................................   A-36
SECTION  5.20   Best Efforts.........................................................   A-36
SECTION  5.21   Termination of Invemed Agreement.....................................   A-36

                                                                                       PAGE
                                                                                     --------
ARTICLE VI

CONDITIONS TO CONSUMMATION
                                                                                       A-37

SECTION  6.1    Conditions to All Parties' Obligations...............................   A-37
SECTION  6.2    Conditions to Obligations of KeyCorp and KeySub......................   A-37
SECTION  6.3    Conditions to the Obligations of AFG.................................   A-40

ARTICLE VII

TERMINATION
                                                                                       A-40

SECTION  7.1    Termination..........................................................   A-40
SECTION  7.2    Effect of Termination................................................   A-41
SECTION  7.3    Termination Fee......................................................   A-41

ARTICLE VIII

ENVIRONMENTAL MATTERS
                                                                                       A-41

SECTION  8.1    Environmental Representations and Warranties of AFG..................   A-41
SECTION  8.2    Environmental Occurrence Notification and Response...................   A-42

ARTICLE IX

OTHER MATTERS
                                                                                       A-42

SECTION  9.1    Certain Definitions; Interpretation..................................   A-42
SECTION  9.2    Knowledge............................................................   A-43
SECTION  9.3    Survival.............................................................   A-43
SECTION  9.4    Waiver and Amendment.................................................   A-43
SECTION  9.5    Counterparts.........................................................   A-43
SECTION  9.6    Governing Law........................................................   A-43
SECTION  9.7    Expenses.............................................................   A-44
SECTION  9.8    Notices..............................................................   A-44
SECTION  9.9    Entire Agreement; Etc................................................   A-44
SECTION  9.10   Assignment...........................................................   A-45

Exhibits   B        Amended Articles of Incorporation of KeySub
           E        Loan Commitment Letter
           F-2      Form of Voting Agreement
           G        Form of Affiliate's Letter
           H        Tax Representation Letter for 5% AFG Shareholders
           I        Form of Escrow Agreement

     (Certain Exhibits that were part of the Agreement of Merger have either been omitted or included as an Appendix to the Proxy Statement/Prospectus.)

                             INDEX OF DEFINED TERMS

                                                                                       PAGE
                                                                                       ----
Acquisition Proposal.................................................................  A-32
Affiliates...........................................................................  A-26
AFG..................................................................................   A-8
AFG Common Stock.....................................................................   A-9
AFG Contract.........................................................................  A-22
AFG Contracts........................................................................  A-22
AFG Loan.............................................................................  A-27
AFG Loans............................................................................  A-27
AFG Meeting..........................................................................  A-35
AFG Notice...........................................................................  A-38
AFG Option Plans.....................................................................  A-17
AFG Receivables......................................................................  A-19
AFG Reports..........................................................................  A-20
AFG Right............................................................................  A-38
AFG Subsidiaries.....................................................................  A-19
AFG Subsidiary.......................................................................  A-19
Agreement............................................................................   A-8
Average Stock Price..................................................................   A-9
BHCA.................................................................................   A-8
CERCLA...............................................................................  A-41
CGCL.................................................................................   A-9
Closing..............................................................................  A-13
Closing Date.........................................................................  A-13
Code.................................................................................   A-8
Company..............................................................................   A-8
Corporate Spinoff Taxes..............................................................  A-35
Costs................................................................................  A-33
Distribution.........................................................................   A-8
Effective Time.......................................................................  A-14
Employee Plans.......................................................................  A-23
Environmental Action Item............................................................  A-42
Environmental Laws...................................................................  A-41
Environmental Permits................................................................  A-41
ERISA................................................................................  A-23
ERISA Affiliate......................................................................  A-23
ERISA Plan...........................................................................  A-23
Exchange Act.........................................................................  A-18
Exchange Agent.......................................................................  A-10
Exchange Ratio.......................................................................   A-9
HOLA.................................................................................   A-8
Indemnified Parties..................................................................  A-33
Invemed..............................................................................  A-25
Investment Company Act...............................................................  A-28
IRS..................................................................................  A-21
KeyCorp..............................................................................   A-8
KeyCorp Common Stock.................................................................   A-9
KeyCorp Notice.......................................................................  A-38
KeyCorp Reports......................................................................  A-30
KeyCorp Right........................................................................   A-9
KeyCorp Rights Plan..................................................................   A-9
KeyCorp Subsidiaries.................................................................  A-29

                                                                                       PAGE
                                                                                       ----
KeyCorp Subsidiary...................................................................  A-29
KeySub...............................................................................   A-8
KeySub Common Stock..................................................................  A-29
Material Adverse Effect..............................................................  A-42
Maximum Amount.......................................................................  A-34
Merger...............................................................................   A-9
Merger Consideration.................................................................   A-9
Merger Registration Statement........................................................  A-25
NYSE.................................................................................   A-9
OGCL.................................................................................   A-9
Option Agreement.....................................................................   A-8
Patlex...............................................................................   A-8
Patlex Common Stock..................................................................   A-8
Patlex Option Plan...................................................................  A-17
Patlex Spinoff Agreement.............................................................  A-12
PBGC.................................................................................  A-23
Pension Plan.........................................................................  A-23
Properties...........................................................................  A-41
Proxy Statement......................................................................  A-25
Proxy Statement/Prospectus...........................................................  A-25
Quantum..............................................................................  A-40
Registration Statements..............................................................  A-25
Regulated Material...................................................................  A-41
Regulators...........................................................................  A-22
Repurchase Event.....................................................................  A-41
SEC..................................................................................  A-18
Securities...........................................................................  A-28
Securities Act.......................................................................  A-22
Securitization Entity................................................................  A-28
Securitization Instruments...........................................................  A-28
Securitization Issuer................................................................  A-28
Securitization Servicer..............................................................  A-28
Securitization Transaction...........................................................  A-28
Securitization Trustee...............................................................  A-28
Servicing Agreements.................................................................  A-26
Spinoff Registration Statement.......................................................  A-25
Surviving Corporation................................................................   A-9
Voting Agreement.....................................................................  A-26
Voting Agreements....................................................................  A-26
Warrant Agreements...................................................................  A-18
Warrants.............................................................................  A-18

     AGREEMENT OF MERGER, dated as of the 20th day of March, 1995 (the "Agreement"), by and among KeyCorp, an Ohio corporation ("KeyCorp"), KeyCorp Finance Inc., an Ohio corporation ("KeySub"), and AutoFinance Group, Inc., a California corporation ("AFG" or the "Company").

                                   RECITALS:

     A. KeyCorp. KeyCorp has been duly incorporated and is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Ohio, with its principal executive offices located in Cleveland, Ohio. KeyCorp is a registered bank holding company under the Federal Bank Holding Company Act of 1956, as amended ("BHCA"), and a savings and loan holding company as defined in the Federal Home Owners' Loan Act ("HOLA").

     B. KeySub. KeySub has been duly incorporated, and is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Ohio, with its principal executive offices located in Cleveland, Ohio.

     C. AFG. AFG has been duly incorporated and is a corporation, duly organized, validly existing, and in good standing under the laws of the State of California, with its principal executive offices located in Westmont, Illinois. AFG is an automotive finance company engaged primarily in the indirect financing (the purchase of contracts from dealers) of automotive purchases by individuals with non-prime credit.

     D. The Option Agreement. As a condition to the execution and delivery of this Agreement, and as a condition to and inducement of the willingness of KeyCorp and KeySub to enter into this Agreement, KeyCorp and AFG are entering into a Stock Option Agreement in the form set forth in Exhibit A attached hereto (the "Option Agreement"), pursuant to which AFG is granting to KeyCorp an option to purchase Common Stock of AFG up to an amount equal to 19.9% of the outstanding shares of AFG Common Stock.

     E. Intention of the Parties. It is the intention of the parties to this Agreement that the Merger (as defined below) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     F. Board and KeySub Shareholder Approvals. The Board of Directors of AFG has adopted resolutions approving this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby and authorizing the execution and delivery of this Agreement and the Option Agreement. In addition, each of the Board of Directors (or the Executive Committee thereof) of KeyCorp and the Board of Directors of KeySub have adopted resolutions approving this Agreement and the consummation of the transactions contemplated hereby and authorizing the execution and delivery of this Agreement and, in the case of KeyCorp, the Option Agreement, and KeyCorp, as the sole shareholder of KeySub, has adopted resolutions approving this Agreement and approving the consummation of the transactions contemplated hereby.

     G. Spin-off. As provided in the Patlex Spinoff Agreement (as defined in
Section 1.6), AFG will distribute (the "Distribution") to AFG's shareholders immediately prior to the Effective Time 95.01% of the outstanding shares of common stock, par value $.10 per share ("Patlex Common Stock"), of Patlex Corporation, a Pennsylvania corporation and a wholly-owned subsidiary of AFG ("Patlex"). The balance of the outstanding shares of Patlex Common Stock shall be retained by AFG and not distributed in the Distribution so that, immediately following the Distribution and the payment of cash in lieu of fractional shares, the Surviving Corporation shall be the record and beneficial owner of 4.99% of the outstanding shares of Patlex Common Stock.

     NOW, THEREFORE, in consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 Structure of the Merger. Subject to the terms and conditions hereof, at the Effective Time (as defined in Section 1.10), AFG will merge (the "Merger") with and into KeySub, pursuant to and in accordance with Section 1701.78 of the Ohio General Corporation Law ("OGCL") and Section 1108 of the California General Corporation Law ("CGCL"). KeySub will be the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall continue to be incorporated under the laws of the State of Ohio. The Merger shall have the effects specified in the OGCL and the CGCL. At the Effective Time, the articles of incorporation of the Surviving Corporation shall be the Amended Articles of Incorporation of KeySub in the form of Exhibit B attached hereto, and the regulations of the Surviving Corporation shall be the Regulations of KeySub, in each case until amended in accordance with their respective provisions and applicable law. The directors and officers of KeySub immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the terms of the Surviving Corporation's Amended Articles of Incorporation and Regulations and the OGCL.

     SECTION 1.2 Conversion of Shares. Subject to Section 1.2(b), at the Effective Time:

          (a) Each then-outstanding share of AFG Common Stock, no stated par value (the "AFG Common Stock") (other than shares of AFG Common Stock (i) held in the treasury of AFG or (ii) owned by KeyCorp for its own account), will, by virtue of the Merger, automatically be canceled, retired, and converted into the right to receive the following (the "Merger Consideration"), subject to Section 1.2(b): that number of Common Shares, with a par value of $1 each, of KeyCorp (the "KeyCorp Common Stock") determined by dividing $16.50 by the Average Stock Price (as defined below), but in no event less than .50 and no more than .60 shares of KeyCorp Common Stock per share of AFG Common Stock regardless of the Average Stock Price.

          For purposes of this Section 1.2(a), "Average Stock Price" means the average (rounded to the nearest whole cent) of the closing sale price of one share of KeyCorp Common Stock as reported on the consolidated tape of the New York Stock Exchange ("NYSE") for the ten (10) consecutive trading days ending on and including the fifth (5th) trading day immediately preceding (but not including) the Closing Date (as defined in Section 1.9). The number of shares of KeyCorp Common Stock to be received for each share of AFG Common Stock as determined pursuant to this Section 1.2(a) shall be referred to herein as the "Exchange Ratio." The Exchange Ratio shall be subject to adjustment as provided in Section 6.2(b)(vi).

          (b) No certificates or scrip representing fractional shares of KeyCorp Common Stock shall be issued upon the surrender for exchange of a certificate or certificates for shares of AFG Common Stock. No dividends or distributions of KeyCorp shall be payable on or with respect to any fractional share and any such fractional share interest will not entitle the owner thereof to vote or to any rights of shareholders of KeyCorp. In lieu of any such fractional shares, holders of shares of AFG Common Stock otherwise entitled to fractional shares of KeyCorp Common Stock shall be entitled, upon surrender of a certificate or certificates for shares of AFG Common Stock in accordance with Section 1.4, to receive promptly after the Effective Time from the Exchange Agent (as defined in Section 1.4(a)) a cash payment (without interest) in an amount equal to the fraction of such share of KeyCorp Common Stock to which such holder would otherwise be entitled multiplied by the closing sale price of KeyCorp Common Stock as reported on the NYSE on the trading day immediately preceding the Effective Time.

          (c) Pursuant to the Rights Agreement, dated August 25, 1989, by and between KeyCorp and Society National Bank, as rights agent, as amended (the "KeyCorp Rights Plan"), each share of KeyCorp Common Stock issued in the Merger shall be accompanied by a right (a "KeyCorp Right") under the KeyCorp Rights Plan. For purposes of this Agreement, all references to a share of KeyCorp Common Stock shall be deemed to include the accompanying KeyCorp Right.

          (d) Each then-outstanding share of AFG Common Stock owned by KeyCorp for its own account will, by virtue of the Merger, automatically be canceled and retired and all rights in respect thereof will cease to exist.

          (e) Each share of AFG Common Stock issued and held in AFG's treasury will, by virtue of the Merger, automatically be canceled and retired and all rights in respect thereof will cease to exist. Such shares will not be treated as outstanding for purposes of this Agreement.

          (f) Each then outstanding share of KeySub shall continue to be an issued and outstanding common share, without par value, of the Surviving Corporation and shall thereafter constitute all the issued and outstanding shares of the Surviving Corporation, and all such shares shall be owned by KeyCorp.

          (g) Each then-outstanding share of KeyCorp Common Stock shall continue to be an issued and outstanding Common Share, with a par value of $1 each, of KeyCorp, and any shares of KeyCorp Common Stock held in KeyCorp's treasury immediately prior to the Effective Time shall continue to be held in the treasury of KeyCorp at the Effective Time.

          (h) If between the date of this Agreement and the Effective Time, the KeyCorp Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination, or exchange of shares, or if a stock dividend thereon shall be declared with a record date within said period, the number of shares of KeyCorp Common Stock deliverable pursuant to this Agreement shall be adjusted accordingly.

          (i) Notwithstanding anything to the contrary herein, the parties hereto may, by written agreement, modify the structure of the Merger in order to achieve the intention of the parties as to the federal income tax treatment described in Recital E, and the parties shall promptly enter into an amendment to this Agreement pursuant to Section 9.4 of this Agreement necessary or desirable to accomplish any such modification, whether such amendment is after submission to or approval by the shareholders of AFG.

     SECTION 1.3 Termination Rights. Keycorp and AFG shall each have the right, by written notice to the other party, to elect to abandon the Merger and terminate this Agreement by action of its respective Board of Directors (or, in the case of KeyCorp, of the Executive Committee of its Board of Directors) at any time during the three trading day period commencing with the fifth trading day immediately preceding (but not including) the Closing Date if the Average Stock Price of a share of KeyCorp Common Stock shall be less than $23.20 (adjusted as indicated in Section 1.2(h)); provided, however, in the event that KeyCorp receives from AFG and rejects an Accelerated Closing Election (as defined in Section 1.9), then KeyCorp shall forfeit the foregoing right to abandon the Merger and to terminate this Agreement if, but only if, the average (rounded to the nearest whole cent) of the closing sale price of one share of KeyCorp Common Stock as reported on the consolidated tape of the NYSE for the ten (10) consecutive trading days beginning on the trading day following KeyCorp's rejection of the Accelerated Closing Election shall be equal to or greater than $23.20 (adjusted as indicated in Section 1.2(h)).

     SECTION 1.4 Exchange of Certificates.

          (a) Exchange Agent. Society National Bank or such other national bank or trust company that is designated by KeyCorp prior to the Effective Time shall act as agent of the AFG shareholders for purposes of, among other things, effecting distributions to AFG shareholders under this Agreement, distributing transmittal letters and distributing certificates for shares of KeyCorp Common Stock and cash in lieu of fractional shares of KeyCorp Common Stock to AFG shareholders (the "Exchange Agent").

          (b) Termination of Agreement after Deposit of Shares of AFG Common Stock with Exchange Agent; Voting and Dividend Rights Prior to Effective Time. In the event of the termination of this Agreement after holders of shares of AFG Common Stock have deposited same with the Exchange Agent, KeyCorp and AFG shall promptly instruct the Exchange Agent to return all shares of AFG Common Stock to the persons who deposited them. AFG shareholders shall continue to have the right to vote and to receive all dividends received on shares of AFG Common Stock deposited by them with the Exchange Agent until the Effective Time.

          (c) Distribution of KeyCorp Common Stock and Cash. KeyCorp shall deposit with the Exchange Agent the Merger Consideration including the certificates representing shares of KeyCorp Common Stock and cash in lieu of fractional shares of KeyCorp Common Stock to be distributed to holders of AFG Common Stock who have theretofore surrendered their certificates for shares of AFG Common Stock to the Exchange Agent. As of the Effective Time and upon surrender of such certificates representing shares of AFG Common Stock to KeyCorp, the holder shall be entitled to receive in exchange therefor the certificates representing shares of KeyCorp Common Stock and cash in lieu of fractional shares of certificates representing KeyCorp Common Stock. Unless and until any certificates representing shares of AFG Common Stock shall be so surrendered, no dividend payable to holders of record of KeyCorp Common Stock as of any time subsequent to the Effective Time shall be paid to the holder of such outstanding certificate, and the holder's other rights as a shareholder shall be suspended, but upon surrender of such outstanding certificate as aforesaid there shall be paid to the record holder of the certificates for KeyCorp Common Stock issued in conversion therefor the dividends (without interest) that have theretofore become payable with respect to the shares of KeyCorp Common Stock represented by such certificates and the holder's other rights as a shareholder shall thereafter be restored. With respect to holders of certificates of shares of AFG Common Stock entitled to receive cash in lieu of fractional shares of certificates representing shares of KeyCorp Common Stock, no interest shall be paid for the time prior to the surrender of such certificates.

          (d) Lost Certificates. In the event any certificate or certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate or certificates to be lost, stolen or destroyed and, if required by KeyCorp, the posting by such person of a bond in such amount as KeyCorp may direct as indemnity against any claim that may be made against it with respect to such certificate or certificates, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate or certificates the appropriate Merger Consideration, and any unpaid dividends and distributions on the KeyCorp Common Stock deliverable in respect of each share of AFG Common Stock represented by such certificate or certificates as determined pursuant to this Agreement, in each case, without any interest thereon.

          (e) Rights of Exchange Agent; Disposition of Undisbursed Merger Consideration. The Exchange Agent shall not be entitled to vote or to exercise any rights of ownership with respect to the shares of KeyCorp Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. Within 180 days following the Effective Time, the Exchange Agent shall deliver to KeyCorp any shares of KeyCorp Common Stock and funds which KeyCorp has made available to the Exchange Agent and which have not been disbursed to holders of certificates representing shares of AFG Common Stock, and thereafter such holders shall be entitled to look to KeyCorp (subject to abandoned property, escheat, or other similar laws) with respect to the shares of KeyCorp Common Stock and cash in lieu of fractional shares of KeyCorp Common Stock deliverable or payable upon due surrender of their certificates representing shares of AFG Common Stock.

          (f) Transfer. If delivery of all or part of the Merger Consideration is to be made to a person other than the person in whose name a surrendered share of AFG Common Stock is registered, it shall be a condition to such delivery or exchange that the certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the certificate so surrendered or shall have established to the reasonable satisfaction of KeyCorp that such tax either has been paid or is not payable. Neither KeyCorp nor the Exchange Agent shall pay, or be liable to pay, any stock transfer taxes incurred by any shareholder in connection with the Merger.

          (g) Right to Merger Consideration. Until surrendered and exchanged in accordance with this Section 1.4, each certificate representing shares of AFG Common Stock shall, from and after the Effective Time, represent solely the right to receive the Merger Consideration, together with any dividends or other distributions as provided in Section 1.4(c), and shall have no other rights. From and after the Effective Time, KeyCorp shall be entitled to treat, for all corporate purposes, certificates that have not yet been surrendered for exchange as evidencing the ownership of the aggregate Merger Consideration into which the shares of AFG Common Stock represented by such certificates shall have been converted, notwithstanding any failure to surrender such certificates. Neither AFG nor KeyCorp shall be liable to any holder of shares of AFG Common Stock for any Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.

     SECTION 1.5 Dissenters' Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of AFG Common Stock outstanding immediately prior to the Effective Time held by a holder who has demanded and perfected dissenters' rights, if any, for those shares in accordance with the CGCL and, as of the Effective Time, has not withdrawn or lost such dissenters' rights shall not be converted into or represent a right to receive the Merger Consideration, but the holder of such shares shall only be entitled to such rights, if any, as are granted by the CGCL. The CGCL Dissenters' Rights Statute is attached hereto as Exhibit C. If a holder of shares of AFG Common Stock who demands and perfects dissenters' rights for those shares under the CGCL shall effectively withdraw or lose (through failure to perfect or otherwise) dissenters' rights, or if dissenters' rights are not available to holders of AFG Common Stock by reason of Section 1300(b)(1) of the CGCL or otherwise, then, as of the Effective Time or the occurrence of such event, whichever last occurs, those shares shall be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.4, together with any dividends or other distributions as provided in Section 1.4(c), without interest, upon the surrender of the certificates representing those shares. AFG shall forthwith give KeyCorp notice of any written demands for dissenters' rights of any holder of shares of AFG Common Stock, attempted withdrawals of such demands, and any other instruments or notices served pursuant to the CGCL received by AFG relating to dissenters' rights. AFG shall not, except with the prior written consent of KeyCorp, voluntarily make any payment with respect to any demands for dissenters' rights of any holder of shares of AFG Common Stock, offer to settle or settle any such demands, or approve any withdrawal of any such demands. In the event that prior to the Effective Time, any such dissenting shareholder ceases to be a dissenting shareholder, such shareholder shall be entitled to receive the Merger Consideration pursuant to Section 1.4 hereof.

     SECTION 1.6 Distribution of Patlex Common Stock. Immediately prior to the Effective Time, and upon the further terms and conditions of the Distribution Agreement, by and among AFG, Patlex and KeyCorp and dated the date hereof, in the form of Exhibit D attached hereto (the "Patlex Spinoff Agreement"), AFG shall distribute 95.01% of the outstanding shares of Patlex Common Stock on a proportionate basis to the holders of record of shares of AFG Common Stock on the record date established for the Distribution, regardless of whether the holders thereafter perfect dissenters' rights with respect to their AFG Common Stock in the Merger under Chapter 13 of the CGCL. The balance of the outstanding shares of Patlex Common Stock shall be retained by AFG and not distributed in the Distribution so that, immediately following the Distribution and the payment of cash in lieu of fractional shares, the holders of record of AFG Common Stock on such record date shall be the record and beneficial owners of 95.01% of the outstanding shares of Patlex Common Stock, and the Surviving Corporation shall be the record and beneficial owner of 4.99% of the outstanding shares of Patlex Common Stock.

     SECTION 1.7 Closing of AFG's Transfer Books. At the close of business on the business day immediately preceding the date of the Effective Time, the stock transfer books of AFG will be closed and no transfer of shares of AFG Common Stock will thereafter be made. If, after the Effective Time, any certificates representing shares of AFG Common Stock are presented to the Surviving Corporation, they will be canceled, retired, and exchanged as provided in
Section 1.4.

     SECTION 1.8 Employee and Director Stock Options.

          (a) At the Effective Time, the AFG Option Plans (as defined in Section
     3.2 hereof) shall be assumed by KeyCorp and each employee or director stock option to purchase shares of AFG Common Stock granted by AFG pursuant to the AFG Option Plans which is outstanding and unexercised immediately prior to the Effective Time, whether or not exercisable, shall be assumed by KeyCorp and converted into an option to purchase shares of KeyCorp Common Stock for such number of shares of KeyCorp Common Stock and at such exercise price as is determined as provided below and otherwise having the same duration and other terms as the original option, except that: (i) KeyCorp and its Executive Equity Compensation Committee shall be substituted for AFG and its Compensation Committee administering such AFG Option Plans, and (ii) from and after the Effective Time, each such option granted by AFG may be exercised only for KeyCorp Common Stock notwithstanding any contrary provision of the AFG Option Plans or stock option agreements executed in connection therewith. The number of shares of KeyCorp Common Stock subject to, and the applicable per share exercise price of, each assumed and converted option shall be determined as follows:

             (A) The number of shares of KeyCorp Common Stock shall be equal to the product of (i) the number of shares of AFG Common Stock subject to the option and (ii) the Exchange Ratio, rounded down to the nearest whole share; and

             (B) The exercise price per share of KeyCorp Common Stock under the new option shall be equal to (i) the exercise price per share of AFG Common Stock under the option divided by (ii) the Exchange Ratio, rounded up to the nearest cent.

     In addition, after the Effective Time, the holder of each such assumed and converted stock option shall be entitled to receive upon exercise of such stock option the number of shares of Patlex Common Stock as provided by
     Section 3.5(a) of the Distribution Agreement. At or after the Effective Time, KeyCorp may, to the extent permitted by applicable laws and the terms of the AFG Option Plans, cause the AFG Option Plans to be otherwise modified, terminated, or merged with new or existing KeyCorp plans; provided, however, that KeyCorp will not cancel any AFG option previously granted under the AFG Option Plans.

          (b) At the Effective Time, the Non-Plan Option (as defined in Section 3.2(a)) and each employee or director stock option to purchase shares of AFG Common Stock granted pursuant to the Patlex Option Plan (as defined in
     Section 3.2(a)) and assumed by AFG which is outstanding and unexercised immediately prior to the Effective Time, whether or not exercisable, shall be converted into the right to receive cash in an amount equal to the product of (i) the number of shares of AFG Common Stock subject to such stock option and (ii) the amount by which $16.50 exceeds the exercise price per share of such option. In addition, at the Effective Time, the holder of each such stock option shall be entitled to receive upon conversion of such stock option the number of shares of Patlex Common Stock as provided by
     Section 3.5(b) of the Distribution Agreement.

     SECTION 1.9 Closing. Unless the parties otherwise agree in writing, the closing (the "Closing") of the Merger shall take place at the offices of Thompson, Hine and Flory in Cleveland, Ohio at 10:00 a.m., local time, as promptly as practicable after the date on which the conditions specified in Sections 6.1, 6.2, and 6.3 hereof are satisfied; provided, however, if the conditions specified in Sections 6.1, 6.2, and 6.3 hereof are satisfied on or prior to September 30, 1995, the Closing shall be on such date as KeyCorp shall select, but in no event later than October 2, 1995 (the "Closing Date"). Notwithstanding the foregoing:

          (a) Within five (5) business days following the date of the later to occur of (i) the approval of this Agreement and the transactions contemplated hereby by the requisite vote of the shareholders of AFG in accordance with Section 6.1(a) hereof or (ii) the receipt, in accordance with Section 6.1(b) hereof, by KeyCorp and AFG of all regulatory approvals required for the consummation of the transactions contemplated by this Agreement and the expiration of all applicable waiting periods (the "Shareholder/Regulatory Approval Date"), AFG may provide KeyCorp with written notice of its election (the "Accelerated Closing Election") to consummate the transactions contemplated by this Agreement and cause the Merger to become effective as soon as practicable and in any event within ten (10) business days of the date of the Accelerated Closing Election. In the event that AFG proposes that the Closing shall occur on or prior to August 24, 1995, the Accelerated Closing Election shall also contain the agreement of Patlex to pay all taxes, interest, penalties and expenses incurred by AFG, the Surviving Corporation or KeyCorp as a result of the Distribution occurring prior to August 24, 1995. In the event that KeyCorp selects a Closing Date on or prior to August 24, 1995, and AFG has not theretofore proposed that the Closing shall occur on or prior to August 24, 1995, KeyCorp shall pay all taxes, interest, penalties and expenses incurred by AFG, the Surviving Corporation or KeyCorp as a result of the Distribution occurring prior to August 24, 1995.

          (b) Within five (5) business days of its receipt of the Accelerated Closing Election, KeyCorp shall provide AFG with written notice of either
     (i) KeyCorp's agreement to consummate the transactions contemplated by this Agreement and cause the Merger to become effective in accordance with the schedule set forth in the Accelerated Closing Election or in accordance with such other schedule reasonably satisfactory to KeyCorp, provided, however, that such other schedule shall not result in the Closing occurring in excess of twenty (20) business days after the Closing Date proposed by AFG in the Accelerated Closing Election, or (ii) KeyCorp's rejection of AFG's Accelerated Closing Election, in which case KeyCorp shall determine the Closing Date in accordance with the first sentence of this Section 1.9.

The obligations of AFG, KeySub, and KeyCorp in any event shall be subject to satisfaction, unless duly waived, of the applicable conditions set forth in this Agreement.

     SECTION 1.10 Effective Time. The Merger shall become effective at the time and date which is the later of the time at which (a) a certificate of merger meeting the requirements of Section 1701.81 of the OGCL shall be executed in accordance with all appropriate legal requirements and shall be filed with the Secretary of State of the State of Ohio as required thereby (or such later time as specified therein) and (b) an officer's certificate and a copy of the Merger Agreement meeting the requirements of Section 1103 of the CGCL shall be executed in accordance with all appropriate legal requirements and shall be filed with the Secretary of State of the State of California as required thereby (or such later time as specified therein) (the "Effective Time").

                                   ARTICLE II

                 CONDUCT OF AFG AND KEYCORP PENDING THE MERGER

     SECTION 2.1 Conduct of AFG's Business Prior to the Effective Time. Except as expressly provided in this Agreement and in the Patlex Spinoff Agreement, during the period from the date of this Agreement to the Effective Time, AFG shall, and shall cause its subsidiaries to, (a) conduct its and their respective business in, and not take any action except in, the usual, regular and ordinary course consistent with past practice, (b) use its and their respective reasonable efforts to maintain and preserve intact its and their respective business organization, employees and business relationships and retain the services of its and their respective officers and key employees, (c) maintain and keep its and their respective properties in as good repair and condition as at present, (d) keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it and each of its subsidiaries, (e) perform all obligations required to be performed by it and each of its subsidiaries under all contracts, leases, and documents relating to or affecting its and their respective assets, properties, and business, (f) comply with and perform in all material respects all obligations and duties imposed upon it and each of its subsidiaries by all federal, state, municipal, and local laws and rules, regulations, and orders by federal, state, municipal, or local governmental agencies, and (g) take no action which would adversely affect or delay the ability of AFG, KeyCorp or KeySub to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement.

     SECTION 2.2 Forbearance by AFG. During the period from the date of this Agreement to the Effective Time, except as otherwise permitted or required by this Agreement or contemplated by the Patlex Spinoff Agreement, AFG shall not, and shall not permit any of its subsidiaries to, without the prior written consent of KeyCorp:

          (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make or purchase any single loan, advance or other extension of credit, in excess of $100,000 (even if made in the ordinary course of business), or enter into any Securitization Transaction (as defined in Section 3.33) or similar transaction, except that (i) AFG and the AFG Subsidiaries shall be permitted to enter into Securitization Transactions in the ordinary course of their business consistent with past practices if, and only if, one or more bank affiliates of KeyCorp is unwilling, on or before April 30, 1995, to enter into the definitive loan documentation contemplated by the commitment letter attached hereto as Exhibit E in accordance with the provisions of such commitment letter and, to the extent not specified by the commitment letter, containing covenants and conditions substantially similar to those in the GECC Agreement (as defined in Section 3.27), AFG hereby agreeing that it will enter into definitive loan documentation contemplated by the commitment letter in accordance with the provisions of such commitment letter and, to the extent not specified by the commitment letter, containing covenants and conditions substantially similar to those in the GECC Agreement, (ii) AFG may repurchase the remaining loan portfolio of the 1992-A Securitization, provided, however, that the repurchase is made in the ordinary course of business consistent with past practices and the aggregate repurchase price does not exceed $2,250,000, (iii) if the Closing does not occur prior to October 1, 1995, AFG may repurchase the remaining loan portfolio of the 1992-B Securitization, provided, however, that the repurchase is made in the ordinary course of business consistent with past practices and the aggregate repurchase price does not exceed $2,250,000, and (iv) AFG may purchase other loan portfolios, provided, however, that the loan portfolios meet AFG's evaluation processes for bulk purchases, on a basis consistent with past practices, and KeyCorp consents in writing to the purchase (KeyCorp agrees that it shall respond in a timely manner to any request by AFG for such a consent and that it shall not unreasonably withhold its consent);

          (b) (i) diminish or reduce in any respect its credit standards applicable to the making or purchasing of AFG Loans (as defined in Section 3.29), (ii) increase in any manner the effective ratio between the amount of any AFG Loan made or purchased and the wholesale value or other measure of the value of the motor vehicle or other collateral securing any such AFG Loan as compared to the loan to value ratios currently utilized by AFG, or
     (iii) make any material reduction in interest rates, manner of determining interest, amount of fees or manner of determining fees or any other aspect of the pricing of AFG Loans or of any servicing, consulting, or other service provided by AFG, any AFG Subsidiary or any other affiliate of AFG from those in effect on the date of this Agreement without, in each case, the prior written consent of KeyCorp (KeyCorp agrees that it shall respond in a timely manner to any request by AFG for such a consent and that it shall not unreasonably withhold its consent);

          (c) adjust, split, combine, or reclassify any capital stock or other securities; enter into any arrangement, contract, or commitment with respect to the issuance, purchase or voting of shares of its capital stock, or any securities or obligations convertible into or exchangeable for any shares of its capital stock or any other equity or long-term debt securities, or directly or indirectly redeem, purchase, or otherwise acquire, or hypothecate, pledge, or otherwise encumber, any shares of its capital stock or other securities; grant any stock appreciation rights or grant any right to acquire any shares of its capital stock, or any securities convertible into or exchangeable for shares of such capital stock or any other equity or long-term debt securities, or issue any additional shares of its capital stock, except any shares of AFG Common Stock issued pursuant to the exercise of options or warrants outstanding prior to the date of this Agreement, or any securities convertible into or exchangeable for any shares of its capital stock or any other equity or long-term debt securities; make, declare, or pay any dividend or make any other distribution on, (whether in cash, stock or property or any combination thereof) any shares of its capital stock, except for dividends paid by any of the wholly-owned AFG Subsidiaries (as defined in Section 3.4) other than Patlex to AFG or any of its wholly-owned subsidiaries;

          (d) other than in the ordinary course of business consistent with past practice, sell, assign, transfer, lease, mortgage, exchange, encumber or otherwise dispose of any of its material properties or assets, including AFG Loans and rights to the servicing of AFG Loans, to any individual, corporation or other entity, other than a wholly-owned AFG Subsidiary other than Patlex, or cancel, release or assign any indebtedness of any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force on the date of this Agreement; provided, however, that neither AFG nor any AFG Subsidiary will enter into any Securitization Transaction not expressly permitted under Section 2.2(a);

          (e) other than in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, bulk purchases, or purchase of any property or assets of any other individual, corporation, bank, business, trust, partnership, association, limited liability company, or other entity other than a wholly-owned AFG Subsidiary other than Patlex;

          (f) other than in the ordinary course of business consistent with past practice, enter into or terminate any material lease or contract, including, without limitation, any loans or loan commitments to officers, directors, or 5% or more shareholders (or any person or business entity controlled by or affiliated with any such officers, directors, or shareholders), or make any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms; provided, however, that the Company obtains the consent of KeyCorp as to the terms of any such renewals of contracts or leases;

          (g) other than increases in the ordinary course of business in accordance with past practice, increase in any manner the compensation or fringe benefits of any of its present or former directors, executive officers, or other employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such directors, executive officers or other employees, or grant any severance or termination pay or, except as required by applicable law or regulation, become a party to, amend, renew, modify, or commit itself to any pension, retirement, profit sharing, severance, termination, welfare benefit, employment, deferred compensation, non-competition, bonus, stock option, parachute, consulting, or other employee benefit agreements, trusts, plans, funds, or other arrangements with or for the benefit or welfare of any present or former director, executive officer or other employee (other than with respect to new employees in the ordinary course of business); provided, however, that
     (i) AFG may pay a bonus to its executive and managerial employees for its fiscal year ending June 30, 1995 in accordance with its past practice for such bonuses and may base such bonus on the net amount of pro forma earnings that AFG would have achieved if a Securitization Transaction had occurred in such period, minus the earnings which were actually achieved on the assets which would otherwise have been sold to a Securitization Trustee, as calculated on the basis of a formula used by CS First Boston Corporation for calculating earnings in Securitization Transactions, a copy of which shall have been provided to and approved for this purpose by KeyCorp, but AFG shall pay no bonuses or incentive compensation for any period after June 30, 1995 and (ii) AFG may grant to A. E. Steinhaus a stock option to purchase 30,000 shares of AFG Common Stock and may grant to Blair T. Nance a stock option to purchase 20,000 shares of AFG Common Stock;

          (h) other than in the ordinary course of business and consistent with past practice, make any payment or contribution with respect to any ERISA Plan (as defined in Section 3.15), or any other arrangement, program, or plan listed in Schedule 3.15 except as required by the terms of such ERISA Plan, or other arrangement, program, or plan, create or amend any ERISA Plan or other arrangement, program or plan listed in Schedule 3.15 except to the extent that such amendment is required to maintain qualification under the Code or comply with ERISA (as defined in Section 3.15), provided, however, that no such amendment shall increase the rate of benefit accruals for non-highly compensated employees beyond the current rate of such benefit accruals nor increase the number of non-highly compensated employees covered under any such plans unless such increases are the sole method by which such plan may achieve or maintain qualification or compliance and, in such event, only with the prior written consent of KeyCorp, which shall not be unreasonably withheld;

          (i) settle any claim, action or proceeding involving any liability of AFG or the AFG Subsidiaries for material money damages or restrictions upon the operations of AFG or any of its subsidiaries;

          (j) modify in any material respect the manner in which it and its subsidiaries have heretofore conducted and accounted for their business;

          (k) amend its articles of incorporation or by-laws or any other organizational documents;

          (l) make any capital expenditures other than (i) in the ordinary course of business or as necessary to maintain existing assets in good repair, in either case, not to exceed $50,000 for any single item, group of related items or project or (ii) as contemplated by a capital budget submitted to and approved by KeyCorp (KeyCorp agrees that it shall respond in a timely manner to any request by AFG for approval of the capital budget and that it shall not unreasonably withhold its approval);

          (m) merge into, consolidate with, affiliate with, or be purchased or acquired by, any other individual, corporation, or other entity, or permit any other individual, corporation, or other entity, to be merged, consolidated or affiliated with it or be purchased or acquired by it, or acquire all or any substantial portion of the assets of any other individual, corporation, or other entity (other than the repurchase of the remaining loan portfolio of the 1992-A Securitization or the 1992-B Securitization, and the purchase of other loan portfolios, in all cases only as expressly permitted under Section 2.2(a)) or sell all or any portion of its assets;

          (n) purchase or otherwise acquire from a third party assets constituting any other line of business, or any other material properties or assets;

          (o) fail to notify KeyCorp promptly of its receipt of any letter, notice, or other communication, whether written or oral, from any governmental entity advising AFG or any AFG Subsidiary that it is contemplating issuing, requiring, or requesting any agreement, memorandum of understanding, or similar undertaking, or order, directive, or supervisory letter; or

          (p) agree to, or make any commitment to, take any of the actions prohibited by this Section 2.2.

     SECTION 2.3 Forbearance by KeyCorp. During the period from the date of this Agreement to the Effective Time, KeyCorp shall not, without the prior written consent of AFG, take any action that would adversely affect or delay the ability of AFG, KeyCorp or KeySub to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF AFG

     AFG represents and warrants to KeyCorp and KeySub, that:

     SECTION 3.1 Recitals True. The facts set forth in the Recitals of this Agreement with respect to AFG and each AFG Subsidiary are true and correct.

          SECTION 3.2 Capital Stock.

          (a) AFG Common Stock. As of the date hereof, AFG has 50,000,000 authorized shares of AFG Common Stock, of which 18,684,392 shares were issued and outstanding as of March 16, 1995, exclusive of treasury shares, and 5,000,000 authorized shares of preferred stock, no stated par value, none of which has been issued or reserved for issuance or is outstanding. There is no other class of capital stock of AFG authorized. As of March 16, 1995, 564,375 shares of AFG Common Stock were reserved for issuance upon the exercise of outstanding stock options pursuant to the AFG 1991 Stock Option Plan, 67,600 shares of AFG Common Stock were reserved for issuance upon the exercise of outstanding stock options pursuant to the AFG 1989 Stock Option Plan (together with the AFG 1991 Stock Option Plan, the "AFG Option Plans"), 319,900 shares of AFG Common Stock were reserved for issuance upon the exercise of outstanding stock options pursuant to the Patlex Stock Option Plan assumed by AFG (the

     "Patlex Option Plan"), 25,000 shares were reserved for issuance upon the exercise of a stock option granted outside the AFG Option Plans and the Patlex Option Plan (the "Non-Plan Option"), and 123,760 shares were reserved for issuance under all warrants granted by AFG or any AFG Subsidiary (the "Warrants"). All outstanding shares of capital stock of the Company are duly authorized, validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights.

          (b) Rights to Acquire AFG Common Stock. Except as set forth in
     Schedule 3.2(b), there are no subscriptions, options, warrants, scrip, rights, calls, convertible securities, or any other similar agreements, arrangements, or commitments of any character relating to the issued or unissued capital stock or other securities of AFG obligating, or which may obligate, AFG to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of its capital stock or obligating or which may obligate, AFG to grant, extend, or enter into any such subscription, option, warrant, scrip, right, call, convertible security, or other similar agreement, arrangement, or commitment, except (i) as provided in the Option Agreement, (ii) options covering an aggregate of 976,875 shares of AFG Common Stock granted to directors, officers and employees pursuant to the AFG Option Plans or the Patlex Option Plan or otherwise as of March 16, 1995, and (iii) the Warrants exercisable for 123,760 shares of AFG Common Stock as of March 16, 1995. The names of all optionees and holders of the Warrants, the date of each option granted and of each Warrant, the number of shares subject to each such option and each Warrant, the price at which each such option and each Warrant may be exercised under the AFG Option Plans or the Patlex Option Plan or pursuant to any other AFG Employee Plans (as defined in Section 3.15) and under any warrant agreement (collectively, the "Warrant Agreements"), and which options are "incentive stock options" within the meaning of Section 422 of the Code, are set forth in Schedule 3.2(b). Copies of the AFG Option Plans, the Patlex Option Plan, the form of each Warrant, and each Warrant Agreement have heretofore been delivered by AFG to KeyCorp.

          (c) Voting Arrangements. Except as set forth in Schedule 3.2(c) and except for the Voting Agreements (as defined in Section 3.26), there are no voting trusts or other similar agreements, arrangements, or commitments to which AFG is a party or of which it has knowledge with respect to the voting of capital stock of AFG. The total number of shares of AFG Common Stock outstanding immediately prior to the Effective Time shall not exceed 19,785,027 shares, including as outstanding for purposes of this sentence all shares of AFG Common Stock which would become outstanding upon (i) exercise of the Warrants, and (ii) exercise of all then unexercised director and employee stock options, but excluding any shares issued upon KeyCorp's exercise of its option under the Option Agreement.

          (d) Five Percent or More Shareholders. Schedule 3.2(d) identifies each person or group of persons that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission (the "SEC") and AFG indicating that such person or persons is, or is otherwise known to AFG to be, the beneficial owner (in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of more than 5% of the outstanding shares of AFG Common Stock as of the date hereof.

     SECTION 3.3 Authority. Each of AFG and the AFG Subsidiaries has the requisite corporate power and authority to own or lease its or their properties and assets and to carry on its or their business as it is now being conducted or is reasonably expected to be conducted, and is a corporation in each case duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of AFG and each AFG Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or leasing of property or the nature of the business conducted by it makes such qualification necessary to carry on its business as it is now being conducted including, without limitation, each of the 28 jurisdictions in which AFG's representatives conduct business with automobile dealers on behalf of AFG (all such jurisdictions are listed on Schedule 3.3), and to own, lease, or operate all of its or their material properties and assets. AFG and each AFG Subsidiary have all federal, state, local, and foreign governmental licenses, franchises, permits, and other authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted. AFG has previously made available to KeyCorp true and complete copies of the Articles of Incorporation and By-laws of AFG and each AFG Subsidiary as in effect on the date of this Agreement.

     SECTION 3.4 Subsidiaries. Schedule 3.4 sets forth a complete and correct list, including jurisdiction of incorporation and headquarters locations, of all of AFG's subsidiaries (individually an "AFG Subsidiary" and collectively the "AFG Subsidiaries"), including AFG Receivables Corporation, a California corporation ("AFG Receivables"), and Patlex. Except for the matters set forth in
Schedule 3.4 (each of which, in the reasonable opinion of AFG, will be resolved prior to the Effective Time as described in such Schedule 3.4), all the issued and outstanding shares of capital stock of each of the AFG Subsidiaries are owned by AFG, directly or indirectly, and are validly issued and outstanding, fully paid, and nonassessable, have not been issued in violation of any preemptive rights, and are owned free and clear of all liens, claims, charges, options, encumbrances, restrictions on transfer, or agreements with respect thereto. There are no subscriptions, options, warrants, scrip, rights, calls, convertible securities, or any other similar agreements, arrangements, or commitments of any character relating to the issued or unissued capital stock or other securities of any AFG Subsidiary obligating, or which may obligate, any AFG Subsidiary to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of its capital stock or obligating or which may obligate any AFG Subsidiary to grant, extend, or enter into any such subscription, option, warrant, scrip, right, call, convertible security, or other similar agreement, arrangement, or commitment. Except as set forth in Schedule 3.4, neither AFG nor any AFG Subsidiary is a general partner in any partnership or owns beneficially any equity securities (which includes limited partnership interests and convertible securities) or any similar interests of any corporation, bank, business, trust, partnership, association, limited liability company, or similar organization.

     SECTION 3.5 Authorization.

          (a) Corporate Authority. AFG has the requisite corporate power and authority to execute and deliver this Agreement and the Option Agreement subject to the receipt of required shareholder approval of this Agreement, and to carry out its obligations hereunder and thereunder. Subject only to the requisite shareholder vote as to this Agreement, the execution, delivery, and performance of this Agreement and the Option Agreement by AFG and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of AFG, and no other corporate action is necessary to authorize this Agreement or the Option Agreement or to consummate the transactions so contemplated. The Board of Directors has received the opinion of CS First Boston Corporation, as financial advisor to AFG, with respect to the Merger. This Agreement and the Option Agreement are each valid and binding agreements of AFG enforceable against it in accordance with their respective terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditor's rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

          (b) Vote Required to Approve Merger. The only shareholder vote required for approval of this Agreement and consummation of the Merger and the other transactions contemplated hereby shall be the approval by the affirmative vote of a majority of the outstanding shares of the AFG Common Stock entitled to vote.

     SECTION 3.6 No Breach; Consent Obtained.

          (a) No Breach or Violations. The execution, delivery and performance of this Agreement by AFG does not, the execution, delivery and performance of the Option Agreement by AFG does not, and the consummation of the Merger and the additional transactions contemplated hereby and thereby will not, constitute (i) except for the matters set forth in Schedule 3.6 (each of which, in the reasonable opinion of AFG, will be resolved prior to the Effective Time as described in such Schedule 3.6), a breach or violation of, or a default under (or an event which, with notice or lapse of time or both, would constitute a default under), or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge, or other encumbrance upon any of the properties or assets of AFG or any of the AFG Subsidiaries under any law, rule or regulation, any applicable provision of or any judgment, decree, order, governmental permit or license, or any note, bond, mortgage, deed of trust, license, lease, agreement, indenture or other instrument or obligation of AFG or any AFG Subsidiary or to which AFG or any AFG Subsidiary (or any of their respective properties) is subject, including, without limitation, any agreement listed on Schedule 3.13, or (ii) a breach or violation of, or a default under, the certificate or articles of incorporation or by-laws of AFG or any AFG Subsidiary.

          (b) Consents Obtained. Except for the matters set forth in Schedule
     3.6 (each of which, in the reasonable opinion of AFG, will be obtained as described in such Schedule 3.6), the execution, delivery and performance of, and the consummation of the transactions contemplated by this Agreement and the Option Agreement will not require any approval, consent, authorization, waiver, permit of or from, or filing with or notification to, any person, public body, rating agency or authority other than (i) the required approvals, consents and waivers of governmental authorities referred to in Section 6.1, (ii) the approval of the shareholders of AFG referred to in Section 3.5(b), (iii) such approvals, consents or waivers as are required under the federal and state securities or "Blue Sky" laws in connection with the transactions contemplated by this Agreement or the Option Agreement, (iv) the filing of a certificate of merger with the Secretary of State of the State of Ohio and an officer's certificate and copy of this Agreement filed with the Secretary of State of the State of California pursuant to the OGCL and the CGCL, respectively and (v) any other approvals, consents or waivers, the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on AFG or the Surviving Corporation or enable any person to enjoin the Merger.

     SECTION 3.7 Reports. AFG has delivered or will deliver to KeyCorp its Annual Reports on Form
10-K for the fiscal years ended June 30, 1993 and 1994, and all other documents, as amended prior to the date of this Agreement, filed or to be filed subsequent to June 30, 1993 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed with the Securities and Exchange Commission (the "SEC") (collectively, the "AFG Reports"). No such reports or other documents other than those delivered to KeyCorp have been required to be filed with the SEC on or prior to the date hereof. As of their respective dates, no AFG Report contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made or will be made, not misleading.

     SECTION 3.8 Financial Statements; Undisclosed Liabilities.

          (a) Fair Presentation. AFG has provided to KeyCorp copies of its unaudited consolidating balance sheets as of June 30, 1994 and December 31, 1994 and its unaudited consolidating statements of income for the one year and six month periods, respectively, ending on such dates. Each of such consolidating balance sheets and each of the consolidated balance sheets included in or incorporated by reference into the AFG Reports (including any related notes and schedules thereto) fairly presents and will fairly present the consolidated or consolidating financial position, as the case may be, of AFG as of its date and each of such consolidating statements of income and each of the consolidated statements of income, changes in stockholders' equity and cash flows or equivalent statements in or incorporated by reference into the AFG Reports (including any related notes and schedules thereto) fairly presents and will fairly present the consolidated and consolidating results of operations or the consolidated changes in cash flows, as the case may be, of AFG for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

          (b) No Undisclosed Liabilities. Except as set forth in Schedule 3.8, there exist no obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation on the foregoing, liabilities under any of the agreements pursuant to which AFG has sold or disposed of any business, including without limitation any product liability, environmental or other liability relating to the medical products businesses sold by AFG (then named "Vitalmetrics, Inc.") in 1986 and 1989, as guarantor under any guarantees, and liabilities for taxes), which are material in amount (individually or in the aggregate) that are required to be disclosed, reflected, or reserved for under generally accepted accounting principles, but are not so disclosed, reflected or reserved for in the AFG Reports.

          (c) Adequacy of Allowances for Credit Losses; Other Reserves. The "allowance for credit losses" shown on the audited consolidated balance sheet as of June 30, 1994 and the allowance for credit losses shown on the consolidated balance sheets as of December 31, 1994, were, and all such allowances for future periods after the date of this Agreement will be, adequate in all material respects to provide for possible losses on loans of AFG and all AFG Subsidiaries outstanding as of the dates thereof under generally accepted accounting principles. Except as disclosed in Schedule 3.8, since June 30, 1994, AFG has not incurred any unusual or extraordinary credit losses. For purposes of determining adequacy, AFG represents and warrants that it applies uniform standards to all currently outstanding loans of, or current extensions of credit by, AFG or any AFG Subsidiary. AFG has established all additional reserves, as set forth on the AFG Reports necessary to reflect any obligations or liabilities of AFG or any AFG Subsidiary, whether absolute, accrued, contingent or otherwise (including, without limitation on the foregoing, liabilities for taxes, for violations of laws or regulations, for discontinued operations, if any, for severance, or for other matters), and all such additional reserves are adequate in all respects to cover and pay for the full amount of the matters for which such reserves were established, and there are no material amounts of any such obligations or liabilities in excess of such reserves for the matters involved.

     SECTION 3.9 Absence of Certain Changes or Events. Except as disclosed in
Schedule 3.9 or in any of the AFG Reports, from and after June 30, 1994 to the date of this Agreement no event has occurred that would constitute, were such event to have taken place after the date hereof and on or before the Closing Date, a breach or violation of any of the provisions set forth in Section 2.2.

     SECTION 3.10 Taxes and Tax Returns. All federal, state, local, and foreign tax returns and tax reports required to be filed by or on behalf of AFG or any AFG Subsidiary on or before the date of this Agreement have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on the returns and reports referred to in the previous sentence have been paid in full or adequate provision has been made for any such taxes, including interest and penalties, on its balance sheet (in accordance with generally accepted accounting principles).
Schedule 3.10 sets forth, as of the date of this Agreement, the following information with respect to AFG and each AFG Subsidiary: (a) the most recent tax year through which the Internal Revenue Service (the "IRS") has completed its examination of such corporation, (b) whether there is an examination pending by the IRS with respect to such corporation and, if so, the tax years involved, (c) whether such corporation has executed or filed with the IRS any agreement which is still in effect extending the period for assessment and collection of any federal tax and, if so, the tax years covered by such agreement and the expiration date of such extension, and (d) whether there are any existing disputes with any governmental entity as to federal, state, or local taxes. There are no liens for foreign, federal, state, or local taxes upon the assets of AFG or any AFG Subsidiary, except for statutory liens for taxes and assessments not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings. Except as set forth in Schedule 3.10, neither AFG nor any AFG Subsidiary is a party to any action or proceeding by any governmental authority for assessment and collection of taxes, and no claim for assessment and collection of taxes has been asserted against any of them. AFG and the AFG Subsidiaries have complied in all material respects with all information reporting requirements, including the TIN (taxpayer identification number), reporting and backup and other withholding requirements of the foreign, federal, state, local, and other tax laws.

     SECTION 3.11 Absence of Claims. Except as described in Schedule 3.11, (a) no claim, litigation, proceeding or controversy before any court or governmental agency is pending against, and there is no pending claim, action, proceeding, arbitration, or known investigation affecting, nor any judgment, injunction, decree, consent or order imposed on, AFG or any AFG Subsidiary, or any officer or director of AFG, or the assets or business of AFG or any AFG Subsidiary, (b) to the best of its knowledge, no such litigation, proceeding, arbitration, investigation, claim or action has been threatened or is contemplated, and (c) there are no uncured violations, or violations with respect to which refunds or restitutions may be required, cited in any compliance report to AFG or any AFG Subsidiary as a result of the examination by any governmental authority or otherwise known to AFG or any AFG Subsidiary. Without limitation on the foregoing, except as described in Schedule 3.11, there are no actions, suits, or proceedings pending or, to the best knowledge of AFG, threatened against AFG or any AFG Subsidiary by any shareholder of AFG (or any former shareholder of AFG) or involving claims under state law involving fiduciary obligations of directors and/or officers or involving claims under the Securities Act of 1933, as amended (the "Securities Act"), or under any applicable law restricting the issuance of loans to directors or officers of AFG or any AFG Subsidiary.

     SECTION 3.12 Absence of Regulatory Actions. Except as described in Schedule 3.12, neither AFG nor any AFG Subsidiary (or any of their respective officers, directors or controlling persons) is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, federal or state, securities, consumer lending, insurance or other governmental authorities (the "Regulators") nor has any of them been advised by any Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, supervisory letter, commitment letter, board resolutions or similar undertaking.

     SECTION 3.13 Agreements. Except for the Option Agreement and except as set forth in Schedule 3.13, neither AFG nor any AFG Subsidiary is a party to, or bound or affected by, or has received benefits under any material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC). Without limitation on the foregoing, except as set forth in Schedule 3.13, as of the date of this Agreement, neither AFG nor any AFG Subsidiary is a party to any oral or written:

          (a) agreement, indenture, or other instrument not specifically disclosed in the AFG Reports relating to the borrowing of money by AFG or the guarantee by AFG of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business);

          (b) agreement relating to the repurchase of securities;

          (c) sale and leaseback or similar agreement including, but not limited to, arrangements and contracts for the purchase and sale of AFG Loans that are material to the business of AFG;

          (d) consulting agreements or arrangements not terminable on 30 days or less notice involving the payment of more than $50,000 per annum;

          (e) agreement with any executive officer or other key employee of it or any of its subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving it or any of its subsidiaries of the nature contemplated by this Agreement or the Option Agreement and which provides for any payment in excess of $25,000;

          (f) agreement with respect to any executive officer of it or any of its subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment of more than $100,000 per annum;

          (g) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Option Agreement; or

          (h) license agreements (as licensor or licensee) or royalty agreements providing for future payments in excess of $25,000 and which by its or their terms is not terminable without penalty by AFG upon notice of 30 days or less, or any other type of patent exploitation or enforcement business.

     The agreements and other documents referred to in this Section 3.13 are referred to individually as an "AFG Contract" and collectively as the "AFG Contracts." True and complete copies of each AFG Contract have heretofore been made available to KeyCorp. Except as described in Schedule 3.13, (i) each of the AFG Contracts is valid and subsisting and in full force and effect, (ii) AFG and each AFG Subsidiary has in all material respects performed all obligations required to be performed by them to date under such AFG Contracts, and (iii) to the best knowledge of AFG, (A) no other party to any of the AFG Contracts is in default under any such AFG Contract, and (B) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of AFG or any AFG Subsidiary under any such AFG Contracts.

     SECTION 3.14 Labor Matters. Neither AFG nor any AFG Subsidiary is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is AFG or any AFG Subsidiary the subject of any proceeding asserting that AFG or any such AFG Subsidiary has committed an unfair labor practice or seeking to compel AFG or any such AFG Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving AFG or any AFG Subsidiary pending or, to the knowledge of AFG, threatened.

     SECTION 3.15 Employee Benefit Plans.

          (a) Schedule 3.15 contains a list of all employment agreements, severance agreements or arrangements, parachute agreements, employee or director bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, employee stock ownership, stock appreciation rights, savings, loan, consulting, collective bargaining, group insurance, fringe benefit, and other employee benefit, incentive, and welfare plans, policies, contracts and arrangements, formal or informal, written or oral, and all trust agreements related thereto, now in effect and relating to any present or former directors, officers, or employees of AFG or any AFG Subsidiary, whether or not described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Employee Plans").

          (b) All of the Employee Plans have been maintained, operated, and administered in substantial compliance with their terms, and AFG, each AFG Subsidiary, and all of the Employee Plans currently comply, and have at all relevant times complied, in all material respects with applicable provisions of ERISA, the Code, securities laws, and other applicable laws.

          (c) With respect to each Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA) (a "Pension Plan"), each such Pension Plan (and any trust relating thereto) intended to be a qualified plan under
     Section 401(a) of the Code either has been determined by the IRS to be so qualified or is the subject of a pending application for such determination that was timely filed.

          (d) Neither AFG nor any AFG Subsidiary nor any member of a "controlled group", as defined in Section 4971(e)(2)(B) of the Code, of which AFG or any AFG Subsidiary is a member has any liability on account of any accumulated funding deficiency (as defined in Section 412 of the Code), whether or not waived, or on account of any failure to make contributions to or pay benefits under any such Pension Plan, nor is AFG aware of any claim pending or threatened to be brought by any party regarding such matters.

          (e) No "prohibited transaction" (as defined in Section 406 of ERISA or
     Section 4975 of the Code) with respect to any "employee benefit plan" (as defined under Section 3(3) of ERISA, each such plan an "ERISA Plan") has occurred which is likely to result in any material penalties or taxes under
     Section 502(i) of ERISA or Section 4975 of the Code and, except as disclosed in Schedule 3.15, no reportable event under Section 4043 of ERISA (other than any such event with respect to which the 30-day notice requirement has been waived by regulation) has occurred with respect to any ERISA Plan. No liability under Title IV of ERISA has been incurred by AFG or any AFG Subsidiary, or any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with AFG or any AFG Subsidiary would be deemed a "single employer" within the meaning of
     Section 4001 of ERISA since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to AFG or any AFG Subsidiary or an ERISA Affiliate of incurring a liability under such Title with respect to ERISA Plans, other than liability for premiums due under the Pension Benefit Guaranty Corporation ("PBGC").

          (f) No ERISA Plan has been terminated, nor has the PBGC instituted proceedings to terminate any ERISA Plan or to appoint a trustee or administrator of an ERISA Plan, and no circumstances exist that constitute grounds under Section 4042 of ERISA entitling the PBGC to institute any such proceedings.

          (g) All reporting and disclosure requirements of ERISA and the Code have been complied with in all material respects with respect to each of the ERISA Plans and each other Employee Plan.

          (h) The fair market value of the assets of each Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof.

          (i) Neither AFG, any AFG Subsidiary nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980. Except as set forth in Schedule 3.15, AFG and the AFG Subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement that cannot be amended or terminated without incurring any liability thereunder.

          (j) With respect to each Employee Plan, AFG has delivered to KeyCorp a true and correct copy of (i) the most recent annual report on Form 5500, if any, filed with the IRS, (ii) such Employee Plan, (iii) each trust agreement and insurance contract relating to such Employee Plan, (iv) the most recent summary plan description for such Employee Plan, (v) the most recent actuarial report or valuation if such Employee Plan is subject to Title IV of ERISA, and (vi) the most recent determination letter issued by the IRS if such Employee Plan is intended to be qualified under Section 401(a) of the Code.

     SECTION 3.16 Properties and Other Assets.

          (a) Real Property. Schedule 3.16 sets forth a complete and correct list of all real property owned, leased, or operated by AFG or any AFG Subsidiary and copies of each such mortgage, lease or other agreement have heretofore been provided to KeyCorp. Except as set forth on Schedule 3.16, neither AFG nor any AFG Subsidiary owns any real property. Except as set forth in Schedule 3.16, all properties listed in Schedule 3.16 as being owned, leased, or operated by them in each case are free and clear of any liens, claims, charges, options, encumbrances, or similar restrictions except liens for current taxes and assessments not yet due and payable and utility and other easements that do not interfere with the use of the property for the business being conducted thereon.

          (b) Intellectual Property. Schedule 3.16 also contains a complete list or description of all registered trademarks, trade names and patents owned, applied for or used or otherwise held by AFG or any AFG Subsidiary for use in its or their respective business. AFG or an AFG Subsidiary owns or possesses all rights to its respective corporate name and to all registered trademarks, trade names, patents, patent applications, trade secrets, processing and billing systems, loss exposure programs, contract acquisitions standards programs, other computer programs, and all other proprietary software, data bases, systems, and other information used by AFG or any such AFG Subsidiary directly in its respective business. Neither the operation of any such business nor any of the loans and services provided by AFG or any AFG Subsidiary infringe upon any proprietary rights of any third party. Neither AFG nor any AFG Subsidiary has received, or is aware of any basis for, any notice or claim alleging that it has infringed on any other party's intellectual property rights in the conduct of its business nor challenging the validity in any respect of its ownership or use of any such intellectual property. None of the intellectual property which, individually or in the aggregate, is material to the business of AFG or any AFG Subsidiary, the value of which to AFG or any AFG Subsidiary is contingent upon maintenance of the confidentiality thereof, has been disclosed by AFG or any AFG Subsidiary to any person other than its own respective employees, representatives and agents, except pursuant to written presently effective, and fully enforceable employment or non-disclosure agreements.

     SECTION 3.17 Knowledge As to Conditions. AFG knows of no reason why the approvals, consents and waivers of governmental authorities referred to in
Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in the proviso thereto or why the accountants' letter referred to in Section 6.2(a) cannot be obtained.

     SECTION 3.18 Compliance with Laws. Except as set forth in Schedule 3.18,
(a) AFG and each AFG Subsidiary has complied in all material respects with all laws, regulations, and orders (including, without limitation, zoning ordinances, building codes, and environmental, civil rights, and occupational health and safety laws and regulations) and governing instruments applicable to any of them and to the conduct of its or their respective business and (b) neither AFG nor any AFG Subsidiary is in default under, and no event has occurred which, with the lapse of time or action by a third party, could result in a default under, the terms of any judgment, order, writ, decree, permit, or license of any agency or any government or court, whether federal, state, municipal, or local and whether at law or in equity.

     SECTION 3.19 Fees. Other than financial advisory services performed for AFG by Invemed Associates, Inc. ("Invemed") and CS First Boston Corporation, neither AFG nor any AFG Subsidiary, nor any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for AFG or any AFG Subsidiary, in connection with this Agreement or the transactions contemplated hereby. The fees and expenses payable by AFG and any AFG Subsidiary to CS First Boston Corporation shall be as set forth in the engagement letter, dated March 2, 1995, from CS First Boston Corporation to Mr. Frank Borman, Chairman of the Board of AFG (with confirmation by CS First Boston Corporation that the consolidated liabilities of AFG reflected in its financial statements are not treated as part of the "Aggregate Consideration" paid or payable, or otherwise distributable to, AFG's shareholders). The fees and expenses payable to Invemed are payable out of the fees and expenses payable to CS First Boston Corporation.

     SECTION 3.20 Registration Statement. The information to be supplied by AFG for inclusion in (a) the Registration Statement on Form S-4 to be filed with the SEC by KeyCorp for the purpose of, among other things, registering the KeyCorp Common Stock to be issued to the shareholders of AFG in the Merger (the "Merger Registration Statement"), (b) the proxy statement to be filed with the SEC by AFG under the Exchange Act and distributed in connection with the AFG Meeting (as defined in Section 5.10) to vote upon this Agreement (as amended or supplemented from time to time, the "Proxy Statement," and together with the prospectus included in the Registration Statements (as defined below), as amended or supplemented from time to time, the "Proxy Statement/Prospectus"), or
(c) the Registration Statement on Form S-1, Form 10 or other applicable form to be filed with the SEC by Patlex for the purpose of registering the Patlex Common Stock to be distributed to holders of AFG Common Stock in connection with the Distribution (the "Spinoff Registration Statement"; together with the Merger Registration Statement, the "Registration Statements") will not, at the time either such Registration Statement becomes effective, and, in the case of the Proxy Statement/Prospectus, at the time it is mailed and at the time of the AFG Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents which AFG is responsible for filing with the SEC and any other Regulator in connection with the Merger will comply as to form in all material respects with the provisions of applicable law, except that no representation is made by AFG with respect to statements made therein based on information supplied by KeyCorp for inclusion in the Proxy Statement or the Spinoff Registration Statement, respectively, or with respect to information concerning KeyCorp or any of its Subsidiaries incorporated by reference in the Proxy Statement.

     SECTION 3.21 [Intentionally Deleted]

     SECTION 3.22 No Material Adverse Change. Since June 30, 1994, there has been no material adverse change in the business, properties, financial condition, results of operations, or prospects of AFG or any AFG Subsidiary.

     SECTION 3.23 Anti-takeover Provisions Inapplicable. There is no "supermajority vote," "control share acquisition," "merger moratorium," or other "anti-takeover" provision of the CGCL, the California Corporate Securities Law, or the corporation or "Blue Sky" law of any other jurisdiction applicable to the Merger or the Option Agreement or requiring the filing of a proxy statement/prospectus or any other document with any Regulator in connection with the ownership or the change in ownership of AFG Common Stock (other than

"Blue Sky" filings required in connection with the issuance of KeyCorp Common Stock to holders of AFG Common Stock), and no moratorium on "significant business transactions" will arise under the CGCL with respect to the Merger or any of the other transactions contemplated by this Agreement or the Option Agreement.

     SECTION 3.24 Material Interests of Certain Persons. Except as disclosed in AFG's Proxy Statement for its 1994 Annual Meeting of Shareholders, and except as set forth in Schedule 3.24, no officer or director of AFG, or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material contract, arrangement, or property (real or personal), tangible or intangible, used in or pertaining to the business of AFG or any AFG Subsidiary as of the date of this Agreement.

     SECTION 3.25 Insurance. Schedule 3.25 sets forth a list of all insurance policies and programs maintained by AFG and each AFG Subsidiary, including the name of the insurer, the risks insured against, current expiration dates and renewal options, the amount of the coverage, and any applicable deductibles, retentions, co-pay obligations and other material provisions.

     SECTION 3.26 Voting and Affiliates Agreements.

          (a) Voting Agreements. AFG has obtained, or on or before March 27, 1995 will obtain, from the directors, officers, and other shareholders of AFG listed on Exhibit F-1 attached hereto a Voting Agreement and Irrevocable Proxy in the form of Exhibit F-2 attached hereto (individually, a "Voting Agreement" and collectively, the "Voting Agreements") executed by each such shareholder. AFG shall not contest the validity or enforceability of any of the Voting Agreements and shall not join in, assist or help to fund (whether through advancement of expenses or otherwise) any such contest.

          (b) Affiliates Agreements. AFG has identified to KeyCorp in writing all persons who are "Affiliates" of AFG as that term is used in paragraphs
     (c) and (d) of Rule 145 under the Securities Act (the "Affiliates"). AFG has obtained, or prior to the mailing of the Proxy Statement/Prospectus to AFG's shareholders will obtain, a written agreement in the form of Exhibit G attached hereto from each person whom it has heretofore identified as an Affiliate.

     SECTION 3.27 GECC Agreement. Except with respect to the Merger, there is no default or breach by AFG or any AFG Subsidiary of the Motor Vehicle Installment Contract Loan and Security Agreement, dated March 26, 1993, between AFG and General Electric Capital Corporation, a New York corporation ("GECC"), as amended to date (the "GECC Agreement"), no event has occurred which with the passage of time or the giving of notice would constitute a default or breach of the GECC Agreement, and there is no basis for GECC to allege any such present or prospective default or breach.

     SECTION 3.28 Loan Servicing Activity. AFG has delivered to KeyCorp true and complete copies of all servicing agreements ("Servicing Agreements") to which AFG or one of the AFG Subsidiaries is a party as of the date hereof, and all such Servicing Agreements are listed on Schedule 3.28. All of the Servicing Agreements are valid and binding obligations of AFG or one of the AFG Subsidiaries and are in full force and effect, and are enforceable in accordance with their terms. Except for the matters set forth in Schedule 3.28 (each of which, in the reasonable opinion of AFG, will be resolved as described in
Schedule 3.28), there is no default or breach or claim of default or breach by any party under, or dispute regarding the material terms of, any such Servicing Agreement, and no event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by any party under any such Servicing Agreement or would permit termination, modification or acceleration of any such Servicing Agreement. There is no pending or, to the best knowledge of AFG or any AFG Subsidiary, threatened, cancellation of any Servicing Agreement, and neither AFG nor any AFG Subsidiary has received any notice to the effect that any party to any Servicing Agreement intends to cease doing business with AFG or any AFG Subsidiary. Except as set forth in Schedule 3.28, no sanctions or penalties have been imposed upon AFG or any AFG Subsidiary subsequent to June 30, 1992 under any Servicing Agreement or under any applicable regulation.

     SECTION 3.29 Compliance with Lending Regulations.

          (a) Business Compliance. AFG, each of the AFG Subsidiaries and, with respect to all currently outstanding loans of, or current extensions of credit by, AFG or any AFG Subsidiary, including, without limitation, outstanding loans sold or pledged by AFG or AFG Receivables in a Securitization Transaction (individually an "AFG Loan", and collectively, the "AFG Loans"), each prior servicer and originator of any such AFG Loan, has been and is (including without limitation, with respect to the documentation, underwriting, origination, purchase, assumption, modification, sale, pooling and servicing of AFG Loans by AFG, the AFG Subsidiaries and such prior servicers and originators) in compliance with all regulations, orders, writs, decrees, injunctions and other requirements of any court or governmental authorities applicable to it, its properties and assets and its conduct of its business including, without limitation,
     (i) the rules, regulations and requirements of any applicable agency, (ii) any applicable local, state or federal laws or ordinances, and any regulations or orders issued thereunder, governing or pertaining to unlawful discrimination in lending (including without limitation, equal credit opportunity, retail installment sales, and fair credit reporting), truth-in-lending, or consumer credit (including without limitation the Federal Consumer Credit Protection Act, the Federal Truth-in-Lending Act and Regulation Z thereunder, and the Federal Equal Credit Opportunity Act and Regulation B thereunder) and (iii) all applicable usury and interest limitations laws. Without limitation on the foregoing, AFG, each AFG Subsidiary and each prior servicer and originator of the AFG Loans has been and is in compliance in all respects with all servicer and other requirements of the applicable agencies, investors, or other parties to Servicing Agreements (including, without limitation, any applicable net worth requirements) which are applicable to it, and all applicable underwriting standards of such agencies, investors, or other parties to Servicing Agreements.

          (b) Reporting Compliance. AFG and each AFG Subsidiary, as the case may be, have each timely filed all reports required to be filed by any governmental agency, rating agency, investor, insurer, or parties to Servicing Agreements or by any federal, state or municipal law, regulation or ordinance. None of AFG, any AFG Subsidiary, nor, with respect to any AFG Loan, any prior originator or servicer of any such AFG Loan, has done or failed to do, or has caused to be done or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (i) any approvals of any governmental agency, rating agency, insurer or investor, or other party to any Servicing Agreement, (ii) any vehicle insurance policy, (iii) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by any agency, insurer or investor, or other party to any Servicing Agreement or (vi) any surety or guaranty agreement.

          (c) No Claim or Basis for Violation. Except as set forth in Schedule 3.29, since June 30, 1992, no governmental agency, rating agency, investor, insurer or other party to any Servicing Agreement has (i) claimed that AFG or any AFG Subsidiary has violated or not complied with the applicable underwriting standards and loan processing criteria with respect to AFG Loans sold by AFG or any AFG Subsidiary to an investor in any Securitization Transaction or otherwise or (ii) imposed restrictions on the activities (including commitment authority) of AFG or any AFG Subsidiary. To the best knowledge of AFG, there exist no facts or circumstances which would entitle an investor in any Securitization Transaction to demand repurchase by AFG or any AFG Subsidiary of any AFG Loan or which would entitle an insurer to demand indemnification from AFG or any AFG Subsidiary with respect to any AFG Loan.

     SECTION 3.30 Inquiries. Schedule 3.30 contains a true and correct list of all of the audits, investigations, complaints and inquiries of AFG or any AFG Subsidiary by any agency or investor commenced since June 30, 1992, the result of which audits or investigations claimed a failure to comply with applicable regulations and resulted in (a) a repurchase of AFG Loans from AFG or any AFG Subsidiary, (b) indemnification by AFG or any AFG Subsidiary in connection with AFG Loans, (c) rescission of an insurance or guaranty contract or agreement, or
(d) payment of a penalty to any agency or any investor. No such audit or investigation is pending or, to the best knowledge of AFG, threatened. AFG has made available to KeyCorp copies of all written reports and materials received by it or any AFG Subsidiary in connection with such audits, investigations, complaints and inquiries.

     SECTION 3.31 Representations. Except as set forth in Schedule 3.31, there is no material breach or violation of any representation, warranty, or covenant made by AFG, any AFG Subsidiary or any other person (including, without limitation, all prior servicers and originators) to any investor or other person in connection with the origination, purchase, or servicing of any AFG Loan or the transfer of the ownership of any AFG Loan and/or the servicing rights thereto to such investor or other person.

     SECTION 3.32 Advances. Except as set forth in Schedule 3.32, there are no pooling, participation, servicing or other agreements to which AFG or any AFG Subsidiary is a party which obligate any of them to make servicing advances with respect to defaulted or delinquent AFG Loans, including each "Purchase Agreement," "Pooling and Servicing Agreement," "Placement Agency Agreement," and "Servicer's Indemnification Agreement" to which either AFG or any AFG Subsidiary was a party in any Securitization Transaction.

     SECTION 3.33 Securitization Transactions.

          (a) AFG, as the servicer (for purposes of this Agreement, the "Securitization Servicer") of each outstanding transaction under which AFG Receivables has sold or pledged AFG Loans in a securitization sold as a private placement under the Securities Act (a "Securitization Transaction"), has complied in all material respects with all agreements and all conditions to be performed or satisfied by it with respect to all agreements and arrangements pursuant to which it is bound under such Securitization Transaction (such agreements and arrangements are collectively referred to as the "Securitization Instruments"). Schedule
     3.33 contains a list of all such Securitization Transactions.

          (b) Neither AFG nor any AFG Subsidiary or other affiliate of any of them which is the issuer or depositor for purposes of the "Securities" definition in any Securitization Transaction (a "Securitization Issuer"), no entity which is a trustee ("Securitization Trustee") for any Securitization Transaction and no Securitization Servicer has taken any action which would cause any trust, corporation, partnership or other entity ("Securitization Entity") to be registered as an investment company pursuant to the Investment Company Act of 1940, as amended (the "Investment Company Act"), or which would cause any Securitization Entity to be "controlled by" an investment company within the meaning of the Investment Company Act.

          (c) Each Securitization Issuer, Securitization Trustee and Securitization Servicer has performed all of its respective obligations under the Securitization Instruments and under any other existing law relating to Securitization Transactions, and has made all filings required to be made by or under the Exchange Act.

          (d) No Securitization Issuer, Securitization Trustee or Securitization Servicer has taken any action which would adversely affect the characterization or tax treatment for federal, state or local income or franchise tax purposes of any Securitization Entity or any securities issued in a Securitization Transaction, and all required federal, state and local tax and information returns relating to any Securitization Transaction have been properly filed.

          (e) No private placement memorandum, or any supplement or amendment thereto, as of the date on which it was issued by a Securitization Entity in any Securitization Transaction, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and no securities were issued or sold by AFG or any AFG Subsidiary in violation of Section 5 of the Securities Act in any Securitization Transaction.

          (f) Each representation and warranty made by AFG or AFG Receivables in each "Purchase Agreement," "Pooling and Servicing Agreement," "Placement Agency Agreement," and "Servicer's Indemnification Agreement" to which either of them was a party in any Securitization Transaction was true and correct in all material respects whenever made or updated by either of them, and AFG and AFG Receivables have each fully performed and carried out each covenant and agreement made by either of them in any such agreement.

          (g) No rating agency has downgraded, or given AFG or AFG Receivables any indication that it is considering a downgrading of any securities issued in any Securitization Transaction, or of its rating of any Securitization Servicer.

          (h) No Securitization Issuer, Securitization Trustee or Securitization Servicer has taken any action in contemplation of entering into any Securitization Transaction as of or after the date hereof, except as expressly permitted by Section 2.2(a).

          (i) The information set forth in the monthly servicing reports for January 1995, which were previously furnished by AFG to KeyCorp, is accurate in all material respects.

     SECTION 3.34 Accuracy of Information. The statements contained in this Agreement, the Schedules attached hereto, and in any other written document executed and delivered by or on behalf of AFG pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit to state any material fact necessary to make the statements contained therein not misleading.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF KEYCORP AND KEYSUB

     KeyCorp and KeySub represent and warrant to AFG that:

     SECTION 4.1 Recitals True. The facts set forth in the Recitals of this Agreement with respect to KeyCorp and KeySub are true and correct.

     SECTION 4.2 Capital Stock of KeyCorp. As of the date hereof, KeyCorp has:
900,000,000 authorized Common Shares, with a par value of $1 each (the "KeyCorp Common Stock"), of which 242,901,125 shares were issued and outstanding as of February 28, 1995, (together with the KeyCorp Rights issued pursuant to the KeyCorp Rights Plan), 25,000,000 authorized shares of Preferred Stock, with a par value of $1 each, none of which is outstanding, and 1,400,000 authorized shares of 10% Cumulative Preferred Stock, Class A, of which 1,280,000 shares are outstanding as of the date hereof. As of the date hereof, KeySub has: 500 authorized Common Shares, without par value (the "KeySub Common Stock"). As of the date hereof, no more than 20,000,000 shares of KeyCorp Common Stock were reserved for issuance upon the exercise of outstanding stock options granted by KeyCorp pursuant to its stock option plans for employees and directors. There are no other classes of capital stock of KeyCorp or KeySub authorized. All outstanding shares of capital stock of KeyCorp and KeySub are duly authorized, validly issued and outstanding, fully paid and non-assessable, and subject to no pre-emptive rights.

     SECTION 4.3 Organization and Authority. Each direct or indirect subsidiary of KeyCorp that is a significant subsidiary as defined in Rule 1-02 of Regulation S-X promulgated by the SEC (individually a "KeyCorp Subsidiary" and collectively, the "KeyCorp Subsidiaries") is a corporation or a banking institution in each case duly organized, validly existing and in good standing under the laws of the state of its incorporation or of the United States. KeyCorp owns all of the outstanding stock of each KeyCorp Subsidiary, free and clear of all liens, charges, encumbrances, and security interests. Each of KeyCorp and the KeyCorp Subsidiaries has the power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which, individually or in the aggregate, would not have a Material Adverse Effect (as defined in Section 9.1) where such qualification is required, to carry on its business as it is now being conducted and to own, lease, or operate all of its material properties and assets. KeyCorp and each KeyCorp Subsidiary have all federal, state, local and foreign governmental licenses, franchises, permits, and other authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, other than any licenses, franchises, permits and other authorization the failure of which to have would not, individually or in the aggregate, have a Material Adverse Effect on KeyCorp. KeyCorp has previously made available to AFG true and complete copies of the Amended and Restated Articles of Incorporation and the Regulations of KeyCorp, as in effect on the date of this Agreement.

     SECTION 4.4 Authorization. KeyCorp and KeySub have the requisite corporate power and authority to execute and deliver this Agreement and the Option Agreement and to carry out their respective obligations hereunder and thereunder. The execution, delivery, and performance of (a) this Agreement by KeyCorp and KeySub, (b) the Option Agreement by KeyCorp, and (c) the Employment and Noncompetition Agreements, each dated the date hereof, between KeySub and each of A. E. Steinhaus and Blair T. Nance (the "Employment Agreements") by KeySub and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved, as appropriate in each case, by the Executive Committee of the Board of Directors of KeyCorp, by the Board of Directors of KeySub and by KeyCorp as the sole shareholder of KeySub, and no other corporate action is necessary to authorize this Agreement or to consummate the transactions so contemplated. The Board of Directors of KeyCorp has received the opinion of Salomon Brothers with respect to the Merger. This Agreement is a valid and binding agreement of KeyCorp and KeySub enforceable against KeyCorp and KeySub in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

     SECTION 4.5 No Breaches; Consent Obtained.

          (a) No Breaches or Violations. The execution, delivery and performance of this Agreement by KeyCorp and KeySub does not, and the consummation of the transactions contemplated hereby will not, constitute (i) assuming the approvals and consents referred to in Section 6.1 are obtained, a breach or violation of, or a default under (or an event which, with notice or lapse of time or both, would constitute a default under), or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge, or other encumbrance upon any of the properties or assets of KeyCorp or any of the KeyCorp Subsidiaries under, any law, rule or regulation, any applicable provision of or any judgment, decree, order, governmental permit or license, or any note, bond, mortgage, deed of trust, license, lease, agreement, indenture or other instrument or obligation of KeyCorp or any KeyCorp Subsidiary or to which KeyCorp or any KeyCorp Subsidiary (or any of their respective properties) is subject, which breach, violation or default would have a Material Adverse Effect on KeyCorp and the KeyCorp Subsidiaries, taken as a whole, or enable any person to enjoin the Merger or (ii) a breach or violation of the Amended and Restated Articles or Incorporation or the Regulations of KeyCorp or the charter or by-laws of any KeyCorp Subsidiary.

          (b) Consent Obtained. The execution, delivery and performance of this Agreement by KeyCorp does not, and the consummation of the transactions contemplated hereby will not, require any approval, consent, authorization, waiver, permit of or from, or filing with or notification to, any person, public body, or authority other than (i) the required approvals, consents and waivers of governmental authorities referred to in Section 6.1(b), (ii) the approval of the shareholders of AFG referred to in Section 3.5(b) hereof, (iii) such approvals, consents or waivers as are required under the federal and state securities or "Blue Sky" laws in connection with the transactions contemplated by this Agreement or the Option Agreement, and
     (iv) the filing of a Certificate of Merger with the Secretary of State of the State of Ohio and the filing of an officer's certificate and a copy of this Agreement with the Secretary of State of the State of California pursuant to the OGCL and the CGCL, respectively.

     SECTION 4.6 Certain Statements, Reports and Documents. KeyCorp has delivered to AFG its Annual Report on Form 10-K for the fiscal year ended December 31, 1993, and all other documents, as amended prior to the date of this Agreement, filed or to be filed subsequent to December 31, 1993 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed with the SEC (the "KeyCorp Reports"). As of their respective dates, the KeyCorp Reports did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the consolidated balance sheets in or incorporated by reference into the KeyCorp Reports (including any related notes and schedules thereto) fairly presents and will fairly present the consolidated financial position of KeyCorp as of its date and each of the consolidated statements of income and changes in stockholder's equity and cash flow or equivalent statements in or incorporated by reference into the KeyCorp Reports (including any related notes and schedules thereto) fairly presents and will fairly present the consolidated results of operations or consolidated changes in cash flows, as the case may be, of KeyCorp for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the period involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

     SECTION 4.7 No Material Adverse Change. Except as disclosed in any KeyCorp Report, since December 31, 1993, there has been no material adverse change in the business, financial condition, results of operations, or prospects of KeyCorp and the KeyCorp Subsidiaries taken as a whole.

     SECTION 4.8 Compliance with Applicable Law. KeyCorp and each KeyCorp Subsidiary has complied in all material respects with all laws, regulations, and orders (including, without limitation, zoning ordinances, building codes, and environmental, civil rights, and occupational health and safety laws and regulations and governing instruments) applicable to any of them and to the conduct of its or their respective business, except where the failure to so comply, either individually or in the aggregate, would not have a Material Adverse Effect on KeyCorp and the KeyCorp Subsidiaries taken as a whole and (b) neither KeyCorp nor any KeyCorp Subsidiary is in default under, and no event has occurred which, with the lapse of time or action by a third party, could result in a default under, the terms of any judgment, order, writ, decree, permit, or license of any agency or any government or court, whether federal, state, municipal, or local and whether at law or in equity, except where such default or such event, either individually or in the aggregate, would not have a Material Adverse Effect on KeyCorp and the KeyCorp Subsidiaries taken as a whole.

     SECTION 4.9 Fees. Other than financial advisory services performed for KeyCorp by Salomon Brothers Inc, neither KeyCorp nor any of the KeyCorp Subsidiaries, nor any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it or any of its subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

     SECTION 4.10 KeyCorp Common Stock. The KeyCorp Common Stock to be issued in the Merger is duly authorized and, when issued to holders of AFG Common Stock in connection with the Merger, will be validly issued, fully paid and non-assessable and not subject to preemptive rights, with no personal liability attaching thereto.

     SECTION 4.11 Knowledge As to Conditions. KeyCorp knows of no reason why the approvals, consents and waivers of governmental authorities referred to in
Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in the proviso thereto.

     SECTION 4.12 Registration Statement. The information to be supplied by KeyCorp for inclusion in the Registration Statements will not, at the time either such Registration Statement becomes effective, and, in the case of the Proxy Statement/Prospectus, at the time it is mailed and at the time of the AFG Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents which KeyCorp is responsible for filing with the SEC and any other Regulator in connection with the Merger will comply as to form in all material respects with the provisions of applicable law, except that no representation is made by KeyCorp with respect to statements made therein based on information supplied by AFG for inclusion in the Proxy Statement or the Spinoff Registration Statement, respectively, or with respect to information concerning AFG or any AFG Subsidiary incorporated by reference in the Proxy Statement.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.1 Acquisition Proposals. Unless and until this Agreement shall have been terminated by either party pursuant to Article VII hereof, AFG agrees that neither it nor any AFG Subsidiary nor any of the respective officers and directors of AFG or any AFG Subsidiary shall, and AFG shall direct and cause its and any AFG Subsidiary's employees, agents and representatives (including, without limitation, any investment banker, attorney, or accountant retained by it or any of its subsidiaries) not to, (i) initiate, solicit, or encourage, directly or indirectly, any inquiries or the making of any proposal or offer, or enter into any agreement or instrument evidencing any proposal or offer (including, without limitation, any proposal or offer to shareholders of AFG) with respect to a merger, consolidation or similar transaction involving, or any purchase of, or right to purchase, all or any significant portion of the assets or any equity securities of, or any securities convertible into or otherwise evidencing any equity securities of, AFG or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, (ii) except to the extent legally required for the discharge by AFG's Board of Directors of its fiduciary duties as advised in writing by such Board's counsel, engage in any negotiations concerning, or assist, cooperate or provide any information or data to, or have any discussions with, any person, corporation, partnership or other entity or group (other than KeyCorp) relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. AFG will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. In addition, AFG will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.1. AFG will notify KeyCorp immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with AFG, and AFG will provide to KeyCorp the identity of any person, corporation, partnership, or other entity or group making such inquiries or proposals.

     SECTION 5.2 Employment and Benefit Matters.

          (a) Service Credit. In the event that any employee of AFG or any AFG Subsidiary is transferred to KeyCorp or any affiliate of KeyCorp or becomes a participant in an employee benefit plan, program or arrangement maintained by or contributed to by KeyCorp or any of its affiliates, KeyCorp shall cause such plan, program, or arrangement to treat the prior service of such employee with AFG or any AFG Subsidiary as service rendered to KeyCorp or its affiliate, as the case may be, for purposes of eligibility to participate, vesting and eligibility for special benefits under such plan, program, or arrangement, but not for the purpose of accrual of benefits or determining the amount of any retiree medical benefits. Without limitation on the foregoing, KeyCorp shall not treat any employee of AFG or any AFG Subsidiary as a "new" employee for purposes of any exclusion under any health or similar plan of KeyCorp or any of its affiliates for a pre-existing medical condition.

          (b) Employment, Severance, and Other Obligations. Following the Effective Time, KeyCorp shall honor in accordance with their terms all employment, severance, and other compensation contracts between AFG or any AFG Subsidiary (other than Patlex) and any director, officer, or employee of AFG or any AFG Subsidiary (other than Patlex).

     SECTION 5.3 Investigation and Confidentiality. Prior to the Effective Time, KeyCorp and AFG each will keep the other party promptly advised of all material developments relevant to its business and to the consummation of the Merger and may make or cause to be made such investigation, if any, of the business, properties, operations, and financial and legal condition of the other party and its respective subsidiaries as KeyCorp or AFG reasonably deems necessary or advisable to familiarize itself and its advisors with such business, properties, operations, and condition, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. KeyCorp and AFG each agrees to furnish the other party and the other party's advisors with such financial and operating data and other information with respect to its business, properties, and employees as KeyCorp and AFG shall from time to time reasonably request. No investigation by one party shall affect the representations and warranties of the other party and, subject to Sections 7.2 and 9.3 of this Agreement, each such representation and warranty shall survive any such investigation. Each party shall maintain the confidentiality of all confidential information furnished to it by the other party in accordance with the terms of the Confidentiality Agreements, dated March 3, 1995 between AFG and KeyCorp, and dated March 7, 1995 between KeyCorp and AFG.

     SECTION 5.4 Certain Filings, Consents and Arrangements. KeyCorp, KeySub and AFG shall (a) as soon as practicable after the date hereof, make any filings and applications required to be filed in order to obtain all approvals, consents and waivers of governmental authorities necessary or appropriate for the consummation of the transactions contemplated hereby or by the Option Agreement,
(b) cooperate with one another (i) in promptly determining what filings are required to be made or approvals, consents or waivers are required to be obtained under any other relevant federal, state, local or foreign law or regulation, and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents, or waivers, and (c) deliver to the other party copies of the publicly available portions of all such filings and applications promptly after they are filed. In addition, AFG and the AFG Subsidiaries will use their best efforts to obtain, to the extent necessary, from the other party or parties to all AFG Loans, Servicing Agreements, indentures, leases, contracts, and other agreements to which any of them is a party, or by which any of their assets may be bound, appropriate consents and waivers in writing to the transactions contemplated by this Agreement or the Option Agreement and/or such amendments, assignments, or modifications of such documents as may be required in order that the Merger shall not conflict therewith, result in a breach or termination of any provision thereof, or result in any default thereunder, or result in the creation of any lien, pledge, claim, security interest, encumbrance, charge, or restriction on any of the properties or assets of AFG or any AFG Subsidiary pursuant thereto.

     SECTION 5.5 State Anti-takeover Statutes. AFG shall take all reasonable steps (a) to exempt AFG and the Merger Agreement and Option Agreement and the transactions contemplated hereby and thereby from the requirements of any state anti-takeover, control share, merger moratorium, or other similar law by action of its Board of Directors or otherwise, (b) upon the request of KeyCorp, to assist in any challenge by KeyCorp to the applicability to the Merger Agreement and Option Agreement and the transactions contemplated hereby and thereby of any such state anti-takeover law, and (c) promptly notify KeyCorp upon receipt by AFG of any notice, order, inquiry or other communication, written or oral, received from any state securities law administrator or other party with respect to any such matter.

     SECTION 5.6 Indemnification.

          (a) From and after the Effective Time, KeyCorp agrees to indemnify and advance reasonable costs and expenses for services actually performed and invoiced (including reasonable attorneys' fees, disbursements and expenses) and hold harmless each present director and officer of AFG or its subsidiaries as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, to the full extent that AFG would have been required under California law or its Articles of Incorporation or By-laws in effect on the date hereof to indemnify such person (and KeyCorp shall also advance expenses as incurred to the full extent required under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under California law and AFG's Articles of Incorporation and By-laws or otherwise applicable to AFG shall be made by independent counsel selected jointly by KeyCorp and the Indemnified Party.

          (b) Any Indemnified Party wishing to claim indemnification under
     Section 5.6(a) shall notify KeyCorp within fortyfive days upon learning of any such claim, action, suit, proceeding, or investigation, but the failure to so notify KeyCorp shall not relieve KeyCorp of any liability it may have to such

     Indemnified Party if such failure does not prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding, or investigation (whether arising before or after the Effective Time), (i) KeyCorp shall have the right to assume the defense thereof and KeyCorp shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if KeyCorp elects not to assume such defense or counsel for the Indemnified Parties and advises such Indemnified Parties that there are issues which raise conflicts of interest between KeyCorp and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and KeyCorp shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that KeyCorp shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and
     (iii) KeyCorp shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld; and provided, further, that KeyCorp shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. If such indemnity is not available with respect to any Indemnified Party, then KeyCorp and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

          (c) For a period of three years after the Effective Time, KeyCorp shall use all reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by AFG (provided that KeyCorp may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous to such directors and officers) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event shall KeyCorp be obligated to expend, in order to maintain or provide insurance pursuant to this Subsection 5.6(c), any amounts per annum in excess of 200% of the amount of the annual premiums paid as of the date hereof by AFG for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, KeyCorp shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. In the event that KeyCorp acts as its own insurer for all of its directors and officers with respect to matters typically covered by a directors' and officers' liability insurance policy, KeyCorp's obligations under this Subsection 5.6(c) may be satisfied by such self insurance.

     SECTION 5.7 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents, and approvals from all applicable governmental entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

     SECTION 5.8 Publicity. The initial press release announcing this Agreement shall be a joint press release and thereafter AFG and KeyCorp shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

     SECTION 5.9 Proxy; Registration Statement. As soon as practicable after the date hereof, KeyCorp and AFG shall prepare the Proxy Statement, file it with the SEC, respond to comments of the staff of the SEC, clear the Proxy Statement with the staff of the SEC and promptly thereafter mail the Proxy Statement to all holders of record (as of the applicable record date) of shares of AFG Common Stock. KeyCorp and AFG shall cooperate with each other in the preparation of the Proxy Statement. KeyCorp shall prepare and file the Merger Registration Statement with the SEC as soon as is reasonably practicable following receipt of final comments from the staff of the SEC on the Proxy Statement (or advice that the staff will not review such filing) and shall use all reasonable efforts to have the Merger Registration Statement declared effective by the SEC as promptly as practicable and to maintain the effectiveness of such Merger Registration Statement. KeyCorp shall also take any action required to be taken under state "Blue Sky" or securities laws in connection with the issuance of the KeyCorp Common Stock pursuant to the Merger, and AFG shall furnish KeyCorp all information concerning AFG and the holders of its capital stock and shall take any action as KeyCorp may reasonably request in connection with any such action.

     SECTION 5.10 Shareholders' Meeting. AFG shall take all action necessary, in accordance with applicable law and its Articles of Incorporation and By-laws, to convene a special meeting of the holders of AFG Common Stock (the "AFG Meeting") as promptly as practicable for the purpose of considering and taking action upon this Agreement. The AFG Meeting shall be held on a date mutually agreed upon by KeyCorp and AFG, but in all events as soon as reasonably practicable after the Registration Statements are declared effective. AFG shall submit the Proxy Statement to its shareholders and use its best efforts to obtain all votes and approvals of its shareholders necessary for the approval and adoption of this Agreement. AFG shall submit no other matter for approval at the AFG Meeting without the consent of KeyCorp. AFG will not distribute any information to its shareholders with respect to the transactions contemplated hereby without prior notice to, and opportunity to comment upon such information by, KeyCorp. AFG will, at the AFG Meeting, present this Agreement for approval and adoption by its shareholders, in accordance with the applicable requirements of law. Except to the extent legally required for the discharge by the Board of Directors of AFG of its fiduciary duties, The Board of Directors of AFG shall recommend, and shall use its best efforts to cause, the holders of the AFG Common Stock to vote in favor of and approve the Merger and adopt this Agreement at the AFG Meeting.

     SECTION 5.11 Additional Affiliate Agreements. Hereafter and until the Effective Time, AFG shall identify to KeyCorp each additional person who thereafter becomes an Affiliate and shall promptly deliver written and executed agreements in the form of Exhibit G attached hereto to KeyCorp for each such person.

     SECTION 5.12 Tax-Free Reorganization Treatment. Neither AFG nor any of its affiliates, nor KeyCorp nor any of its affiliates shall take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code. In the event that the Distribution is ultimately determined to be a taxable distribution (for whatever reason) by the Internal Revenue Service, any state taxing authority or a court, or pursuant to a settlement of a disputed tax deficiency, regardless of when the Closing occurs, or by KeyCorp if the Closing occurs on or prior to August 24, 1995 or the closing condition in Section 6.2(j) is not satisfied, neither AFG, Patlex, KeyCorp, the Surviving Corporation nor any affiliate of any of them (other than a person who shall have been a recipient of the Distribution) shall have any liability for the payment of any taxes, interest or penalties imposed on the recipients of the Distribution arising as a result of any such determination. If the Closing occurs on or prior to August 24, 1995, liability for the payment of any taxes, interest or penalties imposed upon AFG, the Surviving Corporation or KeyCorp as a result of such determination or settlement ("Corporate Spinoff Taxes") shall be paid in accordance with Section 1.9(a). If the Closing occurs after August 24, 1995 and such determination or settlement is attributable to any action taken by KeyCorp, KeySub, the Surviving Corporation or any of their shareholders or affiliates, KeyCorp shall pay (and shall indemnify Patlex against) the Corporate Spinoff Taxes. If the Closing occurs after August 24, 1995 and such determination or settlement is attributable to any action (other than the continuing conduct of its business activities substantially in the manner conducted prior to the date of this Agreement) taken by Patlex or any of its shareholders or affiliates, Patlex shall pay (and shall indemnify AFG, the Surviving Corporation and KeyCorp against) the Corporate Spinoff Taxes. If the Closing occurs after August 24, 1995 and such determination is not attributable to any action (other than the continuing conduct of its business activities substantially in the manner conducted prior to the date of this Agreement) either by Patlex or any of its shareholders or by KeyCorp, KeySub, the Surviving Corporation or any of their affiliates, KeyCorp shall pay the first $2,500,000 of the Corporate Spinoff Taxes and Patlex shall pay the amount, if any, by which the Corporate Spinoff Taxes exceed $2,500,000.

     SECTION 5.13 Documents and Information to be Furnished by AFG. AFG will furnish to KeyCorp promptly after such documents are available (a) the monthly financial statements of AFG and the AFG Subsidiaries (in the same form, and prepared on the basis of the same accounting principles and procedures used in, the preparation of the monthly financial statements previously provided by AFG to KeyCorp), (b) all filings or reports filed by AFG or the AFG Subsidiaries with federal, state, or other governmental agencies having supervisory or regulatory authority over the activities or securities of AFG or the AFG Subsidiaries, and (c) true and complete copies of such information concerning the affairs of AFG or the AFG Subsidiaries as KeyCorp and its representatives may reasonably request, including, without limitation, all internal control reports submitted to AFG or the AFG Subsidiaries by independent accountants in connection with each annual, interim, or special audit of the books made by such accountants, all management reports prepared by AFG pertaining to credit quality and the status of AFG Loans and Servicing Agreements and all reports sent to the holders of the Asset Backed Certificates of any class pursuant to all Securitization Transactions.

     SECTION 5.14 Notification of Certain Matters. During the period from the date of this Agreement to the Effective Time, AFG shall promptly notify KeyCorp of (a) any material change in the normal course of its business or the respective business of any AFG Subsidiary, (b) any governmental complaints, audits, investigations, or hearings (or communications indicating that the same may be contemplated), or (c) the institution or the threat of litigation involving AFG or any AFG Subsidiary, other than in the normal course of its business.

     SECTION 5.15 Tax Representations of AFG. AFG shall make all representations and warranties and obtain such certificates from certain of its officers and directors, in each case as may reasonably be requested by counsel for either AFG or KeyCorp, and from certain of its shareholders, in the form of Exhibit H attached hereto, in order for such counsel to issue the respective tax opinion referred to in Section 6.1(f) hereof.

     SECTION 5.16 Tax Representations of KeyCorp and KeySub. KeyCorp and KeySub shall make all representations and warranties and obtain such certificates from their officers, directors or shareholders reasonably requested by counsel for either AFG or KeyCorp in order for such counsel to issue the respective tax opinion referred to in Section 6.1(f) hereof.

     SECTION 5.17 Voting Agreements. AFG shall deliver to KeyCorp by March 27, 1995 all of the Voting Agreements.

     SECTION 5.18 Merger Consideration. At the Effective Time, KeyCorp shall make arrangements to timely provide the Merger Consideration to the Exchange Agent to enable the Exchange Agent to deliver the Merger Consideration in accordance with Article I of this Agreement.

     SECTION 5.19 NYSE Listing. KeyCorp and KeySub will use their best efforts to maintain KeyCorp's listing on the NYSE. Prior to the Closing and in accordance with applicable rules and regulations, KeyCorp and KeySub shall file a Subsequent Listing Application with the NYSE to list any additional shares of KeyCorp Common Stock to be issued to holders of AFG Common Stock in connection with the Merger.

     SECTION 5.20 Best Efforts. Each of KeyCorp, KeySub and AFG shall use their best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate the Merger and the transactions contemplated by this Agreement on a prompt basis, including such actions as any of the parties consider necessary, proper, or advisable in connection therewith, including, without limitation, using all reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the abilities of the parties to consummate the transactions contemplated hereby.

     SECTION 5.21 Termination of Invemed Agreement. Effective as of the Effective Time, AFG shall cause the Agreement to Render Services, dated March 30, 1993, between AFG and Invemed to be terminated at a cost to AFG not exceeding a pro rata portion (based on the number of days elapsed in the quarter) of the fee payable to Invemed for the quarter in which the termination occurs.

                                   ARTICLE VI

                           CONDITIONS TO CONSUMMATION

     SECTION 6.1 Conditions to All Parties' Obligations. The respective obligations of KeyCorp, KeySub and AFG to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

          (a) The Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of AFG; KeyCorp as the sole shareholder of KeySub hereby approving this Agreement and the Merger in accordance with applicable law.

          (b) All required approvals and authorizations of, filings and registrations with, consents or waivers of, and notifications to, all regulatory authorities required for the consummation of the transactions contemplated hereby shall have been obtained or made, including, without limitation, all approvals by the Federal Reserve Board and the approval of the Arizona Superintendent of Banks, and shall be in full force and effect and all applicable statutory waiting periods shall have expired; provided, however, that no approval, consent or waiver in this Section 6.1(b) shall be deemed to have been received if it shall contain or be subject to any restriction or condition which, in the judgment of KeyCorp, is unreasonably burdensome.

          (c) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or any other transaction contemplated by this Agreement.

          (d) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal the consummation of the Merger or any other transaction contemplated by this Agreement.

          (e) The Registration Statements shall have become effective and no stop order suspending the effectiveness of either Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (f) KeyCorp and KeySub shall have received the opinion of Thompson, Hine and Flory and AFG shall have received the opinion of Morgan, Lewis & Bockius, each dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (i) in the case of the opinion of Thompson, Hine and Flory, no gain, or loss will be recognized by KeyCorp or KeySub as a result of the Merger; and (ii) in the case of the opinion of Morgan, Lewis & Bockius, (A) no gain, income or loss will be recognized by AFG as a result of the Merger; and (B) no gain or loss will be recognized by the holders of AFG who exchange their shares of AFG Common Stock for shares of KeyCorp Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in KeyCorp Common Stock). In rendering such opinions, Morgan, Lewis & Bockius and Thompson, Hine and Flory may require and rely upon representations contained in certificates of officers of KeyCorp, KeySub, AFG and others.

          (g) No litigation or proceeding shall be pending against KeyCorp or AFG or any of their respective subsidiaries brought by any governmental agency seeking to prevent consummation of the transactions contemplated hereby.

          (h) The Distribution shall have become effective in accordance with the Patlex Spinoff Agreement.

          (i) The shares of KeyCorp Common Stock issuable to AFG's shareholders pursuant to this Agreement shall have been authorized for listing on the NYSE, upon official notice of issuance.

     SECTION 6.2 Conditions to Obligations of KeyCorp and KeySub. The obligations of KeyCorp and KeySub to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

          (a) KeyCorp and its directors and officers who sign the Merger Registration Statement shall have received from AFG's independent certified public accountants comfort letters, dated (i) the date of the mailing of the Proxy Statement/Prospectus to AFG's shareholders and (ii) shortly prior to the Effective Time, with respect to certain financial information regarding AFG. KeyCorp shall identify the procedures to be followed and the form of the comfort letter, which procedures and form shall be reasonable under the circumstances.

          (b)(i) Each of the representations and warranties of AFG contained in this Agreement and the Option Agreement shall have been true, in all material respects, on and as of the date of this Agreement and on and as of the Shareholder/Regulatory Approval Date; provided, however, that no adverse effect on the consolidated net income of AFG for any period beginning on or after the date hereof arising solely as a result of compliance by AFG with its covenant set forth in this Agreement to the effect that neither AFG nor any AFG Subsidiary shall enter into any Securitization Transaction after the date hereof, shall be deemed to make any representation concerning AFG not true in any material respect for purposes of this Section 6.2(b) or otherwise in this Agreement;

          (ii) There shall not have occurred at any time after the date of this Agreement and before the Closing Date any substantial disruption of the ability of AFG and the AFG Subsidiaries (other than Patlex), taken as a whole, to conduct any significant portion of their business in the ordinary course and in accordance with their past practices that has a duration of two weeks or more and results in a material adverse change to the business, property, financial condition, results of operations, or prospects of AFG and the AFG Subsidiaries, taken as a whole (without regard to how or by whom or what such disruption is caused);

          (iii) the average of the ratios of (A) delinquent AFG Loans (those that are more than 30 days overdue), to (B) the outstanding principal balance of AFG Loans, as of the end of each of the last three months for which such data is available prior to the Closing Date shall not exceed 2.25%;

          (iv) the average of the ratios of (A) net charge-offs for AFG Loans during the month, to (B) the outstanding principal balance of AFG Loans as of the end of the month, for each of the last three months for which such data is available prior to the Closing Date shall not exceed 8.5%;

          (v) the total volume of AFG Loans made or purchased by AFG or any AFG Subsidiary (excluding bulk purchases from financial institutions) during the last three-month period for which such data is available prior to the Closing Date shall not be less than $40,000,000;

          (vi) no claims, litigation, or proceedings shall be pending or, to the best of AFG's knowledge, threatened against AFG or any of the AFG Subsidiaries that are not disclosed in Schedule 3.11, and there shall exist no liabilities of AFG or any AFG Subsidiary, whether absolute, accrued, contingent or otherwise, of a type required to be disclosed, reflected, or reserved for under generally accepted accounting principles that are incurred prior to the Effective Time but were not disclosed in Schedule 3.8 or in any of the AFG Reports filed by AFG prior to the date of this Agreement (other than liabilities, normal in nature and amount, incurred by AFG or any AFG Subsidiary in the ordinary course of business since December 31, 1994), that in the reasonable judgment of KeyCorp are, in the aggregate, likely to result in expenses or liabilities (including in any case attorneys' fees and other costs of litigation) in excess of $20,000,000, on a before-tax basis. Notwithstanding any other provision of this Agreement, KeyCorp shall have the right to terminate this Agreement or refuse to consummate the Closing due to the nonfulfillment of this subsection (vi), only if KeyCorp provides AFG with written notice (the "KeyCorp Notice") before 5:00 p.m. (Cleveland time) on the date ten business days prior to the scheduled date of the Closing. The KeyCorp Notice shall specifically state the following: that it is pursuant to this subsection (vi), each of the claims, litigation, expenses or liabilities and the amount of the expense or liability that KeyCorp has determined in its reasonable judgment are likely to result, in each case and on an aggregate basis, therefrom and the basis for KeyCorp's reasonable judgment. If AFG receives the KeyCorp Notice, AFG shall have the right (the "AFG Right") to have this subsection (vi) not be a closing condition if AFG provides KeyCorp with written notice of its exercise of the AFG Right (the "AFG Notice") during the period beginning on the first business day after receipt by AFG of the

     KeyCorp Notice and ending at 5:00 p.m. (Cleveland time) on the fourth business day after receipt by AFG of the KeyCorp Notice, pursuant to which AFG agrees that a portion of the Merger Consideration shall be withheld and deposited with an escrow agent for disbursement in accordance with the Escrow Agreement attached hereto as Exhibit I. In case of any such escrow,
     (A) the number of shares of KeyCorp Common Stock to be deposited with the escrow agent shall be sufficient, in the reasonable judgment of KeyCorp, to cover the excess of the amount of such expenses or liabilities over $20,000,000 and (B) the Exchange Ratio shall be reduced so as to correspond to the number of shares of KeyCorp Common Stock otherwise to be issued under the Agreement less the number of shares of KeyCorp Common Stock deposited with the escrow agent;

          (vii) no default by AFG or any AFG Subsidiary of the GECC Agreement, or event which with the passage of time or the giving of notice would constitute a default, shall have occurred;

          (viii) AFG shall have performed, in all material respects, each of its covenants required to be performed by it at or prior to the Closing Date; and

          (ix) KeyCorp shall have received certificates signed by the Chief Executive Officer and the Chief Financial Officer of AFG (A) on the Shareholder/Regulatory Approval Date to the effect of Section 6.2(b)(i), and (B) on the Closing Date to the effects set forth in Section 6.2(b)(ii) through 6.2(b)(viii) above.

          (c) KeyCorp shall have received all state securities laws and "Blue Sky" permits and other authorizations necessary to consummate the transactions contemplated thereby.

          (d) AFG and each AFG Subsidiary shall have obtained any and all consents or waivers from other parties to loan agreements, Securitization Transactions (including, without limitation, any consents or approvals of rating agencies or other entities or parties as to AFG or any affiliate of AFG required by any documentation relating to any Securitization Transaction) or other contracts required for the consummation of the Merger, and AFG and each AFG Subsidiary shall have obtained any and all permits, authorizations, consents, waivers, and approvals required for the lawful consummation of the Merger.

          (e) Each person who may be deemed by KeyCorp to be an Affiliate of AFG shall have delivered, prior to the mailing of the Proxy
     Statement/Prospectus to AFG's shareholders, an Affiliate Agreement substantially in the form of Exhibit G attached hereto, and all such Affiliate Agreements shall be in full force and effect on the Closing Date.

          (f) The Employment Agreements as defined in Section 4.4, shall be in full force and effect, each of A. E. Steinhaus and Blair T. Nance shall be capable of performing their duties thereunder, and neither of them shall have died, become disabled or in any other manner been the subject of any termination of employment pursuant to any provision of their respective Employment Agreements.

          (g) All Warrants granted by AFG or any AFG Subsidiary shall have been exercised prior to the Effective Time.

          (h) Neither AFG, any AFG Subsidiary, nor any affiliate of either of them shall have entered into any Securitization Transaction except as expressly permitted under Section 2.2(a).

          (i) GECC shall have given its consent, as required under the GECC Agreement, to this Agreement and the Merger without making its consent conditional upon any payment to it.

          (j) In the event that the Closing Date is after August 24, 1995, KeyCorp shall have received an opinion (at least as strong as the most stringent standard set forth in Treasury Regulation Section 1.6662-4(d)(2)) of Morgan, Lewis & Bockius, dated as of the date of the Distribution, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the time of the Distribution and a reasonable assessment of existing authorities, the Distribution will be treated for federal income tax purposes as a tax-free spinoff within the meaning of
     Section 355 of the Code and that, accordingly, no gain, income or loss will be recognized by AFG as a result of the Distribution.

          (k) The letter agreement, dated November 28, 1990, between AFG and Quantum Fund N.V. ("Quantum"), providing for the right of Quantum to designate up to two members of the AFG Board of Directors shall have been terminated effective as of the Closing Date.

     SECTION 6.3 Conditions to the Obligations of AFG. The obligation of AFG to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

          (a) Each of the representations, warranties and covenants of KeyCorp and KeySub contained in this Agreement and the Option Agreement shall, in all material respects, be true on the Closing Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); KeyCorp and KeySub each shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement required to be performed by it at or prior to the Closing Date; and AFG shall have received certificates signed by a duly authorized officer of KeyCorp and of KeySub, respectively, dated the Closing Date, to the foregoing effect.

          (b) The Board of Directors of AFG shall have received a letter, in form and substance satisfactory to AFG, dated the date on which the Proxy Statement/Prospectus is first mailed to holders of AFG Common Stock, pursuant to which CS First Boston Corporation shall express its opinion that the consideration to be received by AFG's shareholders, other than KeyCorp, in the Merger and the Distribution, taken as a whole, is fair to such shareholders from a financial point of view.

                                  ARTICLE VII

                                  TERMINATION

     SECTION 7.1 Termination. This Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by the shareholders of AFG in accordance with Section 5.10 or:

          (a) by the mutual written consent of KeyCorp and AFG, if the Board of Directors (or, in the case of KeyCorp, the Executive Committee of the Board of Directors) of each so determines;

          (b) by KeyCorp or AFG, if its Board of Directors (or, in the case of KeyCorp, the Executive Committee of the Board of Directors) so determines, in the event of a material breach by the other party hereto of any (i) representation or warranty contained herein (or, in the case of AFG, in the Option Agreement), if the nonbreaching party in good faith determines that it might not have entered into this Agreement, or that the Merger Consideration might have been different, if the nonbreaching party had known of the breach prior to execution of this Agreement, or (ii) covenant or agreement contained herein (or, in the case of AFG, in the Option Agreement) which is not cured or not curable within 60 days after written notice of such breach is given to the party committing such breach by the other party;

          (c) by KeyCorp or AFG by written notice to the other party if either
     (i) any approval, consent or waiver of a governmental authority required to permit the consummation of the transactions contemplated hereby shall have been denied or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (d) by KeyCorp or AFG, if its Board of Directors (or, in the case of KeyCorp, the Executive Committee of the Board of Directors) so determines, in the event that the Merger is not consummated by December 31, 1995 unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate;

          (e) by the Board of Directors of AFG if any of the conditions specified in Section 6.3 hereof have not been met by KeyCorp or waived by AFG at such time as such condition is no longer capable of being satisfied;

          (f) by the Board of Directors (or the Executive Committee thereof) of KeyCorp if any of the conditions specified in Section 6.2 hereof have not been met by AFG or waived by KeyCorp at such time as such condition is no longer capable of being satisfied; or

          (g) by the Board of Directors (or the Executive Committee thereof) of KeyCorp simultaneously with or at any time after the occurrence of a "Repurchase Event" (as defined in the Option Agreement).

     SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement by either KeyCorp or AFG, as provided in Section 7.1, this Agreement (except this Section, the confidentiality obligations of Section 5.3, Sections 7.3, and 9.7) shall thereafter become void, and there shall be no liability on the part of any party hereto or their respective officers or directors; provided, however, that in the event of a breach of any representation, warranty, covenant, or agreement set forth in this Agreement, liability for such breach shall survive the termination of this Agreement and, if the terminating party is not also in material breach of this Agreement, then, notwithstanding
Section 9.7 hereof, the breaching party shall pay, within 20 days of such termination, all out-of-pocket costs and expenses, including without limitation, reasonable legal, accounting and investment banking fees and expenses, incurred by the nonbreaching party in connection with their entering into this Agreement and their carrying out of any and all acts contemplated hereunder.

     SECTION 7.3 Termination Fee. If this Agreement is terminated for any reason within one year after a "Purchase Event" occurs under the Option Agreement (other than the termination of this Agreement by AFG for a material breach by KeyCorp of any representation, warranty, covenant, or agreement set forth in this Agreement and such material breach continued for 30 days after written notice to KeyCorp), AFG will, within 10 days following written demand made by KeyCorp, pay to KeyCorp, in immediately available funds, $1,500,000. The rights of KeyCorp under this Section 7.3 are in addition to and independent of its rights under any other provision of this Agreement and under the Option Agreement and shall survive any termination of this Agreement; provided, however, that any payment required under this Section 7.3 shall be reduced by the amount of any payment required to be made under Section 7.2.

                                  ARTICLE VIII

                             ENVIRONMENTAL MATTERS

     SECTION 8.1 Environmental Representations and Warranties of AFG.

          (a) "Properties" as used in this Article VIII shall include all real property presently owned, operated or leased by AFG and each AFG Subsidiary, including those that are, or should have been, listed in
     Schedule 3.16 as provided in Section 3.16 of this Agreement.

          (b) AFG and each AFG Subsidiary has obtained any and all material permits, licenses and other authorizations which are required with respect to the operation of their respective businesses and all Properties under any Environmental Laws (as hereinafter defined) (such permits, licenses and authorizations being hereinafter referred to as "Environmental Permits") including all federal, state and local laws relating to pollution or protection of the environment such as the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), laws relating to emissions, discharges, releases or threatened releases of hazardous, toxic or other pollutants, contaminants, chemicals, electro-magnetic field radiation, or materials regulated by Environmental Laws ("Regulated Material") including, but not limited to, ambient air, surface water, ground water, land surface or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage disposal, transport or handling of Regulated Material (which laws, together with all regulations, rules, codes, plans, decrees, judgments, injunctions, notice and demand letters issued, entered, promulgated or approved thereunder with respect to AFG or any AFG Subsidiary being herein referred to as "Environmental Laws"). AFG and each AFG Subsidiary is in compliance with all terms and conditions of all Environmental Permits required under the Environmental Laws, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, orders, agreements, schedules and timetables contained in the Environmental Laws, except where the failure to be in such compliance would not have a Material Adverse Effect on AFG and the AFG Subsidiaries taken as a whole. AFG will request from each owner and previous owner of any Properties or any business currently leased by AFG or any AFG Subsidiary who owns or has owned the Property within the five years preceding the date of this Agreement copies of all notices alleging noncompliance with any Environmental Law. To the extent that AFG has not to date received responses from any such owner or previous owner, it will continue to seek such information.

          (c) There is no civil, criminal or administrative action, demand, claim, investigation or proceeding pending or, to the best knowledge of AFG, threatened against AFG or any AFG Subsidiary with regard to any Properties including, without limitation, any notices or demand letters or requests for information from any federal or state environmental agency, under or relating in any way to the Environmental Laws.

          (d) With regard to any of the Properties, there are no past, present or to the best knowledge of AFG, anticipated future events, conditions, circumstances, or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws in any material respect, or which may give rise to any material common law or other legal liability, or which otherwise may form the basis of any material claim, action, demand, proceeding, notice of violation or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge, release or threatened release into the environment, of any Regulated Material. Without in any way limiting the foregoing, to the best knowledge of AFG, no release, emission or discharge into the environment of any Regulated Material which would give rise to material liability under any Environmental Laws has occurred, is currently occurring at any Properties and, to the best knowledge of AFG, there is no spill, deposit, or discharge of any such Regulated Material at, on, into, under or having originated from any of the Properties. To the best knowledge of AFG, none of the Properties includes any equipment, machinery, device, or other apparatus that contains polychlorinated biphenyls that is now or ever has been leaking; any asbestos that is or reasonably may be anticipated to become in a condition which reasonably may threaten the health and/or safety of a person exposed to the asbestos; any type of underground storage tank; and

          (e) AFG has delivered or will deliver to KeyCorp true, complete and correct copies of results of any non-privileged reports, studies, audits, assessments, analyses, tests or monitoring known to, in the possession of, or initiated by AFG, any AFG Subsidiary or each owner and previous owner of any of the Properties pertaining to the existence of Hazardous Substances and other environmental concerns relating to any of the Properties, or concerning compliance with or liability under the Environmental Laws.

     SECTION 8.2 Environmental Occurrence Notification and Response. In the event that AFG either receives notice from any governmental entity, or any owner or other tenant of any of the Properties, or it or any of its managers or management personnel responsible for environmental matters has actual knowledge at any time after the date of this Agreement and prior to the Closing Date that any representation of AFG set forth in Section 8.1 may not be fully accurate (an "Environmental Action Item"), AFG shall provide KeyCorp with notice setting forth the details thereof as soon as is reasonably practicable, but in no event later than the earlier of three (3) days after becoming aware of such Environmental Action Item or at the Closing Date, and shall cooperate in all reasonable respects with KeyCorp in investigating and remediating, if necessary, at AFG's expense, any such situation.

                                   ARTICLE IX

                                 OTHER MATTERS

     SECTION 9.1 Certain Definitions; Interpretation. As used in this Agreement, the following terms shall have the meanings indicated:

          "Material Adverse Effect," shall mean, when used with respect to any person, a material adverse effect on the consolidated business, operations, results of operations or financial condition of such person, other than any such effect attributable to or resulting directly or indirectly from changes in the general level of interest rates or general economic conditions.

          "person" includes an individual, corporation, partnership, association, trust or unincorporated organization or government or any agency or political subdivision thereof.

     When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

     SECTION 9.2 Knowledge. As used in this Agreement the phrase "to the best of AFG's knowledge" or any similar phrase shall mean the knowledge of A. E. Steinhaus, President and Chief Executive Officer, and Blair T. Nance, Chief Financial Officer, or any one or both of them, based upon actual knowledge or constructive knowledge that should have been known based upon reasonable investigation by them, consistent with their positions and responsibilities, of AFG and each AFG Subsidiary and its and their respective business, assets, liabilities, operations and prospects.

     SECTION 9.3 Survival. Only those agreements and covenants of the parties that are expressly made applicable in whole or in part after the Effective Time shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time. If the Agreement shall be terminated, the agreements of the parties in Sections 5.3 (but only to the extent of the confidentiality obligations set forth in such Section), 7.2, 7.3 and 9.7 shall survive such termination.

     SECTION 9.4 Waiver and Amendment. (a) Prior to the Effective Time, by written notice to any other party hereto, any party hereto may (i) extend the time for the performance of any of the obligations or other actions of such other party under this Agreement; (ii) waive any inaccuracies in the representations or warranties of such other party contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions or covenants to be performed by such other party contained in this Agreement; or (iv) waive performance of any of the obligations of such other party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any of the representations, warranties, covenants, conditions or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     (b) This Agreement may be amended or supplemented by the parties hereto, by action taken by or on behalf of their respective Boards of Directors or, for KeyCorp, the Executive Committee at any time before or after approval and adoption of this Agreement by the shareholders of AFG; provided, however, that any such amendment or supplement to this Agreement made subsequent to the approval and adoption of this Agreement by the shareholders of AFG shall not (i) alter the amount of change the form of the Merger Consideration, or (ii) alter or change any of the terms of this Agreement if such alteration or change would adversely affect the holders of AFG Common Stock. The parties hereto shall make such technical changes to this Agreement, not inconsistent with the purpose hereof, as may be required to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or of the Option Agreement or to effect or facilitate any filing of recording required for the consummation of any of the transactions contemplated hereby. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 9.5 Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

     SECTION 9.6 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio.

     SECTION 9.7 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except printing expenses which shall be shared equally.

     SECTION 9.8 Notices. All notices, requests, acknowledgements and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

    (a) If to AFG, to:

     AutoFinance Group, Inc.
     601 Oakmont Lane
     Westmont, Illinois 60559-5549
     Telecopy: (708) 655-0410
     Attention: Blair T. Nance

     with a copy to:

     Morgan, Lewis & Bockius
     2000 One Logan Square
     Philadelphia, Pennsylvania 19103-6993
     Telecopy: (215) 963-5299
     Attention: Stephen M. Goodman, Esq.

     (b) If to KeyCorp or KeySub:

     KeyCorp
     Society Tower
     127 Public Square
     Cleveland, Ohio 44114
     Telecopy: (216) 689-3610
     Attention: Andrew R. Tyson

     with copies to:

     KeyCorp Legal Department
     Society Tower
     127 Public Square
     Cleveland, Ohio 44114
     Telecopy: (216) 689-4121
     Attention: Daniel Stolzer, Esq.

     and

     Thompson, Hine and Flory
     1100 National City Bank Building
     Cleveland, Ohio 44114
     Telecopy: (216) 566-5583
     Attention: Thomas C. Stevens, Esq.

     SECTION 9.9 Entire Agreement; Etc. This Agreement, together with the Option Agreement, and the Voting Agreements represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of the Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as to Section 5.6, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.10 Assignment. This Agreement may not be assigned by any party hereto without the written consent of the other parties.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                            KEYCORP

                                            By: /s/  Roger Noall
                                            Title:   Senior Executive Vice
                                            President

                                            By: /s/  Andrew R. Tyson
                                            Title:   Senior Vice President

                                            KEYCORP FINANCE INC.

                                            By: /s/  Roger Noall
                                            Title:   Senior Executive Vice
                                            President

                                            By: /s/  Scott P. Shope
                                            Title:   CFO

                                            AUTOFINANCE GROUP, INC.

                                            By: /s/  A. E. Steinhaus
                                            Title:   President

                                            By: /s/  Blair T. Nance
                                            Title:   CFO

                                                                       EXHIBIT B
                                                                   TO APPENDIX A

                       AMENDED ARTICLES OF INCORPORATION
                                       OF
                              KEYCORP FINANCE INC.
               (Name being changed to "AutoFinance Group, Inc.")

     FIRST: The name of the Corporation is AutoFinance Group, Inc.

     SECOND: The place in Ohio where the principal office of the Corporation is to be located is the City of Cleveland, County of Cuyahoga, Ohio.

     THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.99 inclusive of the Ohio Revised Code.

     FOURTH: The authorized number of shares of the Corporation is Five Hundred
(500), all of which are Common Shares, without par value.

     FIFTH: The corporation, by action of its directors, and without action by its shareholders, may purchase its own shares in accordance with the provisions of the Ohio General Corporation Law. Such purchases may be made either in the open market or at public or private sale, in such manner and amounts, from such holder or holders of outstanding shares of the Corporation, and at such prices as the directors shall from time to time determine.

     SIXTH: The initial stated capital of the Corporation shall be One Thousand and 00/100 Dollars ($1,000.00).

     SEVENTH: No holder of shares of the Corporation of any class, as such, shall have any pre-emptive right to purchase or subscribe for shares of the Corporation, of any class, or other securities of the Corporation, of any class, whether now or hereafter authorized.

                                                                       EXHIBIT E
                                                                   TO APPENDIX A

                                March 18, 1995

AutoFinance Group, Inc.
Oakmont Circle 1
601 Oakmont Lake, Suite 350
Westmont, IL 60559-5549

Gentlemen:

     Society National Bank (the "Bank") is pleased to provide you with its commitment to establish a secured revolving line of credit facility (the "Revolver") in favor of AutoFinance Group, Inc. (the "Borrower") . Subject to the satisfaction of each of the conditions described below, the Revolver shall contain the following terms:

     A. Amount. The maximum principal amount of the Revolver shall be $250,000,000; provided, however, that the maximum borrowing permitted under the Revolver (i) prior to September 1, 1995 shall be $200,000,000, and (ii) from September 1, 1995 to the earlier of the Step-Down Date (as hereinafter defined) or the maturity date of the Revolver (and notwithstanding the occurrence of a Termination Date, as hereinafter defined) shall be $250,000,000. In the event that the Agreement of Merger, dated March 20th, 1995, by and among Keycorp, Keycorp Finance Inc. and AutoFinance Group, Inc. (the "Merger Agreement") terminates (the date of said termination being referred to herein as the "Termination Date"), the maximum borrowing permitted under the Revolver shall be automatically reduced on the date (the "Step-Down Date") 180 days following the Termination Date to an amount (the "Step-Down Amount") equal to fifty percent (50%) of the maximum amount of borrowing that was permitted under the Revolver on the Termination Date. The maximum borrowing permitted under the Revolver from the Step-Down Date to the maturity date of the Revolver shall be the Step-Down Amount.

     B. Availability. Borrower's availability under the Revolver shall at no time exceed ninety-five percent (95%) of Borrower's eligible indirect automobile finance contract receivables. Eligibility criteria will consist of the following:

          1. The vehicles financed must be no older than seven (7) model years at the time of financing;

          2. The initial term of each contract receivable must be not more than sixty (60) months;

          3. The cash down payment required under each contract must have been paid in full and not loaned to the contract obligor by the Borrower or any of its affiliates;

          4. Not more than three (3) payments scheduled under the contract may be due and unpaid in whole or in part at the time the contract is delivered to Bank or thereafter; provided that, a payment of at least ninety-five percent (95%) of the scheduled payment shall be treated as a full payment;

          5. The obligations of the obligor under each of the contracts are secured by a validly perfected first priority security interest in the vehicle financed;

          6. The inclusion of any contract in the borrowing base pool will not cause the average of down payments under contracts then included within said pool to be less than fifteen percent (15%) of the sale price of the vehicles financed under such contracts; and

          7. Any or all other criteria as currently provided in the Motor Vehicle Installment Contract Loan and Security Agreement, dated as of March 26, 1993, by and between Borrower and General Electric Capital Corporation (the "GECC Credit Agreement").

     C. Collateral. All of Borrower's obligations under the Revolver shall be secured by a validly perfected first priority security interest on the types of Borrower's property (now existing or hereafter arising) described in Section 6.0 of the GECC Credit Agreement. Borrower shall use its best efforts to implement a lockbox arrangement satisfactory to Bank that will result in all remittances due Borrower on contract receivables being paid through a lockbox with all collections being applied against the Revolver as collected.

     D. Interest. The Revolver shall bear interest, calculated daily on the basis of a 365-day year, at a per annum rate equal to LIBOR plus 160 basis points. Upon and after a default by Borrower, the Revolver shall bear interest at a per annum rate equal to LIBOR plus 260 basis points.

     E. Maturity. The Revolver shall mature and all amounts due and owing thereunder shall become due and payable upon the earlier of (i) the Effective Time of the Merger under the Merger Agreement, (ii) the date 360 days following the Termination Date, or (iii) the date of acceleration pursuant to the Bank's exercise of its remedies, which remedies and related defaults shall be the same as set forth in the GECC Credit Agreement.

     F. Covenants. The Revolver shall contain affirmative and negative covenants customary in transactions of this type and mutually agreeable to the Borrower and the Bank. The Revolver shall also contain the following financial covenants:

          1. Borrower shall maintain, as of the end of each fiscal quarter, a ratio of total senior liabilities to the sum of net worth plus subordinate debt of less than or equal to 6.00 : 1.00.

          2. Borrower shall maintain, as of the end of each fiscal quarter, a ratio of Earnings Before Interest and Taxes to Interest Expense (as those terms are defined in the GECC Credit Agreement) of not less than 1.40 :
     1.00.

          3. Borrower shall not permit the four quarter rolling average delinquency rate for contracts sixty (60) days or more past due to exceed five percent (5%.).

          4. Borrower shall not permit the ratio of annualized average net charged off losses to exceed 15.6% of related contract finance receivables.

     G. Fees. Borrower shall pay to Bank a facility fee of $562,500 payable as follows: $250,000 payable upon the closing date of the Revolver, and $312,500 payable upon the Termination Date. In addition, the Borrower shall pay the Bank's attorneys, fees and expenses to the same extent Borrower is obligated to pay such items under Section 16.8 of the GECC Credit Agreement.

     H. Governing Law. The Revolver and related documentation will be governed by Ohio law.

     The Bank' s commitment to establish the Revolver shall be subject to the prior satisfaction of each of the following conditions:

          1. The Merger Agreement shall have been duly executed and delivered by each of the parties thereto and shall not have been terminated as of the closing date of the Revolver.

          2. The Borrower shall have executed and delivered to Bank a credit agreement, note and other related agreements, documents, financing statements, resolutions, and certificates, all of which must be in form and substance satisfactory to Bank.

          3. The payment by Borrower of that portion of the facility fee that is due and payable at the closing of the Revolver.

          4. The delivery to the Bank of such other consents, opinions, letters and other documents of the type described in Section 9.0 of the GECC Credit Agreement, all of which must be in form and substance satisfactory to the Bank.

     If the terms of this letter are acceptable to you, please evidence your acceptance by signing the enclosed copy of this letter and forwarding it to the undersigned. This commitment will automatically expire unless it has been accepted by you prior to 5:00 p.m. (Cleveland time) March 27, 1995. Upon your timely acceptance, the Bank and the Borrower will agree upon a mutually convenient closing date which may be no sooner than ten (10) days following the date of your acceptance. In addition, the Bank reserves the right to participate this loan to other KeyCorp banks.

     Thank you for the opportunity to submit this letter to you.

                                            SOCIETY NATIONAL BANK

                                            By:  /s/ HENRY L. MEYER III

ACCEPTED AND AGREED TO this
20th day of March, 1995

AUTOFINANCE GROUP, INC.

By:  /s/ BLAIR T. NANCE
Title:  CFO

  EXHIBIT F-2
  TO APPENDIX A

                     VOTING AGREEMENT AND IRREVOCABLE PROXY

     This Voting Agreement and Irrevocable Proxy (the "Agreement") is entered
into as of the      day of March, 1995, between KeyCorp, an Ohio corporation
("KeyCorp"), the shareholder ("Shareholder") of AutoFinance Group, Inc., a California corporation ("AFG"), executing this Agreement and identified on the last page hereof, and Frank Borman and A. E. Steinhaus, residents of the States of New Mexico and Illinois, respectively, each being a shareholder and a Director of AFG (the "Proxies" or each "Proxy").

                                    RECITALS

     A. The Shareholder owns or has the power to vote the number of shares of Common Stock, no stated par value ("AFG Common Stock"), of AFG (the "AFG Shares") set forth opposite the Shareholder's signature on the last page of this Agreement.

     B. KeyCorp, KeyCorp Finance Inc., an Ohio corporation and a wholly-owned subsidiary of KeyCorp ("KeySub"), and AFG intend to enter into an Agreement of Merger (such agreement as from time to time amended being herein the "Merger Agreement") on the date hereof, providing for the merger (the "Merger") of AFG with and into KeySub. Pursuant to the Merger Agreement, each outstanding share of AFG Common Stock will be converted into the right to receive between .50 and
 .60 Common Shares, with a par value of $1 each, of KeyCorp ("KeyCorp Common Stock") (depending on the market price of KeyCorp Common Stock during a specified measuring period), and cash in lieu of fractional shares. The Merger Agreement contains, among other things, representations and warranties of the parties with respect to the Merger and conditions precedent to the obligations of the parties to consummate the Merger.

     C. As an inducement to KeyCorp and KeySub to enter into the Merger Agreement, the Shareholder has agreed to vote and to irrevocably appoint the Proxies and their successors as the Proxies of the Shareholder to vote, the AFG Shares in favor of the Merger.

                                   AGREEMENTS

     Accordingly, the parties hereto agree as follows:

     1. AFG Shareholder Vote. The Shareholder agrees that the AFG Shares shall be present in person or by proxy at each shareholder meeting or meetings of AFG held to consider and to vote upon the Merger or the Agreement of Merger and to vote the AFG Shares as follows:

          (i) in favor of the adoption of the Merger Agreement and the approval of the Merger at each such shareholder meeting or meetings of AFG;

          (ii) against the approval of any proposal relating to a competing merger or business combination involving an acquisition of AFG or the purchase of all or a substantial portion of the AFG Common Stock, the assets of AFG, or the assets or stock of any subsidiary of AFG by any person or entity other than KeyCorp or an affiliate of KeyCorp; and

          (iii) against any other transaction which is inconsistent with the obligation of AFG to consummate the Merger in accordance with the Merger Agreement.

     2. Irrevocable Appointment of Proxy. In order to secure for the benefit of KeyCorp the performance by the Shareholder of the Shareholder's duty, as set forth in Section 1, to vote the AFG Shares as specified in Section 1, the Shareholder hereby irrevocably (notwithstanding Section 705(b), and in accordance with the last paragraph of Section 705(e), of the California General Corporate Law (the "CGCL")) appoints Frank Borman as his/her/its Proxy or, in the event of the death, incapacity or other event as a result of which Frank Borman is no longer able to serve as Proxy of the Shareholder, A. E. Steinhaus as his/her/its Proxy to vote the

AFG Shares in accordance with the further provisions of this Agreement at any meeting of the shareholders of AFG from and after the date hereof until the termination of this Agreement as set forth in Section 4, and each of the Proxies accepts such appointment as the Proxy of the Shareholder and agrees to be present at each shareholder meeting or meetings of AFG held to consider and vote upon the Merger or the Agreement of Merger and to vote the AFG Shares in accordance with the provisions of this Agreement. In the event of the death, incapacity, or any other event as a result of which neither of the Proxies shall be able to serve as Proxy of the Shareholder, KeyCorp may appoint one or more successor Proxies and give written notice of such appointment to the Shareholder.

     3. Limitation on Voting Power. It is expressly understood and acknowledged by the parties hereto that nothing contained herein is intended to restrict the Shareholder (if the Shareholder is also a director of AFG) from voting on any matter, or otherwise from acting, in the Shareholder's capacity as a Director of AFG with respect to any matter, including but not limited to, the general management or over-all operation of AFG.

     4. Termination. Sections 1, 2, and 3 of this Agreement shall terminate on a date (the "Termination Date") which shall be the earlier of (a) the date on which the Merger Agreement is terminated in accordance with the terms thereof,
(b) the day after AFG's shareholders approve the Merger by the requisite vote (but only with respect to AFG Shares transferred as a gift to a charitable organization), and (c) the date on which the Merger is consummated.

     5. Representations, Warranties, and Additional Covenants of the Shareholder. The Shareholder hereby represents, warrants and covenants to KeyCorp and the Proxy that:

          (a) the Shareholder has the capacity and all necessary power and authority to vote the AFG Shares;

          (b) the appointment by the Shareholder of the Proxy is coupled with an interest and is irrevocable in accordance with the last paragraph of
     Section 705(e) of the CGCL, and this Agreement in that respect and otherwise constitutes a legal, valid, and binding obligation of the Shareholder enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, or similar laws affecting enforcement of creditors rights generally;

          (c) except as provided in Section 6 hereof, prior to the Termination Date, the Shareholder will not sell or otherwise voluntarily dispose of any of the AFG Shares which are owned by the Shareholder or take any voluntary action which would have the effect of removing the Shareholder's power to vote the AFG Shares or which would be inconsistent with this Agreement, and any additional AFG Shares acquired by the Shareholder in any manner shall, immediately upon such acquisition, be and remain subject to all the terms and provisions of this Agreement;

          (d) in the event that the Shareholder is a corporation, trust, partnership, fund, limited liability company, or other entity, (i) the Shareholder has the full corporate or other power and authority to enter into this Agreement without obtaining the consent, approval, or authorization of any other individual, government agency, or other party which has not already given such consent, approval, or authorization, (ii) the individual or individuals executing this Agreement on behalf of the Shareholder have been duly authorized to do so by all necessary corporate or other action, and (iii) the Shareholder has, if requested to do so by KeyCorp, delivered to KeyCorp the written opinion of its counsel or of Morgan, Lewis & Bockius to the effect of the preceding clauses (b), (d)(i), and (d)(ii) of this Section 5, such counsel (if selected by the Shareholder) and such opinion being reasonably satisfactory to KeyCorp; and

          (e) the Shareholder is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended, and will not resell any KeyCorp Common Stock received in the Merger except in compliance with applicable federal and state securities laws.

     6. Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, and assigns (except in the case of the Proxy for which any succession shall be as provided in Section 2 of this Agreement). From and after the day AFG's shareholders approve the Merger by the requisite vote, the Shareholder may transfer all or part of his AFG Shares to any members of his immediate family, any of his lineal descendants or any trust for the benefit of any of them, provided, however, that the recipient of the AFG Shares agrees, in a writing delivered to KeyCorp, to be bound by the provisions of Sections 1 and 2 hereof.

     7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original for all purposes, but such counterparts taken together shall constitute one and the same instrument.

     8. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agree that the obligations of the Shareholder and the Proxy shall be specifically enforceable and KeyCorp shall be entitled to injunctive and other equitable relief. The Shareholder and the Proxy each further agree to waive any bond in connection with the obtaining of any such injunctive or equitable relief. This provision is without prejudice to any other rights that KeyCorp may have against the Shareholder or the Proxy for any failure to perform his, her, or its obligations under this Agreement.

     9. Defined Terms. Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Merger Agreement.

     10. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California with respect to the appointment and authority of the Proxy as provided herein and otherwise in accordance with the laws of the State of Ohio, without regard to its conflict of laws principles.

     IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement and Irrevocable Proxy as of the day and year first above written.

                                            [SHAREHOLDER]

                                            ------------------------------------

                                            ------------------------------------
                                            Print Name(s)

                                            No. of AFG
                                            Shares: _______ - owned

                                            Shares: _______ - owned by spouse

                                                    _______ - otherwise owned

                                            KEYCORP

                                            By:
                                                -------------------------------

                                            Title:
                                                  -----------------------------

                                            ------------------------------------
                                            Frank Borman

                                            ------------------------------------
                                            A. E. Steinhaus

  EXHIBIT G
  TO APPENDIX A

                             AFFILIATE'S AGREEMENT

                                 MARCH   , 1995

KeyCorp
127 Public Square
Cleveland, Ohio 44114

Gentlemen:

     I have been advised that as of the date hereof I may be deemed to be an "affiliate" of AutoFinance Group, Inc., a California corporation ("AFG"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement of Merger, dated as of the 20th day of March, 1995 (the "Merger Agreement"), among KeyCorp, an Ohio corporation ("KeyCorp"), Keycorp Finance Inc., an Ohio corporation and wholly-owned subsidiary of KeyCorp ("KeySub"), and AFG, AFG will be merged with and into KeySub (the "Merger").

     As a result of the Merger, I may receive Common Shares, with a par value of $1 each, of KeyCorp ("KeyCorp Common Stock"). I would receive such shares in exchange for shares (or upon exercise of options or warrants for shares) owned by me of Common Stock, no stated par value, of AFG ("AFG Common Stock").

     I hereby represent, warrant to, and covenant with, KeyCorp that in the event that I receive any KeyCorp Common Stock as a result of the Merger:

          (A) I shall not make any sale, transfer or other disposition of the KeyCorp Common Stock in violation of the Act or the Rules and Regulations.

          (B) I shall hold the KeyCorp Common Stock for a minimum period of one year after the Effective Time of the merger.

          (C) I have carefully read this letter and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of KeyCorp Common Stock, to the extent I felt necessary, with my counsel or counsel for AFG.

          (D) I have been advised that the issuance of shares of KeyCorp Common Stock to me in the Merger is expected to be registered under the Act by a Registration Statement of Form S-4 (the "Form S-4"). However, I have also been advised that because (i) at the time of the Merger's submission for a vote of the shareholders of AFG I may be deemed an affiliate of AFG and
     (ii) the distribution by me of any KeyCorp Common Stock that I may receive in the Merger has not been registered under the Act, that I may not sell, transfer or otherwise dispose of KeyCorp Common Stock issued to me in the Merger unless (a) such sale, transfer or other disposition has been registered under the Act, (b) such sale, transfer or other disposition is made in conformity with the volume and other limitations imposed by Rule 145 under the Act, or (c) in the written opinion of counsel reasonably acceptable to KeyCorp, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          (E) I understand that KeyCorp is under no obligation to register the sale, transfer or other disposition of shares of KeyCorp Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration under the Act available to me.

          (F) I also understand that stop transfer instructions will be given to KeyCorp's transfer agents with respect to KeyCorp Common Stock owned by me and that there will be placed on the certificates for the KeyCorp Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

             "The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applies. The shares represented by this certificate may only be transferred in accordance with the terms of an Agreement dated as of March 20, 1995 between the registered holder hereof and KeyCorp, a copy of which agreement is on file at the principal offices of KeyCorp."

          (G) I also understand that unless the transfer by me of my KeyCorp Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rules 145 under the Act, KeyCorp reserves the right, in its sole discretion, to place the following legend on the certificates issued to any transferee of shares from me:

             "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended ("the Act"), and were acquired from a person who received such shares in a transaction to which Rule 145 under the Act applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Act and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Act."

     It is understood and agreed that the legends set forth in paragraphs (F) and (G) above shall be removed by delivery of substitute certificates without such legend if and at such time as I shall have delivered to KeyCorp (i) a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to KeyCorp, to the effect that such legend is not required for purposes of the Act or (ii) reasonably satisfactory evidence or representations that the shares represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145.

                                            Very truly yours,

                                            ------------------------------------
                                            Name:

- ------------------------------------
Number of AFG Common Shares
     held on the date hereof.

Acknowledged this      day of
March, 1995, by

KEYCORP

By:
     Name:
     Title:

  EXHIBIT H
  TO APPENDIX A

                                            March  , 1995

KeyCorp
127 Public Square
Cleveland, Ohio 44114-1306

Gentlemen:

     This letter is being provided to you by the undersigned shareholder of AutoFinance Group, Inc., a California corporation ("AFG"), holding, as of the date hereof, the number of shares of Common Stock, no par value per share, of AFG ("AFG Common Stock") set forth opposite from the undersigned's signature below, pursuant to Section 5.15 of the Agreement of Merger, dated March 20, 1995 (the "Merger Agreement") by and between KeyCorp, an Ohio corporation, KeyCorp Finance Inc., a wholly-owned subsidiary of KeyCorp ("KeySub"), and AFG.

     Pursuant to the Merger Agreement, AFG will be merged (the "Merger") with and into KeySub, and KeySub will be the surviving corporation. As a result of the Merger, the undersigned will receive Common Shares, with a par value of $1 each, of KeyCorp ("KeyCorp Common Stock") in exchange for the shares of AFG Common Stock held by the undersigned immediately prior to the Effective Time (as defined in Section 1.10 of the Merger Agreement).

     The Merger is intended to qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In this regard, as we understand is customary in such merger transactions, you are seeking representations and covenants from AFG shareholders who hold 5% or more of the AFG Common Stock concerning their intentions to hold and not to dispose of the shares of KeyCorp Common Stock they receive in the Merger. We understand that these representations and covenants are to be effective as of the time of the Merger, and that counsel for KeyCorp will rely upon such representations and covenants in delivering its tax opinion concerning the Merger.

     The undersigned hereby represents to KeyCorp that the undersigned has no plan or intention to sell, exchange or otherwise dispose of any shares of KeyCorp Common Stock received by the undersigned in the Merger. The undersigned further covenants that it will not sell, exchange or otherwise dispose of any of the KeyCorp Common Stock received in the Merger for at least one year after the Effective Time of the Merger, except for fractional shares converted into cash. This representation and covenant takes into account both shares of AFG Common Stock and shares of KeyCorp Common Stock, if any, which are held by the undersigned and otherwise sold, redeemed, or disposed of prior to or subsequent to the Merger.

                                            Very truly yours,

Number of shares of
                                            Name:
AFG Common Stock held
on the date hereof

  EXHIBIT I
  TO APPENDIX A
                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT is entered into as of March 20, 1995, among KeyCorp, an Ohio corporation, KeyCorp Finance Inc., an Ohio corporation ("KeySub"), AutoFinance Group Inc., a California corporation ("AFG"), Key Trust Company of Ohio, N.A., as escrow agent (the "Escrow Agent"), and Kenneth G. Langone, Frank Borman, and Gary E. Erlbaum as AFG representatives (the "AFG Representatives").

     A. KeyCorp, KeySub, and AFG have entered into an Agreement of Merger, dated as of March 20, 1995 (the "Agreement"), providing for the merger of AFG with and into KeySub, which will be the surviving corporation.

     B. Pursuant to Section 6.2(b)(vi) of the Merger Agreement, KeyCorp and AFG have agreed that, under the circumstances specified therein, shares of KeyCorp Common Stock (the "Shares"), in an amount to be determined in accordance with the Merger Agreement, are to be deposited with the Escrow Agent to hold and distribute in accordance with the terms of this Escrow Agreement.

     NOW, THEREFORE, the parties agree as follows:

     1. Definitions. As used in this Escrow Agreement:

          (a) "AFG Shareholders" means the holders of record of shares of AFG Common Stock immediately prior to the Effective Time.

          (b) "Fair Market Value" of Shares means the average (rounded to the nearest whole cent) of the closing sale price of one share of KeyCorp Common Stock as reported on the consolidated tape of the NYSE for the ten
     (10) consecutive trading days ending on and including the day immediately preceding (but not including) the date as of which the determination is being made.

          (c) "Indemnifiable Loss" means the excess of Undisclosed Losses, in the aggregate, over $20,000,000, on a before-tax basis.

          (d) "Undisclosed Loss" means any expense or liability incurred by KeyCorp, KeySub, AFG, or any AFG Subsidiary that is attributable to claims, litigation, or proceedings that are pending or, to the best of AFG's knowledge, threatened against AFG or any of the AFG Subsidiaries as of the Effective Time but were not disclosed in Schedule 3.11 to the Merger Agreement, or any liabilities of AFG or any AFG Subsidiary, whether absolute, accrued, contingent, or otherwise, of a type required to be disclosed, reflected, or reserved for under generally accepted accounting principles that are incurred prior to the Effective Time but were not disclosed in Schedule 3.8 of the Merger Agreement or in any of the AFG Reports filed by AFG prior to the date of the Merger Agreement (other than liabilities, normal in nature and amount, incurred by AFG or any AFG Subsidiary in the ordinary course of business since December 31, 1994).

          (e) Unless otherwise defined in this Section 1 or elsewhere in this Escrow Agreement, each of the other defined terms used in this Escrow Agreement has the meaning given to it in the Merger Agreement.

     2. AFG Representatives.

          (a) AFG hereby irrevocably appoints the AFG Representatives as agents to act on behalf of the AFG Shareholders until the termination of this Escrow Agreement. This appointment will survive the completion of the Merger and the termination of AFG's corporate existence. The AFG Representatives hereby accept their appointment.

          (b) Any action by the AFG Representatives may be approved by a majority of their members or, if there is only one AFG Representative, may be approved by the sole AFG Representative. The Escrow Agent may rely on a written notice or instructions that purport to be signed by a majority of the AFG Representatives or, if there is only one AFG Representative, by the sole AFG Representative.

          (c) In the event an AFG Representative resigns, dies, or otherwise becomes unable to perform his functions under this Escrow Agreement, the remaining AFG Representatives or AFG Representative will appoint a successor. The Escrow Agent is entitled to rely on written notice of any such appointment signed by the remaining AFG Representatives or AFG Representative. In the event all of the AFG Representatives resign, die, or otherwise become unable to perform their functions under this Escrow Agreement before any successor or successors are appointed, the Escrow Agent may apply to any court having jurisdiction for the appointment of one or more successors.

     3. Voting and Dividend Rights. With respect to any Shares that have not been distributed in accordance with this Agreement on the applicable record date for any dividend, distribution or vote of the shareholders of KeyCorp, each of the AFG Shareholders will be entitled to receive dividends and distributions on and to vote a number of Shares that is proportionate to the Merger Consideration to be received by that AFG Shareholder. Accordingly, the Escrow Agent will cause dividends or distributions to be paid to the AFG Shareholders and will cause proxy statements, annual reports, and other materials to be sent to KeyCorp shareholders to be distributed to the AFG Shareholders. KeyCorp will, as soon as practicable, provide the Escrow Agent with a list of AFG Shareholders that provides sufficient information for payment of the dividends and distribution of the materials.

     4. Assertion of Indemnification Request; Delivery of Shares to KeyCorp.

          (a) The Shares are to be the source of payment to KeyCorp for all Indemnifiable Losses. To request indemnification for an Indemnifiable Loss (an "Indemnification Request"), KeyCorp must deliver to both the Escrow Agent and the AFG Representatives a written notice asserting that an Indemnifiable Loss has been incurred, describing the nature of the Indemnifiable Loss, and identifying the amount of the Indemnifiable Loss.

          (b) The AFG Representatives may contest the validity or amount of the Indemnification Request by delivering to both the Escrow Agent and KeyCorp, within 30 days after the Escrow Agent's receipt of the Indemnification Request, a written notice (a "Notice of Dispute") setting forth their basis for disputing the Indemnification Request, the portion of the Indemnifiable Loss that they dispute, and (if applicable) the portion of the Indemnifiable Loss that they do not dispute.

          (c) The Escrow Agent will deliver Shares to KeyCorp as follows:

             (i) If the Escrow Agent does not receive a Notice of Dispute within 30 days after it has received the Indemnification Request, the Escrow Agent will promptly deliver to KeyCorp a number of Shares (rounded up to the nearest whole) with a Fair Market Value, as of the date of delivery, equal to the amount of the Indemnifiable Loss set forth in the Indemnification Request.

             (ii) If (1) the Escrow Agent receives a Notice of Dispute within 30 days after it has received the Indemnification Request and (2) the Notice of Dispute specifies a portion of the Indemnifiable Loss that is not disputed by the AFG Representatives, the Escrow Agent will promptly deliver to KeyCorp a number of Shares (rounded up to the nearest whole) with a Fair Market Value, as of the date of delivery, equal to the undisputed portion of the Indemnifiable Loss.

             (iii) If (1) the Escrow Agent receives a Notice of Dispute within 30 days after it has received the Indemnification Request and (2) the Notice of Dispute says that all of the Indemnifiable Loss is disputed or does not specify any portion of the Indemnifiable Loss that is not disputed by the AFG Representatives, the Escrow Agent will not deliver any Shares to KeyCorp in respect of the Indemnification Request until it receives further instructions.

             (iv) The Escrow Agent will deliver to KeyCorp Shares in respect of any portion of the Indemnifiable Loss that is disputed by the AFG Representatives only upon receipt of (1) written instructions signed by both KeyCorp and the AFG Representatives stating that the dispute has been resolved and KeyCorp is entitled to receive the Shares or (2) a court order directing the Escrow Agent to deliver the Shares. The AFG Representatives agree promptly to sign and deliver such written instructions whenever it is determined that KeyCorp is entitled to the Shares.

     5. Delivery of Shares to AFG Shareholders.

          (a) On the first anniversary of the Closing Date, the Escrow Agent will cause to be distributed to the AFG Shareholders all of the Shares held by the Escrow Agent, less a number of Shares (rounded up to the nearest whole) with a Fair Market Value, as of the date of distribution, equal to the amount of any Indemnifiable Loss that was asserted by KeyCorp, disputed by the AFG Representatives, and, as of the date of such distribution, was not resolved under Section 4(c)(iv).

          (b) The Escrow Agent will distribute to the AFG Shareholders the Shares retained pursuant to Section 5(a) upon receipt by the Escrow Agent of (1) written instructions signed by both KeyCorp and the AFG Representatives stating that the AFG Shareholders are entitled to receive the Shares or (2) a court order directing the Escrow Agent to distribute the Shares. KeyCorp agrees promptly to sign and deliver such written instructions whenever it is determined that the AFG Shareholders are entitled to the Shares.

          (c) In any such distribution to AFG Shareholders, each AFG Shareholder will be entitled to receive a number of Shares that is proportionate to the Merger Consideration that such AFG Shareholder was entitled to receive. KeyCorp will instruct the Escrow Agent as to the Merger Consideration that each AFG Shareholder was entitled to receive, and the Escrow Agent will be entitled to rely on those instructions.

     6. The Escrow Agent

          (a) The Escrow Agent will maintain a record of all Shares deposited with it, of all Indemnification Requests received by it, of all Notices of Dispute received by it, and of all deliveries and distributions made be it. The Escrow Agent will, upon request, make these records available to KeyCorp or the AFG Representatives for inspection during normal business hours.

          (b) The Escrow Agent will not be required to deliver or distribute any Shares other than those deposited with it. The Escrow Agent will be required to perform only those duties set forth in this Escrow Agreement.

          (c) The Escrow Agent will be entitled to employ such legal counsel and other experts as it may deem necessary to advise it in connection with its obligations under this Escrow Agreement, may rely on the advice of such counsel, and may pay reasonable compensation to such counsel.

          (d) The Escrow Agent may resign by delivering written notice of its resignation to KeyCorp and the AFG Representatives at least 30 days before its resignation becomes effective. In the event of any such resignation, KeyCorp and the AFG Representatives may appoint as a successor Escrow Agent any national or state bank doing business in the State of Ohio, authorized to exercise corporate trust powers, and having a combined capital and surplus of at least $100,000,000. If a successor Escrow Agent is not appointed by KeyCorp and the AFG Representatives before the end of the 30-day period, the Escrow Agent will have the right to apply to a court having jurisdiction for the appointment of its successor. Any successor Escrow Agent will have all of the rights, obligations, and immunities of the Escrow Agent set forth in this Escrow Agreement.

          (e) The Escrow Agent will be entitled to reasonable compensation for all services rendered and expenses incurred by it in the performance of its obligations under this Escrow Agreement.

          (f) Except for its obligation to keep the Shares safely in its custody, the Escrow Agent will not be liable to anyone by reason of any error in judgment or for any act done or omitted by it in good faith unless caused by or arising out of its gross negligence or willful misconduct. The Escrow Agent's duties and obligations are purely ministerial in nature, and nothing in this Escrow Agreement will be construed to give rise to any fiduciary obligations on the part of the Escrow Agent. In the event of any disagreement or the presentation of any adverse claim or demand in connection with the delivery or distribution of the Shares, the Escrow Agent will, at its option, be entitled to refuse to comply with any such claim or demand during the continuance of the disagreement and may refrain from delivering any Shares affected thereby until it is presented with joint written instructions signed by KeyCorp and the AFG Representa-tives or a final court order; in so doing, the Escrow Agent will not become liable to any of the parties hereto or to any other person due to its failure to comply with such adverse claim or demand.

          (g) The Escrow Agent will be entitled to rely upon any written notice or instructions given to it in accordance with this Escrow Agreement and will be entitled to treat any such notice or instructions as genuine and as the document it purports to be.

          (h) This Escrow Agreement will terminate, and the obligations of the Escrow Agent hereunder will be discharged, upon the delivery or distribution of all of the Shares in accordance with the terms hereof.

          (i) KeyCorp will indemnify the Escrow Agent against all losses, damages, liabilities, and expenses (reasonable attorneys' fees and the costs of litigation) incurred by the Escrow Agent as a result of its role as Escrow Agent under this Escrow Agreement, except to the extent caused by or arising out of the Escrow Agent's gross negligence or willful misconduct. The provisions of this Section 6(i) will survive termination of this Escrow Agreement.

          (j) All charges made by the Escrow Agent for services rendered and expenses incurred in the performance of its obligations under this Escrow Agreement will be paid by KeyCorp.

          (k) Notwithstanding any other provisions of this Escrow Agreement, the Escrow Agent may and will at all times act in accordance with any written instructions signed by both KeyCorp and the AFG Representatives.

          (l) All notices and other communications under this Agreement must be in writing and will be deemed to be given (i) when delivered in person,
     (ii) when sent by facsimile with confirmation of receipt, (iii) one day after being sent by overnight courier, or (iv) five business days after being sent by registered or certified mail (return receipt requested), addressed in each case as follows:

          To KeyCorp or KeySub at:

           KeyCorp
           Society Tower
           127 Public Square
           Cleveland, Ohio 44114
           Fax No.: (216) 689-3610
           Attention: Andrew R. Tyson

          With copies to:

           KeyCorp Legal Department
           Society Tower
           127 Public Square
           Cleveland, Ohio 44114
           Fax No.: (216) 689-4121
           Attention: Daniel Stolzer, Esq.
           and
           Thompson, Hine and Flory
           1100 National City Bank Building
           Cleveland, Ohio 44114
           Fax No.: (216) 566-5583
           Attention: Thomas C. Stevens, Esq.

          To the Escrow Agent at:

           Key Trust Company of Ohio, N.A.
           Corporate Trust Division
           127 Public Square
           15th Floor, 1503
           Cleveland, Ohio 44114-1306
           Fax No.: (216) 689-7578
           Attention: B. Impala

          And to the AFG Representatives at the addresses set forth under their respective signatures to this Escrow Agreement with a copy to:

           Morgan, Lewis & Bockius
           2000 One Logan Square
           Philadelphia, PA 19103-6993
           Fax No.: (215) 963-5299
           Attention: Stephen M. Goodman

          Any party may change the address to which notices are to be given by notifying the other parties of the change.

          (m) The interpretation, validity, and enforcement of this Escrow Agreement will be governed by the laws of the State of Ohio.

          (n) This instrument will be binding upon and will inure to the benefit of the parties and their respective executors, administrators, heirs, successors, and assigns.

          (o) This Escrow Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have signed this Escrow Agreement on the date first written above.

                                            KEYCORP

                                            By  /s/ ANDREW R. TYSON
                                                 Andrew R. Tyson

                                            KEYCORP FINANCE INC.

                                            By  /s/ ROGER NOALL
                                                 Roger Noall

                                            AUTOFINANCE GROUP INC.

                                            By  /s/ A. E. STEINHAUS
                                                 A. E. Steinhaus

                                            KEY TRUST COMPANY OF OHIO, N.A.
                                            As Escrow Agent

                                            By  /s/ EDWARD J. TOGNETTI
                                                 Edward J. Tognetti

                                            /s/ KENNETH G. LANGONE
                                              Kenneth G. Langone
                                              Address:  375 Park Avenue
                                                    New York, NY 10152

                                            /s/ FRANK BORMAN
                                              Frank Borman
                                              Address:  250 Cotorro Court
                                                    Las Cruces, NM 88005

                                            /s/ GARY E. ERLBAUM
                                              Gary E. Erlbaum
                                              Address:  44 West Lancaster Avenue
                                                    Ardmore, PA 19003

                                                                      APPENDIX B

                                                                  March 20, 1995

Mr. A. E. Steinhaus
Mr. Blair T. Nance
AutoFinance Group, Inc.
601 Oakmont Lane
Suite 110
Westmont, Illinois 60559-5545

                       Re: Options

Dear Al and Blair:

     The purpose of this letter is to confirm our telephone conversation of last night. If AutoFinance Group, Inc. ("AFG") does not grant you options from and after the date hereof until the merger of AFG into KeyCorp Finance Inc. ("KeySub"), KeyCorp will grant you, as of the effective date of the merger, options (in addition to those specified in your Employment and Noncompetition Agreements with KeySub and in lieu of those that you did not receive from AFG under your existing employment agreements) for the same number of shares that AFG was required to grant you under your existing employment agreements (i.e. 30,000 shares to Al and 20,000 shares to Blair) multiplied by the exchange ratio in the merger, and those options will become vested and exercisable on the first anniversary of the effective date of the merger provided that you remain in the employ of the company through that date.

                                            Very truly yours,

                                            KEYCORP

                                            By  /s/ ROGER NOALL
                                              Roger Noall
                                              Senior Executive Vice President
                                              and Chief Administrative Officer

                                                                      APPENDIX C

                                                                  March 20, 1995

Mr. A. E. Steinhaus
AutoFinance Group, Inc.
601 Oakmont Lane
Westmont, Illinois 60559-5549

Dear Al:

     Reference is hereby made to the Agreement of Merger, dated as of March 20, 1995 (the "Merger Agreement"), by and among us ("KeyCorp"), our subsidiary, KeyCorp Finance Inc. ("KeySub") , and you ("AFG") . All terms used in this letter which are defined in the Merger Agreement have the meaning given to them in the Merger Agreement.

     In the event that, after the date of the Merger Agreement, AFG enters into one or more interest rate hedge or derivative transactions because it is, pursuant to Section 2.2(a) of the Merger Agreement, prohibited from entering into Securitization Transactions, and the Merger Agreement is terminated under
Section 7.1 of the Merger Agreement other than by KeyCorp as the result of (a) the breach by AFG of a representation, warranty, covenant or agreement of AFG or
(b) the occurrence of a "Repurchase Event", KeyCorp will, upon written demand of AFG within 3 months after the termination date of the Merger Agreement, pay to AFG an aggregate amount equal to the lesser of: (i) $200,000 or (ii) the net losses, after giving effect to the cost of the hedge or derivative transactions, realized by AFG, if any, on the interest rate hedge or derivative transactions.

     This letter agreement is being executed in consideration for AFG entering into the Merger Agreement.

                                            Very truly yours,

                                            KeyCorp

                                            By  /s/ ROGER NOALL
                                              Roger Noall
                                              Senior Executive Vice
                                              President and Chief
                                              Administrative Officer

                                                                      APPENDIX D

                                    KEYCORP
                    127 PUBLIC SQUARE, CLEVELAND, OHIO 44114

                                                                  March 20, 1995

AutoFinance Group, Inc.
601 Oakmont Lane
Westmont, Illinois 60559-5549

Attention: Mr. Blair T. Nance

Gentlemen:

     This letter relates to an Agreement of Merger, dated as of March 20, 1995 (the "Agreement"), by and among KeyCorp, KeyCorp Finance Inc., and AutoFinance Group, Inc. ("AFG"), providing for the merger of AFG with and into KeySub.

     As soon as practicable after the date of this letter and until the Effective Time (as defined in the Agreement) or the earlier termination of the Agreement, KeyCorp will begin the process of coordinating and integrating the businesses of AFG, KeyCorp, and KeyCorp's affiliates. Among other things, KeyCorp will instruct those of its affiliates that are engaged in the financing of automotive purchases to establish procedures and, upon establishment of procedures that are mutually satisfactory, to refer to AFG automotive purchase contracts of the type normally acquired by AFG, subject in all cases to compliance with applicable laws.

                                            Very truly yours,

                                            KEYCORP

                                            By  /s/ ANDREW R. TYSON
                                              Andrew R. Tyson

                                                                      APPENDIX E

     STOCK OPTION AGREEMENT, dated as of March 20, 1995 (this "Agreement"), between KeyCorp, an Ohio corporation ("Grantee"), and AutoFinance Group, Inc., a California corporation ("Issuer").

                                  WITNESSETH:

     WHEREAS, Grantee, KeyCorp Finance Inc., an Ohio corporation and a wholly-owned subsidiary of Grantee ("KeySub"), and Issuer have entered into an Agreement of Merger (the "Merger Agreement") which has been executed by the parties hereto prior to this Agreement; and

     WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement and in consideration thereof, Issuer has agreed to grant Grantee the Option (as defined below);

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     SECTION 1. Grant of Option. (a) Issuer hereby grants to Grantee an unconditional, irrevocable Option (the "Option") to purchase, subject to the terms hereof, up to 3,718,194 fully paid and nonassessable shares of Common Stock, no stated par value ("Common Stock"), of Issuer at a price of $16.50 per share (the "Option Shares"); provided, however, that in the event Issuer, without the written consent of Grantee or otherwise in violation of the provisions of Section 2.2 of the Merger Agreement, hereafter issues (other than pursuant to options or warrants outstanding on the date of this Agreement), or agrees to issue any shares of Common Stock at a price less than $16.50 per share (as adjusted pursuant to subsection 6(a)), such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); provided further that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares of Common Stock subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement other than pursuant to this Agreement, including, without limitation, pursuant to existing employee stock option plans, the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares of Common Stock subject to or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

     SECTION 2. Exercise of Option. (a) Following the occurrence of a Purchase Event (as defined in Section 2(b)), Grantee may exercise the Option, in whole or in part, at any time and from time to time prior to the expiration of the right to exercise the Option (as provided in Section 2(c)); except that, (i) Grantee may not exercise the Option if, at the time of exercise, it is in material breach of the Merger Agreement and has had written notice of that breach from Issuer for at least 20 days, (ii) any purchase of Option Shares upon exercise of the Option shall be subject to compliance with applicable law, including the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other governmental authority or regulatory or administrative agency or commission, domestic or foreign (each a "Governmental Entity"), and (iii) to the extent necessary, any applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder with respect to the exercise of the Option shall have expired or been terminated.

     (b) As used herein, a "Purchase Event" means any of the following events that occurs after the date of this Agreement:

          (i) Issuer or any subsidiary of Issuer, without the prior written consent of Grantee, shall have authorized, recommended, or proposed, shall have publicly announced an intention to authorize, recommend, or propose, or shall have entered into an agreement to effect, (A) a merger, consolidation, joint venture, or other business combination involving Issuer or any subsidiary of Issuer with or into any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) (other than a merger, consolidation, joint venture, or other business combination with or into Grantee or any subsidiary of Grantee, or a merger or consolidation of any subsidiary of Issuer with or into Issuer or any other subsidiary of Issuer), (B) a sale, lease, or other disposition of assets or earning power of Issuer or any of its subsidiaries, in one or more transactions, representing 50% or more of the consolidated assets or earning power of Issuer and its subsidiaries to any person (other than Grantee or any subsidiary of Grantee), or (C) an issuance, sale, or other disposition (whether by means of a merger, consolidation, share exchange, or other transaction) of securities representing 25% or more of the voting power of Issuer or any subsidiary of Issuer to any person (other than Grantee or any subsidiary of Grantee) (any of the foregoing being an "Acquisition Transaction"; except that, (A) if Grantee has given its prior written consent to any such transaction, the transaction as to which Grantee has given its prior written consent shall not be an "Acquisition Transaction" and (B) that the transaction contemplated by the Patlex Spinoff Agreement shall not be a Purchase Event or an Acquisition Transaction);

          (ii) any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder with respect to, a tender offer or exchange offer to acquire shares of Common Stock such that, upon consummation of the offer, such person would beneficially own 25% or more of the Common Stock of Issuer then outstanding;

          (iii) any person (other than Grantee or any subsidiary of Grantee), alone or together with such person's Affiliates (the term "Affiliates" or "Associates" for purposes of this Agreement having the meaning assigned thereto in Rule 12b-2 under the Exchange Act), shall have acquired beneficial ownership (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of 25% or more of the Common Stock then outstanding, or any group (the term "group" for purposes of this Agreement having the same meaning as in Section 13(d)(3) of the Exchange Act, and the rules and regulations thereunder) (other than a group of which Grantee or any subsidiary of Grantee is a member) shall have been formed that beneficially owns 25% or more of the Common Stock then outstanding; or

          (iv) the holders of Common Stock shall not have approved the Merger Agreement at the meeting of such shareholders (or any adjournment or postponement thereof) held for the purpose of voting on the Merger Agreement, such meeting shall not have been held or shall have been canceled (and not rescheduled) prior to termination of the Merger Agreement, or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors that Issuer's shareholders vote in favor of and approve the Merger and adopt the Merger Agreement, in each case after any person (other than Grantee or any subsidiary of Grantee) shall have publicly announced a bona fide proposal, or publicly disclosed a bona fide intention to make a bona fide proposal, to engage in a transaction which would be a Purchase Event under clause (i), (ii) or (iii) of this Section 2(b) (or the Issuer shall have publicly disclosed receipt of such a proposal).

     (c) Except as provided in the last sentence of this Section 2(c) and in
Section 2(e), the right to exercise the Option shall terminate upon the earliest to occur of (i) the Effective Time (as such term is defined in the Merger Agreement), (ii) 12 months after the first occurrence of a Purchase Event, and
(iii) termination of the Merger Agreement in accordance with its terms prior to the occurrence of a Purchase Event. The rights set forth in Sections 7 and 9 shall not terminate when the right to exercise the Option terminates, but shall extend to such time as is provided in Sections 7 or 9, respectively. Notwithstanding the termination of the right to exercise the Option, Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option prior to termination of the right to exercise the Option.

     (d) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date on which the notice is sent being herein referred to as the "Notice Date") specifying (i) the number of Option Shares that it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than five business days nor later than 20 business days from the Notice Date for the closing of such purchase (the "Closing Date"). Notwithstanding the foregoing, if the closing of such purchase cannot be consummated by reason of any applicable judgment, decree, order, law, or regulation, the Closing Date shall be extended and occur not earlier than three business days nor later than 30 business days after such restriction on consummation has expired or been terminated. If prior notification to or approval by the Federal Reserve Board or any other Governmental Entity is required in connection with such purchase and sale, Grantee and Issuer shall each, to the extent required, promptly file and expeditiously process the notice or application for approval (and Issuer and Grantee shall cooperate with each other in the filing and processing thereof), and the Closing Date shall be extended and occur not earlier than three business days nor later than 30 business days after the date on which (x) any required notification period has expired or been terminated or (y) such approval has been obtained, as the case may be, and, in either event, any requisite waiting period has expired.

     (e) Notwithstanding Section 2(d), in no event shall any Closing Date be more than 12 months after the Notice Date, and, if the Closing Date has not occurred within 12 months after the related Notice Date due to the failure to obtain any required approval by the Federal Reserve Board or any other Governmental Entity, the exercise of the Option on the Notice Date shall be deemed to have been rescinded. Notwithstanding the preceding sentence, in the event (i) Grantee receives official notice that an approval of the Federal Reserve Board or any other Governmental Entity required for the purchase and sale of the Option Shares will not be issued or granted or (ii) a Closing Date has not occurred within 12 months after the related Notice Date due to the failure to obtain any such required approval, Grantee shall be entitled to exercise the Option in connection with the resale of the Option Shares pursuant to a registration statement as provided in Section 9.

     SECTION 3. Payment and Delivery of Certificates. (a) On the Closing Date, Grantee shall pay to Issuer in immediately available funds, by wire transfer to a bank account designated by Issuer, an amount equal to the Option Price multiplied by the number of Option Shares to be purchased on the Closing Date.

     (b) On each Closing Date, simultaneous with the delivery of immediately available funds as provided in Section 3(a), Issuer shall deliver to Grantee a certificate or certificates representing the Option Shares being purchased, and Grantee shall deliver to Issuer a letter in which Grantee agrees not to sell or otherwise dispose of such Option Shares in violation of applicable law or the provisions of this Agreement.

     (c) Certificates for the Option Shares shall be endorsed with a restrictive legend which shall read substantially as follows:

     THE TRANSFER OF THE COMMON STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF AN AUTOFINANCE GROUP, INC. STOCK OPTION AGREEMENT DATED AS OF MARCH 20, 1995. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that the reference in the foregoing legend to restrictions arising under the Securities Act shall be removed, by delivery of a substitute certificate or certificates without such reference, if Grantee delivers to Issuer a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

     SECTION 4. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

     (a) Due Authorization. Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to Grantee obtaining the approvals, if any, contemplated by this Agreement or required by law, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer and constitutes a valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms.

     (b) Authorized Stock. Issuer has heretofore taken, and until termination of the right to exercise the Option shall hereafter take, all corporate and other action necessary to authorize and reserve, and to permit it to issue, all of the Option Shares, including any additional shares of Common Stock or other securities that may be issued pursuant to Section 6. The Option Shares, including any such additional shares of Common Stock or other securities, upon issuance pursuant hereto, shall be duly and validly issued, fully paid, and nonassessable, and shall be delivered free and clear of all liens, claims, charges, and encumbrances of any kind, including any preemptive rights of any shareholder of Issuer.

     (c) No Conflicts. Except as disclosed pursuant to the Merger Agreement, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in a violation of or default under, (i) any provision of the Articles of Incorporation or By-laws of Issuer or any subsidiary of Issuer or (ii), subject to Grantee obtaining the approvals, if any, contemplated by this Agreement or required by law, any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Issuer or any subsidiary of Issuer or their respective properties or assets, which conflict, violation, or default would have a material adverse effect on Issuer.

     SECTION 5. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

     (a)Due Authorization. Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to Grantee obtaining the approvals referred to in this Agreement, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee and constitutes a valid and binding obligation of Grantee, enforceable against Grantee in accordance with its terms.

     (b) No Conflicts. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in a violation of or default under, (i) any provision of the Articles of Incorporation or Regulations of Grantee or any subsidiary of Grantee or (ii) subject to Grantee obtaining the approvals referred to in this Agreement or required by law, any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Grantee or any subsidiary of Grantee or their respective properties or assets, which conflict, violation, or default would have a material adverse effect on Grantee.

     (c) Purchase Not for Distribution. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     SECTION 6. Adjustment upon Changes in Capitalization, etc. (a) In the event of any change in the Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Option Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing any such transaction, so that Grantee shall receive upon exercise of the Option the number and class of shares, other securities, property, or cash that Grantee would have received in respect of the Option Shares if the Option had been exercised and the Option Shares had been issued to Grantee immediately prior to such event or the record date therefor, as applicable.

     (b) In the event that Issuer enters into an agreement (i) to consolidate with or merge into any person (other than Grantee or any subsidiary of Grantee), and Issuer shall not be the continuing or surviving corporation of such consolidation or merger, (ii) pursuant to which any person (other than Grantee or any subsidiary of Grantee) shall merge into Issuer, and Issuer shall be the continuing or surviving corporation, but outstanding shares of Common Stock shall be changed into or exchanged for stock, other securities, property, or cash, or (iii) to sell, lease, or otherwise transfer assets of Issuer or any of its subsidiaries, in one or more transactions, representing more than 50% of the consolidated assets or earning power of Issuer and its subsidiaries to any person (other than Grantee or any subsidiary of Grantee), then, and in each such case, the agreement governing such transaction shall make proper provisions so that, upon the consummation of such transaction, the Grantee may, in its discretion, (x) retain the Option to purchase the Option Shares or (y) convert the Option into the right to receive, at the election of Grantee either from the Acquiring Corporation (as defined in Section 6(c)) or from any person that controls the Acquiring Corporation, the number and class of shares, other securities, property, or cash that Grantee would have received in respect of the Option Shares if the Option had been exercised and the Option Shares had been issued to Grantee immediately prior to the consummation of such transaction, the distribution of the proceeds thereof to Issuer's shareholders, or the record date therefor, as applicable.

     (c) For purposes of this Agreement, "Acquiring Corporation" means (i) the continuing or surviving corporation in a merger or consolidation involving Issuer in which Issuer is not the continuing or surviving corporation, (ii) Issuer in a merger in which Issuer is the continuing or surviving corporation, and (iii) the transferee of more than 50% of the consolidated assets or earning power of Issuer and its subsidiaries. The provisions of Sections 6, 7, 8, 9, 10, and 11 shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to this Section 6.

     SECTION 7. Repurchase of Option at Request of Grantee. (a) At the request of Grantee at any time during the period beginning upon the first occurrence of a Repurchase Event (as defined in Section 7(d)) and ending 12 months thereafter, Issuer shall repurchase from Grantee the Option (unless the Option shall have expired or been terminated) and all shares of Common Stock purchased by Grantee upon exercise of the Option that are beneficially owned by Grantee at the Request Date (as defined in this Section 7(a)). (The date on which Grantee requests that Issuer repurchase the Option or Option Shares under this Section 7 is referred to as the "Request Date"). Such repurchase shall be at an aggregate price (the "Put Consideration") equal to the sum of:

          (x) the aggregate Option Price paid by Grantee for all shares of Common Stock purchased upon exercise of the Option that are beneficially owned by Grantee on the Request Date;

          (y) the excess, if any, of the Applicable Price (as defined in Section 7(c)) over the Option Price paid by Grantee for each share of Common Stock with respect to which the Option has been exercised that are beneficially owned by Grantee on the Request Date, multiplied by the number of such shares; and

          (z) the excess, if any, of the Applicable Price over the Option Price (adjusted pursuant to Section 6), multiplied by the number of Option Shares with respect to which the Option has not been exercised; provided that, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, the Closing Date shall be suspended and the Option shall be treated, for purposes of this clause (z), as if it had not been exercised.

     (b) If Grantee exercises its rights under this Section 7, Issuer shall, within 10 business days after the Request Date, pay the Put Consideration to Grantee in immediately available funds, by wire transfer to a bank account designated by Grantee; Grantee shall, against receipt of the payment therefor, surrender to Issuer the Option and the certificates evidencing the shares of Common Stock purchased upon exercise of the Option that are beneficially owned by Grantee on the Request Date; and Grantee shall warrant that it has sole ownership of such shares, free and clear of all liens, claims, charges, and encumbrances of any kind. Notwithstanding the foregoing, if Issuer is prohibited from paying all or any portion of the Put Consideration by reason of any applicable judgment, decree, order, law, or regulation, Issuer shall immediately pay that portion of the Put Consideration that it is not prohibited from paying, shall from time to time thereafter immediately pay such further portion of the Put Consideration that it is not then prohibited from paying, and, in all cases, shall pay the balance of the Put Consideration within 10 business days after such prohibition has expired or been terminated. Upon receipt of a partial payment of the Put Consideration, Grantee shall surrender a portion of the Option and/or Option Shares, as selected by Grantee, corresponding (as closely as practicable) to the portion of the Put Consideration received by Grantee.

     (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share at which a tender offer or exchange offer has been made for shares of Common Stock after the date of this Agreement and on or prior to the Request Date, (ii) the highest price per share to be paid by any person (other than Grantee or one of its subsidiaries) for shares of Common Stock or the highest consideration per share to be received by holders of Common Stock, in each case pursuant to an agreement for a merger, consolidation, joint venture, or other business combination with Issuer entered into after the date hereof and on or prior to the Request Date, (iii) the highest closing sales price per share of Common Stock reported on the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ") (or, if transactions in Common Stock are not reported on NASDAQ, the highest bid price quoted on the principal trading market on which the Common Stock is traded as reported by a recognized source) during the 60 business days preceding the Request Date, and (iv) in the event of the sale by Issuer or its subsidiaries, in one or more transactions, of assets or earning power aggregating more than 50% of the consolidated assets or earning power of Issuer and its subsidiaries to any person (other than the Grantee or any subsidiary of Grantee), the sum of the price paid for such assets or earning power and the current value of the remaining assets of Issuer and its subsidiaries divided by the number of shares of Common Stock outstanding at the time of the sale. The value of any consideration other than cash that is offered, paid, or received pursuant to clauses (i), (ii), or (iv) of this Section 7(c), and the value of the remaining assets of Issuer and its subsidiaries referred to in clause (iv), shall be determined in good faith by an independent nationally recognized investment banking firm mutually acceptable to Grantee and Issuer, which determination shall be conclusive for all purposes of this Agreement.

     (d) As used herein, a "Repurchase Event" means (i) the consummation of an Acquisition Transaction, provided, that, the percentage for purposes of Section 2(b)(i)(B) shall be 50% and the percentages for purposes of Section 2(b)(i)(C) shall be 30%, or (ii) any person (other than the Grantee or any subsidiary of Grantee), alone or together with such person's Affiliates and Associates shall have acquired beneficial ownership of 30% or more of the Common Stock then outstanding, or any group (other than a group of which Grantee or any subsidiary of Grantee is a member) shall have been formed that beneficially owns 30% or more of the Common Stock then outstanding.

     SECTION 8. Repurchase of Option at Request of Issuer. (a) Except to the extent that Grantee shall have previously exercised its rights under Section 7, at the request of Issuer during the six-month period commencing 12 months following the first occurrence of a Repurchase Event, Issuer may repurchase from Grantee, and Grantee shall sell to Issuer, all (but not less than all) of the shares of Common Stock purchased by Grantee upon exercise of the Option that are beneficially owned by Grantee on the Call Date (as defined in this Section 8(a)) at a price (the "Call Consideration") equal to the greater of (x) 110% of the Current Market Price (as defined in Section 8(c)) and (y) the sum of (A) the Option Price paid by Grantee for such shares plus (B) Grantee's pretax per share carrying cost (as defined in Section 8(c)), multiplied in either case by the number of shares being repurchased. (The date on which Issuer requests that Grantee sell the Option Shares under this Section 8 is referred to as the "Call Date"). Notwithstanding the foregoing, Grantee may, within 30 days following Issuer's notice of its intention to purchase shares pursuant to this Section 8, deliver an Offeror's Notice pursuant to Section 10, in which case the provisions of Section 10 and not those of this Section 8 shall control. Notwithstanding any contrary provision of this Section 8, Issuer's rights under this Section 8 shall be suspended (with any such rights being extended accordingly) during any period in which the exercise of such rights would subject Grantee to liability pursuant to Section 16(b) of the Exchange Act.

     (b) If Issuer exercises its rights under this Section 8 and Grantee does not deliver an Offeror's Notice or sell shares of Common Stock to a third party pursuant to the Offeror's Notice, Issuer shall, within 10 business days after the thirtieth day following Issuer's notice of its intention to purchase shares pursuant to this Section 8 or, if applicable, within 10 business days after abandonment of the transaction covered by the Offeror's Notice, pay the Call Consideration in immediately available funds, by wire transfer to a bank account designated by Grantee; Grantee shall surrender to Issuer the certificates evidencing the shares of Common

Stock purchased upon exercise of the Option that are beneficially owned by Grantee on the Call Date; and Grantee shall warrant that it has sole ownership of such shares, free and clear of all liens, claims, charges, and encumbrances of any kind.

     (c) As used herein, (i) "Current Market Price" means the average closing sales price per share of Common Stock reported on NASDAQ (or if the Common Stock is not reported on NASDAQ, the highest bid price quoted on the principal trading market on which such shares are traded as reported by a recognized source) for the 10 business days preceding the Call Date, and (ii) "Grantee's pretax per share carrying cost" shall be the amount equal to the interest on the aggregate Option Price paid for the shares of Common Stock being repurchased pursuant to this Section 8 from the date of purchase to the date of repurchase at the rate of interest announced by Issuer as its prime or base lending or reference rate during such period, less any dividends received on the shares being repurchased, divided by the number of shares being repurchased.

     SECTION 9. Registration Rights. If requested by Grantee at any time and from time to time within (a) the period beginning upon the first exercise of the Option and ending three years thereafter or (b) the period beginning upon the occurrence of either of the events set forth in clauses (i) and (ii) of Section 2(e), or the receipt by Grantee of official notice that an approval of the Federal Reserve Board or any other Governmental Entity required for a repurchase pursuant to Section 7(c) will not be issued or granted, and ending 60 business days thereafter (but solely as to shares of Common Stock with respect to which the required approval was not received), Issuer shall as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Common Stock or other securities that have been purchased by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including, if applicable, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities under any applicable state securities laws. Grantee shall use reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to use reasonable efforts to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that no purchaser or transferee shall purchase or acquire from the Grantee and/or the underwriters more than 2% of the Common Stock outstanding upon consummation of the sale or disposition. Issuer shall use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor, and to keep such registration statement effective for such period (not in excess of 90 days, in the case of a filing on a form other than Form S-3, or 180 days in the case of a filing on Form S-3 from the day such registration statement first becomes effective) as may be reasonably necessary to effect such sale or other disposition. In the event that Grantee requests Issuer to file a registration statement following the failure to obtain an approval required for an exercise of the Option as described in
Section 2(e), the closing of the sale or other disposition of Common Stock or other securities pursuant to such registration statement shall occur substantially simultaneously with the exercise of the Option. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 days in the aggregate during any consecutive 12-month period if the Board of Directors of Issuer determines that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer. Any registration statement prepared and filed under this Section 9, and any sale covered thereby, shall be at Issuer's expense, except for underwriting discounts or commissions, brokers' fees, and the fees and disbursements of Grantee's counsel related thereto. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section 9, Issuer effects a registration under the Securities Act of any Common Stock for its own account or for the account of any shareholder of Issuer (other than a registration on Form S-4, Form S-8, or any successor form), Issuer shall afford Grantee the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect two registration statements for Grantee under this Section 9; provided that, if the managing underwriters of such offering advise Issuer in writing that, in their opinion, the number of shares of Common Stock requested to be included in such registration exceeds the number that can be sold in such offering, Issuer shall include the shares requested to be included in the offering by Grantee pro rata with the shares intended to be included in the offering by Issuer. In connection with any registration pursuant to this Section 9, Issuer and Grantee shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration.

     SECTION 10. First Refusal. At any time after the first occurrence of a Purchase Event and prior to the later of (a) the expiration of 24 months following the first purchase of shares of Common Stock upon exercise of the Option and (b) the termination of the right to exercise the Option pursuant to
Section 2(c), if Grantee desires to sell, assign, transfer, or otherwise dispose of all or any of the shares of Common Stock or other securities purchased by it upon exercise of the Option, Grantee shall give Issuer written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Grantee to Issuer, which may be accepted within 10 business days after receipt of such Offeror's Notice by Issuer, to sell such shares or other securities to Issuer on the same terms and conditions and at the same price as those set forth in the Offeror's Notice for the proposed transaction. The purchase of any such shares or other securities by Issuer shall be settled within 10 business days of the date of the acceptance of the offer by Issuer, and the purchase price shall be paid to Grantee in immediately available funds. In the event of the failure or refusal of Issuer to purchase all the shares or other securities covered by an Offeror's Notice, Grantee may thereafter sell all, but not less than all, of such shares to the proposed transferee at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice. The requirements of this Section 10 shall not apply to (x) any disposition as a result of which the proposed transferee will purchase or acquire in such transaction not more than 2% of the outstanding Common Stock, (y) any sale by means of a public offering registered under the Securities Act in which steps are taken to reasonably ensure that no purchaser will purchase or acquire more than 2% of the outstanding Common Stock, or (z) any transfer to a wholly owned subsidiary of Grantee that agrees in writing to be bound by the terms hereof.

     SECTION 11. Listing. If shares of Common Stock or any other securities to be acquired upon exercise of the Option are then quoted on NASDAQ or any stock exchange, Issuer, at the request of Grantee, will, if necessary, promptly take all action as is necessary to continue the listing of such shares or other securities on NASDAQ or the applicable stock exchange, as the case may be.

     SECTION 12. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for options of different denominations entitling the Holder thereof to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement and the Option granted hereby may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Agreement, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and (in the case of mutilation) upon surrender and cancellation of this Agreement, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement, when executed and delivered, shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

     SECTION 13. Miscellaneous.

     (a) Expenses. Except as otherwise provided in Section 9, each of the parties hereto shall bear and pay all expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

     (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision, but such waiver shall only be effective if in writing and signed by the party entitled to the benefits of such provision. This Agreement may not be modified, amended, altered, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) Entire Agreement; No Third-Party Beneficiary; Severability. Except as otherwise set forth in the Merger Agreement, this Agreement, the Merger Agreement, and the other documents and instruments referred to therein and herein (a) constitute the entire agreement and understanding, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to their subject matter and (b) are not intended to confer upon any person other than the parties hereto any right or remedies. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void, or unenforceable, the other terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall not be affected, impaired, or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire, or does not require Issuer to repurchase, the full number of shares of Common Stock as provided in Sections 2 and 7 (as adjusted pursuant to Section 6), it is the express intention of Issuer to allow Grantee to acquire, or to require Issuer to repurchase, such lesser number of shares as may be permissible without any amendment or modification hereof.

     (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law rules.

     (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address as shall be specified by like notice):

       If to Issuer, to:

       AutoFinance Group, Inc.
        601 Oakmont Lane
        Westmont, Illinois 60559-5549
        Telecopy: (708) 655-2376
        Attention: Blair T. Nance

       With copies to:

        Morgan, Lewis & Bockius
        2000 One Logan Square
        Philadelphia, Pennsylvania 19903-6693
        Telecopy: (215) 563-5299
        Attention: Stephen M. Goodman, Esq.

       If to Grantee, to:

        KeyCorp
        127 Public Square
        Cleveland, Ohio 44114
        Telecopy: (216) 689-7827
        Attention: Mr. Roger Noall
          Senior Executive Vice President
          and Chief Administrative Officer

       With copies to:

        KeyCorp
        127 Public Square
        Cleveland, Ohio 44114
        Telecopy: (216) 689-4121
        Attention: Daniel R. Stolzer, Esq.
          Senior Vice President
          and Senior Managing Counsel

     (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterparts.

     (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, Grantee may assign its rights and interests herein and under the Option from and after the occurrence of a Purchase Event without the prior consent of Issuer. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Notwithstanding the foregoing, until the Federal Reserve Board approves an application or notice filing by Grantee to acquire the Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

     (i) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (j) Specific Performance. This Agreement may be enforced by either party through specific performance, injunctive relief, and other equitable relief. Both parties hereby waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and agree that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                          KEYCORP

                                          By: /s/ ANDREW R. TYSON
                                              --------------------------
                                          Title: SENIOR VICE PRESIDENT

                                          AUTOFINANCE GROUP, INC.

                                          By: /s/ A. E. STEINHAUS
                                              --------------------------
                                          Title: PRESIDENT CEO

                                                                      APPENDIX F

                           (LOGO)cd  CS FIRST BOSTON

CS First Boston Corporation                                  55 East 52nd Street
                                                         New York, NY 10055-0186
                                                          Telephone 212 909 2000

August 3, 1995

Board of Directors
AutoFinance Group, Inc.
601 Oakmont Lane
Westmont, IL 60559

Members of the Board:

     You have asked us to advise you with respect to the fairness to the stockholders of AutoFinance Group, Inc. (the "Company"), other than KeyCorp (the "Acquiror"), from a financial point of view of the consideration to be received by such stockholders pursuant to (i) the Agreement of Merger dated as of March 20, 1995 (the "Merger Agreement") among the Company, the Acquiror, and KeyCorp Finance Inc. (the "Sub"), a wholly owned subsidiary of the Acquiror and (ii) the Distribution Agreement dated as of March 20, 1995 (the "Distribution Agreement") among the Company, the Acquiror, and Patlex Corporation ("Patlex"), a wholly owned subsidiary of the Company.

     The Merger Agreement provides for the merger (the "Merger") of the Company with the Sub pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of common stock, no stated par value per share, of the Company (the "Company Common Stock") will be converted into that number of shares of common stock, par value $1.00 per share, of the Acquiror (the "Acquiror Common Stock") determined by dividing $16.50 by the Average Stock Price (as defined in the Merger Agreement), but in no event less than .50 and no more than .60 shares of Acquiror Common Stock regardless of the Average Stock Price (the "Exchange Ratio"). The Distribution Agreement provides for the distribution (the "Distribution") immediately prior to the effective time of the Merger of 95.01% of the outstanding shares of common stock, par value $.10 per share, of Patlex (the "Patlex Common Stock") to the stockholders of the Company. You have advised us that, pursuant to the Distribution, the Company's stockholders will receive shares of Patlex Common Stock on a proportionate basis to their shares of Company Common Stock held. The Distribution is intended to be tax-free to the Company's stockholders and the Company pursuant to Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"). The Merger and the Distribution are collectively referred to herein as the "Transaction."

     In arriving at our opinion, we have reviewed the Merger Agreement, the Distribution Agreement, and certain publicly available business and financial information relating to the Company and the Acquiror. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and have met with the Company's and the Acquiror's managements to discuss the business and prospects of the Company and the Acquiror.

     We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared that data with similar data for other publicly held companies in businesses similar to those of the Company and the Acquiror and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

Board of Directors
AutoFinance Group, Inc.
August 3, 1995
Page 2

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, Patlex, or the Acquiror, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of the Acquiror Common Stock or the Patlex Common Stock actually will be when issued to the Company's stockholders pursuant to the Transaction or the prices at which such Acquiror Common Stock or Patlex Common Stock will trade subsequent to the Transaction. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to effect the Merger or the Distribution. We have assumed, with your consent and based upon the views of management of the Company, that there will be no adjustment in the Exchange Ratio pursuant to Section 6.2(b)(vi) of the Merger Agreement.

     We have acted as financial advisor to the Company in connection with the Merger and the Distribution and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger and the Distribution. We will also receive a fee for rendering this opinion. In the past, we have performed certain investment banking services for the Company and the Acquiror and have received customary fees for such services.

     In the ordinary course of our business, CS First Boston and its affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors of the Company only in connection with its consideration of the Transaction, does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Transaction, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, information statement, or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without CS First Boston's prior written consent.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the stockholders of the Company in the Transaction, taken as a whole, is fair to such stockholders, other than the Acquiror, from a financial point of view.

                                        Very truly yours,

                                        CS FIRST BOSTON CORPORATION

                                        By: /s/ ANDREW R. TAUSSIG
                                            ----------------------------------
                                                Andrew R. Taussig
                                                Managing Director

                                                                      APPENDIX G

                         CALIFORNIA DISSENTERS' RIGHTS

     1300 SHORT FORM MERGER; PURCHASE SHARES AT FAIR MARKET VALUE; "DISSENTING SHARES" AND DISSENTING SHAREHOLDER (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

     1301  DISSENTER'S RIGHTS; DEMAND ON CORPORATION FOR PURCHASE OF
SHARES (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or shortform merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

     1302 DISSENTING SHARES, STAMPING OR ENDORSING Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

     1303 DISSENTING SHAREHOLDER ENTITLED TO AGREED PRICE WITH INTEREST; TIME OF PAYMENT (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgements from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

     1304  DISSENTERS ACTIONS; JOINDER; CONSOLIDATION; APPOINTMENT OF
APPRAISERS (a) If the corporation and the shareholder fail to agree upon the fair market values of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

     1305 APPRAISERS DUTY AND REPORT; COURT JUDGEMENT; PAYMENT; APPEAL; COSTS OF ACTION (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

     1306 DISSENTING SHAREHOLDERS: EFFECT OF PREVENTION OF PAYMENT OF FAIR MARKET VALUE To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

     1307 DISSENTING SHARES, DISPOSITION OF DIVIDENDS Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

     1308 DISSENTING SHARES, RIGHTS AND PRIVILEGES Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

     1309 DISSENTING SHARES, LOSS OF STATUS Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

     (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

     1310 SUSPENSION OF CERTAIN PROCEEDINGS WHILE LITIGATION IS PENDING If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

     1311 CHAPTER INAPPLICABLE TO CERTAIN CLASSES OF SHARES This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

     1312 VALIDITY OF REORGANIZATION OR SHORT FORM MERGER, ATTACK ON; SHAREHOLDERS' RIGHTS; BURDEN OF PROOF (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganizations.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attach the validity of the reorganization of a short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                      APPENDIX H

                             DISTRIBUTION AGREEMENT

     DISTRIBUTION AGREEMENT, dated as of March 20, 1995, by and between AutoFinance Group, Inc., a California corporation ("AFG" or the "Company"), Patlex Corporation, a Pennsylvania corporation and a wholly owned subsidiary of the Company ("Patlex"), and KeyCorp, an Ohio corporation.

     WHEREAS, the Company intends to cause the distribution (the "Distribution") of 95.01% of the outstanding shares of common stock, par value $.10 per share, of Patlex ("Patlex Common Stock") to the holders of the common stock, no stated par value, of the Company (the "AFG Common Stock") on the Record Date (as hereafter defined) in a distribution that is intended to be tax-free to the Company's shareholders and the Company pursuant to Sections 355(a) and 355(c)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), respectively;

     WHEREAS, the Company intends to retain the 4.99% of the outstanding Patlex Common Stock not distributed in the Distribution;

     WHEREAS, the Company and Patlex have determined that it is desirable to set forth the principal corporate transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters prior to or following the Distribution; and

     WHEREAS, the Company has entered into an Agreement of Merger, dated as of the date hereof (the "Merger Agreement"), with KeyCorp providing for the merger (the "Merger") of the Company with and into KeyCorp Finance Inc., an Ohio corporation and wholly owned subsidiary of KeyCorp ("KeySub"), immediately following the Distribution;

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined);

     "AFG Common Stock" shall have the meaning set forth in the introductory section of this Agreement.

     "AFG Consolidated Income Taxes" means the federal income tax, any state franchise tax, and any state income tax of AFG, Patlex, their subsidiaries, affiliates, or any consolidated or combined group of which they were a part, together with any interest and any penalty, addition to tax, or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

     "AFG Employee Benefit Plan" means any agreement, plan, or arrangement for employee benefits, including any bonus, deferred compensation, severance, disability, salary continuation, death benefit, vacation, stock purchase or stock option, hospitalization or other medical, life, or other insurance, supplemental unemployment benefit, profit-sharing, pension, or retirement plan or arrangement maintained or contributed to by the Company, including any specified fringe benefit plan within the meaning of Section 6039D(d)(1) of the Code and any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

     "AFG Group" means the affiliated group of corporations, within the meaning of Section 1504(a) of the Code, of which the Company is the common parent and any member of such group.

     "AFG Option Plans" means the AFG 1991 Stock Option Plan and the AFG 1989 Stock Option Plan.

     "AFG Subsidiary" and, collectively, "AFG Subsidiaries" means all of AFG's subsidiaries.

     "AFG Trade Names" shall have the meaning set forth in Section 3.4.

     "Agent" means Society National Bank or such other person as AFG may select to act as its agent for purposes of distributing shares of Patlex Common Stock pursuant to the Distribution and any successor.

     "Closing Date" means the date on which the Merger is consummated.

     "Code" shall have the meaning set forth in the introductory section of this Agreement.

     "Company Liabilities" means all of the Liabilities of AFG and the AFG Subsidiaries (other than the Patlex Liabilities), whether arising before, on or after the Distribution Date.

     "CS First Boston Fee" means the fee payable to CS First Boston Corporation under the engagement letter, dated March 2, 1995, from CS First Boston Corporation to Mr. Frank Borman, Chairman of the Board of AFG, in connection with the Merger and the Distribution.

     "Distribution" shall have the meaning set forth in the introductory section of this Agreement.

     "Distribution Date" means the date on which the Distribution is consummated, which shall be the same date as the Closing Date.

     "Distribution Expenses" means all expenses associated with the Distribution, including the fees and expenses of the Agent and the fees and expenses (including attorneys' fees) for the preparation and mailing of the Spinoff Statement and for the printing of any document other than the Spinoff Statement (including appendices); it does not, however, include (a) the CS First Boston Fee or (b) any Liabilities resulting from the failure of the Spinoff Statement to comply as to form with the provisions of applicable law or from any untrue statement of a material fact or omission to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "KeySub" shall have the meaning set forth in the introductory section of this Agreement.

     "Information" shall have the meaning set forth in Section 6.3 hereof.

     "Liabilities" means any and all claims, debts, liabilities and obligations, whether absolute, accrued, contingent, reflected on a balance sheet (or in the notes thereto) or otherwise, whenever arising, including all costs and expenses relating thereto, and including those claims, debts, liabilities and obligations arising under this Agreement, any law, rule, regulation, action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

     "Merger" shall have the meaning set forth in the introductory section of this Agreement.

     "Merger Agreement" shall have the meaning set forth in the introductory section of this Agreement.

     "Nasdaq National Market" means the National Association of Securities Dealers, Inc. Automated Quotations National Market System.

     "Non-Plan Options" means options to purchase 25,000 shares of AFG Common Stock granted outside the AFG Option Plans and the Patlex Option Plan.

     "Other Subsidiaries" means the AFG Subsidiaries other than Patlex and Patlex/Delaware.

     "Other Tax Costs" shall have the meaning set forth in Section 3.7(a).

     "Patlex Common Stock" shall have the meaning set forth in the introductory section of this Agreement.

     "Patlex/Delaware" means Patlex of Delaware, Inc., a Delaware corporation and wholly owned subsidiary of Patlex.

     "Patlex Employee Benefit Plan" means any agreement, plan, or arrangement for employee benefits, including any bonus, deferred compensation, severance, disability, salary continuation, death benefit, vacation, stock purchase or stock option, hospitalization or other medical, life, or other insurance, supplemental unemployment benefit, profit-sharing, pension, or retirement plan or arrangement maintained or contributed to by Patlex or Patlex/Delaware, including any specified fringe benefit plan within the meaning of Section 6039D(d)(1) of the Code and any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

     "Patlex Income Taxes" means the federal income tax, any state franchise tax, and any state income tax of Patlex, its subsidiaries, or any consolidated or combined group of which they are a part, together with any interest and any penalty, addition to tax, or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

     "Patlex Liabilities" means all of the Liabilities of Patlex and Patlex/Delaware, whether arising before, on or after the Distribution Date.

     "Patlex Option Plan" means the Patlex Stock Option Plan assumed by AFG.

     "Patlex Tax Returns" means any Tax Returns of Patlex.

     "Record Date" means the date determined by the Board of Directors of the Company as the record date for the Distribution.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Spinoff Registration Statement" means the registration statement on Form S-1 or Form 10 to be filed by Patlex with the SEC for the purpose of registering the Patlex Common Stock to be distributed to holders of AFG Common Stock in connection with the Distribution pursuant to the Securities Act or the Exchange Act, as applicable.

     "Spinoff Statement" means the prospectus or information statement to be sent to the holders of the Company's equity securities in connection with the Distribution.

     "Surviving Corporation" means KeySub as the surviving corporation in the Merger.

     "Tax" (including with correlative meaning, the terms "Taxes" and "Taxable") means any income, gross receipts, ad valorem, premium, excise, value-added, sales, use, transfer, franchise, license, severance, stamp, occupation, service, lease, withholding, employment, payroll, premium, property or windfall profits tax, alternative or add-on-minimum tax, or other tax, together with any interest and any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

     "Tax Return" means any return, report, statement, information statement and the like required to be filed with any authority with respect to Taxes.

                                   ARTICLE II

                                THE DISTRIBUTION

     Section 2.1 Cooperation Prior to the Distribution. As promptly as practicable after the date hereof and prior to the Distribution Date:

     (a) The Company and Patlex shall prepare the Spinoff Statement, file it with the SEC, respond to comments of the staff of the SEC, clear the Spinoff Statement with the staff of the SEC and thereafter mail (at the time of mailing of the proxy statement/prospectus relating to the Merger in accordance with the terms of the Merger Agreement) the Spinoff Statement to all holders of record (as of the applicable record date) of the AFG Common Stock. The Company and Patlex shall cooperate with each other in the preparation of the Spinoff Statement. AFG and Patlex shall prepare, and Patlex shall file with the SEC, the Spinoff Registration Statement as soon as is reasonably practicable following receipt of final comments from the staff of the SEC on the Spinoff Statement (or advice that the staff will not review such filing). The Company and Patlex shall use all reasonable efforts to have the Spinoff Registration Statement declared effective as promptly as practicable by the SEC under the Exchange Act or, if the Company reasonably determines that the Distribution may not be effected without registering the Patlex Common Stock pursuant to the Securities Act, under the Securities Act, and to maintain the effectiveness of such Spinoff Registration Statement.

     (b) The Company and Patlex shall take any action required to be taken under state "Blue Sky" or securities laws in connection with the issuance of the Patlex Common Stock pursuant to the Distribution.

     (c) The Company and Patlex shall prepare, and Patlex shall file and seek to make effective, an application to permit listing of the Patlex Common Stock on the Nasdaq National Market or any other quotation system of the National Association of Securities Dealers, Inc., as selected by Patlex in its sole discretion.

     (d) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Company and Patlex shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain the consents and approvals, to enter into any amendatory agreements and to make the filings and applications necessary or desirable to have been obtained, entered into or made in order to consummate the transaction contemplated by this Agreement.

     Section 2.2 The Distribution. (a) The Company and Patlex have the requisite corporate power to execute and deliver this Agreement and to carry out their obligations hereunder. The execution, delivery, and performance of this Agreement by the Company and Patlex and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of the Company and by the Board of Directors of Patlex, and no other corporate action is necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement is a valid and binding agreement of the Company and Patlex enforceable against them in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditor's rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

     (b) The Company's Board of Directors (or any duly appointed committee thereof) shall in its sole discretion (but consistent with the provisions of the Merger Agreement) establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution (subject in each case to the provisions of applicable law).

     (c) On the Distribution Date or as soon thereafter as practicable, subject to the conditions set forth in this Agreement, the Company shall deliver to the Agent one or more share certificates representing the 95.01% of the outstanding shares of Patlex Common Stock to be distributed in the Distribution and shall instruct the Agent to distribute, on the Distribution Date, one share of Patlex Common Stock for each eight shares of AFG Common Stock held by holders of record of AFG Common Stock on the Record Date. The balance of the outstanding Patlex Common Stock shall be retained by the Company and not distributed in the Distribution so that, immediately following the Distribution and the payment of cash in lieu of fractional shares, the holders of record of AFG Common Stock on the Record Date shall be the record and beneficial owners of 95.01% of the outstanding shares of Patlex Common Stock, and the Surviving Corporation shall be the record and beneficial owner of 4.99% of the outstanding shares of Patlex Common Stock. Patlex agrees to provide all share certificates that the Agent shall require in order to effect the Distribution. All shares of Patlex Common Stock issued in the Distribution, and all shares of Patlex Common Stock retained by AFG, shall be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. In the event cash is paid in lieu of fractional shares in the Distribution, Patlex represents and warrants to KeyCorp and the Surviving Corporation that the cash issued for the fractional shares shall not exceed 1% of the total value of Patlex.

     (d) Neither the Company nor the Surviving Corporation shall sell or otherwise dispose of any of the shares of Patlex Common Stock being retained except in a transaction registered or exempt from registration under the Securities Act.

     (e) Upon written request by the Surviving Corporation or KeyCorp at any time and from time to time within the period beginning with the first anniversary of the Distribution Date and ending with the fifth anniversary of the Distribution Date, Patlex shall as expeditiously as possible prepare and file one registration under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all of the shares of Patlex Common Stock retained by the Company in accordance with the method of sale or other disposition specified by the Surviving Corporation, including, if applicable, a "shelf" registration statement pursuant to Rule 415 under the Securities Act or any successor rule of similar effect, and Patlex shall use its best efforts to qualify such shares or other securities under any applicable state securities laws. The Surviving Corporation and KeyCorp shall use reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to use reasonable efforts to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that no purchaser or transferee shall purchase or acquire from the Surviving Corporation and/or the underwriters more than 2% of the Patlex Common Stock outstanding upon consummation of the sale or disposition. Patlex shall use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration statement effective for such period (not in excess of 90 days in the case of a filing on a form other than Form S-3, or 180 days in the case of a filing on Form S-3, from the day such registration first becomes effective) as may be reasonably necessary to effect such sale or other disposition. The obligations of Patlex hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 days in the aggregate during any consecutive 12-month period if Patlex's Board of Directors determines that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that Patlex has a bona fide business purpose for preserving as confidential. Any registration statement prepared and filed under this Section 2.2(e), and any sale covered thereby, shall be at Patlex's expense, except for underwriting discounts or commissions, brokers' fees, and the fees and disbursements of counsel of the Surviving Corporation and KeyCorp related thereto. The Surviving Corporation and KeyCorp shall provide all information reasonably requested by Patlex for inclusion in any registration statement to be filed hereunder. If, during the time referred to in the first sentence of this Section 2.2(e), Patlex effects a registration under the Securities Act of any Patlex Common Stock for its own account or for the account of any shareholder of Patlex (other than a registration on Form S-4, Form S-8 or any successor form), Patlex shall afford the Surviving Corporation the right to participate in such registration, and such participation shall not affect the obligation of Patlex to effect one registration statement for the Surviving Corporation under this Section 2.2(e); provided, however, that, if the managing underwriters of such offering advise Patlex in writing that, in their opinion the offering would be adversely affected by the number of shares of Patlex Common Stock requested to be included in such registration statement, then Patlex may exclude the shares requested to be included in the offering by the Surviving Corporation; and provided, further, if Patlex shall determine for any reason not to register the shares of the other shareholder giving rise to such registration statement, then Patlex shall be relieved of its obligation to include the shares of Patlex Common Stock requested to be registered by the Surviving Corporation. In connection with any registration pursuant to this
Section 2.2(e), Patlex, the Surviving Corporation and KeyCorp shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration. Patlex shall not be required to effect any registration under this
Section 2.2(e) incidental to the registration of Patlex Common Stock in connection with mergers, acquisitions, exchange offers, dividend reinvestment plans or stock option and other executive or employee benefit or compensation plans.

     Section 2.3 Company Approval of Certain Patlex Actions. Unless otherwise provided in this Agreement, the Company shall cooperate with Patlex in effecting, and if so requested by Patlex the Company shall, as the sole stockholder of Patlex, ratify any actions that are reasonably necessary or desirable to be taken by Patlex to effectuate, the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, including the following: (a) the preparation and approval of the Certificate of Incorporation and

By-laws of Patlex to be in effect at the Distribution Date; (b) the election or appointment of directors and officers of Patlex to serve in such capacities following the Distribution Date; (c) the adoption, preparation and implementation of appropriate plans, agreements and arrangements for Patlex employees and Patlex non-employee directors; and (d) the registration under applicable securities laws of any securities of Patlex issued or distributed pursuant to Section 2.2 hereof.

     Section 2.4 Conditions Precedent to the Distribution. In no event shall the Distribution occur unless the following conditions shall, unless waived by AFG and KeyCorp, have been satisfied:

     (a) all necessary regulatory approvals shall have been received;

     (b) the Spinoff Registration Statement shall have become effective under the Securities Act or Exchange Act;

     (c) Patlex's Board of Directors, as named in the Spinoff Registration Statement, shall have been elected by AFG, as sole stockholder of Patlex, and the Patlex Certificate of Incorporation and Patlex By-laws shall be in effect;

     (d) AFG and AFG's Board of Directors shall have received an opinion (at least as strong as the most stringent standard set forth in Treasury Regulation
Section 1.6662-4(d)(2)) of Morgan, Lewis & Bockius satisfactory to it that the Distribution will constitute a distribution within the meaning of Section 355(a) of the Code, and no gain or loss will be recognized by AFG on the Distribution pursuant to Section 355(e)(1) of the Code. In rendering such opinion, such counsel may rely on such assumptions as are reasonably determined by such counsel to be necessary and on a reasonable assessment of existing authorities.

     Section 2.5 CS First Boston Fee; Distribution Expenses; Distribution Liabilities. AFG shall pay the portion of the CS First Boston Fee that is attributable to the Distribution. AFG shall also pay the first $50,000 of the Distribution Expenses, and Patlex shall pay all Distribution Expenses in excess of $50,000. Patlex shall be responsible for, and shall indemnify and hold AFG, the Surviving Corporation, KeyCorp and their respective directors and officers against, any Liabilities resulting from the failure of the Spinoff Registration Statement or the Spinoff Statement to comply as to form with the provisions of applicable law or from any untrue statement of a material fact or omission to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
                                  ARTICLE III

                              INTERCOMPANY MATTERS

     Section 3.1 Settlement of Intercompany Accounts. All intercompany receivables, payables, loans, cash overdrafts and other accounts in existence as of the Closing Date between AFG and the Other Subsidiaries, on the one hand, and Patlex and Patlex/Delaware on the other hand, including amounts owed by Patlex and Patlex/Delaware for Taxes, shall be settled in full by payment of the net balance on or prior to the Closing Date. Following the date hereof, all such intercompany transactions shall be conducted in a manner consistent with past practice.

     Section 3.2 Settlement for Cash Collections and Disbursements. For each calendar month commencing with the month in which the Closing Date occurs and continuing until determined by the parties no longer to be necessary, Patlex and the Company shall cause all cash collections and cash disbursements received by Patlex and Patlex/Delaware for the benefit of the Company and the Other Subsidiaries or by the Company and the Other Subsidiaries for the benefit of Patlex and Patlex/Delaware during the relevant month to be remitted to the party entitled to the benefit thereof as promptly as possible after the receipt thereof.

     Section 3.3 Capital Contributions; Dividends. From the date of this Agreement through the Distribution Date, AFG shall not make any capital contributions to Patlex, whether through payment of cash, the forgiveness of indebtedness or otherwise, and shall not purchase any shares of Patlex Common Stock, other equity securities of Patlex or rights convertible into Patlex Common Stock or other equity securities. From the date of this Agreement through the Distribution Date, Patlex is not required to declare or pay any dividend or make any other distribution (whether in cash, stock or property or any combination thereof) on any shares of Patlex Common Stock or other equity securities.

     Section 3.4 AFG Name. After the Distribution Date, neither Patlex nor Patlex/Delaware shall use the name "AutoFinance Group" or any similar trademarks (collectively, the "AFG Trade names") or any trade name or trademark likely to cause confusion with the AFG Trade names.

     Section 3.5 AFG Stock Options. (a) If any of the options to purchase AFG Common Stock granted under the AFG Option Plans that are outstanding on the Distribution Date and assumed by KeyCorp pursuant to Section 1.8(a) of the Merger Agreement shall, after the Distribution Date, be exercised in accordance with their terms then upon notice of such exercise from KeyCorp, Patlex agrees to deliver or cause to be delivered to the holders of such options one or more share certificates representing one share of Patlex Common Stock for every eight shares of AFG Common Stock issuable pursuant to the exercise of such options, assuming for purposes of this Section 3.5(a) that the exercise date was the Distribution Date.

     (b) Patlex agrees to deliver at the Effective Time to the holders of options granted under the Patlex Option Plan and Non-Plan Options whose options are converted into the right to receive cash pursuant to Section 1.8(b) of the Merger Agreement one or more share certificates representing one share of Patlex Common Stock for every eight shares of AFG Common Stock issuable pursuant to the exercise of such options.

     Section 3.6 Issuance of Patlex Stock to AFG. Patlex agrees that prior to the Distribution Date it will issue to AFG and deliver to the Agent the number of shares of Patlex Common Stock as may be required in order for Patlex, AFG and the Agent to fulfill their respective obligations pursuant to Section 2.2 thereof.

     Section 3.7 Tax Matters.

     (a) Patlex Indemnification Obligations.

          (i) Patlex Income Taxes. Patlex shall be liable for, shall pay, and shall indemnify and hold KeyCorp, the Surviving Corporation, and their subsidiaries harmless against all Patlex Income Taxes attributable to any taxable period ending on or before the Closing Date, and for its portion of Patlex Income Taxes for any taxable periods commencing before and ending after the Closing Date, and any and all liabilities, losses, damages, costs and expenses (including court costs and reasonable professional fees incurred in the investigation, defense, or settlement of any claims covered by this indemnity) ("Other Tax Costs") attributable to any such Patlex Income Taxes. For this purpose, any taxable period for Patlex Income Taxes that includes but does not end on the Closing Date shall be treated as ending on the Closing Date, and the income attributable to the period before and including the Closing Date shall be determined based on the permanent books and records maintained for federal income tax purposes.

          (ii) Distribution Taxes. In the event that the Distribution is ultimately determined to be a taxable distribution (A) by the Internal Revenue Service, any state taxing authority or court or pursuant to a settlement of a disputed tax deficiency, regardless of when the Closing Date occurs, or (B) by KeyCorp if the Closing Date occurs on or prior to August 24, 1995 or the closing condition in Section 6.2(j) of the Merger Agreement is not satisfied, liability for the payment of any taxes, interest or penalties imposed on the recipients of the Distribution, AFG, the Surviving Corporation and KeyCorp shall be treated as provided in Sections 1.9(a) and 5.12 of the Merger Agreement, which are incorporated herein by reference and agreed to by the parties.

          (iii) Refunds and Credits of AFG Consolidated Income Taxes; Waiver of NOL Carrybacks. Except to the extent provided in the next sentence, AFG and the Surviving Corporation shall be entitled to any credits or refunds of AFG Consolidated Income Taxes payable with respect to any taxable period ending on or before the Closing Date. Patlex shall be entitled to any credits or refunds of Patlex Income Taxes payable with respect to any taxable period ending on or before the Closing Date, provided, however, Patlex waives the right and agrees not to carryback, or cause any of its subsidiaries or affiliates to carryback, any net operating loss to any period of Patlex prior to the Closing Date or any of its tax affiliates prior to the Closing Date and agrees not to file any claims for any refunds with respect to any such periods prior to the Closing Date for federal or state Taxes with respect to any such net operating losses.

          (iv) Control of Tax Proceedings.

             (A) The Surviving Corporation shall be designated as the agent for the AFG Group pursuant to Section 1.1502-77(d) of the Treasury Regulations and any similar provisions of state income or franchise tax laws, and the Surviving Corporation shall be the sole authority to deal with any matters relating to AFG Consolidated Income Taxes, including but not limited to the filing of amended returns and claims for refund.

             (B) Whenever any taxing authority asserts a claim, makes an assessment, or otherwise disputes the amount of AFG Consolidated Income Taxes or Corporate Spinoff Taxes (as defined in the Merger Agreement) as provided in Section 3.7(a)(ii) hereof and Sections 1.9(a) and 5.12 of the Merger Agreement for which Patlex is or may be liable in whole or in part, under this Agreement, the Surviving Corporation or KeyCorp shall promptly inform Patlex. KeyCorp shall have the right to control any resulting proceedings, but Patlex may participate in the proceedings. Neither KeyCorp nor the Surviving Corporation shall settle any such claim, assessment or dispute without Patlex's consent, which consent shall not be unreasonably withheld, except that KeyCorp may settle such claim, assessment or dispute without Patlex's consent if Patlex is not required to make any payment and has no liability with respect to the settlement. The notification and indemnification procedures in Sections
        4.3 and 4.4 of this Agreement shall apply to this Section 3.7 to the extent that they are not inconsistent herewith.

     (b) Other Taxes. Except as otherwise provided in this Section 3.7, all Taxes shall be the responsibility of the taxpayer on which they are imposed, and any refunds and credits of Taxes shall be for the account of the taxpayer responsible for such Taxes.

     (c) Tax Returns.

          (i) The Surviving Corporation shall be responsible for the preparation and filing of all Tax Returns of AFG with respect to AFG Consolidated Income Taxes for all taxable periods that end on or before the Closing Date, including Tax Returns of the AFG Group for such periods that are due after the Closing Date, and of all Tax Returns of AFG required to be filed on or before the Closing Date. The Surviving Corporation shall be responsible for the contents of such Tax Returns and the payment of all Taxes shown to be due thereon. Patlex shall be responsible for the preparation and filing of all separate Patlex Tax Returns for all taxable periods that end prior to, on, or after the Closing Date. Patlex shall be responsible for the contents of such Patlex Tax Returns and the payment of all Taxes shown to be due thereon.

          (ii) KeyCorp shall be responsible for the preparation and filing of all Surviving Corporation Tax Returns required to be filed after the Closing Date.

     (d) Cooperation. KeyCorp, the Surviving Corporation, and Patlex shall cooperate with each other in a timely manner in the preparation and filing of any Tax Returns, payment of any Taxes in accordance with this Agreement, and the conduct of any audit or other proceeding. Each party shall execute and deliver such powers of attorney and make available such other documents as are necessary to carry out the intent of this Section 3.7. Each party agrees to notify the other party of any audit adjustments that do not result in tax liability but can reasonably be expected to affect Tax Returns of the other party.

     (e) Retention of Records. The Surviving Corporation and Patlex shall (i) retain records, documents, accounting data, and other information (including computer data) necessary for the preparation and filing of all Tax Returns or the audit of such returns, and (ii) give to the other reasonable access to such records, documents, accounting data, and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such returns to the extent relevant to an obligation or liability of a party under this Agreement or under applicable law.

     (f) Payments; Disputes. Except as otherwise provided in this Section 3.7, any amounts owed by Patlex to the Surviving Corporation or KeyCorp under this
Section 3.7 shall be paid within ten days of notice from the Surviving Corporation or KeyCorp; provided that, if the Surviving Corporation or KeyCorp has not paid such amounts and such amounts are being contested before the appropriate governmental authorities in good faith, Patlex shall not be required to make payment until it is determined finally by an appropriate governmental authority that payment is due. If KeyCorp and Patlex cannot agree on any calculation of any liabilities under this Section 3.7, such calculation shall be made by any independent public accounting firm acceptable to both such parties. The decision of such firm shall be final and binding. The fees and expenses incurred in connection with such calculation shall be borne equally by the disputing parties.

     (g) Termination of Liabilities. Notwithstanding any other provision in this Agreement, the liabilities of Patlex for any Tax under this Section 3.7 shall apply only to Taxes assessed before the expiration of the applicable statute of limitations for such Tax.

     (h) Termination of Tax Sharing Agreement. Except as specifically provided in this Section 3.7, any tax sharing agreement or policy of the AFG Group shall be terminated at the Effective Time, and neither AFG, the Surviving Corporation, nor KeyCorp shall have any obligation under such agreement or policy after the Effective Time.

     Section 3.8. Employee Benefit Plans. Patlex and Patlex/Delaware shall cease to be participating employers under any AFG Employee Benefit Plan from and after the Distribution Date. KeyCorp and the Surviving Corporation shall indemnify Patlex against any losses, claims, damages, or liabilities, joint or several, arising out of, or in connection with, any AFG Employee Benefit Plan or arising out of the claim of any employee or former employee of Patlex or Patlex/Delaware with respect to participation in or benefits under any AFG Employee Benefit Plan for any period of time before the Distribution Date. Patlex shall indemnify KeyCorp and the Surviving Corporation against any losses, claims, damages, or liabilities, joint or several, arising out of, or in connection with, any Patlex Employee Benefit Plan or arising out of the claim of any employee or former employee of Patlex or Patlex/Delaware with respect to participation in or benefits under any Patlex Employee Benefit Plan for any period of time after the Distribution Date.

                                   ARTICLE IV
                                INDEMNIFICATION

     Section 4.1 Indemnification by KeyCorp and the Surviving
Corporation. KeyCorp and the Surviving Corporation shall indemnify, defend and hold harmless Patlex and Patlex/Delaware and each of their respective past and present officers and directors against any losses, claims, damages or liabilities, joint or several, arising out of or in connection with the Company Liabilities or the operations of the Company and the Other Subsidiaries, and the Company shall reimburse Patlex and Patlex/Delaware, and each such officer and director for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action.

     Section 4.2 Indemnification by Patlex. Patlex shall indemnify, defend and hold harmless the Company, each of the Other Subsidiaries, KeyCorp and the Surviving Corporation and each of their respective past and present officers and directors against any losses, claims, damages or liabilities, joint or several, arising out of or in connection with the Patlex Liabilities or the operations of Patlex or Patlex/Delaware, and Patlex shall reimburse the Company, each such Other Subsidiary and each such officer and director for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action.

     Section 4.3 Notification of Claims. For the purpose of this Article IV, the term "Indemnifying Party" shall mean the party having an obligation hereunder to indemnify the other party pursuant to this Article IV, and the term "Indemnified Party" shall mean the party having the right to be indemnified pursuant to this
Article IV. Whenever any claim shall arise for indemnification under this
Article IV, the Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim and, when known, the facts constituting the basis for such claim (in reasonable detail). Failure by the Indemnified Party to so notify the Indemnifying

Party shall not relieve the Indemnifying Party of any liability hereunder unless such failure materially prejudices the Indemnifying Party.

     Section 4.4 Indemnification Procedures. (a) After the notice required by
Section 4.3, if the Indemnifying Party undertakes to defend any such claim, then the Indemnifying Party shall be entitled, if it so elects, to take control of the defense and investigation with respect to such claim and to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party's cost, risk and expense, upon written notice to the Indemnified Party of such election, which notice acknowledges the Indemnifying Party's obligation to provide indemnification hereunder. The Indemnifying Party shall not settle any third-party claim that is the subject of indemnification without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld; provided, however, that the Indemnifying Party may settle a claim without the Indemnified Party's consent if such settlement (i) makes no admission or acknowledgment of liability or culpability with respect to the Indemnified Party, (ii) includes a complete release of the Indemnified Party and
(iii) does not require the Indemnified Party to make any payment or forego or take any action. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnified Party's name of appropriate cross-claims and counter-claims). The Indemnified Party may, at its own cost, participate in any investigation, trial and defense of such lawsuit or action controlled by the Indemnifying Party and any appeal arising therefrom.

     (b) If, after receipt of a claim notice pursuant to Section 4.3, the Indemnifying Party does not undertake to defend any such claim, the Indemnified Party may, but shall have no obligation to, contest any lawsuit or action with respect to such claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party (including, without limitation, the settlement thereof without the consent of the Indemnifying Party). If there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party, to assume the defense of the lawsuit or action; provided, however, that the Indemnified Party may not settle such lawsuit or action without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

     (c) At any time after the commencement of defense of any lawsuit or action, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnifying Party of such claim, whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued and so notifies the Indemnifying Party in writing within 15 days of such request from the Indemnifying Party. If the Indemnified Party determines that the contest should be continued, the Indemnifying Party shall be liable hereunder only to the extent of the lesser of (i) the amount which the other party(ies) to the contested claim had agreed to accept in payment or compromise as of the time the Indemnifying Party made its request therefor to the Indemnified Party or (ii) such amount for which the Indemnifying Party may be liable with respect to such claim by reason of the provisions hereof.

                                   ARTICLE V
                             CERTAIN PATLEX MATTERS

     Section 5.1 The Patlex Board. Patlex and the Company shall take all actions which may be required to elect or otherwise appoint, on or prior to the Distribution Date, those individuals that the Board of Directors of the Company may designate as directors of Patlex.

     Section 5.2 Officers and Employees. The executive officers of Patlex as of the date hereof shall be the executive officers of Patlex on the Closing Date. The employees of Patlex who are employed by Patlex immediately prior to the Closing Date shall remain as employees of Patlex in the same capacities.

                                   ARTICLE VI
                             ACCESS TO INFORMATION

     Section 6.1 Provision of the Corporate Records. On the Closing Date, the Company shall deliver to Patlex all corporate books and records which are corporate records of Patlex or its subsidiaries, including, without limitation, original corporate minute books, stock ledgers and certificates and corporate seals.

     Section 6.2 Production of Witnesses. From and after the Closing Date, each party shall use reasonable efforts to make available to the other party, upon written request, its officers, directors, employees and agents as witnesses to the extent that any such person may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

     Section 6.3 Confidentiality. Each party shall hold, and shall cause its officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, "Information") concerning the other party furnished it by such other party or its representatives or otherwise in its possession (except to the extent that such Information can be shown to have been (a) available to such party on a non-confidential basis prior to its disclosure by the other party, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who have a need to know such Information and who agree to be bound by the provisions of this Section 6.3. Each party shall be deemed to have satisfied its obligation to hold confidential Information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar confidential Information.

                                  ARTICLE VII
                        TERMINATION; AMENDMENTS; WAIVERS

     Section 7.1 Termination. This Agreement may be terminated and the Distribution abandoned by the Company at any time prior to the date the Distribution is declared by the Board of Directors of the Company, but only with the prior written consent of KeyCorp. This Agreement shall terminate automatically upon any termination of the Merger Agreement. In the event of such termination, no party shall have any liability of any kind to any other party; provided, however, that any such termination shall not relieve any party from liability for any breach of this Agreement.

                                  ARTICLE VIII
                                 OTHER MATTERS

     Section 8.1 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

     Section 8.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.3 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

     Section 8.4 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio.

     Section 8.5 Notices. Commencing as of the Distribution Date, all notices, requests, acknowledgements and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

                            (a) If to the Company:

                               AutoFinance Group, Inc.
                               601 Oakmont Lane
                               Westmont, IL 60559-5549
                               Telecopy: (708) 655-0410
                               Attention: A. E. Steinhaus, President

                               Prior to the Distribution Date, with copies to:

                               Morgan, Lewis & Bockius
                               2000 One Logan Square
                               Philadelphia, PA 19103-6993
                               Telecopy: (215) 963-5299
                               Attention: Stephen M. Goodman

                               On or after the Distribution Date, with copies
                                to:

                               KeyCorp Legal Department
                               Society Tower
                               127 Public Square
                               Cleveland, OH 44114
                               Fax No.: (216) 689-4121
                               Attention: Daniel Stolzer, Esq.

                               and

                               Thompson, Hine and Flory
                               1100 National City Bank
                               629 Euclid Avenue
                               Cleveland, OH 44114-3070
                               Telecopy: (216) 566-5606
                               Attention: Thomas C. Stevens, Esq.

                            (b) If to KeyCorp or KeySub:

                               KeyCorp
                               Society Tower
                               127 Public Square
                               Cleveland, OH 44114
                               Fax No.: (216) 689-3610
                               Attention: Andrew R. Tyson

                               with copies to:

                               KeyCorp Legal Department
                               Society Tower
                               127 Public Square
                               Cleveland, OH 44114
                               Fax No.: (216) 689-4121
                               Attention: Daniel Stolzer, Esq.

                               and

                               Thompson, Hine and Flory
                               1100 National City Bank Building
                               629 Euclid Avenue
                               Cleveland, OH 44114
                               Fax No.: (216) 566-5583
                               Attention: Thomas C. Stevens, Esq.

                            (c) If to Patlex:

                                Patlex Corporation
                               250 Cotorro Court, Suite A
                               Las Cruces, NM 88005
                               Telecopy: (505) 523-8081
                               Attention: Frank Borman, President

                               with copy to:

                               Morgan, Lewis & Bockius
                               2000 One Logan Square
                               Philadelphia, PA 19103-6993
                               Telecopy: (215) 963-5299
                               Attention: Stephen M. Goodman

     Section 8.6 Entire Agreement, Etc. This Agreement, together with the Merger Agreement, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral and written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefits of the parties hereto and their respective successors and assigns, including, in the case of the Company, KeyCorp. Nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 8.7 Assignment. This Agreement may not be assigned by any party hereto without the written consent of the other party and without the prior written consent of KeyCorp.

     IN WITNESS WHEREOF, each of the parties has caused this Distribution Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                          AUTOFINANCE GROUP, INC.

                                          By:/s/  A. E. Steinhaus
                                            Name: A. E. Steinhaus
                                            Title: President and Chief Executive
                                             Officer

                                          PATLEX CORPORATION

                                          By:/s/  Frank Borman
                                            Name: Frank Borman
                                            Title: President and Chief Executive
                                             Officer

                                          KEYCORP

                                          By:/s/  Andrew R. Tyson
                                            Name: Andrew R. Tyson
                                            Title: Senior Vice President

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees and agents) are entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his or her act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interest.

     Ohio law does not authorize payment of judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a matter he or she reasonably believed to be in or not opposed to the best interest of the corporation, indemnification is discretionary except as otherwise provided by a corporation's articles, code of regulations or by contract, except with respect to the advancement of expenses of directors.

     Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his or her action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interest of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and an Ohio corporation may, among other things, procure insurance for such persons.

     The KeyCorp Regulations provide that KeyCorp shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was a director, officer or employee of KeyCorp or of any other bank, corporation, partnership, trust or other enterprise for which he or she was serving a director, officer or employee at the request of KeyCorp.

     Except as stated above, neither the Articles of Incorporation of KeyCorp nor any other contract or arrangement to which KeyCorp is a party provides for such indemnification. Under the terms of KeyCorp's directors' and officers' liability and company reimbursement insurance policy, directors and officers of KeyCorp are insured against certain liabilities, including liabilities arising under the Securities Act.

     KeyCorp is a party to Employment Agreements with, respectively, Victor J. Riley, Jr., Robert W. Gillespie and Roger Noall, and KeyCorp is party to Change of Control Agreements with certain other executive officers (the provisions of which became effective as a result of the merger of old Key with and into Society), pursuant to which KeyCorp has agreed to indemnify the officer, to the fullest extent permitted or authorized by Ohio law, if the officer is made or threatened to be made a party to any action, suit or proceeding by reason of the officer's serving as an employee, officer or director of KeyCorp and/or any of its subsidiaries or any other company at the request of KeyCorp or any of the subsidiaries, and KeyCorp has agreed to advance expenses incurred by the officer in defending any such action, suit or proceeding.

     Under the Merger Agreement, KeyCorp has agreed to indemnify and hold harmless each present officer and director of AFG and its subsidiaries as of the Effective Time against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to matters existing or occurring at or prior to the Effective Time to the full extent that AFG would have been required under California law, its Articles of Incorporation or its Bylaws, in effect on March 20, 1995, to indemnify such person. For a period of three years after the Effective Time, KeyCorp has agreed to use reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by AFG with respect to claims arising from facts or events which occurred before the Effective Time.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

   FORM
   S-4
 EXHIBIT
    NO.                    DESCRIPTION
- ----------    --------------------------------------
  (2)  (a)    Agreement of Merger, dated as of March
              20, 1995, by and between KeyCorp,
              KeyCorp Finance Inc. and AutoFinance
              Group, Inc. (included as Appendix A to
              the Proxy Statement/Prospectus)
       (b)    Letter Agreement dated as of March 20,
              1995 between KeyCorp and AutoFinance
              Group, Inc. (included as Appendix B to
              the Proxy Statement/Prospectus)
       (c)    Letter Agreement dated as of March 20,
              1995 between KeyCorp and AutoFinance
              Group, Inc. (included as Appendix C to
              the Proxy Statement/Prospectus)
       (d)    Letter Agreement dated as of March 20,
              1995 between KeyCorp and AutoFinance
              Group, Inc. (included as Appendix D to
              the Proxy Statement/Prospectus)
  (3)  (a)    Amended and Restated Articles of          Incorporated herein by reference to
              Incorporation of KeyCorp                  Exhibit 7 to Form 8-A/A filed on
                                                        February 25, 1994
       (b)    Regulations of KeyCorp                    Incorporated herein by reference to
                                                        Exhibit 6 to Form 8-A/A filed on
                                                        February 25, 1994
  (4)  (a)    Amended and Restated Articles of          See Exhibit 3(a)
              Incorporation of KeyCorp
       (b)    Regulations of KeyCorp                    See Exhibit 3(b)
       (c)    Rights Agreement, dated as of August      Incorporated herein by reference to
              25, 1989, between Society Corporation     Exhibit 2 to Form 8-A filed on July
              (renamed KeyCorp on March 1, 1994) and    31, 1992
              First Chicago Trust Company of New
              York as Rights Agent, including as
              Exhibit A thereto the form of Rights
              Certificate
       (d)    Amendment No. 1 to Rights Agreement,      Incorporated herein by reference to
              dated February 21, 1991, between          Exhibit 3 to Form 8-A filed on July
              Society Corporation (renamed KeyCorp      31, 1992
              on March 1, 1994) and First Chicago
              Trust Company of New York, as Rights
              Agent

   FORM
   S-4
 EXHIBIT
   NO.                     DESCRIPTION
- ----------    --------------------------------------
       (e)    Amendment No. 2 to Rights Agreement,      Incorporated herein by reference to
              dated September 12, 1991, between         Exhibit 4 to Form 8-A filed on July
              Society Corporation (renamed KeyCorp      31, 1992
              on March 1, 1994) and First Chicago
              Trust Company of New York, as Rights
              Agent
       (f)    Amendment No. 3 to Rights Agreement,      Incorporated herein by reference to
              dated October 1, 1993, between Society    Exhibit 4 to Schedule 13D filed on
              Corporation (renamed KeyCorp on March     October 12, 1993
              1, 1994) and Society National Bank, as
              Rights Agent
  (5)         Opinion of KeyCorp as to the legality
              of the securities to be registered
  (8)  (a)    Opinion of Thompson, Hine and Flory as
              to certain federal income tax matters
       (b)    Opinion of Morgan, Lewis & Bockius as
              to certain federal income tax matters
 (15)         Letter re unaudited interim financial
              information
 (21)         List of KeyCorp subsidiaries
 (23)  (a)    Consent of Ernst & Young LLP,
              Independent Auditors
       (b)    Consent of Ernst & Young LLP,
              Independent Auditors
       (c)    Consent of Thompson, Hine and Flory
              (included as part of Exhibit 8(a))
       (d)    Consent of Morgan, Lewis & Bockius
              (included as part of Exhibit 8(b))
 (24)  (a)    Powers of Attorney
       (b)    Certified Resolution of Board of
              Directors of KeyCorp
 (99)  (a)    Form of AutoFinance Group, Inc. Voting
              Agreement (included as Exhibit F-2 to
              Agreement of Merger, see Exhibit 2(a))
       (b)    Stock Option Agreement dated March 20,
              1995 between KeyCorp, KeyCorp Finance
              Inc. and AutoFinance Group, Inc.
              (included as Appendix E to the Proxy
              Statement/Prospectus)
       (c)    Opinion of CS First Boston Corporation
              dated August 3, 1995 (included as
              Appendix F to the Proxy
              Statement/Prospectus)
       (d)    Form of Proxy to be used by
              AutoFinance Group, Inc.

     (b) Financial Statement Schedules

          All financial statement schedules have been omitted because they are not applicable or the required information is shown in the financial statements or related notes thereto incorporated by reference in the Proxy Statement/Prospectus.

     (c) Information Provided Pursuant to Item 4(b) of Form S-4

          Opinion of Financial Advisor is furnished as Appendix F to the Proxy Statement/Prospectus.

ITEM 22. UNDERTAKINGS.

(a)  KeyCorp, the undersigned Registrant, hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (5) That every prospectus: (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities(other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) KeyCorp, the undersigned Registrant, hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(c) KeyCorp, the undersigned Registrant, hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of or included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on this 3rd day of August, 1995.

                                            KEYCORP

                                            By: /s/ DANIEL R. STOLZER
                                                 Daniel R. Stolzer
                                                 Authorized Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacity indicated.

                             Title and Description

Victor J. Riley, Jr., Chairman of the Board, Chief Executive Officer, and Director (Principal Executive Officer); James W. Wert (Principal Financial Officer); Lee G. Irving (Principal Accounting Officer); H. Douglas Barclay, Director; William G. Bares, Director; Albert C. Bersticker, Director; Thomas A. Commes, Director; Kenneth M. Curtis, Director; John C. Dimmer, Director; Lucie
J. Fjeldstad, Director; Robert W. Gillespie, Director; Stephen R. Hardis, Director; Henry S. Hemingway, Director; Douglas J. McGregor, Director; Steven A. Minter, Director; M. Thomas Moore, Director; John C. Morley, Director; Richard
W. Pogue, Director; Robert A. Schumacher, Director; Ronald B. Stafford, Director; Dennis W. Sullivan, Director; Peter G. Ten Eyck II, Director; and Nancy B. Veeder, Director.

                                            By: /s/ DANIEL R. STOLZER
                                                 Daniel R. Stolzer
                                                 Attorney-in-Fact

                                    FORM S-4

                             REGISTRATION STATEMENT

                               INDEX TO EXHIBITS
- --------------------------------------------------------------------------------

   FORM
   S-4
 EXHIBIT
    NO.                    DESCRIPTION
- ----------    --------------------------------------
  (2)  (a)    Agreement of Merger, dated as of March
              20, 1995, by and between KeyCorp,
              KeyCorp Finance Inc. and AutoFinance
              Group, Inc. (included as Appendix A to
              the Proxy Statement/Prospectus)
       (b)    Letter Agreement dated as of March 20,
              1995 between KeyCorp and AutoFinance
              Group, Inc. (included as Appendix B to
              the Proxy Statement/Prospectus)

       (c)    Letter Agreement dated as of March 20,
              1995 between KeyCorp and AutoFinance
              Group, Inc. (included as Appendix C to
              the Proxy Statement/Prospectus)
       (d)    Letter Agreement dated as of March 20,
              1995 between KeyCorp and AutoFinance
              Group, Inc. (included as Appendix D to
              the Proxy Statement/Prospectus)
  (3)  (a)    Amended and Restated Articles of          Incorporated herein by reference to
              Incorporation of KeyCorp                  Exhibit 7 to Form 8-A/A filed on
                                                        February 25, 1994
       (b)    Regulations of KeyCorp                    Incorporated herein by reference to
                                                        Exhibit 6 to Form 8-A/A filed on
                                                        February 25, 1994
  (4)  (a)    Amended and Restated Articles of          See Exhibit 3(a)
              Incorporation of KeyCorp
       (b)    Regulations of KeyCorp                    See Exhibit 3(b)
       (c)    Rights Agreement, dated as of August      Incorporated herein by reference to
              25, 1989, between Society Corporation     Exhibit 2 to Form 8-A filed on July
              (renamed KeyCorp on March 1, 1994) and    31, 1992
              First Chicago Trust Company of New
              York, as Rights Agent, including as
              Exhibit A thereto the form of Rights
              Certificate
       (d)    Amendment No. 1 to Rights Agreement,      Incorporated herein by reference to
              dated February 21, 1991, between          Exhibit 3 to Form 8-A filed on July
              Society Corporation (renamed KeyCorp      31, 1992
              on March 1, 1994) and First Chicago
              Trust Company of New York, as Rights
              Agent
       (e)    Amendment No. 2 to Rights Agreement,      Incorporated herein by reference to
              dated September 12, 1991, between         Exhibit 4 to Form 8-A filed on July
              Society Corporation (renamed KeyCorp      31, 1992
              on March 1, 1994) and First Chicago
              Trust Company of New York, as Rights
              Agent

                                      EX-1

   FORM
   S-4
 EXHIBIT
   NO.                     DESCRIPTION
- ----------    --------------------------------------
       (f)    Amendment No. 3 to Rights Agreement,      Incorporated herein by reference to
              dated October 1, 1993, between Society    Exhibit 4 to Schedule 13D filed on
              Corporation (renamed KeyCorp on March     October 12, 1993
              1, 1994) and Society National Bank, as
              Rights Agent
  (5)         Opinion of KeyCorp as to the legality
              of the securities to be registered
  (8)  (a)    Opinion of Thompson, Hine and Flory as
              to certain federal income tax matters
       (b)    Opinion of Morgan, Lewis & Bockius as
              to certain federal income tax matters
 (15)         Letter re unaudited interim financial
              information
 (21)         List of KeyCorp subsidiaries
 (23)  (a)    Consent of Ernst & Young LLP,
              Independent Auditors
       (b)    Consent of Ernst & Young LLP,
              Independent Auditors
       (c)    Consent of Thompson, Hine and Flory
              (included as part of Exhibit 8(a))
       (d)    Consent of Morgan, Lewis & Bockius
              (included as part of Exhibit 8(b))
 (24)  (a)    Powers of Attorney
       (b)    Certified Resolutions of Board of
              Directors of KeyCorp
 (99)  (a)    Form of AutoFinance Group, Inc. Voting
              Agreement (included as Exhibit F-2 to
              Agreement of Merger, see Exhibit 2(a))
       (b)    Stock Option Agreement dated March 20,
              1995 between KeyCorp, KeyCorp Finance
              Inc. and AutoFinance Group, Inc.
              (included as Appendix E to Proxy
              Statement/Prospectus)
       (c)    Opinion of CS First Boston Corporation
              dated August 3, 1995 (included as
              Appendix F to the Proxy Statement/
              Prospectus)
       (d)    Form of Proxy to be used by
              AutoFinance Group, Inc.

                                      EX-2